As filed with the Securities and Exchange Commission on January 16, 2020.

Registration No. 333-235467

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO THE

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Citizens Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	6022	23-2265045
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

15 South Main Street Mansfield, Pennsylvania 16933 (570) 662-2121	Randall E. Black President and Chief Executive Officer 15 South Main Street Mansfield, Pennsylvania 16933 (570) 662-2121
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Victor L. Cangelosi, Esq. Thomas P. Hutton, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, DC 20015 Telephone: (202) 274-2000 Facsimile: (202) 362-2902	Kimberly J. Decker, Esq. Barley Snyder LLC 126 East King Street Lancaster, Pennsylvania 17602 Telephone: (717) 399-1506 Facsimile: (717) 291-4660

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ”“smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)(4)
Common Stock, par value $1.00 per share	415,789	N/A	$24,075,419	$3,125

(1)

Represents the estimated maximum number of shares of common stock issuable by the registrant upon the consummation of the proposed merger with MidCoast Community Bancorp, Inc. (“MidCoast”), based on the product of (x) the number of shares of MidCoast common stock outstanding and any shares reserved for issuance upon the exercise of outstanding warrants and stock options as of December 12, 2019, (y) an exchange ratio of 0.1065 shares of the registrant’s common stock for each share of MidCoast common stock, and (z) 75% (the maximum portion of the merger consideration consisting of shares of the registrant’s common stock issuable in the proposed merger). Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)

In accordance with Rule 457(c) and Rule 457(f), the proposed maximum aggregate offering price was calculated by multiplying (A) the average of the bid and asked price for the common stock of MidCoast as of December 9, 2019, or $6.25 per share, by (B) 5,205,496, the maximum number of shares of MidCoast common stock (including any shares issuable pursuant to the exercise of outstanding warrants and options to purchase MidCoast common stock) that may be exchanged for the merger consideration, reduced by the amount of cash to be paid by the registrant for such shares of MidCoast common stock.

(3)	Computed in accordance with Section 6(b) of the Securities Act of 1933 by multiplying 0.0001298 by the proposed maximum aggregate offering price.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted before the time the registration statement becomes effective. The accompanying document, which we refer to as the proxy statement/prospectus, shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION – DATED JANUARY 16, 2020

Prospectus	Proxy Statement

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear MidCoast Community Bancorp, Inc. Shareholders:

On September 18, 2019, MidCoast Community Bancorp, Inc. (“MidCoast”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Citizens Financial Services, Inc. (“Citizens”). The merger agreement provides for the merger of MidCoast with and into a wholly-owned merger subsidiary of Citizens, with the merger subsidiary as the surviving entity (the “merger”). In connection with the merger, MidCoast Community Bank, the wholly owned subsidiary of MidCoast, will merge with and into Citizens’ wholly-owned bank subsidiary, First Citizens Community Bank, with First Citizens Community Bank as the surviving institution.

If the merger is completed, the separate corporate existence of MidCoast will cease, and each share of MidCoast Class A common stock and Class B common stock (collectively, the “MidCoast common stock”) issued and outstanding immediately before the merger will be converted into the right to receive, at the election of the holder thereof, either (i) $6.50 in cash, without interest, (ii) 0.1065 shares of Citizens common stock, or (iii) a combination of cash and Citizens common stock, provided that, in the aggregate and subject to proration procedures set forth in the merger agreement, 75% of the issued and outstanding shares of MidCoast common stock will be converted into shares of Citizens common stock and the remaining 25% will be converted into cash. Based on the closing price of Citizens common stock of $58.00 per share on the OTCPink Market on September 17, 2019, the last trading day before the public announcement of the merger agreement, the 0.1065 exchange ratio represented approximately $6.18 in value for each share of MidCoast common stock. Based on the closing price of Citizens common stock of $62.50 per share on January 15, 2020, the latest practicable date before the printing of this document, the 0.1065 exchange ratio represented approximately $6.62 in value for each outstanding share of MidCoast common stock, resulting in an aggregate implied value of the merger consideration of approximately $30.9 million. You should obtain current stock price quotations for Citizens common stock. Citizens common stock is quoted on the OTCPink Market under the symbol “CZFS.” MidCoast common stock is also quoted on the OTCPink Market under the symbol “MDCT.”

The Board of Directors of MidCoast has unanimously approved the merger agreement and the transactions contemplated by it. The merger cannot be completed unless, among other things, the merger agreement is approved by the holders of a majority of the votes cast by MidCoast Class A common stock (MidCoast Class B common stock has no voting rights) at a special meeting of shareholders to be held on Tuesday, March 3, 2020, at 10:00 a.m., local time. At the special meeting of MidCoast shareholders, you will be asked to (i) approve the merger agreement and the transactions contemplated by it, including the merger, and (ii) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the approval of the merger agreement.

The MidCoast Board of Directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” approval of one or more adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the approval of the merger agreement.

If you submit your proxy (including by phone or by Internet) without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement and “FOR” approval of one or more adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the approval of the merger agreement.

This proxy statement/prospectus is being delivered to MidCoast shareholders in connection with the solicitation by the MidCoast Board of Directors of proxies to be used at the special meeting of MidCoast shareholders. The proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about Citizens and MidCoast and related matters. You are encouraged to read this entire document carefully. In particular, you should read the “Risk Factors” section for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Voting procedures are described in the proxy statement/prospectus and instructions for voting by phone or on the Internet are provided on your proxy card. Your vote is important. Whether or not you plan to attend the annual meeting of shareholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope today.

Sincerely,

Eric G. Hoerner

Chief Executive Officer

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD TODAY, WHETHER OR NOT

YOU PLAN TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities to be issued pursuant to this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense. The securities that Citizens is offering pursuant to this document are not savings accounts or deposit accounts or other obligations of any bank or nonbank subsidiary of either Citizens or MidCoast, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated January 21, 2020, and is first being mailed to shareholders of MidCoast on or about January 27, 2020.

1011 Centre Road, Suite 119

Wilmington, Delaware 19805

(302) 250-4023

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of the shareholders of MidCoast Community Bancorp, Inc. will be held at the University and Whist Club, 805 N. Broom Street, Wilmington, Delaware on Tuesday, March 3, 2020, at 10:00 a.m., local time, to consider and vote upon the following matters:

1.

A proposal to approve the Agreement and Plan of Merger, dated as of September 18, 2019, by and between Citizens Financial Services, Inc. (“Citizens”) and MidCoast Community Bancorp, Inc. (“MidCoast”), as amended on December 10, 2019 (the “merger agreement”), and thereby to approve the transactions contemplated by the merger agreement, including the merger of MidCoast with and into a wholly-owned merger subsidiary of Citizens (the “merger proposal”);

2.

A proposal to approve one or more adjournments or postponements of the special meeting, if necessary or appropriate, including adjournments or postponements to permit further solicitation of proxies in favor of the approval of the merger proposal (the “adjournment proposal”); and

3.	Any other business which may properly come before the special meeting or any adjournments or postponements thereof.

You are entitled to dissent from the merger and receive payment for the fair value of your shares under 15 Pa.C.S. §1571. Any shareholder who wishes to exercise these rights must strictly comply with the procedures described in the attached proxy statement/prospectus, including: (1) delivering to MidCoast, before the vote on the merger agreement taken at the special meeting of shareholders, written notice that you dissent from the merger agreement and intend to demand to be paid the fair value of your shares if the proposed merger is effected; and (2) strictly complying with all of the procedures required under 15 Pa.C.S. §§1571 through 1580, attached as Appendix C to this proxy statement/prospectus.

The proposed merger is described in more detail in the attached proxy statement/prospectus, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. Only shareholders of record of MidCoast as of the close of business on January 15, 2020, are entitled to notice of and to vote at the special meeting of shareholders or any adjournments of the special meeting.

Your vote is very important. To ensure your representation at the special meeting of shareholders, please follow the voting procedures described in the attached proxy statement/prospectus and on the enclosed proxy card. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

MIDCOAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

BY ORDER OF THE BOARD OF DIRECTORS

Diane E. Wood

Corporate Secretary

January 27, 2020

Wilmington, Delaware

DO NOT SEND YOUR STOCK CERTIFICATE(S) WITH THE PROXY CARD. YOU WILL RECEIVE, IN A SEPARATE MAILING, A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATE(S).

If you have any questions concerning the merger or other matters to be considered at the special meeting, would like additional copies of this proxy statement/prospectus or need help voting your shares, please contact:

Eric G. Hoerner, Chief Executive Officer

MidCoast Community Bancorp, Inc.

1011 Centre Road, Suite 119

Wilmington, Delaware 19805

(302) 250-4023

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by Citizens Financial Services, Inc., constitutes a prospectus of Citizens Financial Services, Inc. under the Securities Act of 1933, as amended, with respect to shares of Citizens Financial Services, Inc. common stock to be issued to MidCoast Community Bancorp, Inc. shareholders pursuant to an agreement and plan of merger. This document also constitutes a proxy statement and a notice of meeting with respect to the special meeting of shareholders of MidCoast Community Bancorp, Inc. At the special meeting, MidCoast Community Bancorp, Inc. shareholders will be asked to vote upon (1) a proposal to approve the Agreement and Plan of Merger, dated as of September 18, 2019, by and between Citizens Financial Services, Inc. and MidCoast Community Bancorp, Inc., and (2) a proposal to approve one or more adjournments or postponements of the special meeting, if necessary or appropriate, including adjournments or postponements to permit further solicitation of proxies in favor of the approval of the merger proposal.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated January 21, 2020, and you should assume that the information in this document is accurate only as of that date.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or by any person to or by whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Citizens has been provided by Citizens and information contained in this document regarding MidCoast has been provided by MidCoast.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SHAREHOLDER MEETING

The following are answers to certain questions that you may have regarding the merger and the shareholder meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to this proxy statement/prospectus. See “Where You Can Find More Information.”

GENERAL QUESTIONS ABOUT THE MERGER

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A.

On September 18, 2019, MidCoast Community Bancorp, Inc. (“MidCoast”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Citizens Financial Services, Inc. (“Citizens”). The merger agreement provides for the merger of MidCoast with and into a wholly-owned merger subsidiary of Citizens, with the merger subsidiary as the surviving entity (the “merger”). Additionally, MidCoast’s wholly-owned subsidiary bank, MidCoast Community Bank (“MCB”), will merge with and into Citizens’ wholly-owned subsidiary bank, First Citizens Community Bank (“First Citizens”), with First Citizens as the surviving bank.

A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A and is incorporated into this proxy statement/prospectus by reference. In order to complete the merger, the shareholders of MidCoast must vote to approve the merger agreement. MidCoast will hold a special meeting of shareholders to obtain the required approval to complete the merger. By means of this proxy statement/prospectus, the MidCoast Board of Directors is soliciting proxies from MidCoast shareholders to obtain their approval at the special meeting. This proxy statement/prospectus contains important information about the merger agreement, the merger, the special meeting of shareholders, and other related matters. You should read it carefully.

Q:	WHAT WILL HAPPEN TO MIDCOAST AS A RESULT OF THE MERGER?

A:	If the merger is completed, MidCoast will merge with and into Citizens’ wholly-owned merger subsidiary, MidCoast shareholders will become Citizens shareholders, and MidCoast will cease to exist.

Q:	WHAT WILL MIDCOAST SHAREHOLDERS RECEIVE IN THE MERGER?

A:

If the merger proposal is approved and the merger is subsequently completed, each outstanding share of MidCoast Class A common stock and MidCoast Class B common stock (collectively, the “MidCoast common stock”) (other than any dissenting shares) will be converted into the right to receive either (i) $6.50 in cash, without interest, (ii) 0.1065 shares of Citizens common stock, or (iii) a combination of cash and Citizens common stock, provided that, in the aggregate and subject to proration procedures set forth in the merger agreement, 75% of the issued and outstanding shares of MidCoast common stock will be converted into shares of Citizens common stock and the remaining 25% will be converted into cash. The proration procedures provide that if more than 25% of the MidCoast shares elect cash, cash elections will be proportionately converted into stock elections until the 25% cash election requirement is met. If less than 25% of MidCoast shares elect cash, stock elections will be proportionately converted into cash elections until the 25% cash election requirement is met. See “The Merger and the Merger Agreement—Merger Consideration” and “—Allocation Procedures.”

Q:	WILL THE MERGER CONSIDERATION FLUCTUATE WITH CHANGES IN THE MARKET VALUE OF CITIZENS COMMON STOCK?

A:

The exchange ratio and cash consideration is fixed. Therefore, the value of the stock portion of the merger consideration will vary with the market value of Citizens’ common stock. However, if  (i) the average price of Citizens’ common stock, measured over a twenty consecutive trading day period occurring shortly before the closing date of the merger, drops below $58.00 per share by more than 20% and (ii) the percent decline in Citizens common stock, determined by dividing the ten day average price by $58.00, is less than the percent decline in the KBW Nasdaq Banking Index value, determined by dividing the average KBW Nasdaq Banking Index value for the same period by the KBW Nasdaq Banking Index value on September 17, 2019, by more than 20%, then MidCoast’s board of directors may elect to terminate the merger agreement unless Citizens increases the aggregate merger consideration to an amount that would not permit MidCoast to terminate. See “The Merger and the Merger Agreement—Merger Consideration” and “ —Termination; Amendment; Waiver.”

Q:	HOW DO MIDCOAST SHAREHOLDERS ELECT THE FORM OF MERGER CONSIDERATION THEY WISH TO RECEIVE?

A:

Not less than twenty business days before the anticipated effective date of the merger (or an earlier date as to which Citizens and MidCoast may mutually agree), the exchange agent, Broadridge Corporate Issuer Solutions, Inc., or Broadridge, will send to MidCoast shareholders an election form to complete and return to Broadridge, with appropriate instructions. You should only complete and return the election form when it is sent to you. All election forms must be returned to Broadridge before the election deadline.

Q:	WHEN IS THE ELECTION DEADLINE?

A:

The election deadline will be the 20th calendar day following the date on which Broadridge will mail the election form to all shareholders of MidCoast (or such other date as to which Citizens and MidCoast may mutually agree). The election form will specify the election deadline.

Q:	WHAT IF I DO NOT COMPLETE AND RETURN THE ELECTION FORM BEFORE THE ELECTION DEADLINE?

A:

If you do not submit a properly completed election form before the election deadline, your shares will be treated as non-electing shares and will be converted into stock consideration or cash consideration, as necessary to achieve the required 75% stock consideration condition and the 25% cash consideration condition.

Q:	CAN I CHANGE MY ELECTION?

A:

Yes. MidCoast shareholders can change or revoke their election at any time before the election deadline by delivering a new, properly completed election form to Broadridge, the exchange agent, no later than the election deadline.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:

The merger will be completed after all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the approval of the merger agreement by MidCoast shareholders at the MidCoast special meeting. We currently expect to complete the merger during the second calendar quarter of 2020. However, because fulfillment of some of the conditions to completion of the merger, such as the receipt of required regulatory approvals, is not entirely within our control, we cannot predict the actual timing.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:

If the merger is not completed, MidCoast shareholders will not receive any consideration for their shares of common stock in connection with the merger. Instead, MidCoast will remain independent. Under specified circumstances, MidCoast may be required to pay to Citizens a fee with respect to the termination of the merger agreement, as described under “The Merger and the Merger Agreement—Termination; Amendment; Waiver.”

Q:	SHOULD MIDCOAST SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATE(S) NOW?

A:

No. MidCoast shareholders SHOULD NOT send in their stock certificates now. If the merger is approved, MidCoast shareholders will be sent a separate mailing containing transmittal materials, with instructions for sending in their stock certificates, at that time.

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO MIDCOAST SHAREHOLDERS?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Holders of MidCoast common stock are not expected to recognize any gain or loss, for United States federal income tax purposes, if they exchange their shares of MidCoast common stock solely for shares of Citizens common stock, except to the extent any cash is received in lieu of a fractional share of Citizens common stock. Holders of MidCoast common stock who receive cash in exchange for shares of MidCoast common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in their shares of MidCoast common stock and/or the basis in their fractional share interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year.

For a more detailed discussion of the material United States federal income tax consequences of the merger, see “The Merger and the Merger Agreement—Material United States Federal Income Tax Consequences of the Merger.”

The tax consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:	ARE DISSENTING MIDCOAST SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:

Yes. Pursuant to Pennsylvania corporation law, MidCoast shareholders have the right to dissent from the merger and seek payment of the fair market value of their shares in cash. In order to perfect dissenters’ rights of appraisal, a shareholder must strictly comply with Pennsylvania law, which requires, among other things, that you (i) send a written demand for the fair value of your shares to MidCoast before the vote on the merger, (ii) make no change in beneficial ownership of your MidCoast common stock, (iii) not vote in favor of the merger; and (iv) file a written demand for payment and deposit your share certificates when requested to do so by Citizens after completion of the Merger. The appraised fair value of your shares of MidCoast stock may be more or less than the value of the consideration being paid in the merger. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. For further information, see “The Merger and the Merger Agreement—Dissenters’ Rights” and Appendix C to this proxy statement/prospectus.

Q:	ARE THERE RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR APPROVAL OF THE MERGER-RELATED PROPOSALS?

A:	Yes. You should read and carefully consider the risk factors set forth in the section of this proxy statement/prospectus entitled “Risk Factors.”

THE SPECIAL MEETING OF MIDCOAST SHAREHOLDERS

Q:	WHEN AND WHERE WILL MIDCOAST HOLD ITS SPECIAL MEETING?

A:	MidCoast will hold a special meeting of its shareholders at the University and Whist Club, 805 N. Broom Street, Wilmington, Delaware on Tuesday, March 3, 2020, at 10:00 a.m., local time.

Q:	WHAT MATTERS ARE MIDCOAST SHAREHOLDERS BEING ASKED TO APPROVE AT THE MIDCOAST SPECIAL MEETING PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS?

A:

MidCoast shareholders are being asked to approve the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, which we refer to as the “merger proposal.” MidCoast shareholders also are being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the “adjournment proposal.”

Q:	WHAT DOES THE MIDCOAST BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO THE TWO PROPOSALS?

A:

The MidCoast Board of Directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are in the best interests of MidCoast and its shareholders. The MidCoast Board of Directors unanimously recommends that MidCoast shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	DID THE MIDCOAST BOARD OF DIRECTORS RECEIVE AN OPINION FROM A FINANCIAL ADVISOR WITH RESPECT TO THE MERGER?

A:

Yes. On August 30, 2019, Boenning & Scattergood, Inc. (“Boenning”) rendered its opinion to the MidCoast Board of Directors that, as of such date and based upon and subject to the factors and assumptions described to the MidCoast Board of Directors during Boenning’s presentation and set forth in its opinion, the consideration in the proposed merger was fair, from a financial point of view, to holders of MidCoast common stock. The full text of Boenning’s written opinion is attached as Appendix B to this proxy statement/prospectus. MidCoast shareholders are urged to read the opinion carefully.

Q:	WHO CAN VOTE AT THE MIDCOAST SPECIAL MEETING?

A:

Only holders of record of MidCoast Class A common stock (MidCoast Class B common stock does not have voting rights) at the close of business on January 15, 2020, which is the record date for the MidCoast special meeting, are entitled to vote at the special meeting.

Q:	HOW MANY VOTES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE MIDCOAST SPECIAL MEETING TO HAVE A QUORUM?

A:

The holders of a majority of the shares of MidCoast Class A common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. Under Pennsylvania law abstentions will be included for purposes of determining the presence of a quorum, and broker non-votes that are voted on at least one non-procedural item will also be included for purposes of determining the presence of a quorum.

Q:	WHAT VOTE BY MIDCOAST SHAREHOLDERS IS REQUIRED TO APPROVE THE MIDCOAST SPECIAL MEETING PROPOSALS?

A:

Approval of the merger proposal will require the affirmative vote of a majority of the votes cast by the holders of MidCoast Class A common stock at the MidCoast special meeting. Under Pennsylvania law, abstentions and broker non-votes are not considered to be votes “cast” and will not, therefore, affect whether the merger proposal is approved.

Approval of the adjournment proposal will also require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will not affect whether the adjournment proposal is approved.

As of the record date for the special meeting, directors and executive officers of MidCoast, together with their affiliates, had sole or shared voting power over approximately 15.3% of the MidCoast Class A common stock outstanding and entitled to vote at the special meeting.

Q:	HOW CAN THE MIDCOAST SHAREHOLDERS VOTE THEIR SHARES FOR THE SPECIAL MEETING PROPOSALS PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS?

A:

MidCoast shareholders may vote by completing, signing, dating and returning the proxy card in the enclosed prepaid return envelope today, or by using the instructions provided on the proxy card to submit your proxy using the phone or the Internet. This will enable your shares to be represented and voted at the special meeting. If your stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Q:	WILL A BROKER, BANK OR OTHER NOMINEE HOLDING SHARES IN “STREET NAME” FOR A MIDCOAST SHAREHOLDER AUTOMATICALLY VOTE THOSE SHARES FOR THE SHAREHOLDER AT THE MIDCOAST SPECIAL MEETING?

A:

No. A broker, bank or other nominee WILL NOT vote your shares with respect to the merger proposal without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker, bank or other nominee to ensure that all shares of MidCoast common stock that you own are voted at the special meeting.

Q:	WILL MIDCOAST SHAREHOLDERS BE ABLE TO VOTE THEIR SHARES IN PERSON AT THE MIDCOAST SPECIAL MEETING?

A:

Yes. Submitting a proxy will not affect the right of any MidCoast shareholder to vote in person at the special meeting. If your shares are held in “street name,” you must ask your broker, bank or other nominee how to vote your shares in person at the special meeting.

Q:	WHAT DO MIDCOAST SHAREHOLDERS NEED TO DO NOW?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, MidCoast shareholders are requested to vote by mail, by telephone, by Internet, or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card. If you choose to vote by telephone or by Internet, you should follow the instructions provided on your proxy card. The proxy will instruct the persons named on the proxy to vote the shareholder’s MidCoast shares at the special meeting as the shareholder directs. If a shareholder submits a proxy and does not indicate how the shareholder wishes to vote, the proxy will be voted “FOR” approval of the merger proposal and “FOR” approval of the adjournment proposal.

Q:	WHAT SHOULD A MIDCOAST SHAREHOLDER DO IF THEY RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:

As a MidCoast shareholder, you may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your MidCoast shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold MidCoast shares. If you are a holder of record and your MidCoast shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth on the proxy cards or in this proxy statement/prospectus in the section entitled “Special Meeting of MidCoast Community Bancorp, Inc. Shareholders.”

Q:	MAY A MIDCOAST SHAREHOLDER CHANGE OR REVOKE THEIR VOTE AFTER SUBMITTING A PROXY?

A:	Yes. If you have not voted through your broker, bank or other nominee, you can change your vote by:

•	providing written notice of revocation to Diane E. Wood, Corporate Secretary of MidCoast, which must be filed with the Corporate Secretary by the time the special meeting begins;

•	submitting a new proxy (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person after giving notice to the Corporate Secretary. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions of your broker, bank or other nominee to change your vote.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF MIDCOAST COMMON STOCK BEFORE THE SPECIAL MEETING?

A:

The record date for MidCoast shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the completion of the merger. If you sell or otherwise transfer your MidCoast shares of common stock after the record date but before the special meeting, unless special arrangements are made, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	IF I AM A MIDCOAST SHAREHOLDER, WHO CAN HELP ANSWER MY QUESTIONS?

A:

If you have any questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Eric G. Hoerner, Chief Executive Officer, MidCoast Community Bancorp, Inc., 1011 Centre Road, Suite 119, Wilmington, Delaware 19805, (302) 250-4023.

SUMMARY

On September 18, 2019, MidCoast entered into the merger agreement with Citizens, pursuant to which MidCoast will merge with and into a wholly-owned merger subsidiary of Citizens, with the merger subsidiary as the surviving entity. Additionally, MCB will merge with and into First Citizens, with First Citizens as the surviving bank. The merger cannot be completed unless the merger agreement is approved by MidCoast shareholders. This proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about Citizens and MidCoast and related matters.

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. Each item in this summary includes a page reference directing you to a more complete description of that item. You should read this entire proxy statement/prospectus and its appendices and the other documents to which we refer you before you decide how to vote with respect to the merger agreement and related transactions.

This proxy statement/prospectus, including its appendices, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements of goals, intentions and expectations; (ii) statements regarding business plans, prospects, growth and operating strategies; (iii) statements regarding the asset quality of loan and investment portfolios; (iv) statements regarding estimates of risks and future costs and benefits; and (v) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the management of Citizens and MidCoast and are inherently subject to significant business, economic and competitive uncertainties and contingencies, including those described in the section entitled “Risk Factors,” many of which are beyond the control of Citizens and MidCoast. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See “Forward-Looking Statements.”

THE MERGER

The merger agreement is attached to this document as Appendix A and is incorporated in this proxy statement/prospectus by reference. We encourage you to read the entire merger agreement carefully because it is the legal document that governs the merger.

Parties to the Merger

Citizens Financial Services, Inc. Citizens is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, First Citizens, a Pennsylvania-chartered commercial bank. At September 30, 2019, Citizens had total assets of approximately $1.48 billion, total deposits of approximately $1.20 billion, net loans of approximately $1.10 billion, and stockholders’ equity of approximately $151.7 million. First Citizens has a primary market area of Potter, Tioga, Clinton, Bradford and Centre counties in north central Pennsylvania, Lebanon, Berks, Schuylkill and Lancaster counties in south central Pennsylvania and Allegany County in southern New York, and operates 28 branch offices. Through this branch network and its electronic delivery channels, First Citizens provides deposit and loan products and financial services to local businesses, consumers and municipalities. First Citizens Insurance Agency, Inc., a wholly-owned subsidiary of First Citizens, offers products such as mutual funds, annuities, and health and life insurance. First Citizens’ Investment and Trust Services Division offers professional trust administration, investment management services, estate planning and administration, and custody of securities. The principal executive office of Citizens is located at 15 South Main Street, Mansfield, Pennsylvania 16933, and its telephone number is (570) 662-2121.

Before the effective time of the merger, Citizens will form a corporation or other legal entity under the laws of the Commonwealth of Pennsylvania, as a wholly-owned subsidiary of Citizens, to act as the merger subsidiary. The merger subsidiary’s principal offices will be located at 15 South Main Street, Mansfield, Pennsylvania. The merger subsidiary will join the merger agreement by executing a joinder agreement. Immediately after the merger subsidiary is formed, and before the effective time of the merger, Citizens will contribute 100% of the outstanding common stock of First Citizens Community Bank to the merger subsidiary.

MidCoast Community Bancorp, Inc. MidCoast is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, MCB, a Delaware-chartered bank. At September 30, 2019, MidCoast had total assets of approximately $265.9 million, total deposits of approximately $213.8 million, net loans of approximately $226.8 million, and shareholders’ equity of approximately $25.8 million. MCB is a full-service commercial bank providing personal and business lending and deposit products from three branch offices in New Castle, Kent, and Sussex Counties, Delaware, servicing customers in those areas as well as Southeastern Pennsylvania. MidCoast’s principal executive office is located at 1011 Centre Road, Suite 119, Wilmington, Delaware 19805 and its telephone number is (302) 250-4023. MidCoast common stock is quoted on the OTCPink Market under the symbol “MDCT.”

Special Meeting of MidCoast Shareholders (page 29)

MidCoast will hold a special meeting of its shareholders at the University and Whist Club, 805 N. Broom Street, Wilmington, Delaware on Tuesday, March 3, 2020, at 10:00 a.m., local time. At the special meeting, MidCoast shareholders will be asked to vote to approve the merger proposal and the adjournment proposal. You may vote at the special meeting of shareholders if you owned shares of MidCoast Class A common stock (MidCoast Class B common stock has no voting rights) at the close of business on the record date, January 15, 2020. On that date, there were 4,533,936 shares of MidCoast Class A common stock outstanding and entitled to vote at the special meeting of MidCoast shareholders. You may cast one vote for each share of MidCoast Class A common stock you owned on the record date.

Even if you expect to attend the special meeting of shareholders, MidCoast recommends that you complete and return your proxy card in the enclosed return envelope today or vote by phone or on the Internet using the instructions provided on your proxy card.

Approval of the merger agreement by MidCoast shareholders requires the affirmative vote of a majority of the votes cast by the holders of MidCoast Class A common stock at the MidCoast special meeting. A failure to vote or an abstention will not affect whether the merger proposal is approved. Approval of the adjournment proposal will also require the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will not affect whether the adjournment proposal is approved.

As of the record date, directors and executive officers of MidCoast beneficially owned 695,376 shares of MidCoast Class A common stock entitled to vote at the special meeting of shareholders. This represents approximately 15.3% of the total votes entitled to be cast at the special meeting of shareholders. The directors have executed voting and support agreements pursuant to which they have agreed to vote shares owned solely in their name “FOR” approval of the merger agreement.

Risk Factors (page 13)

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under the section entitled “Risk Factors.”

What MidCoast Shareholders Will Receive in the Merger (page 49)

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of MidCoast common stock will be converted into the right to receive either (i) $6.50 in cash, without interest, (ii) 0.1065 shares of Citizens common stock, or (iii) a combination of cash and Citizens common stock, provided that, in the aggregate and subject to the proration procedures set forth in the merger agreement, 75% of the issued and outstanding shares of MidCoast common stock will be converted into shares of Citizens common stock and the remaining 25% will be converted into cash. The proration procedures provide that if more than 25% of the MidCoast shares elect cash, cash elections will be proportionately converted into stock elections until the 25% cash election requirement is met. If less than 25% of MidCoast shares elect cash, stock elections will be proportionately converted into cash elections until the 25% cash election requirement is met. If the price of Citizens common stock decreases under certain circumstances as described in the merger agreement and this document, MidCoast may elect to terminate the merger agreement unless Citizens elects to increase the merger consideration.

Material United States Federal Income Tax Consequences of the Merger (page 62)

Citizens and MidCoast will not be required to complete the merger unless each receives a legal opinion from its respective counsel to the effect that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.

For United States federal income tax purposes, we expect that you generally will not recognize any gain or loss with respect to your shares of MidCoast common stock that are exchanged for shares of Citizens common stock in the merger, except with respect to any cash received in lieu of a fractional share of Citizens common stock. If you receive cash in exchange for your shares of MidCoast common stock, we expect that you will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in your shares of MidCoast common stock and/or the basis in your fractional share interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, your holding period for such shares is greater than one year.

You should read “The Merger and the Merger Agreement—Material United States Federal Income Tax Consequences of the Merger” for a more complete discussion of the federal income tax consequences of the merger. Income tax matters can be complicated and the income tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the income tax consequences of the merger to you.

The MidCoast Board of Directors Unanimously Recommends Shareholder Approval of the Merger Agreement (page 37)

After careful review and consideration of the terms of the merger agreement, the MidCoast Board of Directors unanimously approved the merger agreement and all directors have agreed to vote shares of MidCoast common stock they own solely in their own name as of the record date “FOR” the adoption of the merger agreement. The MidCoast Board of Directors believes that the merger and the merger agreement are in the best interests of MidCoast and its shareholders and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement. See “The Merger and the Merger Agreement—Recommendation of the MidCoast Board of Directors and Reasons for the Merger.”

Opinion of Boenning & Scattergood, Inc. as MidCoast’s Financial Advisor (page 40 and Appendix B)

At the August 30, 2019 meeting of the MidCoast Board of Directors, representatives of Boenning rendered Boenning’s oral opinion, which was confirmed by delivery of a written opinion to the MidCoast Board of Directors dated August 30, 2019, as to the fairness, as of such date, from a financial point of view, to the holders of MidCoast common stock of the exchange ratio provided for in the merger pursuant to the merger agreement.

The full text of the written opinion of Boenning, dated August 30, 2019, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix B to this proxy statement/prospectus. Boenning provided its opinion for the information and assistance of the MidCoast Board of Directors (in its capacity as such) in connection with its consideration of the merger, and the opinion only addresses whether the exchange ratio provided for in the merger pursuant to the merger agreement was fair, from a financial point of view, to MidCoast shareholders. The Boenning opinion does not constitute a recommendation to the MidCoast Board of Directors or any holder of MidCoast common stock as to how the MidCoast Board of Directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Holders of MidCoast Common Stock Have Dissenters’ Rights (page 53 and Appendix C)

The holders of MidCoast common stock are entitled to dissent from approval of the merger agreement and to seek the fair value of their shares in cash if the merger is consummated. In order to assert dissenters’ rights, you must:

•

File a written notice stating that you intend to dissent and demand the fair value of your shares with MidCoast before the shareholder vote at the special meeting of shareholders of MidCoast. The notice should be mailed to MidCoast at 1101 Centre Road, Suite 119, Wilmington, Delaware 19805, Attention: Diane E. Wood, Corporate Secretary;

•	Make no change in your beneficial ownership of MidCoast common stock after you give notice of your intention to demand fair value of your shares of MidCoast common stock;

•	Not vote to adopt the merger agreement at the special meeting;

•

File a written demand for payment and deposit any certificates representing the MidCoast shares for which dissenters’ rights are being asserted as requested by the notice that will be sent by Citizens after the completion of the merger; and

•	Comply with other statutory procedures set forth in Pennsylvania law.

If you intend to exercise dissenters’ rights, we recommend that you read the statute carefully and consult with your own legal counsel. You should also remember that, if you return a signed proxy card but fail to provide instructions as to how your shares of MidCoast common stock are to be voted, you will be considered to have voted in favor for the merger agreement, and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result. We recommend that you consult with your own tax advisor if you intend to dissent. See “The Merger and the Merger Agreement—Dissenters’ Rights” and Appendix C to this proxy statement/prospectus.

Interests of MidCoast’s Directors and Officers in the Merger that are Different from Yours (page 56)

In addition to their interests as MidCoast shareholders, the directors and executive officers of MidCoast may have interests in the merger that are different from or in addition to interests of other MidCoast shareholders. These interests include, among others, provisions in the merger agreement regarding advisory board membership, consulting and retention agreements, accelerated vesting of options, indemnification and insurance. These additional interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a MidCoast shareholder.

The financial interests of MidCoast’s executive officers and directors in the merger include the following, all of which are further described in the section “The Merger and the Merger Agreement—Interests of MidCoast’s Directors and Officers in the Merger That Are Different From Yours”:

•

Eric G. Hoerner, MidCoast’s Chief Executive Officer, and William J. Lattanzio, MCB’s Chief Banking Officer, have employment agreements with MidCoast that provide for the payment of substantial change in control benefits to them in connection with a change of control;

•

the continued indemnification of current directors and officers of MidCoast and its subsidiaries pursuant to the terms of the merger agreement and provision to these individuals of director’s and officer’s liability insurance;

•	the appointment, effective at the completion of the merger, of a majority of the directors of MidCoast to an advisory board, and the payment of compensation to such individuals;

•

Mr. Hoerner has entered into a Settlement and Consulting Agreement with Citizens, that will be effective at the completion of the merger, that provides him with compensation in exchange for the provision of integration related services to Citizens after closing; and

•

Mr. Lattanzio has entered into a Retention Bonus agreement with Citizens, to be effective at the completion of the merger, that provides him with compensation if he remains employed through the first anniversary of the effective date of the merger.

MidCoast’s board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.

Regulatory Matters (page 60)

The merger cannot be completed without the prior approval of the Board of Governors of the Federal Reserve System (the “FRB”), the Pennsylvania Department of Banking and Securities (the “PDOB”) and the Office of the State Bank Commissioner of Delaware (the “Commissioner’s Office”). Citizens has applications pending with the FRB, PDOB and Commissioner’s Office. While Citizens does not know of any reason why it would not be able to obtain the necessary approvals in a timely manner, Citizens cannot assure you that these approvals will occur or what the timing may be or that these approvals will not be subject to one or more conditions that would result in a Material Adverse Effect (as defined in the merger agreement) to Citizens or MidCoast.

Conditions to the Merger (page 60)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•

the receipt of all required regulatory approvals, without any accompanying condition or requirement that would result in a Material Adverse Effect (as defined in the merger agreement) on Citizens or MidCoast;

•	approval of the merger agreement by the affirmative vote of a majority of the votes cast by the holders of MidCoast Class A common stock at the MidCoast special meeting;

•	there must be no statute, rule, regulation, order, injunction or decree in existence which enjoins or prohibits the completion of the merger;

•

Citizens’ registration statement filed with the SEC, of which this proxy statement/prospectus is a part, shall have become effective, and no stop order suspending its effectiveness shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any state securities commissioner;

•

with respect to each of Citizens and MidCoast, the representations and warranties of the other party to the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing, except to the extent such representations and warranties speak as of an earlier date;

•

each party must have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or before the effective time of the merger; and

•	both Citizens and MidCoast must have received a legal opinion from their respective counsels that the merger will qualify as a tax-free reorganization under United States federal income tax laws.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.

Although Citizens anticipates the closing will occur during the second quarter of 2020, because the satisfaction of certain of these conditions is beyond its control, Citizens cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether the merger will be completed.

No Solicitation (page 61)

Subject to certain exceptions, MidCoast has agreed not to initiate, solicit, induce or knowingly encourage any inquiries or the making of any proposal by any third party relating to an acquisition of MidCoast, or enter into or maintain or continue to discuss or negotiate any acquisition proposal with any third party. Notwithstanding these restrictions, however, the merger agreement provides that, under specified circumstances, in response to an unsolicited acquisition proposal or inquiry from a third party which, in the good faith judgment of the MidCoast Board of Directors, is reasonably likely to result in a transaction more favorable to MidCoast’s shareholders from a financial point of view than the merger with Citizens (a “superior proposal”), MidCoast may furnish information regarding MidCoast and engage in discussions and negotiations with such third party.

Termination of the Merger Agreement (page 61)

Citizens and MidCoast may mutually agree at any time to terminate the merger agreement without completing the merger, even if MidCoast shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the merger agreement under specified circumstances, including if the merger is not consummated by June 30, 2020, if the required regulatory approval is not received, or if the shareholders of MidCoast do not approve the merger. In addition, either party may terminate the merger agreement if there is a failure by the other party to perform or comply with any of the covenants or agreements set forth in the merger agreement, unless the breach is capable of being cured and is cured within 30 days of the notice of breach and provided that the terminating party is not then in breach of the merger agreement.

In addition, MidCoast may terminate the merger agreement if the Citizens common stock price falls below thresholds set forth in the merger agreement and Citizens does not increase the merger consideration pursuant to a prescribed formula or, under certain limited circumstances, if MidCoast has received a superior proposal and has determined to accept such proposal. Citizens may terminate the merger agreement if MidCoast accepts a third party’s superior proposal and fails to recommend that the shareholders of MidCoast approve the merger agreement or withdraws, modifies or changes its recommendation regarding the merger proposal in a manner adverse to Citizens.

Termination Fee (page 61)

If the merger is terminated pursuant to the situations specified in the merger agreement (for example, if MidCoast accepts a superior proposal or enters into an acquisition proposal under certain circumstances), MidCoast may be required to pay a termination fee to Citizens of $1.2 million. MidCoast agreed to this termination fee arrangement in order to induce Citizens to enter into the merger agreement. The termination fee requirement may discourage other companies from trying or proposing to combine with MidCoast before the merger is completed.

Comparison of Shareholders’ Rights (page 131)

The rights of MidCoast shareholders who become Citizens shareholders as a result of the merger will continue to be governed by Pennsylvania law, but will also be governed by the articles of incorporation and bylaws of Citizens rather than the articles of incorporation and bylaws of MidCoast.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement and the related transactions.

Risks Related to the Merger

MidCoast shareholders cannot be certain of the market value of the merger consideration they will receive in the merger because the market price of Citizens common stock will fluctuate.

Upon completion of the merger, each share of MidCoast common stock will be converted into merger consideration consisting of either (i) $6.50 in cash, without interest, (ii) 0.1065 shares of Citizens common stock, or (iii) a combination of cash and Citizens common stock. The market value of Citizens common stock may vary from the closing price on the date the merger was announced, on the date that this document was mailed to MidCoast shareholders, on the date of the special meeting of the MidCoast shareholders, on the date the merger is completed, and thereafter. Any change in the market price of Citizens common stock before completion of the merger will affect the amount and market value of the merger consideration that MidCoast shareholders will receive upon completion of the merger to the extent MidCoast shareholders receive shares of Citizens common stock. Accordingly, at the time of the special meeting, MidCoast shareholders will not know or be able to calculate with certainty the market value of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in each company’s respective business, operations and prospects, and regulatory considerations. Many of these factors are beyond Citizens’ control. You should obtain current market quotations for shares of Citizens common stock before you vote.

MidCoast shareholders may receive a form of consideration different from what they elect.

The consideration to be received by MidCoast shareholders in the merger is subject to the requirement that 75% of the outstanding shares of MidCoast common stock be exchanged for shares of Citizens common stock and the remaining 25% of the outstanding shares of MidCoast common stock be exchanged for cash. The merger agreement contains proration and allocation procedures to achieve this desired result. If you elect to receive some or all of your consideration in cash and the available cash consideration is oversubscribed, then you will receive Citizens common stock for a portion of the merger consideration for which you elected to receive cash. If you elect to receive some or all of your consideration in stock and the available stock consideration is oversubscribed, then you will receive cash for a portion of the merger consideration for which you elected to receive stock.

Regulatory approval may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the merger agreement, including the merger, may be completed, various approvals or consents must be obtained from the FRB, the PDOB and the Commissioner’s Office. The FRB, the PDOB or the Commissioner’s Office may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although Citizens and MidCoast do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting Citizens’ revenues, any of which might have a material adverse effect on Citizens following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order for the merger to close. Those conditions include MidCoast shareholder approval, regulatory approvals, the continued accuracy of certain representations and warranties by both parties, and the performance by both parties of certain covenants and agreements. In addition, certain circumstances exist where MidCoast may choose to terminate the merger agreement, including the acceptance of a superior proposal as defined in the merger agreement or certain declines in Citizens common stock price followed by Citizens’ election not to increase the merger consideration.

Citizens may fail to realize the anticipated benefits of the merger, and the value of the Citizens common stock received by MidCoast shareholders as consideration for the merger may decline.

Citizens and MidCoast have operated and, until the completion of the merger, will continue to operate, independently. Certain employees of MidCoast or MCB will not be employed by Citizens or First Citizens after the merger. In addition, employees of MidCoast that Citizens wishes to retain may elect to terminate their employment as a result of the merger which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of MidCoast’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Citizens to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Citizens’ ability to realize anticipated cost savings and to combine the businesses of Citizens and MidCoast in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of MidCoast or result in decreased revenues resulting from any loss of customers. If Citizens is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or may take longer to realize than expected, adversely affecting the value of Citizens common stock, including that which MidCoast shareholders have received as consideration for the merger.

MidCoast directors and officers have interests in the merger besides those of a shareholder, which may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a MidCoast shareholder.

MidCoast’s directors and officers have various interests in the merger besides being MidCoast shareholders. These interests include:

•

Eric G. Hoerner, MidCoast’s Chief Executive Officer, and William J. Lattanzio, MCB’s Chief Banking Officer, have employment agreements with MidCoast that provide for the payment of substantial change in control benefits to them in connection with a change of control;

•

the continued indemnification of current directors and officers of MidCoast and its subsidiaries pursuant to the terms of the merger agreement and provision to these individuals of director’s and officer’s liability insurance;

•	the appointment, effective at the completion of the merger, of a majority of the directors of MidCoast to an advisory board, and the payment of compensation to such individuals;

•

Mr. Hoerner entered into a Settlement and Consulting Agreement with Citizens, that will be effective at the completion of the merger, that provides him with compensation in exchange for the provision of integration related services to Citizens after closing; and

•

Mr. Lattanzio entered into a Retention Bonus agreement with Citizens, to be effective at the completion of the merger, that provides him with compensation if he remains employed through the first anniversary of the effective date of the merger.

In certain circumstances, cash merger consideration received may be taxed as a dividend rather than capital gains, and MidCoast’s counsel is not able to provide an opinion regarding whether this tax treatment will apply to any individual shareholder.

In certain circumstances, the cash merger consideration received by a MidCoast shareholder who receives Citizens common stock and cash may be taxed as a dividend, rather than as capital gain. This could arise if there has not been a meaningful reduction in the shareholder’s interest in Citizens as a result of the exchange. For purposes of this determination, the shareholder generally will be treated as if the shareholder first exchanged all of their shares of MidCoast common stock solely for Citizens common stock and then Citizens immediately redeemed a portion of the Citizens common stock in exchange for the cash the shareholder actually received. Moreover, the MidCoast shareholder may be deemed to constructively own shares of Citizens common stock held by certain members of the shareholder’s family or certain entities in which the shareholder has an ownership or beneficial interest, and certain stock options may be aggregated with the shareholder’s shares of Citizens common stock. Because the determination as to whether a shareholder’s interest has been meaningfully reduced is based on facts and circumstances unique to each shareholder, MidCoast’s legal counsel will not opine as to such treatment at the individual shareholder level.

MidCoast shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

MidCoast’s shareholders currently have the right to vote in the election of the MidCoast Board of Directors and on other matters affecting MidCoast. If and when the merger occurs, each MidCoast shareholder that receives shares of Citizens common stock will become a shareholder of Citizens with a percentage ownership of the combined institution that is much smaller than the shareholder’s current percentage ownership of MidCoast. Because of this, MidCoast’s shareholders will have less influence on the management and policies of Citizens than they currently have on the management and policies of MidCoast.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Citizens and MidCoast.

If the merger is not completed, the ongoing businesses of Citizens and MidCoast may be adversely affected, and Citizens and MidCoast will be subject to several risks, including the following:

1.	each of Citizens and MidCoast will be required to pay certain costs relating to the merger whether or not the merger is completed, such as legal, accounting, financial advisory and printing fees;

2.	under the merger agreement, MidCoast is subject to certain restrictions on the conduct of its business before completing the merger, which may adversely affect its operating results; and

3.

matters relating to the merger may require substantial commitments of time and resources by Citizens and MidCoast management, which could otherwise have been devoted to other opportunities that may have been beneficial to Citizens and MidCoast as independent companies.

In addition, if the merger is not completed, Citizens or MidCoast may experience negative reactions from the financial markets and from their respective customers and employees. Citizens or MidCoast also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings to perform their respective obligations under the merger agreement. If the merger is not completed, Citizens and MidCoast cannot assure their shareholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Citizens or MidCoast.

The opinion of MidCoast’s financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

MidCoast’s financial advisor, Boenning, rendered an opinion dated August 30, 2019, to the MidCoast Board of Directors, that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration to be paid to MidCoast shareholders pursuant to the merger agreement was fair from a financial point of view to the holders of MidCoast common stock. Boenning assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date thereof.

Changes in the operations and prospects of Citizens or MidCoast, general market and economic conditions and other factors on which Boenning’s opinion was based may significantly alter the value of Citizens or MidCoast or the prices of shares of Citizens common stock or MidCoast common stock by the time the merger is completed. Boenning’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. The MidCoast Board of Directors’ recommendation that holders of MidCoast common stock vote “FOR” adoption of the merger agreement, however, is given as of the date of this document.

The merger agreement limits MidCoast’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, limit MidCoast’s ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of MidCoast. In addition, MidCoast has agreed to pay Citizens a termination fee in the amount of $1.2 million if MidCoast or Citizens terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquirer that has an interest in acquiring all or a significant part of MidCoast from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger with Citizens. MidCoast can consider and participate in discussions and negotiations with respect to an alternative proposal so long as the MidCoast Board of Directors determines in good faith after consultation with legal counsel that such alternative proposal is, or is reasonably likely to lead to, a proposal which is superior to the merger with Citizens.

The shares of Citizens common stock to be received by MidCoast shareholders as a result of the merger will have different rights from the shares of MidCoast common stock.

Upon completion of the merger, MidCoast shareholders will become Citizens shareholders, and their rights as shareholders will be governed by the articles of incorporation and bylaws of Citizens. The rights associated with MidCoast common stock are different from the rights associated with Citizens common stock. See “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with Citizens common stock.

Goodwill incurred in the merger may negatively affect Citizens’ financial condition.

To the extent that the purchase price exceeds the fair value of the net assets, including identifiable intangibles, of MidCoast, that amount will be reported as goodwill in Citizens’ future financial statements. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the merger could adversely impact the carrying value of the goodwill recognized in the merger and, in turn, negatively affect Citizens’ financial condition and results of operations.

Risks Related to Citizens

Changing interest rates may decrease Citizens’ earnings and asset values.

Citizens’ net interest income is the interest it earns on loans and investments less the interest it pays on its deposits and borrowings. Its net interest margin is the difference between the yield it earns on its assets and the interest rate it pays for deposits and other sources of funding. Changes in interest rates—up or down—could adversely affect its net interest margin and, as a result, its net interest income. Although the yield it earns on its assets and its funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing net interest margin to expand or contract. Citizens’ liabilities tend to be shorter in duration than its assets, so they may adjust faster in response to changes in interest rates. As a result, when interest rates rise, its funding costs may rise faster than the yield it earns on its assets, causing its net interest margin to contract until the asset yields catch up. Changes in the slope of the “yield curve”—or the spread between short-term and long-term interest rates—could also reduce Citizens’ net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because Citizens’ liabilities tend to be shorter in duration than its assets, when the yield curve flattens or even inverts, it could experience pressure on its net interest margin as its cost of funds increases relative to the yield it can earn on its assets.

Changes in interest rates also affect the value of First Citizens’ interest-earning assets, and in particular its securities portfolio. Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of shareholder equity, net of tax, while unrealized gains and losses on equity securities directly impact earnings. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on shareholders’ equity or net income.

Activities related to the drilling for natural gas in the in the Marcellus and Utica Shale formations impacts certain customers of First Citizens.

Citizens’ north central Pennsylvania market area is predominately centered in the Marcellus and Utica Shale natural gas exploration and drilling area, and as a result, the economy in north central Pennsylvania is influenced by the natural gas industry. Loan demand, deposit levels and the market value of local real estate are impacted by this activity. While Citizens does not lend to the various entities directly engaged in exploration, drilling or production activities, many of its customers provide transportation and other services and products that support natural gas exploration and production activities. Therefore, its customers are impacted by changes in the market price for natural gas, as a significant downturn in this industry could impact the ability of our borrowers to repay their loans in accordance with their terms. Additionally, exploration and drilling activities may be affected by federal, state and local laws and regulations such as restrictions on production, permitting, changes in taxes and environmental protection. Regulatory and market pricing of natural gas could also impact and/or reduce demand for loans and deposit levels or loan collateral values. These factors could have a material adverse effect on Citizens’ business, prospects, financial condition and results of operations.

Higher loan losses could require Citizens to increase its allowance for loan losses through a charge to earnings.

When Citizens loans money, it incurs the risk that borrowers do not repay their loans. Citizens reserves for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on Citizens’ assessment of loan losses inherent in its loan portfolio. The process for determining the amount of the allowance is critical to Citizens’ financial results and condition. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of borrowers to repay their loans. Citizens might underestimate the loan losses inherent in its loan portfolio and have loan losses in excess of the amount reserved. Citizens might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in Citizens charging off more loans and increasing its allowance. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. A decline in the national economy and the local economies of the areas in which the loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, bank regulators may require Citizens to make a provision for loan losses or otherwise recognize further loan charge-offs following their periodic review of its loan portfolio, its underwriting procedures, and its loan loss allowance. Any increase in Citizens’ allowance for loan losses or loan charge-offs as required by such regulatory authorities could have a material adverse effect on its financial condition and results of operations.

Citizens’ allowance for loan losses amounted to $12.9 million, or 1.19% of total loans outstanding and 93.4% of nonperforming loans, at December 31, 2018. Its allowance for loan losses at December 31, 2018 may not be sufficient to cover future loan losses. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would decrease its earnings. In addition, at December 31, 2018, Citizens had a total of 49 loan relationships with outstanding balances that exceeded $3.0 million, 48 of which were performing according to their original terms. These loans represent approximately 24.4% of Citizens’ entire outstanding loan portfolio as of December 31, 2018 and the deterioration of one or more of these loans could result in a significant increase in Citizens’ nonperforming loans and provision for loan losses, which would negatively impact its results of operations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. For “smaller reporting companies”, as defined in Securities and Exchange Commission regulations, this update will be effective beginning January 1, 2023. The implementation of this standard may result in significant changes to the balance in the allowance for loan losses and may results in significant costs being expended to implement.

Citizens’ emphasis on commercial real estate, agricultural real estate, construction and municipal lending may expose Citizens to increased lending risks.

At December 31, 2018, Citizens had $319.3 million in loans secured by commercial real estate, $284.5 million in agricultural real estate loans, $33.9 million in construction loans and $102.7 million in municipal loans. Commercial real estate loans, agricultural real estate, construction and municipal loans represented 29.5%, 26.3%, 3.1% and 9.5%, respectively, of Citizens’ loan portfolio. At December 31, 2018, Citizens had $9.2 million of reserves specifically allocated to these loan types. While commercial real estate, agricultural real estate, construction and municipal loans are generally more interest rate sensitive and carry higher yields than do residential mortgage loans, these types of loans generally expose a lender to greater risk of non-payment and loss than single-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to single-family residential mortgage loans. Citizens monitors loan concentrations on an individual relationship and industry wide basis to monitor the amount of risk it has in its loan portfolio.

Agricultural loans are dependent for repayment on the successful operation and management of the farm property, the health of the agricultural industry broadly, and on the location of the borrower in particular, and other factors outside of the borrower’s control.

At December 31, 2018, Citizens’ agricultural loans, consisting primarily of agricultural real estate loans and other agricultural loans were $326.7 million representing 30.2% of our total loan portfolio. The primary activities of agricultural customers include dairy and beef farms, poultry and swine operations, crops and support businesses. Agricultural markets are highly sensitive to real and perceived changes in the supply and demand of agricultural products. Weaker prices could reduce the value of agricultural land in Citizens’ local markets and thereby increase the risk of default by its borrowers or reduce the foreclosure value of agricultural land, animals and equipment that serves as collateral for certain of its loans. At December 31, 2018, Citizens had a loan concentration to the dairy industry as loans to this industry totaled $154,344,000, or 14.3% of total loans.

Citizens’ agricultural loans are dependent on the profitable operation and management of the farm property securing the loan and its cash flows. The success of a farm property may be affected by many factors outside the control of the borrower, including:

•	adverse weather conditions (such as hail, drought and floods), restrictions on water supply or other conditions that prevent the planting of a crop or limit crop yields;

•	loss of crops or livestock due to disease or other factors;

•	declines in the market prices or demand for agricultural products (both domestically and internationally), for any reason;

•	increases in production costs (such as the costs of labor, rent, feed, fuel and fertilizer);

•

the impact of government policies and regulations (including changes in price supports, subsidies, government-sponsored crop insurance, minimum ethanol content requirements for gasoline, tariffs, trade barriers and health and environmental regulations);

•	access to technology and the successful implementation of production technologies;

•	changes in the general economy that could affect the availability of off-farm sources of income and prices of real estate for borrowers; and

•	disruptions in the dairy supply chain as retailers opens plants that allow them to process and bottle milk.

Lower prices for agricultural products may cause farm revenues to decline and farm operators may be unable to reduce expenses as quickly as their revenues decline. In addition, many farms are dependent on a limited number of key individuals whose injury or death could significantly affect the successful operation of the farm. If the cash flow from a farming operation is diminished, the borrower’s ability to repay the loan may be impaired. Consequently, agricultural loans may involve a greater degree of risk than residential mortgage lending, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as farm equipment (some of which is highly specialized with a limited or no market for resale) or perishable assets such as livestock or crops. In such cases, any repossessed collateral for a defaulted agricultural operating loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation or because the assessed value of the collateral exceeds the eventual realization value.

Loan participations comprise a portion of Citizens’ loan portfolio and a decline in loan participation volume could hurt profits and slow loan growth.

Citizens has actively engaged in loan participations whereby it is invited to participate in loans, primarily commercial real estate and municipal loans, originated by another financial institution known as the lead lender. Citizens has participated with other financial institutions in both its primary markets and out of market areas. Citizens underwrites any loan it participates in as if it were originating the loan. The primary difference is that financial information is received from the participating financial institution and not the borrower. The loans Citizens participates in totaled $67.1 million, $84.7 million, and $86.7 million at December 31, 2018, 2017 and 2016, respectively. As a percent of total loans, participation purchased loans were 6.2%, 8.5% and 10.8% as of December 31, 2018, 2017 and 2016. Citizens’ profits and loan growth could be significantly and adversely affected if the volume of loan participations would materially decrease, whether because loan demand declines, loan payoffs, lead lenders may come to perceive Citizens as a potential competitor in their respective market areas, or otherwise.

If Citizens concludes that the decline in value of any of its investment securities is other than temporary, it is required to write down the value of that security through a charge to earnings.

Citizens reviews its investment securities portfolio monthly and at each quarter-end reporting period to determine whether the fair value is below the current carrying value. When the fair value of any of its investment securities has declined below its carrying value, Citizens is required to assess whether the decline is other than temporary. If it concludes that the decline is other than temporary, Citizens is required to write down the value of that security through a charge to earnings. As of December 31, 2018, Citizens’ investment portfolio included available for sale investment securities with an amortized cost of $242.2 million and a fair value of $241.0 million, which included unrealized losses on 110 securities totaling $2.0 million. Changes in the expected cash flows of these securities and/or prolonged price declines may result in Citizens concluding in future periods that the impairment of these securities is other than temporary, which would require a charge to earnings to write down these securities to their fair value. Any charges for other-than-temporary impairment would not impact cash flow, tangible capital or liquidity.

Citizens’ profits, asset values and liquidity could be hurt if the Pennsylvania state legislature and governor fail to pass a state budget.

Citizens makes loans to, invests in securities issued by, and maintains deposit accounts of Pennsylvania municipalities, primarily school districts. If a budget impasse occurs, Citizens may incur losses on loans granted to municipalities as well as incur losses, including impairment losses as a result of credit rating downgrades or otherwise, on municipal securities in which it invests. A budget impasse may also reduce municipal funds on deposit with Citizens, which could hurt its liquidity and earnings if it would have to resort to higher cost funding sources to meet liquidity needs.

Income from secondary mortgage market operations is volatile, and Citizens may incur losses or charges with respect to its secondary mortgage market operations which would negatively affect its earnings.

Citizens generally sells in the secondary market the longer term fixed-rate residential mortgage loans that it originates, earning non-interest income in the form of gains on sale. When interest rates rise, the demand for mortgage loans tends to fall and may reduce the number of loans available for sale. In addition to interest rate levels, weak or deteriorating economic conditions also tend to reduce loan demand. Although Citizens sell loans in the secondary market without recourse, it is required to give customary representations and warranties to the buyers. If Citizens breaches those representations and warranties, the buyers can require it to repurchase the loans and it may incur a loss on the repurchase. Because Citizens generally retains the servicing rights on the loans it sells in the secondary market, it is required to record a mortgage servicing right asset, which it tests annually for impairment. The value of mortgage servicing rights tends to increase with rising interest rates and to decrease with falling interest rates. If Citizens is required to take an impairment charge on its mortgage servicing rights, its earnings would be adversely affected.

As a result of Citizens’ acquisition of First National Bank of Fredericksburg (“FNB”) in 2015, First Citizens acquired a portfolio of loans sold to the FHLB, which were sold under the Mortgage Partnership Finance Program (“MPF”). While First Citizens was not an active participant in the MPF program in 2018, it continues to evaluate the program to see if it would be beneficial to customers and performance. The MPF portfolio balance was $24.9 million at December 31, 2018. The FHLB maintains a first-loss position for the MPF portfolio that totals $133,000. Should the FHLB exhaust its first-loss position, recourse to First Citizens’ credit enhancement would be up to the next $856,000 of losses. First Citizens has not experienced any losses for the MPF portfolio.

Citizens’ financial condition and results of operations are dependent on the economy in First Citizens’ market area.

First Citizens’ primary market area consists of the Pennsylvania Counties of Bradford, Clinton, Potter, and Tioga in north central Pennsylvania, Lebanon, Schuylkill, Berks and Lancaster in south central, Pennsylvania and Allegany, Steuben, Chemung and Tioga Counties in southern New York. With the acquisition of the State College branch in December 2017, Citizens considers Centre County to be a primary market going forward. As of December 31, 2018, management estimates that approximately 87.9% of deposits and 64.9% of loans came from households whose primary address is located in First Citizens’ primary market areas. Because of First Citizens’ concentration of business activities in its market area, Citizens’ financial condition and results of operations depend upon economic conditions in its market areas. Adverse economic conditions in Citizens’ market areas could reduce its growth rate, affect the ability of its customers to repay their loans and generally affect its financial condition and results of operations. Conditions such as inflation, recession, unemployment, high interest rates and short money supply and other factors beyond Citizens’ control may adversely affect its profitability. Citizens is less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in the States of Pennsylvania and New York could adversely affect the value of Citizens’ assets, revenues, results of operations and financial condition. Moreover, Citizens cannot give any assurance it will benefit from any market growth or favorable economic conditions in its primary market areas if they do occur.

A return of recessionary conditions or further volatility in markets could result in increases in Citizens’ level of nonperforming loans and/or reduce demand for its products and services, which could have an adverse effect on its results of operations.

Although the U.S. economy is not currently in a recession, economic growth has been uneven, and while the unemployment rate remains low, there is still an elevated level of people out of the workforce and the markets have been very volatile. A return to prolonged deteriorating economic conditions and/or negative developments or further volatility in the domestic and international credit and equity markets could significantly affect the markets in which Citizens does business, the value of its loans and investments, and its ongoing operations, costs and profitability. These events may cause Citizens to incur losses and may adversely affect its financial condition and results of operations.

Citizens may fail to realize all of the anticipated benefits of entering new markets.

With the FNB acquisition in 2015, the hiring of additional agricultural lending teams in 2016 and the State College branch acquisition in 2017, Citizens entered into new banking market areas. The success of entering these new markets will depend upon, in part, Citizens’ ability to realize the anticipated benefits and cost savings from combining the businesses of Citizens with the acquired business, as well as organically growing loans and deposits. To realize these anticipated benefits and cost savings, the businesses and individuals must be successfully combined and operated. If Citizens is not able to achieve these objectives, the anticipated benefits, including growth and cost savings related to the combined businesses, may not be realized at all or may take longer to realize than expected. If Citizens fails to realize the anticipated benefits of the acquisitions and the new employee hirings, Citizens’ results of operations could be adversely affected.

Regulation of the financial services industry is significant, and future legislation could increase Citizens’ cost of doing business or harm its competitive position.

Citizens is subject to extensive regulation, supervision and examination by the FRB and the PDB, its primary regulators, and by the FDIC, as insurer of First Citizens’ deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of First Citizens rather than for holders of Citizens common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on Citizens’ operations, the classification of assets and determination of the level of allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our profitability and operations. Future legislative changes could require changes to business practices or force Citizens to discontinue businesses and potentially expose it to additional costs, liabilities, enforcement action and reputational risk.

Citizens is periodically subject to examination and scrutiny by a number of banking agencies and, depending upon the findings and determinations of these agencies, may be required to make adjustments to its business that could adversely affect it.

Federal and state banking agencies periodically conduct examinations of Citizens’ business, including compliance with applicable laws and regulations. If, as a result of an examination, a banking agency was to determine that the financial condition, capital resources, asset quality, asset concentration, earnings prospects, management, liquidity, sensitivity to market risk or other aspects of any of Citizens’ operations has become unsatisfactory, or that Citizens or its management is in violation of any law or regulation, it could take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin “unsafe or unsound” practices, to require affirmative actions to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict growth, to change the composition of assets or liabilities, to assess civil monetary penalties against Citizens and/or its officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate First Citizens’ deposit insurance. If Citizens becomes subject to such regulatory actions, its business, results of operations and reputation may be negatively impacted.

Strong competition within First Citizens’ market areas could hurt profits and slow growth.

First Citizens faces intense competition both in making loans and attracting deposits. This competition has made it more difficult for First Citizens to make new loans and at times has forced it to offer higher deposit rates. Price competition for loans and deposits might result in First Citizens earning less on loans and paying more on deposits, which would reduce net interest income. Competition also makes it more difficult to increase the volume of First Citizens’ loan and deposit portfolios. As of June 30, 2019, which is the most recent date for which information is available, First Citizens held 35.8% of the FDIC insured deposits in Bradford, Potter and Tioga Counties, Pennsylvania, which was the largest share of deposits out of eight financial institutions with offices in the area, and 5.7% of the FDIC insured deposits in Allegany County, New York, which was the fourth largest share of deposits out of five financial institutions with offices in this area. As of June 30, 2019, First Citizens held 7.2% of the deposits in Lebanon County, Pennsylvania, which was the fifth largest share out of the 12 financial institutions with offices in the County. Our offices in Centre, Clinton, Berks, Lancaster and Schuylkill Counties all have less than 3% of the deposits of the corresponding County. This data does not include deposits held by credit unions. Competition also makes it more difficult to hire and retain experienced employees. Some of the institutions with which Citizens competes have substantially greater resources and lending limits than Citizens has and may offer services that First Citizens does not provide. Management expects competition to increase in the future as a result of legislative, regulatory and technological changes (fintech) and the continuing trend of consolidation in the financial services industry. First Citizens’ profitability depends upon its continued ability to compete successfully in its market area.

Citizens rely on its management and other key personnel, and the loss of any of them may adversely affect its operations.

Citizens is and will continue to be dependent upon the services of its executive management team. In addition, Citizens will continue to depend on its ability to retain and recruit key commercial and agricultural loan officers. The unexpected loss of services of any key management personnel or commercial and agricultural loan officers could have an adverse effect on Citizens’ business and financial condition because of their skills, knowledge of our market, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

Environmental liability associated with lending activities could result in losses.

In the course of Citizens’ business, it may foreclose on and take title to properties securing our loans. If hazardous substances were discovered on any of these properties, Citizens could be liable to governmental entities or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage. Many environmental laws can impose liability regardless of whether Citizens knew of, or was responsible for, the contamination. In addition, if Citizens arranges for the disposal of hazardous or toxic substances at another site, it may be liable for the costs of cleaning up and removing those substances from the site even if Citizens neither owns nor operates the disposal site. Environmental laws may require Citizens to incur substantial expenses and may materially limit use of properties it acquires through foreclosure, reduce their value or limit its ability to sell them in the event of a default on the loans they secure. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Citizens’ exposure to environmental liability.

Citizens’ ability to pay dividends is limited by law.

Citizens’ ability to pay dividends to shareholders largely depends on its receipt of dividends from First Citizens. The amount of dividends that First Citizens may pay to Citizens is limited by federal and state laws and regulations. Citizens also may decide to limit the payment of dividends even when it has the legal ability to pay them, in order to retain earnings for use in its business.

Federal and state banking laws, Citizens’ articles of incorporation and its by-laws may have an anti-takeover effect.

Federal law imposes restrictions, including regulatory approval requirements, on persons seeking to acquire control over Citizens. Pennsylvania law also has provisions that may have an anti-takeover effect. These provisions may serve to entrench management or discourage a takeover attempt that shareholders consider to be in their best interest or in which they would receive a substantial premium over the current market price.

Citizens is subject to certain risks in connection with its use of technology.

Communications and information systems are essential to the conduct of Citizens’ business, as it uses such systems to manage its customer relationships, general ledger, deposits, loans, and to deliver on-line and electronic banking services. Citizens’ operations rely on the secure processing, storage, and transmission of confidential and other information in its computer systems and networks. Although Citizens takes protective measures and endeavors to modify them as circumstances warrant, the security of its computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber attacks that could have a security impact.

In addition, breaches of security may occur through intentional or unintentional acts by those having authorized or unauthorized access to our confidential or other information or the confidential or other information of Citizens’ customers, clients, or counterparties. If one or more of such events were to occur, the confidential and other information processed and stored in, and transmitted through, Citizens’ computer systems and networks could potentially be jeopardized, or could otherwise cause interruptions or malfunctions in Citizens’ operations or the operations of its customers, clients, or counterparties. This could cause Citizens significant reputational damage or result in significant losses from fraud or otherwise.

Furthermore, Citizens may be required to expend significant additional resources to modify its protective measures or to investigate and remediate vulnerabilities or other exposures arising from operational and security risks. Also, Citizens may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance it maintains.

Citizens routinely transmits and receives personal, confidential, and proprietary information by e-mail and other electronic means. Citizens has discussed and worked with its customers, clients, and counterparties to develop secure transmission capabilities, but Citizens does not have, and may be unable to put in place, secure capabilities with all of these constituents, and may not be able to ensure that these third parties have appropriate controls in place to protect the confidentiality of such information. Any interception, misuse, or mishandling of personal, confidential, or proprietary information being sent to or received from a customer, client, or counterparty could result in legal liability, regulatory action, and reputational harm, and could have a significant adverse effect on Citizens’ competitive position, financial condition, and results of operations.

Citizens’ risk management framework may not be effective in mitigating risks and/or losses.

Citizens has implemented a risk management framework to manage its risk exposure. This framework is comprised of various processes, systems and strategies, and is designed to manage the types of risk to which it is subject, including, among others, credit, market, liquidity, interest rate and compliance. Citizens’ framework also includes financial or other modeling methodologies which involve management assumptions and judgment. There is no assurance that Citizens’ risk management framework will be effective under all circumstances or that it will adequately mitigate any risk or loss to Citizens. If Citizens’ framework is not effective, it could suffer unexpected losses and its business, financial condition, results of operations or prospects could be materially and adversely affected. It may also be subject to potentially adverse regulatory consequences.

Impairment of goodwill could require charges to earnings, which could result in a negative impact on Citizens’ results of operations.

Citizens’ goodwill could become impaired in the future. If goodwill were to become impaired, it could limit the ability of First Citizens to pay dividends to Citizens, adversely impacting Citizens’ liquidity and ability to pay dividends to shareholders. The most significant assumptions affecting goodwill impairment evaluation are variables including the market price of Citizens’ common stock, projections of earnings, and the control premium above Citizens’ current stock price that an acquirer would pay to obtain control of Citizens. Citizens is required to test goodwill for impairment at least annually or when impairment indicators are present. If an impairment determination is made in a future reporting period, Citizens’ earnings and book value of goodwill will be reduced by the amount of the impairment. If an impairment loss is recorded, it will have little or no impact on the tangible book value of Citizens’ common stock, or its regulatory capital levels, but such an impairment loss could significantly reduce First Citizens’ earnings and thereby restrict First Citizens’ ability to make dividend payments to Citizens without prior regulatory approval, because Federal Reserve policy states the bank holding company dividends should be paid from current earnings. At December 31, 2018, the book value of Citizens’ goodwill was $23.3 million, all of which was recorded at First Citizens.

FORWARD-LOOKING STATEMENTS

This document, including the appendices to this document, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) the financial condition, results of operations and business of Citizens and MidCoast; (ii) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (iii) statements about Citizens’ plans, objectives, expectations and intentions and other statements that are not historical facts; and (iv) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Citizens’ and MidCoast’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions in the areas in which Citizens and MidCoast operate;

•	the businesses of MidCoast and Citizens may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	the risk that the merger agreement may be terminated in certain circumstances which would require MidCoast to pay Citizens a termination fee of $1.2 million;

•	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to further compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition from other financial services companies in Citizens’ and MidCoast’s markets; and

•	the risk that an economic slowdown could adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Citizens’ reports filed with the SEC and in the “Risk Factors” section of this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters regarding either Citizens or MidCoast or any person acting on behalf of Citizens or MidCoast are expressly qualified in their entirety by the cautionary statements above. Neither Citizens nor MidCoast undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made.

SELECTED HISTORICAL FINANCIAL DATA FOR CITIZENS FINANCIAL SERVICES, INC. AND

MIDCOAST COMMUNITY BANCORP, INC.

Citizens Financial Services, Inc.

The following tables set forth selected historical consolidated financial data for Citizens at and for each of the years ended December 31, 2018, 2017 and 2016, which has been derived from Citizens’ audited consolidated financial statements, and at September 30, 2019 and for the nine months ended September 30, 2019 and 2018. You should read these tables together with the sections entitled “Information About Citizens Financial Service, Inc.—Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Nine Months Ended September 30, 2019,” “—Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Year Ended December 31, 2018,” and Citizens’ consolidated financial statements included in this proxy statement/prospectus beginning on page F-1. Information for the nine months ended September 30, 2019 and 2018 is derived from unaudited interim consolidated financial statements and has been prepared on the same basis as Citizens’ audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the nine months ended September 30, 2019 do not necessarily indicate the results which may be expected for any future interim period or for the full year.

	At September 30,	At December 31,
	2019	2018	2017	2016
	(unaudited)	(dollars in thousands)
Balance Sheet Data
Total assets	$1,475,005	$1,430,712	$1,361,886	$1,223,018
Available for sale securities	247,027	241,010	254,782	314,017
Loans	1,115,034	1,081,883	1,000,525	799,611
Allowance for loan losses	13,679	12,884	11,190	8,886
Total deposits	1,199,304	1,185,156	1,104,943	1,005,503
Total borrowings	109,840	91,194	114,664	79,662
Stockholders’ equity	151,678	139,229	129,011	123,268

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2019	2018	2018	2017	2016
	(unaudited)
	(dollars in thousands, except per share data)
Income Statement Data
Interest income	$46,393	$41,670	$56,758	$48,093	$43,005
Interest expense	9,243	6,729	9,574	5,839	5,041

Net interest income	37,150	34,941	47,184	42,254	37,964
Provision for loan losses	1,150	1,300	1,925	2,540	1,520

Net interest income after provision for loan losses	36,000	33,641	45,259	39,714	36,444

Non-interest income	6,159	5,757	7,754	7,621	7,644
Equity securities gains, net	70	9	—	—	—
Available for sale securities gains (loss), net	8	(8)	(19)	1,035	255
Non-interest expense	24,973	23,322	31,557	29,314	28,671

Income before provision for income taxes	17,264	16,077	21,437	19,056	15,672
Provision for income taxes	2,817	2,558	3,403	6,031	3,034

Net income	$14,447	$13,519	$18,034	$13,025	$12,638

Stock and Related Per Share Data (1)
Net income – basic	$4.10	$3.82	$5.09	$3.67	$3.53
Earnings per share – diluted	4.10	3.81	5.09	3.67	3.53
Cash dividends paid	1.331	1.289	1.725	1.637	1.553
Book value	43.11	39.64	40.45	37.24	35.08
Stock dividend	1.00%	1.00%	1.00%	5.00%	1.00%

(1)	Amounts have been retroactively adjusted to include impact of stock dividends issued.

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2019	2018	2018	2017	2016
	(unaudited)
Key Ratios
Return on average assets (net income to average total assets)	1.33%	1.30%	1.29%	1.03%	1.06%
Return on average equity (net income to average total equity)	12.99	13.13	13.00	10.04	10.24
Equity to asset ratio (average equity to average total assets, excluding other comprehensive income)	10.23	9.87	9.90	10.31	10.35
Net interest margin	3.71	3.65	3.66	3.80	3.68
Dividend payout ratio	32.74	34.06	34.08	44.97	44.12
Tier 1 leverage	9.63	9.09	9.15	9.18	9.46
Common equity risk-based capital	11.91	11.45	11.47	11.27	12.89
Tier 1 risk-based capital	12.59	12.18	12.18	12.04	13.81
Total risk-based capital	13.84	13.40	13.42	13.21	14.93
Nonperforming assets/total loans	1.51	1.46	1.33	1.18	1.61
Nonperforming loans/total loans	1.20	1.40	1.27	1.07	1.48
Allowance for loan losses/total loans	1.23	1.17	1.19	1.12	1.11
Net charge-offs (recoveries)/average loans (annualized)	0.04	0.01	0.02	0.03	(0.04)

MidCoast Community Bancorp, Inc.

The following table sets forth selected historical financial information with respect to MidCoast. The data at and for the years ended December 31, 2018, 2017 and 2016 are derived from MidCoast’s audited financial statements. The results of operations for the nine months ended September 30, 2019 and 2018 are derived from unaudited interim financial statements and are not necessarily indicative of the results of operations for the full year or any other interim period. Information at and for the nine months ended September 30, 2019 and 2018 has been prepared on the same basis as MidCoast’s audited financial statements and includes, in the opinion of the management of MidCoast, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data at the dates and for the periods presented.

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2019	2018	2018	2017	2016
	(unaudited)
	(dollars in thousands, except per share data)
Balance Sheet Data
Total assets	$265,943	$235,219	$241,952	$229,215	$202,510
Available for sale securities	14,398	15,656	17,312	11,305	9,982
Loans	228,895	199,614	208,223	197,221	173,043
Allowance for loan losses	2,100	2,180	2,217	2,408	2,085
Total deposits	213,765	189,650	193,778	187,909	171,531
Total borrowings	24,750	22,500	23,000	19,000	16,250
Shareholders’ equity	25,781	22,760	24,813	22,033	14,203
Income Statement Data
Interest income	$8,528	$7,137	$9,721	$8,196	$7,475
Interest expense	3,023	1,879	2,664	1,797	1,659

Net interest income	5,505	5,258	7,057	6,399	5,816
Provision (credit) for loan losses	365	(10)	(10)	305	(402)

Net interest income after provision (credit) for loan losses	5,140	5,268	7,067	6,093	6,218
Non-interest income	179	137	146	144	272
Non-interest expense	4,792	4,485	5,931	5,851	6,566

Income (loss) before provision for income taxes	527	920	1,282	386	(76)
Provision for income tax expense (benefit)	99	—	(1,388)	—	10

Net income (loss)	$428	$920	$2,671	$386	$(86)

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2019	2018	2018	2017	2016
	(unaudited)
	(dollars in thousands, except per share data)
Stock and Related Per Share Data
Net income – basic	$0.09	$0.20	$0.58	$0.11	$(0.03)
Earnings per share – diluted	0.09	0.20	0.57	0.11	(0.03)
Cash dividends paid	—	—	—	—	—
Book value	5.54	4.91	5.35	4.78	5.08
Stock dividend	—	—	—	—	—
Key Ratios
Return on assets (net income to average total assets)	0.22%	0.53%	1.15%	0.18%	(0.04)%
Return on average equity (net income to average total equity)	2.24%	5.50%	11.86%	2.12%	(0.58)%
Equity to assets ratio (average equity to average total assets, excluding other comprehensive income)	9.82%	9.97%	9.84%	8.69%	7.59%
Net interest margin	2.94%	3.14%	3.13%	3.17%	3.09%
Dividend payout ratio	—	—	—	—	—
Tier 1 leverage ratio (Bank only)	9.87%	10.64%	10.61%	10.36%	8.30%
Common equity risk-based capital ratio (Bank only)	11.41%	12.17%	12.10%	11.98%	9.63%
Tier 1 risk-based capital ratio (Bank only)	11.41%	12.17%	12.10%	11.98%	9.63%
Total risk-based capital ratio (Bank only)	12.33%	13.25%	13.16%	13.20%	10.85%
Nonperforming assets/total loans	—%	0.75%	0.46%	1.07%	0.63%
Nonperforming loans/total loans	—	0.75%	0.46%	1.02%	0.51%
Allowance for loan losses/total loans	0.92%	1.09%	1.06%	1.22%	1.20%
Net charge-offs/average loans (annualized)	0.29%	0.15%	0.09%	(0.01)%	0.13%

UNAUDITED COMPARATIVE PER SHARE DATA

The following table shows information about Citizens’ and MidCoast’s respective income per common share, dividends per share and book value per share, and similar information giving effect to the merger. In presenting the comparative pro forma information for the time periods shown, we assumed that the merger occurred as of the date presented, in the case of the book value per share information, and the beginning of the period presented, in the case of the dividend and income information.

Citizens anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of Citizens following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of Citizens would have been had the companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information presented in this document.

	Citizens Historical (5)	MidCoast Historical	Pro Forma Combined (Unaudited)	Equivalent Pro Forma Combined (Unaudited)(4)
Basic Earnings per Share:
For the year ended December 31, 2018	$5.09	$0.58	$5.15	$0.55
For the nine months ended September 30, 2019 (unaudited)	$4.10	$0.06	$3.77	$0.40
Diluted Earnings per Share:
For the year ended December 31, 2018	$5.09	$0.57	$5.15	$0.55
For the nine months ended September 30, 2019 (unaudited)	$4.10	$0.06	$3.76	$0.40
Cash Dividends per Share:
For the year ended December 31, 2018 (1)	$1.725	—	$1.58	$0.17
For the nine months ended September 30, 2019 (unaudited) (1)	$0.88	—	$1.21	$0.13
Book Value per Share at: (2) (3)
December 31, 2018	$40.45	$5.40	$41.81	$4.45
September 30, 2019 (unaudited)	$43.11	$5.48	$47.70	$5.08
Common Shares Outstanding at:
December 31, 2018	3,504,596	4,693,463	3,876,099
September 30, 2019 (unaudited)	3,525,315	4,651,060	3,896,818
Weighted Average Common Shares Outstanding Used in Earnings Per Share Computation:
Basic:
For the year ended December 31, 2018	3,539,674	4,624,446	3,911,177
For the nine months ended September 30, 2019 (unaudited)	3,522,377	4,646,166	3,893,880
Diluted:
For the year ended December 31, 2018	3,541,662	3,507,206	3,913,165
For the nine months ended September 30, 2019 (unaudited)	3,524,657	4,756,798	3,896,160

(1)

The pro forma combined cash dividend per share amounts assume that Citizens would have declared cash dividends per share on Citizens common stock, including the Citizens common stock issued in the merger for MidCoast common stock, equal to its historical cash dividends per share declared on the Citizens common stock.

(2)	Book value per share excludes accumulated other comprehensive income (loss).
(3)

The pro forma combined book value per share of Citizens’ common stock is based upon the pro forma combined common shareholders’ equity divided by the total pro forma common shares of the combined entity.

(4)

The equivalent pro forma per MidCoast share was obtained by multiplying the pro forma combined amounts by the exchange ratio of 0.1065 and does not reflect the receipt of cash by holders of MidCoast common stock.

(5)	Amounts have been retroactively adjusted to include the impact of stock dividends issued.

MARKET PRICE AND DIVIDEND INFORMATION

Citizens common stock is quoted on the OTCPink Market under the trading symbol “CZFS.” You should obtain current market quotations for Citizens common stock, as the market price of Citizens common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations on the Internet, from a newspaper or by calling your broker. The following table lists the quarterly high and low bid prices per share of Citizens common stock for the periods indicated, for (a) transactions reported on the OTCPink Market and (b) private transactions of which Citizens is aware. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Citizens Common Stock
	High	Low
Quarter Ended
March 31, 2020 (through January 15, 2020)	$62.50	$61.50
December 31, 2019	61.70	58.11
September 30, 2019	60.35	57.75
June 30, 2019	61.39	59.70
March 31, 2019	59.66	55.00
December 31, 2018	62.60	55.12
September 30, 2018	63.25	61.75
June 30, 2018	62.75	61.49
March 31, 2018	62.38	61.25

MidCoast Class A common stock is quoted on the OTCPink Market under the trading symbol “MDCT.” You should obtain current market quotations for MidCoast Class A common stock, as the market price of MidCoast Class A common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations on the Internet, from a newspaper or by calling your broker. The following table lists the quarterly high and low bid prices per share of MidCoast Class A common stock for the periods indicated, for (a) transactions reported on the OTCPink Market and (b) private transactions of which MidCoast is aware. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. MidCoast Class B common stock is not publicly traded, and has not, to MidCoast’s knowledge, been traded in any private transaction during the periods indicated.

	MidCoast Class A Common Stock
	High	Low
Quarter Ended
March 31, 2020 (through January 15, 2020)	$6.75	$6.28
December 31, 2019	6.40	6.00
September 30, 2019	6.85	6.10
June 30, 2019	7.75	6.00
March 31, 2019	7.50	5.35
December 31, 2018	5.65	5.30
September 30, 2018	5.74	4.80
June 30, 2018	4.80	4.70
March 31, 2018	4.70	4.65

At January 15, 2020, there were approximately 1,749 holders of record of Citizens common stock. At January 15, 2020, there were approximately 254 holders of record of MidCoast common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of the Citizens Board of Directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Citizens, applicable state law and government regulations, and other factors deemed relevant by the Citizens Board of Directors.

SPECIAL MEETING OF SHAREHOLDERS OF MIDCOAST COMMUNITY BANCORP, INC.

Date, Time and Place

MidCoast is mailing this proxy statement/prospectus to you as a MidCoast shareholder on or about January 27, 2020. Along with this document, MidCoast is sending you a notice of the special meeting of MidCoast shareholders and a form of proxy that is solicited by the MidCoast Board of Directors. The special meeting will be held at the University and Whist Club, 805 N. Broom Street, Wilmington, Delaware on Tuesday, March 3, 2020, at 10:00 a.m, local time.

Matters to be Considered

Merger Proposal. The purpose of the special meeting of MidCoast shareholders is to vote on the approval of the merger agreement by which MidCoast will merge with and into Citizens’ wholly-owned merger subsidiary, with the merger subsidiary as the surviving entity.

Adjournment Proposal. You are also being asked to vote upon a proposal to adjourn or postpone the special meeting of shareholders, if necessary or appropriate, to permit further solicitation of proxies in favor of the approval of the merger agreement.

The MidCoast Board of Directors knows of no additional matters that will be presented for consideration at the special meeting.

Shares Held in Street Name

If you are a MidCoast shareholder and your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in “street name” by returning a proxy card directly to MidCoast or by voting in person at the MidCoast special meeting unless you obtain a “legal proxy” from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of MidCoast common stock on your behalf will not vote your shares of MidCoast common stock or give a proxy to MidCoast to vote those shares with respect to any of the proposals without specific instructions from you, because brokers, banks and other nominees do not have discretionary voting power on these matters.

Proxy Card; Revocation of Proxy

You should vote by completing and returning the proxy card accompanying this proxy statement/prospectus, or by telephone or Internet using the instructions provided on your proxy card, to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. If your shares are not held in “street name” you can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to Diane E. Wood, Corporate Secretary of MidCoast, at 1011 Centre Road, Suite 119, Wilmington, Delaware 19805;

•	submitting a properly executed proxy bearing a later date before the special meeting of shareholders; or

•	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in “street name,” you should follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid and unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you submit your proxy, but make no specification on the card as to how you want your shares voted, your proxy will be voted “FOR” the approval of the merger and “FOR” the approval of the adjournment proposals. The MidCoast Board of Directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the MidCoast Board of Directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by MidCoast. MidCoast will, upon request, reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, MidCoast’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on January 15, 2020 has been fixed as the record date for determining the MidCoast shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At the close of business on that date, 4,533,936 shares of MidCoast Class A common stock were outstanding and were held by approximately 254 holders of record.

Quorum and Vote Requirements

The holders of a majority of the shares of MidCoast Class A common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. Abstentions are considered for purposes of determining the presence of a quorum, but are not considered a vote cast under Pennsylvania law. Although broker non-votes will not be counted as votes cast either “for” or “against” any proposal, they will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the special meeting so long as such shares have been voted at the special meeting on another matter other than a procedural motion.

Merger Proposal. Approval of the merger proposal will require the affirmative vote of a majority of the votes cast by the holders of MidCoast Class A common stock at the MidCoast special meeting. Abstentions and broker non-votes will not affect whether the merger proposal is approved.

Adjournment Proposal. Approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will not affect whether the adjournment proposal is approved.

Recommendation of the MidCoast Board of Directors

The MidCoast Board of Directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The MidCoast Board of Directors believes that the merger agreement is in the best interest of MidCoast and its shareholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement. See “The Merger and the Merger Agreement—Recommendation of the MidCoast Board of Directors and MidCoast’s Reasons for the Merger.” The MidCoast Board of Directors also unanimously recommends that MidCoast shareholders vote “FOR” the adjournment proposal.

Attending the Special Meeting of MidCoast Shareholders

If you hold your shares of MidCoast common stock in your name as a shareholder of record and you wish to attend the special meeting and vote in person, please bring your proxy card to the special meeting.

If your shares of MidCoast common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the MidCoast special meeting, you need to bring a copy of a bank or brokerage statement to the MidCoast special meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.

Holders of MidCoast Common Stock Have Dissenters’ Rights

The holders of MidCoast common stock are entitled to dissent from the merger and to seek the fair value of their shares if the merger is consummated provided they follow certain procedures. These procedures are described in “The Merger and the Merger Agreement—Dissenters’ Rights” and set forth in Appendix C to this document.

Assistance

If you need assistance in completing your proxy card, have questions regarding MidCoast’s special meeting or would like additional copies of this proxy statement/prospectus, please contact: Eric G. Hoerner, Chief Executive Officer, MidCoast Community Bancorp, Inc., 1011 Centre Road, Suite 119, Wilmington, Delaware 19805, (302) 250-4023.

MIDCOAST PROPOSALS

Proposal No. 1: Merger Proposal

The MidCoast Board of Directors is asking MidCoast shareholders to approve the merger agreement and the transactions contemplated thereby. Shareholders of MidCoast should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A and is incorporated into this proxy statement/prospectus by reference.

After careful consideration, the MidCoast Board of Directors unanimously approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of MidCoast and the shareholders of MidCoast. See “The Merger and the Merger Agreement—Recommendation of the MidCoast Board of Directors and MidCoast’s Reasons for the Merger” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the MidCoast Board of Directors’ recommendation.

MIDCOAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL.

Proposal No. 2: Adjournment Proposal

The special meeting of MidCoast shareholders may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the MidCoast special meeting to adopt the merger proposal.

If, at the special meeting, the number of shares of MidCoast common stock present or represented and voting in favor of the merger proposal is insufficient to adopt the merger proposal, MidCoast intends to move to adjourn the MidCoast special meeting to another time or place, as necessary or appropriate, to enable the MidCoast Board of Directors to solicit additional proxies for approval of the merger proposal. In that event, MidCoast will ask its shareholders to vote upon the adjournment proposal, but not the merger proposal.

The MidCoast Board of Directors is asking its shareholders to authorize the holder of any proxy solicited by the MidCoast Board of Directors, on a discretionary basis, to vote in favor of adjourning the MidCoast special meeting to another time or place for the purpose of soliciting additional proxies, including the solicitation of proxies from MidCoast shareholders who have previously voted.

MIDCOAST’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

CERTAIN BENEFICIAL OWNERS OF MIDCOAST COMMON STOCK

The following tables set forth, to the best knowledge and belief of MidCoast, certain information regarding the beneficial ownership of MidCoast common stock at January 15, 2020 by (i) each director, certain named executive officers of MidCoast, and all of MidCoast’s directors and executive officers as a group, and (ii) by each person known to MidCoast to be the beneficial owner of more than 5% of the outstanding MidCoast common stock.

Security Ownership of Management

The following sets forth certain information concerning the beneficial ownership of common stock of MidCoast by the directors and executive officers of MidCoast at January 15, 2020 (all shares consist of Class A common stock):

	Amount of Beneficial Ownership
Name of Beneficial Owner	Common Stock (1)	Percent of Class (2)
Directors:
Robert R. Aerenson	133,541	2.8%
Joy A. Barrist	7,916	0.2%
Robert Dayton II	81,625	1.7%
Eric G. Hoerner	177,149	3.7%
William J. Lattanzio	62,150	1.3%
Terry L. Lehman	45,497	0.9%
Ronald E. Schafer	93,673	1.9%
L. Peter Temple	120,760	2.5%
Executive Officers Who Are Not Directors:
Stephen Lyons	2,000	—%
Eric Morgan	133,802	2.8%
Sara Neiffer	2,000	—%

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power or has the right to acquire such shares within 60 days of the date indicated. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2)	Unless otherwise stated, the number of shares shown represents less than 1.00% of the total number of shares outstanding.

Security Ownership of Certain Beneficial Owners

The following sets forth certain information concerning each shareholder, who is not a director or executive officer of MidCoast, known to MidCoast who may be considered a beneficial owner of more than 5% of the outstanding shares of MidCoast common stock at January 15, 2020:

Class A Common Stock:

	Amount of Beneficial Ownership
Name and Address of Beneficial Owner	Common Stock (1)	Percent of Class
EJF Sidecar Fund LLC – Series E Arlington, VA	433,011	9.0%
Ithan Creek Investors USB LLC New York, NY	387,011	8.0%

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or has the right to acquire such shares within 60 days of the date indicated. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

Class B Common Stock:

	Amount of Beneficial Ownership
Name and Address of Beneficial Owner	Common Stock (1)	Percent of Class
EJF Sidecar Fund LLC – Series E Arlington, VA	142,124	100.0%

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or has the right to acquire such shares within 60 days of the date indicated. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

THE MERGER AND THE MERGER AGREEMENT

The following section describes certain aspects of the merger, including material provisions of the merger agreement. The description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this document as Appendix A and is incorporated by reference in this document. We urge you to read the entire merger agreement carefully, as it is the legal document governing this merger. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, are subject to limitations agreed upon by the parties as stated therein, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement, none of which materially alter the representations and warranties made.

Background of the Merger

Over the past six years, the board of directors and senior management of MidCoast has, on at least an annual basis, reviewed and evaluated MidCoast’s business plan and strategic alternatives. These reviews include a periodic assessment of MidCoast’s financial performance and return to shareholders, stock trading patterns and trends in the financial marketplace, including merger and acquisition activity, both regionally and nationwide. Significant factors considered by the board and management in recent years include the impact of additional regulation and oversight on revenues, expenses and capital requirements for financial institutions, the prospects for smaller community banks to effectively access the capital markets to obtain equity capital, the ability to attract and maintain resources to meet increasing regulatory compliance requirements and to support growth, and the impact of national and local economic conditions on MidCoast and its customers. The board’s analysis included consideration of MidCoast’s ability, in light of these factors, to operate effectively and efficiently, to provide an acceptable return to shareholders and how to best continue its growth. One alternative considered by MidCoast’s board has been the potential combination of MidCoast with another financial institution whose culture and business philosophy matched its own.

In August 2018, in the normal course of evaluating its business plan and strategic alternatives, the Board reviewed the financial condition and performance of MidCoast as well as the environment for community bank mergers. The board recognized that MidCoast faced a number of challenges given the changing competitive and economic environment for community banks and its likely need for additional capital in order to grow, among other things. Representatives of Boenning participated in this meeting to assist the MidCoast board of directors in the process of considering MidCoast’s strategic alternatives.

On January 15, 2019, the MidCoast board of directors held a meeting to discuss certain potential strategic alternatives for MidCoast, including pursuing its current business plan as a stand-alone company, or engaging in a strategic transaction, such as a merger or sale of the company. After discussion and consultation with Boenning, the board of directors determined to continue to evaluate MidCoast’s strategic alternatives and authorized members of management to engage legal counsel. On February 19, 2019, the board of directors voted to engage Boenning and Scattergood under an engagement letter dated February 14, 2019. On March 11, 2019, after interviewing several law firms, MidCoast also engaged Barley Snyder LLC (“Barley”) as its legal counsel in connection with its desire to explore its strategic options. After the March 11 meeting, MidCoast directed Boenning to solicit preliminary indications of interest from selected third parties who may have an interest in acquiring MidCoast and to determine the range of values to be reasonably expected for any possible sale transaction. MidCoast’s board of directors and management and Boenning discussed which companies they believed to be the most likely interested parties based on perceived strategic fit and potential ability and willingness to pay a premium price for MidCoast. The MidCoast board of directors did not place any limitations on Boenning with regard to which potentially interested parties should be contacted.

Beginning on April 23, 2019, Boenning contacted 25 parties whom it felt may have an interest in acquiring MidCoast. Of those 25 parties, 12 executed nondisclosure agreements (Citizens executed its nondisclosure agreement on April 25, 2019) and received evaluation materials. Three of those 12 parties ultimately submitted an initial indication of interest relating to the potential acquisition of MidCoast. Those three parties were Citizens and parties that we will refer to as Party A and Party B. Citizens submitted its initial indication of interest on May 14, 2019.

At its meeting on May 16, 2019, the board of MidCoast met with Boenning and Barley to review the three preliminary indications of interest that had been received. At that meeting, Boenning and Barley reviewed the desirability of, and the process for, a possible strategic transaction, including a discussion by Barley, which was presented in substantially the same manner at each meeting of the MidCoast board, of applicable confidentiality concerns and requirements, stock trading restrictions and the duties of MidCoast’s directors in connection with pursuing a possible strategic transaction, including a merger. Boenning provided an overview and financial analysis of the three indications of interest that had been received.

Citizens’ initial indication of interest proposed that Citizens would pay consideration in the range of $6.00 to $6.50 per share, in the aggregate, to acquire all of MidCoast’s common stock, with 80% of the consideration to be paid in Citizens’ common stock and 20% to be paid in cash. Party A’s initial indication of interest proposed to pay between $5.50 to $5.75 per share to acquire all of MidCoast’s common stock, with 75% of the consideration to be paid in shares of Party A’s common stock and the remaining 25% to be paid in cash. Party B proposed an entirely different transaction; Party B proposed to purchase up to $25 million of MidCoast’s outstanding common stock directly from its shareholders, depending on which shareholders expressed an interest, at a price of $5.37 per share, payable in cash. Shortly after, Party B would invest an additional $25.0 million in MidCoast by buying shares of a new, undefined class of MidCoast stock. Party B’s business plan for MidCoast, post-acquisition, would involve Party B developing MidCoast into a national specialty lending platform. Party B also indicated that MidCoast would be expected to pay Party B’s expenses in engaging in the transaction.

After reviewing Boenning’s analysis, the board of MidCoast engaged in lengthy discussion regarding the three proposals and whether they were worth pursuing. In addition to shareholder value, the board emphasized that certainty of the transaction was an important consideration as well as maintaining MidCoast’s community banking roots. That discussion also included an in depth discussion of MidCoast’s options and prospects in remaining an independent financial institution. As a result of those discussions, the MidCoast board instructed Boenning to indicate to Party A and Party B that the board was not interested in further pursuing those two proposals as it determined the consideration being offered was too low and, in the case of Party B, also involved the potential for regulatory approval to be more difficult to obtain. The board also directed Boenning to ask Citizens to provide a specific bid instead of a range of value that it would be willing to pay. At that time, Citizens was invited to do further due diligence on MidCoast in order to be in a position to provide a definitive price at which it would be willing to acquire MidCoast.

At a board meeting held on May 28, 2019, the board of MidCoast received an update from Boenning on the status of the proposed transaction. Boenning indicated one additional party had responded to Boenning’s original solicitation of interest and was reviewing the initial information package provided to them by Boenning before determining whether to submit an indication of interest. Boenning also indicated that it had told Party A and Party B that their proposals would not be pursued, as previously instructed by the board. However, Party B had submitted an unsolicited, revised indication of interest.

Party B’s revised indication of interest proposed an acquisition of all of MidCoast’s common stock for $30.7 million in cash, but required MidCoast to bear certain costs and expenses, including the cost to cash-out warrants, options and restricted stock, all change in control payments that would be triggered by the transaction and all of Party B’s professional fees. The other proposals did not contain any such requirement. As a result of MidCoast having to bear those additional costs, Boenning estimated that the value of Party B’s proposal was roughly equivalent to a proposal to acquire MidCoast at a value of $6.02 per share. Party B’s business plan to utilize MidCoast to pursue a national specialty lending platform was unchanged.

After reviewing Boenning’s financial analysis of the revised indication of interest, and being reminded of its fiduciary duties by Barley, the board of MidCoast instructed Boenning to communicate to Party B that it was not interested in pursuing its revised proposal.

On June 4 and 5, 2019, Citizens’ Chief Executive Officer and Chief Financial Officer met with MidCoast’s Chief Executive Officer and Chief Banking Officer to discuss the proposed merger of the two organizations and to tour the MidCoast footprint.

On June 5, 2019, Party B submitted a third unsolicited indication of interest proposing a purchase price per share for all of MidCoast’s common stock of $6.65, and requiring MidCoast to reimburse its transaction expenses, up $100,000, if no transaction resulted between MidCoast and Party B, with the same business plan intended for MidCoast after its acquisition.

On June 14, 2019, the CEO of Party B met with MidCoast’s Chief Executive Officer, Chief Banking Officer and certain other senior officers and a representative of Boenning to discuss Party B’s third proposal.

On June 18, 2019, the board of MidCoast met for a further update from its senior management and Boenning on progress to date with Citizens and the revised Party B indication of interest. Boenning presented its analysis of Party B’s revised indication. Boenning indicated that the potential fourth party that had requested the initial information package had determined not to submit an indication of interest. Boenning provided an update on the progress of Citizens’ due diligence.

On June 24, 2019 and June 25, 2019, Citizens conducted further due diligence on MidCoast.

On July 12, 2019, Party B modified its third indication of interest solely to remove the requirement that MidCoast reimburse its costs if no transaction was ultimately consummated between the parties.

On July 16, 2019, Citizens and Party B were each invited to make a presentation to the board of MidCoast regarding their organization, business plan, prospects and their respective proposals. At its meeting with the board of MidCoast, Party B unexpectedly presented a fourth revised proposal that presented two different, alternative structures for the proposed acquisition (but did not revise the proposed consideration): (1) a set of 6 to 10 investors that Party B knew to be interested would enter into individual stock purchase agreements directly with MidCoast’s shareholders for the acquisition of their shares, to be negotiated between those shareholders and the Party B investors, with no investor purchasing shares in an amount that would require regulatory approval or review of that purchase; or (2) Party B would purchase all of the stock of MidCoast Bank from MidCoast, after which MidCoast would pay applicable taxes as well as all costs and expenses of the transaction before liquidating and distributing to its shareholders the remainder of the consideration. Party B indicated that it would not immediately pursue its intended business plan for MidCoast after the acquisition so that it would not immediately face regulatory questions about that business plan, streamlining the acquisition process for Party B, but Party B indicated it still intended to pursue that business plan later. Party B indicated that both of these structures were proposed as a means of avoiding the need for regulatory approval of the transaction, given the prior impression of the board that Party B’s acquisition of MidCoast might face greater regulatory approval risk as compared to other proposals.

At its meeting with the board of MidCoast, Citizens presented a firm proposal to acquire all of the MidCoast common stock at the top end of its previously provided range (i.e., at a value of $6.50 per share) using an exchange ratio of 0.1065, which had been determined based on the price last paid by Citizens to repurchase its common stock. Citizens proposed to pay 20% of the purchase price in cash and 80% in Citizens’ common stock.

At this meeting, Boenning discussed with the board of MidCoast certain financial and structural aspects of each indication of interest. Legal counsel provided input on how the legal documents would differ between the two proposals and how the regulatory approach to the two proposals would differ. Based on the financial information presented by Boenning, the legal information provided by Barley, and the due diligence performed on Citizens and Party B by MidCoast, the MidCoast board of directors determined that Citizens’ revised indication of interest was superior to Party B’s proposal based on a number of factors, including, but not limited to: (i) a greater likelihood that Citizens would be able to consummate a transaction; (ii) a concern that Party’s B’s proposed transaction structure created greater complexity in completing the transaction and would result in at least some variation between the agreements entered into by each shareholder; (iii) a concern that Party B had not addressed the potentially negative tax consequences to shareholders presented by their proposed structures as compared to the more traditional transaction proposed by Citizens; and (iv) the board’s sense that Party B, who had presented no less than four different proposals, might be significantly more difficult to negotiate with and may try to renegotiate the financial terms of its indication of interest.

After considerable discussion, the MidCoast board of directors directed its management and advisors to proceed to attempt to increase the value of Citizens’ indication of interest. MidCoast’s financial advisors requested that Citizens increase its proposal by an additional $0.25 per share and that between 20% and 25% of the purchase price be paid in cash. Citizens held firm at its price of $6.50 per share, but did agree to provide up to 25% of the consideration in cash, instead of 20%. In addition, at MidCoast’s request, Citizens agreed to include price protection for MidCoast, in the form of the ability to walk away from the deal should the value of the stock portion of Citizens consideration decline by significantly more than the market for bank stocks generally (a “double trigger walkaway” provision).

After further discussion, the Board determined that the Citizens proposal was the best proposal that had been received and represented a better and more certain opportunity for MidCoast, its employees, the community and its other constituencies than either the Party B proposal or remaining an independent financial institution. MidCoast instructed its senior management and advisors to negotiate the final indication of interest with Citizens and to proceed to negotiate with Citizens on an exclusive basis. On July 18, 2019, Citizens and MidCoast entered into an indication of interest on the terms stated above, and due diligence commenced by both parties, including on-site due diligence conducted by MidCoast on Citizens on August 2, 2019.

On August 9, 2019, Citizens’ counsel circulated the first draft of the proposed merger agreement, and negotiations of that agreement commenced. In the course of those negotiations, Citizens requested that MidCoast choose a specific percentage of the merger consideration to be paid in cash rather than a range of between 20% and 25% to be paid in cash, and MidCoast agreed, with the parties ultimately agreeing that 25% of the merger consideration would be paid in cash.

At a board meeting on August 20, 2019, the board of MidCoast met to review the current drafts of the transaction documents, including the merger agreement and bank merger agreement. At that time, the board discussed whether MidCoast had sufficient purchase price protection. Following another board meeting on August 23, 2019, the board determined that the “double trigger walk-away” provision was sufficient protection and, based on advice of financial and legal counsel, represented a provision that was in line with price protection generally provided in other bank deals.

At a board meeting on August 20, 2019, the board of Citizens met to review the current drafts of the transaction documents, including the merger agreement and bank merger agreement, together with its legal counsel and financial advisor, Janney Montgomery Scott LLC (“Janney”).

At a board meeting held on August 30, 2019, Barley reviewed with the MidCoast board of directors the most recent draft of the proposed merger agreement that had been negotiated with Citizens, the fiduciary duties of the MidCoast board of directors in the matters under consideration and applicable confidentiality and trading restrictions. Also at this meeting, Boenning reviewed with the MidCoast board of directors its financial analysis of the merger consideration, which included presentations of various implied values of MidCoast using various valuation methodologies. Based on this analysis, Boenning rendered to the MidCoast board of directors an oral opinion, confirmed by delivery of a written opinion dated August 30, 2019, to the effect that, as of that date, and based on and subject to the matters described in the opinion, the merger consideration to be received by the holders of MidCoast common stock was fair, from a financial point of view, to such holders. After discussion, the MidCoast board of directors voted unanimously to approve and adopt the merger agreement with Citizens and to recommend that MidCoast’s shareholders vote to approve the merger agreement.

At a board meeting held on August 29, 2019, the board of Citizens reviewed with legal counsel and Janney, the most recent draft of the proposed merger agreement that had been negotiated with MidCoast. Legal counsel reviewed the fiduciary duties of the board of Citizens with respect to the matters under consideration and applicable confidentiality and trading restrictions. Janney reviewed with the board of Citizens its financial analysis of the merger consideration, which included presentations of various implied values of MidCoast using various valuation methodologies. After discussion, the board of Citizens voted unanimously to approve and adopt the merger agreement with MidCoast.

Between August 20, 2019 and September 17, 2019, Citizens also continued to negotiate retention agreements with certain MidCoast lenders as well as with MidCoast’s Chief Executive Officer and Chief Banking Officer. In addition, during that period, legal counsel to MidCoast and Citizens identified the potential that both parties would benefit if the transaction were accomplished by use of a merger subsidiary, which would have no impact on consideration to MidCoast’s shareholders or the taxation of the transaction. As a result, legal counsel to MidCoast and Citizens evaluated and ultimately recommended a revised structure for the transaction that would utilize a merger subsidiary, which was unanimously approved by the MidCoast board at a meeting on September 17, 2019 and by the board of Citizens held at a meeting on September 12, 2019.

Before the opening of the U.S. financial markets on September 18, 2019, MidCoast and Citizens executed the merger agreement and related documents and announced the execution of the merger agreement.

Recommendation of the MidCoast Board of Directors and MidCoast’s Reasons for the Merger

MidCoast’s board of directors carefully considered the terms of the merger agreement and the value of the merger consideration to be received by the holders of MidCoast common stock as well as the likely impact of the merger on various constituencies of MidCoast, including its shareholders, employees, customers, vendors and the community. The board also considered opportunities for future growth, the advantages of greater size and scale, the increasing cost of regulatory compliance and the competitive advantages to be gained in the merger. After careful consideration, MidCoast’s board of directors determined that it is advisable and in the best interests of MidCoast and its shareholders for MidCoast to enter into the merger agreement with Citizens. Accordingly, MidCoast’s board of directors unanimously recommends that MidCoast’s shareholders vote “FOR” adoption of the merger agreement.

In the course of determining that a merger with Citizens is in the best interests of MidCoast, the MidCoast board of directors consulted with senior management and MidCoast’s legal and financial advisors to consider and evaluate multiple and wide-ranging short-and long-term strategic options for MidCoast. In the course of that review, the board of directors and senior management considered several alternatives including, but not limited to, the following:

•	remaining independent and attempting to grow organically;

•	attempting to access additional capital to fund the acquisition of additional earning assets and product expansion;

•	entering into new lines of business and upgrading technology to enhance current banking products to increase profitability; and

•	seeking a strategic partner.

During these meetings, senior management and MidCoast’s financial advisor, Boenning, and legal advisor, Barley, presented the MidCoast board with information regarding the current state and anticipated future of the banking industry generally, the potential future impact of new and anticipated additional regulation of community banks and current and projected economic information. The board of directors carefully considered the pros and cons of each strategic alternative, including, without limitation, the execution risk associated with the implementation of each alternative.

After careful consideration, MidCoast’s board of directors determined that it was in the best interests of MidCoast to pursue the sale of the company because it would allow MidCoast to achieve its strategic goals more quickly and with less risk than the other alternatives considered. The MidCoast board made this decision based on the following material factors, which are not necessarily all-inclusive:

•

the board’s understanding and assessment of the existing and prospective operating environment for community banks in MidCoast’s market area, including national and regional economic conditions and trends, the regulatory burdens on community banking organizations, and the impact of these factors on MidCoast’s potential future profitability and strategic options;

•

the board’s understanding of MidCoast’s historical business, operations, financial condition and results of operations, and its assessments of MidCoast’s future prospects in the markets in which MidCoast operates;

•

the board’s acknowledgement that the importance of scale in the financial services industry is increasing, and its assessment of MidCoast’s ability to achieve the relative size and economies of scale necessary for MidCoast to grow and prosper as a stand-alone community banking organization versus the potential benefits to MidCoast and its stakeholders of a business combination transaction resulting in a significantly larger financial institution;

•

the belief of MidCoast’s board that remaining an independent organization would entail substantial execution risk given the prevailing economic conditions, capital required for growth and additional personnel that would be needed to maintain a larger organization, resulting in substantial execution risk in pursing that strategy;

•	the substantial and costly investments in information technology required to permit MidCoast to remain competitive in the marketplace;

•

the board’s belief that MidCoast would need to raise significant additional capital in order to continue to operate and grow as an independent financial institution and the likelihood of dilution that would result to its shareholders as a result;

•

the board’s belief that a larger combined organization would be better able to attract capital to meet the need for substantial capital resources to address emerging opportunities in the banking industry;

•

MidCoast’s inability to declare and pay a shareholder dividend since its inception and the MidCoast’s board of director’s belief that it would take a significant amount of time to generate profits sufficient to permit MidCoast to declare a dividend to its shareholders;

•	the lack of a liquid market for the trading of MidCoast’s common stock; and

•	the limited opportunity for MidCoast employees to advance within a smaller organization.

The foregoing factors, considered together with the following factors, led MidCoast’s board of directors to conclude that a business combination with Citizens, specifically, is in the best interests of MidCoast:

•

the board’s evaluation of the financial analysis and presentation of Boenning, as well as Boenning’s oral opinion, which opinion was confirmed by delivery of Boenning’s written opinion dated August 30, 2019, that, as of such date and based on its analysis and subject to the qualifications set forth in the opinion, the merger consideration was fair, from a financial point of view, to MidCoast and its shareholders;

•	Citizens’ historical track record of paying its shareholders a dividend;

•

the board’s assessment that the value of the merger consideration offered by Citizens, combined with its assessment of Citizens’ future prospects, would produce a more favorable outcome for shareholders than the results that could be expected to be obtained by MidCoast if it continued to operate independently;

•	the board’s positive perception about the combined organization’s management team and Citizens’ reputation as a result of its due diligence review of Citizens and its business;

•	the board’s positive perception that Citizens is likely to consider listing its stock on the Nasdaq stock market within the next several years;

•

Citizens’ operating philosophy as a community-oriented, customer service-focused financial services company with local decision making capabilities is similar and compatible with MidCoast’s operating philosophy and approach to the markets it serves;

•	a combination with Citizens would result in a larger surviving company with greater scale and liquidity than if MidCoast remained independent or selected an alternative proposal;

•	combining with Citizens would provide the surviving company with greater lending capacity due to a higher legal lending limit, as well as a more diverse product base for MidCoast’s customers;

•	combining with Citizens would allow for expansion into other geographic markets, providing additional growth opportunities and less overall market concentration risk;

•	the transaction is expected to be a tax-free exchange to the extent MidCoast shareholders receive Citizens common stock in exchange for their MidCoast shares;

•	no MidCoast branches are anticipated to be closed and most employees are expected to retain their positions;

•	the understanding that the transaction is expected to result in pro forma earnings per share accretion to MidCoast’s shareholders;

•	the understanding that Citizens’ capital position would support further growth by the combined company;

•	additional liquidity offered by the shares issued in the combined company resulting from a larger shareholder base with expanded geographic coverage;

•	perceived opportunities to recognize reductions in operating expenses following the transaction;

•

the similar and complementary nature of the respective customer bases, business products and skills of MidCoast and Citizens management and employees could result in synergies resulting from an expanded product menu for customers, additional delivery channels and lines of business that present cross-sales opportunities distributed over a broader combined customer base;

•	Citizens’ liquidity, loan to deposit ratio and capital position;

•	the appointment of a majority of the MidCoast directors to an advisory board that will provide input to Citizens on the needs of MidCoast’s market;

•	the likelihood that MidCoast’s employees will have greater opportunity for advancement and future career mobility in the larger combined company;

•	the review by MidCoast’s board of directors with its legal counsel of the structure and terms of the merger agreement;

•	the likelihood that the required regulatory approvals necessary to complete the transaction will be obtained; and

•	the experience of Citizens in combining organizations.

The MidCoast board of directors also considered a variety of potential risks associated with the merger transaction, including the following:

•	the risks associated with possible delays in obtaining necessary regulatory and shareholder approvals and the terms of such regulatory approvals;

•	challenges associated with integrating the business, operations and cultures of the organizations;

•

risks associated with achieving potential earnings and revenue enhancements, anticipated cost savings, greater operational efficiencies, and other potential financial benefits, as well as with maintaining reorganization, integration and restructuring expenses at anticipated levels;

•

provisions of the merger agreement which prohibit MidCoast from soliciting, and limit its ability to respond to, acquisition proposals from third parties and the obligation of MidCoast to pay a termination fee of $1.2 million if the merger agreement terminates as a result of these provisions;

•	the possibility that merger integration activities would occupy more of management’s time and attention than anticipated and therefore impact other business priorities;

•

the risks and costs to MidCoast if the transaction does not close, which risks and costs result from the extensive efforts that would be required to attempt to complete the transaction, the significant distractions which MidCoast’s employees will experience during the pendency of the transaction and the transaction costs that will be incurred even if the merger is not consummated;

•	while the stock of the combined institution is anticipated to be more liquid than the market for MidCoast stock, it is not anticipated that a very active market will result; and

•	there can be no guarantee that Citizens will list its common stock on Nasdaq.

MidCoast’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the MidCoast board concluded the potential positive factors outweighed the potential risks of completing the merger.

During its consideration of the merger agreement, MidCoast’s board of directors was also aware of, and took into account, the fact that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described under the section “—Interests of MidCoast’s Directors and Officers in the Merger That Are Different From Yours.”

The preceding discussion of the factors considered by MidCoast’s board of directors in evaluating the proposed transaction are not intended to be exhaustive, but, rather, include all material factors considered by MidCoast’s board. In reaching its decision to approve the transaction, the MidCoast board of directors did not quantify or assign relative weights to different factors. The MidCoast board of directors evaluated the factors described above, including asking questions of MidCoast’s senior management, legal advisors and financial advisors and determined that this transaction was in the best interests of MidCoast. In reaching its determination, the MidCoast board of directors relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. See “—Fairness Opinion of Boenning & Scattergood, Inc. as MidCoast’s Financial Advisor.” It should be noted that this explanation of the reasoning of MidCoast’s board of directors and all other information in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

MidCoast’s board of directors believes that the terms of the transaction are in the best interests of MidCoast, its shareholders, employees and other constituencies, and has unanimously approved the merger agreement. Accordingly, MidCoast’s board of directors unanimously recommends that MidCoast shareholders vote “FOR” adoption of the merger agreement.

Fairness Opinion of Boenning & Scattergood, Inc. as MidCoast’s Financial Advisor

MidCoast engaged Boenning to render financial advisory and investment banking services to MidCoast, including an opinion to the MidCoast board of directors as to the fairness, from a financial point of view, to MidCoast of the merger consideration in the merger. MidCoast selected Boenning because Boenning is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Boenning is regularly engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

As part of its engagement, representatives of Boenning attended the meeting of the MidCoast board of directors held on August 30, 2019, at which the MidCoast board of directors evaluated the proposed merger. At this meeting, Boenning reviewed the financial aspects of the proposed merger and rendered an oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning as set forth in such opinion, the merger consideration in the merger was fair, from a financial point of view, to MidCoast. The MidCoast board of directors unanimously adopted the merger agreement at this meeting.

The following description of the Boenning fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning in preparing the opinion.

Boenning’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the MidCoast board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness to MidCoast, from a financial point of view, of the merger consideration in the merger. It did not address the underlying business decision of MidCoast to engage in the merger or enter into the merger agreement or constitute a recommendation to the MidCoast board of directors in connection with the merger, and it does not constitute a recommendation to any holder of MidCoast common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

Boenning’s opinion was reviewed and approved by Boenning’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.

In connection with rendering the opinion described above, Boenning reviewed, analyzed and relied upon material bearing upon the financial and operating condition of MidCoast and Citizens and bearing upon the merger, including, among other things:

•

the historical financial performances, current financial positions and general prospects of MidCoast and Citizens and certain internal financial analyses and forecasts prepared by the management of MidCoast and Citizens;

•	a draft of the merger agreement, dated August 30, 2019 (the most recent draft then made available to Boenning);

•	the stock market performance and trading history of MidCoast and Citizens;

•	the consolidated financial and operating data of MidCoast and Citizens;

•

the pro forma financial impact of the proposed merger on MidCoast, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of MidCoast and Citizens, and relied upon by Boenning at the direction of such management and with the consent of MidCoast;

•

the nature and financial terms of the proposed merger between MidCoast and Citizens as compared with the nature and financial terms of certain other merger transactions and business combinations in the banking industry; and

•	in person discussions with members of MidCoast’s and Citizens’ senior management with respect to their respective operations, historical financial statements and future prospects.

Boenning also performed such other financial analyses, studies and investigations as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.

In conducting its review and arriving at its opinion, Boenning relied upon and assumed the accuracy and completeness of all of the financial and other information and representations made or given by MidCoast and Citizens, and their respective officers, directors, auditors, counsel and other agents, and on publicly available filings, releases and other information issued by MidCoast and Citizens including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Boenning determined the pro forma financial impact of the merger on Citizens using assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies that were determined and provided by senior management of MidCoast and Citizens. Boenning assumed, at the direction of MidCoast, that all forecasts and projections provided to Boenning had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of MidCoast and Citizens as to their most likely future financial performance. Accordingly, with the consent of MidCoast, in rendering its opinion, Boenning relied upon MidCoast and Citizens management as to the reasonableness and achievability of such information, and such information was used in reliance upon the judgments and assessments of MidCoast and MidCoast’s management.

It is understood that the portion of the foregoing financial information of MidCoast and Citizens that was provided to Boenning was not prepared with the expectation of public disclosure, that all of the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in all of such information. Boenning assumed, based on discussions with the management of MidCoast, and with the consent of the MidCoast board of directors, that all such information was reasonably prepared and reflect the best currently available estimates and judgment of the management of MidCoast and Citizens as to their most likely future performance. Boenning relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Boenning is not an expert in the independent verification of the adequacy of allowances for loan and lease losses, and Boenning assumed, without independent verification, that the allowances for loan losses indicated on the balance sheets of

MidCoast and Citizens were adequate to cover such losses. In rendering its opinion, Boenning did not review any individual loans or credit files.

Boenning assumed, in all respects material to its analyses:

•

that all of the representations and warranties of all parties contained in the merger agreement and all related agreements and documents were true and correct, that each party under the agreements and documents would perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents would not be waived;

•

that the merger agreement (the final terms of which Boenning have assumed would not differ in any respect material to Boenning’s analyses from the draft version reviewed by it and referred to above) represented the entire agreement between the parties, that it would not be modified or amended, and that its terms would not be superseded or supplemented by other agreements or documents, with no adjustments to the merger consideration and with no other consideration or payments in respect of MidCoast common stock;

•

that in the course of obtaining the necessary regulatory approvals for the consummation of the merger, no conditions would be imposed that would materially affect either MidCoast and Citizens, the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger;

•	that the merger would be treated as a tax-free reorganization for federal income tax purposes; and

•

that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1923, as amended, and all other applicable federal and state statutes, rules and regulations.

Boenning was further advised by representatives of MidCoast that Citizens relied upon advice from its advisors (other than Boenning) or other appropriate sources as to all legal, tax, regulatory and accounting matters. Boenning did not provide advice with respect to any such matters.

Boenning’s opinion addressed only the fairness to the shareholders of MidCoast, from a financial point of view, as of the date of such opinion, of the merger consideration in the merger. Boenning’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Boenning through such date and, accordingly, it speaks to no other period. Boenning did not and does not have an obligation to update, revise or reaffirm its opinion. Boenning’s opinion did not address, and Boenning expressed no view or opinion with respect to:

•	the relative merits of the merger and the other business strategies that MidCoast’s board of directors considered or may have considered;

•	the underlying business decision of MidCoast’s board of directors to proceed with the merger;

•	the prices at which MidCoast’s securities or Citizens’ securities may trade at any time; or

•	any advice or a recommendation provided by any other advisor to MidCoast.

In performing its analyses, Boenning made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Boenning, MidCoast and Citizens. Any estimates contained in the analyses performed by Boenning are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Boenning opinion was among several factors taken into consideration by the MidCoast board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the MidCoast board of directors with respect to the fairness of the merger consideration in the merger. The type and amount of consideration payable in the merger were determined through negotiation between MidCoast and Citizens, and the decision to enter into the merger agreement was solely that of the MidCoast board of directors.

The following is a summary of the material financial analyses presented by Boenning to the MidCoast board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Boenning to the MidCoast board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Boenning believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, Boenning utilized an implied transaction value for the proposed merger of $6.42 per outstanding share of MidCoast common stock, based on the consideration of $6.50 in cash and a fixed merger consideration of 0.1065 shares of Citizens common stock, based on Citizens’ closing price of $60.00 on August 27, 2019. Boenning also utilized an implied aggregate transaction value for the proposed merger of $30.8 million based on (i) the implied price of $6.42 per share to MidCoast common stockholders, (ii) cash consideration of $6.50 (iii) the “in the money” value of MidCoast’s outstanding stock options based on the difference between their weighted average strike price of $4.37 and their implied price of $6.42 (the implied price to MidCoast common stock holders), (iv) value of outstanding warrants based on the difference between their weighted average strike price of $6.00 and their implied price of $6.42 (the implied price to MidCoast common stock holders); (v) 4,651,060 shares of MidCoast common stock outstanding, (vi) 440,000 MidCoast stock options outstanding; and (vii) 80,736 MidCoast warrants outstanding. The aggregate value of the implied price to MidCoast common stockholders was $29.9 million while the implied price to MidCoast stock option and warrant holders was $1.0 million.

In addition to the financial analyses described below, Boenning reviewed with the MidCoast board of directors for informational purposes, among other things, the following implied transaction multiples based on the implied transaction value for the proposed merger of $6.42 per outstanding share of MidCoast common stock:

•	120.7% of MidCoast’s tangible book value;

•	32.5x MidCoast’s latest 12 months (or LTM) June 30, 2019 core earnings; and

•	3.5% core deposit premium, defined as the premium paid to tangible book value divided by MidCoast’s core deposits.

MidCoast Selected Companies Analysis. Using publicly available information, Boenning compared the financial performance, financial condition and market performance of MidCoast to 13 major exchange-traded banks and bank holding companies with total assets between $100 million and $400 million with a median of $221 million, and excluding companies that are in the process of being acquired, which we refer to as the MidCoast selected companies. The selected companies are headquartered in the Mid-Atlantic.

The MidCoast selected companies were as follows:

Mars Bancorp, Inc.	Landmark Bancorp, Inc.	FSB Bancorp, Inc.
National Bank of Coxsackie	Enterprise Financial Services Group, Inc.	Fleetwood Bank Corporation
CBM Bancorp, Inc.	Brunswick Bancorp	Carroll Bancorp, Inc.
JTNB Bancorp, Inc.	Clarion County Community Bank	Absecon Bancorp
UNB Corporation

To perform this analysis, Boenning used profitability data and other financial information as of, or for the most recent available completed fiscal quarter (“MRQ”) or latest 12 months (“LTM”), and market price information as of August 27, 2019. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data presented in MidCoast’s historical financial statements as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented.

Boenning’s analysis provided the following information concerning the financial condition and performance of MidCoast and the MidCoast selected companies for the MRQ:

		MidCoast Selected Companies
	MidCoast	Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	9.5	9.0	11.7	9.7	27.7
Non-Performing Assets (NPAs) / Assets (%)	0.17	0.02	1.09	0.58	3.65
LTM Core Return on Average Assets (%) (1)	0.38	(0.18)	0.40	0.46	0.73
LTM Core Return on Average Equity (%) (1)	3.86	(1.91)	3.85	4.19	8.03
LTM Efficiency Ratio (%)	78.1	73.1	85.4	84.1	105.6

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning’s analysis provided the following information concerning the market performance of MidCoast and the MidCoast selected companies:

		MidCoast Selected Companies
	MidCoast	Low	Average	Median	High
Dividend Yield (%)	0.00	0.00	1.28	1.59	3.13
Stock Price / Tangible Book Value per Share (x)	124.6	39.8	79.0	81.4	116.4
Stock Price / LTM Core EPS (x)	33.5	8.4	17.2	14.3	39.6

None of the MidCoast selected companies used as a comparison in the above analyses is identical to MidCoast. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

In addition, Boenning’s analysis compared pricing multiples for the merger to the implied pricing multiples of the MidCoast selected companies. To account for an equity control premium, Boenning applied a 24.9% premium to the MidCoast selected companies based on the median one-day stock price premium for all bank and thrift merger transactions with target assets less than $2 billion since January 1, 2018.

		MidCoast Selected Companies
	Citizens / MidCoast	10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	120.7	76.2	101.7	141.0
Price to LTM Core Earnings (x)	32.5	14.1	17.9	40.6
Core Deposit Premium (%)	3.5	(8.9)	(3.3)	1.8

None of the MidCoast selected companies used as a comparison in the above selected companies’ analysis is identical to MidCoast, Citizens or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. Boenning reviewed publicly available information related to three sets of selected U.S. bank transactions:

1.	28 selected national bank and thrift transactions, the National group, announced since January 1, 2019, with target assets between $100 million and $400 million with a median of $224 million;

2.

18 selected bank and thrift transactions where the target is headquartered in the Mid-Atlantic, the Regional group, announced since January 1, 2017 with target assets between $100 million and $400 million with a median of $197 million; and

3.

10 selected national bank and thrift transactions, the Performance group, announced since August 1, 2019 with target assets between $100 million and $400 million with a median of $195 million and LTM return on assets (NPAs) / assets less than 0.75%.

All three sets of transactions exclude investor recapitalization transactions and transactions without disclosed deal values.

National Group

Acquirer Company	Company Acquired	Date Announced
C&F Financial Corporation	Peoples Bankshares, Incorporated	8/13/2019
Indiana Members Credit Union	Commerce Bank	8/13/2019
Level One Bancorp, Inc.	Ann Arbor Bancorp, Inc.	8/13/2019
Eagle Bancorp Montana, Inc.	Western Holding Company of Wolf Point	8/9/2019
First Guaranty Bancshares, Inc.	Union Bancshares, Incorporated	8/5/2019
Three Rivers Federal Credit Union	West End Bank, S.B.	8/1/2019
Ames National Corporation	Iowa State Savings Bank	7/29/2019
Spirit of Texas Bancshares, Inc.	Chandler Bancorp, Inc.	7/24/2019
Premier Financial Bancorp, Inc.	First National Bank of Jackson	7/9/2019
BayCom Corp	TIG Bancorp	7/1/2019
1st Constitution Bancorp	Shore Community Bank	6/24/2019
River Financial Corporation	Trinity Bancorp, Inc.	6/5/2019
Waterford Bancorp, Inc.	Clarkston Financial Corporation	6/5/2019
Wintrust Financial Corporation	STC Bancshares Corp.	6/5/2019
Santa Cruz County Bank	Lighthouse Bank	5/28/2019
Citizens Holding Company	Charter Bank	5/21/2019
Blue Ridge Bankshares, Inc.	Virginia Community Bankshares, Inc.	5/14/2019
Allegheny Bancshares, Inc.	Mount Hope Bankshares, Inc.	5/9/2019
Teachers Credit Union	New Bancorp, Inc.	4/26/2019
Midland States Bancorp, Inc.	HomeStar Financial Group, Inc.	4/2/2019
First Bank	Grand Bank, National Association	3/19/2019
BancorpSouth Bank	Van Alstyne Financial Corporation	3/5/2019
Sword Financial Corporation	Markesan Bancshares, Inc.	2/27/2019
Wintrust Financial Corporation	Rush-Oak Corporation	2/20/2019
United Community Banks, Inc.	First Madison Bank & Trust	2/5/2019
Bank First Corporation	Partnership Community Bancshares, Inc.	1/23/2019
Citizens Community Bancorp, Inc.	F. & M. Bancorp of Tomah, Inc.	1/22/2019
Glacier Bancorp, Inc.	FNB Bancorp	1/16/2019

Regional Group

Acquirer Company	Company Acquired	Date Announced
1st Constitution Bancorp	Shore Community Bank	6/24/2019
First Bank	Grand Bank, National Association	3/19/2019
Citizens & Northern Corporation	Monument Bancorp, Inc.	9/28/2018
Hanover Bancorp Inc.	Chinatown Federal Savings Bank	9/20/2018
SB One Bancorp	Enterprise Bank N.J.	6/20/2018
Orrstown Financial Services, Inc.	Mercersburg Financial Corporation	5/31/2018
Emclaire Financial Corp	Community First Bancorp, Inc.	5/25/2018
FVCBankcorp, Inc.	Colombo Bank	5/3/2018
1st Constitution Bancorp	New Jersey Community Bank	11/6/2017
First Bank	Delanco Bancorp, Inc.	10/18/2017
Community Financial Corporation	County First Bank	7/31/2017
Delmar Bancorp	Liberty Bell Bank	7/21/2017
BCB Bancorp, Inc.	IA Bancorp, Inc.	6/7/2017
Sussex Bancorp	Community Bank of Bergen County, NJ	4/11/2017
First Bank	Bucks County Bank	3/29/2017
Mid Penn Bancorp, Inc.	Scottdale Bank & Trust Company	3/29/2017
Kinderhook Bank Corporation	Patriot Federal Bank	3/15/2017
Old Line Bancshares, Inc.	DCB Bancshares, Inc.	2/1/2017

Performance Group

Acquirer Company	Company Acquired	Date Announced
C&F Financial Corporation	Peoples Bankshares, Incorporated	8/13/2019
Indiana Members Credit Union	Commerce Bank	8/13/2019
Three Rivers Federal Credit Union	West End Bank, S.B.	8/1/2019
Ames National Corporation	Iowa State Savings Bank	7/29/2019
Premier Financial Bancorp, Inc.	First National Bank of Jackson	7/9/2019
Citizens Holding Company	Charter Bank	5/21/2019
Teachers Credit Union	New Bancorp, Inc.	4/26/2019
First Bank	Grand Bank, National Association	3/19/2019
Sword Financial Corporation	Markesan Bancshares, Inc.	2/27/2019
Citizens Community Bancorp, Inc.	F. & M. Bancorp of Tomah, Inc.	1/22/2019

For each selected transaction, Boenning derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements before the announcement of the respective transaction:

•	Price per common share to tangible book value per common share of the acquired company;

•	Price per common share to LTM earnings; and

•	Core deposit premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $30.8 million and using preliminary historical financial information for MidCoast as of or for the 12 months ended June 30, 2019 provided by MidCoast’s management.

The results of the analysis are set forth in the following tables:

National Group

Transactions	CZFS / MDCT Merger	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	120.7	99.8	150.5	185.8
Deal Value to LTM Core Earnings (x)	32.5	11.6	16.1	33.0
Core Deposit Premium (%)	3.5	0.2	8.2	15.2

Regional Group

Transactions	CZFS / MDCT Merger	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	120.7	100.5	155.7	168.0
Deal Value to LTM Core Earnings (x)	32.5	18.3	27.9	44.5
Core Deposit Premium (%)	3.5	0.3	6.6	11.7

Performance Group

Transactions	CZFS / MDCT Merger	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	120.7	91.6	126.3	147.0
Deal Value to LTM Core Earnings (x)	32.5	19.6	27.8	53.7
Core Deposit Premium (%)	3.5	-1.8	2.2	8.5

No company or transaction used as a comparison in the above selected transactions analysis is identical to MidCoast, Citizens or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgment concerning differences in financial and operating characteristics of the companies involved.

Pro Forma Financial Impact Analysis. Boenning performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of MidCoast and Citizens. Using closing balance sheet estimates as of December 31, 2019 for MidCoast and Citizens provided by MidCoast and Citizens management, street earnings estimates for 2019-2020, assumed long term earnings growth rates provided by MidCoast management, and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger) provided by Citizens management, Boenning analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be (i) accretive to Citizens’ 2020 and 2021 estimated EPS, (ii) accretive to Citizens’ book value per share at closing, and (iii) accretive to Citizens’ estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the merger, Citizens’ tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio at closing would be above “well capitalized” regulatory guidelines. For all of the above analysis, the actual results achieved by Citizens following the merger may vary from the projected results, and the variations may be material.

Present Value Analysis. Boenning performed a present value analysis to estimate a range for the implied equity value of MidCoast. In this analysis, the future cash flows are derived from MidCoast’s financial budget and management estimates and discounted back. Cash flows include projected cash dividends as well as an assumed value of one share at the end of year five using both earnings and tangible book value multiples. The range of discount rates for MidCoast was determined using the Capital Asset Pricing Model and the Build-Up Method, which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and the Duff & Phelps risk premiums for small, illiquid stocks and for commercial bank stocks. Boenning also considered comparable company returns on tangible common equity as a third hurdle rate. The average of the three methods was approximately 12.0%.

The ranges of values were derived by adding (i) the present value of the estimated earnings and cash dividends that MidCoast could generate over the five-year period from 2019 to 2023 and (ii) the present value of MidCoast’s implied terminal value at the end of such period. In calculating the net present value of MidCoast using the earnings multiple, the range of price to earnings ratios used to determine possible future stock prices was 13.0x to 15.0x LTM earnings, with a midpoint of 14.0x. The mid-point multiple approximates median multiples in the peer group analysis. This present value analysis resulted in a range of implied values per share of MidCoast common stock of $2.48 per share to $3.75 per share with a midpoint of $3.07 per share. In calculating the net present value of MidCoast using the tangible book value multiple, the range of price to tangible book value ratios used to determine possible future stock prices was 0.60x to 1.00x of tangible book value, with a midpoint of 0.80x. The mid-point multiple approximates median multiples in the peer group analysis. This present value analysis resulted in a range of implied values per share of MidCoast common stock of $2.32 per share to $3.98 per share with a midpoint of $3.14 per share.

The present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of MidCoast or the pro forma combined company.

Miscellaneous. Boenning acted as financial advisor to MidCoast in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, Boenning is regularly engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Boenning has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its and their broker-dealer businesses, and further to certain existing sales and trading relationships between each of MidCoast and Citizens and certain Boenning affiliates, Boenning and its affiliates may from time to time purchase securities from, and sell securities to, MidCoast and Citizens, and as a market maker in securities, Boenning and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of MidCoast or Citizens for its and their own accounts and for the accounts of its and their respective customers and clients. Boenning employees and employees of Boenning affiliates may also from time to time maintain individual positions in MidCoast common stock and/or Citizens common stock.

Pursuant to the Boenning engagement agreement, MidCoast agreed to pay Boenning a non-refundable cash fee equal to 1.35% of the implied transaction value, $10,000 of which was paid when Boenning was retained, $10,000 of which was paid upon completion of a Descriptive Memorandum, $70,000 of which was paid concurrently with the rendering of Boenning’s opinion, and the balance of which is contingent upon the consummation of the merger. Boenning’s fee for rendering the fairness opinion was not contingent upon Boenning reaching any particular conclusion. MidCoast also agreed to reimburse Boenning for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Boenning against certain liabilities relating to or arising out of Boenning’s engagement or Boenning’s role in connection therewith.

In the two years preceding the date of Boenning’s opinion, Boenning from time to time provided other investment banking assistance to Citizens for which Boenning did not enter into any engagement agreement or receive compensation. Boenning served as the sole placement agent in connection with MidCoast’s common stock issuance in July 2017 but has not had any material investment banking relationship with MidCoast during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning, on the one hand, and MidCoast, on the other hand. Boenning may provide investment banking services to Citizens in the future, although there is no agreement to do so.

Unaudited Prospective Financial Information

Citizens and MidCoast do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results because of, among other reasons, the uncertainty of the underlying assumptions and estimates. However, unaudited prospective financial information for MidCoast on a standalone, pre-merger basis was made available to and reviewed by MidCoast’s financial advisor, Boenning, in connection with the preparation of its fairness opinion. Such information may differ in certain respects from what MidCoast and Citizens use for their respective internal purposes.

The MidCoast prospective financial information was not prepared with a view toward public disclosure, and the inclusion of such information in this document should not be regarded as an indication that MidCoast, Citizens or any other recipient of such information considered, or now considers, such information to be necessarily predictive of actual future results. The MidCoast prospective financial information was not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither S.R. Snodgrass, P.C., the independent registered public accounting firm for Citizens, Crowe LLP, the independent auditors for MidCoast, nor any other independent accountants have compiled, examined or performed any procedures with respect to such information, or expressed any opinion or any other form of assurance on such information or their achievability.

The MidCoast prospective financial information reflects numerous estimates and assumptions made by MidCoast with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to MidCoast’s business, all of which are difficult to predict and many of which are beyond MidCoast’s control. Such information also reflects assumptions as to certain business decisions that are subject to change. The MidCoast prospective financial information reflects subjective judgments in many respects and is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Accordingly, such information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, MidCoast’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this document. Such information does not take into account any circumstances or events occurring after the date it were prepared, including the transactions contemplated by the merger agreement, and does not take into account the effect of any possible failure of the merger to occur. Neither MidCoast, Citizens nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the MidCoast prospective financial information if it is or becomes inaccurate, even in the short-term. The inclusion of such information in this document is not and should not be deemed an admission or representation by MidCoast or Citizens that such information is viewed by MidCoast or Citizens as material information of MidCoast, particularly in light of the inherent risks and uncertainties associated with such information.

The MidCoast material prospective financial information utilized by Boenning in connection with the preparation of its fairness opinion assumed the following (all dollar amounts approximate and in thousands):

	Projected 2019	Projected 2020	Projected 2021
Net income available to common stockholders	$1,031	$1,368	$1,504

For the balance sheet, MidCoast provided the following information to develop a forecasted balance sheet for December 31, 2019, with total and tangible assets projected to be at $274.3 million, total and tangible equity at $26.2 million. Boenning, with management approval, then applied a 5% growth rate to total assets.

Citizens’ Reasons for the Merger

In reaching its decision to approve the merger agreement and the merger, the Citizens Board of Directors consulted with Citizens management, as well as its independent financial and legal advisors, and considered a number of factors, including the following:

•

each of Citizens’, MidCoast’s, and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Citizens Board of Directors considered its view that MidCoast’s business and operations complement those of Citizens. The Board of Directors further considered MidCoast’s earnings and prospects and the synergies potentially available in the proposed transaction;

•

the anticipated pro forma impact of the merger on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels;

•

the proposed combination would continue Citizens’ geographic expansion and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;

•

the current and prospective environment in which Citizens and MidCoast operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Citizens both with and without the proposed transaction; and

•	its review and discussions with Citizens’ management and advisors concerning the due diligence examination of the business of MidCoast.

The foregoing discussion of the information and factors considered by the Citizens Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Citizens Board of Directors. In reaching its decision to approve the merger agreement and the merger, the Citizens Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Citizens Board of Directors considered all these factors as a whole, including discussions with, and questioning of, Citizens’ management and independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Merger Consideration

Under the terms of the merger agreement, each outstanding share of MidCoast common stock will be converted into the right to receive, at the election of the holder thereof, either (i) $6.50 in cash, without interest, (ii) 0.1065 shares of Citizens common stock, or (iii) a combination of cash and Citizens common stock, subject to the allocation mechanism described below. No fractional shares of Citizens common stock will be issued in connection with the merger. Instead, Citizens will make a cash payment to each MidCoast shareholder who would otherwise receive a fractional share equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $6.50, without interest. Based upon the closing price of Citizens common stock on January 15, 2020, the latest practicable date before the printing of this document, of $62.50, each 0.1065 shares of Citizens common stock would have a value of $6.66.

It is also possible that the merger consideration may be adjusted before the effective date of the merger as a result of certain decreases in the price of Citizens common stock. If, at any time during the five day period commencing on the later of (i) the first date on which all required regulatory approvals for the merger (and waivers, if applicable) have been received (disregarding any waiting period), or (ii) the date of the MidCoast special meeting (the later of such dates being the “Determination Date”), both of the following conditions are satisfied:

•

the number obtained by dividing the average daily closing price of Citizens common stock for the 20 consecutive trading days on which such shares are actually traded on the OTCPink Market ending at the close of trading on the Determination Date by $58.00 (the “Citizens Ratio”) is less than 0.80; and

•

the Citizens Ratio is less than the number obtained by (i) dividing the weight-adjusted sum of the average daily closing prices of the common stock of the entities comprising the KBW Nasdaq Banking Index for the 10 consecutive trading days immediately preceding the Determination Date by the weight-adjusted sum of the average closing prices of those entities on September 18, 2019 (the “Index Ratio”), and (ii) subtracting 0.20,

MidCoast may terminate the merger. If MidCoast elects to exercise its termination right as described above, it must give written notice thereof to Citizens. During the five day period commencing with its receipt of such notice, Citizens shall have, at its sole discretion, the option to increase the consideration to be received by MidCoast shareholders by adjusting the exchange ratio to equal the lesser of: (i) the number obtained by dividing the product of $58.00, 0.80 and 0.1065 by the average daily closing price of Citizens common stock for the 20 consecutive trading days on which such shares are actually traded on the OTCPink Market ending on the Determination Date, and (ii) the number obtained by dividing the product of the Index Ratio and 0.1065 by the Citizens Ratio. If Citizens elects, it shall give prompt written notice to MidCoast of its election to revise the exchange ratio, whereupon no termination shall be deemed to have occurred and the merger agreement shall remain in full force and effect in accordance with its terms (except as the exchange ratio shall have been modified). Because the formula is dependent on the future prices of the common stock of Citizens and the entities comprising the KBW Nasdaq Banking Index, it is not possible presently to determine what the adjusted merger consideration would be at this time, but, in general, more shares of Citizens common stock would be issued to take into account the extent to which the decline in the average price of Citizens common stock exceeded the decline in the average price of the common stock of the index group.

Cash, Stock, or Mixed Election

Under the terms of the merger agreement, MidCoast shareholders may elect to convert their shares into cash, Citizens common stock, or a mixture of cash and Citizens common stock. All elections are further subject to the allocation and proration procedures described in the merger agreement, which provides that the number of shares of MidCoast common stock to be converted into Citizens common stock must equal 75% of the total number of shares of MidCoast common stock outstanding at the effective time of the merger and that the number of shares of MidCoast common stock to be converted into cash in the merger must equal 25% of the total number of shares of MidCoast common stock outstanding at the effective time of the merger. Neither Citizens nor MidCoast makes any recommendation as to whether MidCoast shareholders should elect to receive cash, Citizens common stock, or a mixture of cash and Citizens common stock in the merger. Each holder of MidCoast common stock must make his or her own decision with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if MidCoast shareholders, in the aggregate, elect to receive more or less of the Citizens common stock than Citizens has agreed to issue. These procedures are summarized below under “—Allocation Procedures.”

Notwithstanding these rules, as described under “—Material United States Federal Income Tax Consequences of the Merger,” it may be necessary for Citizens to reduce the number of shares of MidCoast common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of MidCoast common stock that will be converted into Citizens common stock. If this adjustment is necessary, shareholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of Citizens common stock than they otherwise would have received.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and the agreement and plan of merger, you may receive Citizens common stock or cash in amounts that vary from the amounts you elect to receive.

Allocation Procedures

The aggregate amount of cash and Citizens common stock that will be paid is subject to the allocation procedures described in detail below. Pursuant to such allocation procedures, if MidCoast shareholders elect, in the aggregate, to receive cash for a number of shares that is more than 25% of the outstanding shares of MidCoast common stock, a pro rata portion of those shares for which a cash election was made will be converted into the right to receive Citizens common stock in order to provide for an aggregate 75% stock and 25% cash allocation among all outstanding MidCoast shares. Similarly, if MidCoast shareholders elect, in the aggregate, to receive Citizens stock for a number of shares that is higher than 75% of the outstanding shares of MidCoast common stock, a pro rata portion of those shares will be converted into the right to receive the cash consideration in order to provide for an aggregate 75% stock and 25% cash allocation among all outstanding MidCoast shares.

Stock Consideration Allocation. If the aggregate number of MidCoast shares for which a stock election is made (which we call the stock election shares) exceeds the number of MidCoast shares that must be converted to stock, which we call the stock conversion number, then all MidCoast shares for which a cash election was made, which we call cash election shares, and all MidCoast shares for which no election was made, which we call non-election shares, will be converted into the right to receive the cash consideration, and the stock election shares of each shareholder will be converted into the right to receive the stock consideration with respect to that number of stock election shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (x) the number of stock election shares held by such holder by (y) a fraction, the numerator of which is the stock conversion number and the denominator of which is the total number of stock election shares, with the remaining number of such holder’s stock election shares being converted into the right to receive the cash consideration.

Cash Consideration Allocation. If the stock election number is less than the stock conversion number (the amount by which the stock conversion number exceeds the stock election number being the “shortfall number”), then all stock election shares will be converted into the right to receive the stock consideration, and the non-election shares and cash election shares will be treated in the following manner:

•

If the shortfall number is less than or equal to the number of non-election shares, then all cash election shares will be converted into the right to receive the cash consideration, and the non-election shares of each holder will convert into the right to receive the stock consideration with respect to that number of non-election shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (A) the number of non-election shares held by such holder, by (B) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares, with the remaining number of such holder’s non-election shares being converted into the right to receive the cash consideration; or

•

If the shortfall number exceeds the number of non-election shares, then all non-election shares will be converted into the right to receive the stock consideration, and the cash election shares of each holder thereof will convert into the right to receive the stock consideration with respect to that number of cash election shares (rounded down to the nearest whole number) equal to the product obtained by multiplying (A) the number of cash election shares held by such holder by (B) a fraction, the numerator of which is the amount by which the shortfall number exceeds the total number of non-election shares, and the denominator of which is the total number of cash election shares, with the remaining number of such holder’s cash election shares being converted into the right to receive the cash consideration.

Illustrative Examples of Allocation Procedures. For illustration only, the following examples describe the application of the allocation provisions of the merger agreement in the case of an oversubscription of stock election shares and in the case of an oversubscription of cash election shares. Solely for the purposes of these examples, it is assumed that (i) there are 9,000,000 shares of MidCoast common stock outstanding, (ii) the exchange ratio is 0.1065, and (iii) the stock conversion number is 6,750,000.

Example 1 (Oversubscription of Stock Election Shares)

Assume that valid stock elections are received with respect to 7,650,000 shares (85% of the outstanding shares) of MidCoast common stock; valid cash elections are received with respect to 900,000 shares (approximately 10% of the outstanding shares) of MidCoast common stock; and no elections are received with respect to 90,000 shares (approximately 1% of the outstanding shares). The allocation provisions would generally apply as follows:

•	Cash election shares. All 900,000 cash election shares are converted into the right to receive the cash consideration.

•	Non-election shares. All 90,000 non-election shares are converted into the right to receive the cash consideration.

•

Stock election shares. Of the 7,650,000 stock election shares, 6,750,000 stock election shares are converted into the right to receive the stock consideration. The remaining 900,000 stock election shares are converted into the right to receive the cash consideration. Since the stock election shares are oversubscribed, this means that the MidCoast shareholders who make a stock election receive a mix of cash and stock merger consideration.

This can be further illustrated as follows:

•

Shareholder A holds 100 shares of MidCoast common stock and makes a valid stock election with respect to all 100 shares. 88 of such shares (100 shares x (6,750,000/7,650,000)) are converted into the right to receive the stock consideration, and the remaining 12 of such shares are converted into the right to receive the cash consideration. Shareholder A would receive:

•	9 shares of Citizens common stock (88 shares of MidCoast common stock x 0.1065) and cash instead of a fractional 0.372 share of Citizens common stock; and

•	$78.00 in cash (12 shares of MidCoast common stock x $6.50).

•	Shareholder B holds 100 shares of MidCoast common stock and makes a valid cash election with respect to all 100 shares. Shareholder B would receive $650 in cash (100 shares x $6.50).

•

Shareholder C holds 100 shares of MidCoast common stock and makes a valid cash election with respect to 50 shares and a valid stock election with respect to 50 shares. All 50 cash election shares are converted into the right to receive the cash consideration. Of the 50 stock election shares, 44 shares (50 x (6,750,000/7,650,000)) are converted into the right to receive the stock consideration, and the remaining 6 stock election shares are converted to into the right to receive the cash consideration. Shareholder C would receive:

•	4 shares of Citizens common stock (44 shares of MidCoast common stock x 0.1065) and cash instead of a fractional 0.686 share of Citizens common stock; and

•	$364.00 in cash ((50 + 6 shares of MidCoast common stock) x $6.50).

Example 2 (Oversubscription of Cash Election Shares)

Assume that valid cash elections are received with respect to 3,150,000 shares (approximately 35% of the outstanding shares) of MidCoast common stock; valid stock elections are received with respect to 4,950,000 shares (approximately 55% of the outstanding shares); and no elections are received with respect to 900,000 shares (approximately 10% of the outstanding shares). This means that the shortfall number is 1,800,000 (6,750,000—4,950,000), and the allocation provisions would generally apply as follows:

•	Stock election shares. All 4,950,000 stock election shares are converted into the right to receive the stock consideration.

•

Non-election shares. Because the shortfall number (1,800,000) exceeds the number of non-election shares (900,000), all 900,000 non-election shares are converted into the right to receive the stock consideration.

•

Cash election shares. Of the 3,150,000 cash election shares, 2,250,000 cash election shares are converted into the right to receive the stock consideration. The remaining 900,000 cash election shares are converted into the right to receive the cash consideration. Since the cash election shares are oversubscribed, the MidCoast shareholders who make cash elections will receive a mix of cash and stock merger consideration.

This can be further illustrated as follows:

•

Shareholder A holds 100 shares of MidCoast common stock and makes a valid stock election with respect to all 100 shares. Shareholder A would receive 10 shares of Citizens common stock (100 shares of MidCoast common stock x 0.1065), plus cash instead of a fractional 0.65 share of Citizens common stock.

•

Shareholder B holds 100 shares of MidCoast common stock and makes a valid cash election with respect to all 100 shares. 28 of such shares (100 shares of MidCoast common stock x ((1,800,000 – 900,000)/3,150,000)) would be converted into the right to receive the stock consideration, and the remaining 72 of such shares would be converted into the right to receive the cash consideration. Shareholder B would receive:

•	2 shares of Citizens common stock (28 shares of MidCoast common stock x 0.1065) and cash instead of a fractional 0.982 share of Citizens common stock; and

•	$468.00 in cash (72 shares of MidCoast common stock x $6.50).

•

Shareholder C holds 100 shares of MidCoast common stock and makes a valid cash election with respect to 50 shares and a valid stock election with respect to 50 shares. All 50 stock election shares are converted into the right to receive the stock consideration. Of the 50 cash election shares, 14 shares (50 x ((1,800,000 – 900,000)/3,150,000)) would be converted into the right to receive the stock consideration, and the remaining 36 of such cash election shares would be converted into the right to receive the cash consideration. Shareholder C would receive:

•	6 shares of Citizens common stock ((50 + 14 shares of MidCoast common stock) x 0.1065) and cash instead of a fractional 0.816 share of Citizens common stock; and

•	$234.00 in cash (36 shares x $6.50).

Election Procedures; Surrender of Stock Certificates

An election form will be mailed separately from this proxy statement/prospectus to holders of shares of MidCoast common stock not less than 20 business days before the anticipated merger effective date. Each election form entitles each holder of MidCoast common stock to elect to receive cash, Citizens common stock, or a combination of cash and stock, or make no election with respect to the form of merger consideration they wish to receive.

To make an effective election, you must submit a properly completed election form to the exchange agent, Broadridge Corporate Issuer Solutions, Inc., on or before the election deadline. Please do NOT submit your MidCoast stock certificates with your election form or with your proxy card. Shortly after the merger is completed, Broadridge Corporate Issuer Solutions, Inc., the exchange agent in the merger, will allocate cash and stock among MidCoast shareholders, consistent with their elections and the allocation and proration procedures and send you a letter of transmittal and instructions for submitting your MidCoast stock certificates in exchange for the merger consideration. In any event, do not forward your MidCoast stock certificates with your proxy card or with your election form.

You may change your election at any time before the election deadline by written notice accompanied by a properly completed and signed later-dated election form which is received by the exchange agent before the election deadline or by withdrawal of your election by written notice before the election deadline. All elections will be revoked automatically if the agreement and plan of merger is terminated. If you have a preference for receiving either Citizens common stock or cash for your MidCoast common stock, you should complete and return the election form. If you do not make an election, you will be allocated Citizens common stock or cash depending solely on the elections made by other shareholders.

Neither Citizens nor MidCoast makes any recommendation as to whether you should elect to receive cash, stock or a combination of cash and stock in the merger. You must make your own decision with respect to your election. Generally, the merger will be a tax-free transaction for MidCoast shareholders to the extent they receive Citizens common stock. See “—Material United States Federal Income Tax Consequences of the Merger.”

MidCoast shareholders who do not submit a properly completed election form or who revoke their election form before the election deadline will have their shares of MidCoast common stock designated as non-election shares.

If you own shares of MidCoast common stock in “street name” through a broker or other financial institution, you should receive or seek instructions from the institution holding your shares concerning how to make your election. “Street name” holders may be subject to an election deadline set by a broker or other financial institution that is earlier than the deadline applicable to holders of shares in registered form. Therefore, you should carefully read any materials you receive from your broker. If you instruct a broker to submit an election for your shares, you must follow such broker’s directions for revoking or changing those instructions.

Within five business days after the completion of the merger, the exchange agent will mail to MidCoast shareholders a letter of transmittal, together with instructions for the exchange of their MidCoast stock certificates for the merger consideration. Until you surrender your MidCoast stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Citizens common stock into which your MidCoast shares have been converted. When you surrender your MidCoast stock certificates, Citizens will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of MidCoast common stock. MidCoast stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your MidCoast stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates, that they were lost, stolen or destroyed, and post a bond in such amount as the exchange agent may direct before you receive any consideration for your shares. The letter of transmittal includes instructions on how to provide evidence of ownership.

Effective Date of Merger

The parties expect that the merger will be effective during the second quarter of 2020, or as soon as possible after the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. The merger will be completed legally by the filing of the certificate of merger with the PDOB. If the merger is not consummated by June 30, 2020, the merger agreement may be terminated by either MidCoast or Citizens, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “—Conditions to the Merger.”

Dissenters’ Rights

General. MidCoast shareholders have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”). The following paragraphs summarize the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Appendix C, which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Appendix C.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of MidCoast common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Before the effective date of the merger, MidCoast shareholders should send any written notice or demand required in order to exercise dissenters’ rights to MidCoast Community Bancorp, Inc., 1011 Centre Road, Suite 119, Wilmington, Delaware 19805, Attention: Eric G. Hoerner, Chief Executive Officer. After the effective date of the merger, all dissenters should send any correspondence relating to the exercise of dissenters rights to Citizens Financial Services, Inc., 15 South Main Street, Mansfield, Pennsylvania 16933, Attention: Randall E. Black, President and Chief Executive Officer.

Notice of Intention to Dissent. If you wish to dissent from the merger, you must do all of the following:

•

Before the vote on the merger agreement by MidCoast’s shareholders at the MidCoast special meeting, file with MidCoast a written notice of your intention to demand payment of the fair value of your shares of common stock if the merger is completed;

•

Make no change in your beneficial ownership of the common stock with respect to which you are dissenting from the date you give notice of your intention to demand fair value of your shares through the date of the merger; and

•	Do not vote the shares of common stock with respect to which you are dissenting in favor of adoption of the merger agreement at the special meeting.

Simply providing a proxy against or voting against the proposed merger will not constitute notice of your intention to dissent. Further, if you submit a proxy, but do not indicate how you wish to vote, your right to dissent will be lost.

Notice to Demand Payment. If the merger is adopted by the required vote of MidCoast shareholders, MidCoast will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when such dissenting shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for the shares of common stock for which they dissented in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be at least 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent. You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as shareholders who do not dissent.

Payment of Fair Value of Shares. Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, Citizens will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that Citizens estimates to be the fair value of the common stock held by such dissenting shareholder. The remittance or notice will be accompanied by:

•

A closing balance sheet and statement of income of MidCoast for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	A statement of Citizens’ estimate of the fair value of MidCoast’s common shares; and

•	A notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares. If a dissenting shareholder believes that the amount stated or remitted by Citizens is less than the fair value of their common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of such common stock to Citizens within 30 days after Citizens mails its remittance. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by Citizens of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by Citizens.

Valuation Proceedings. If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	The effective date of the merger;

•	Timely receipt by MidCoast of any demands for payment; or

•	Timely receipt by Citizens of any estimates by dissenters of the fair value,

then, Citizens may file an application in the Court of Common Pleas requesting that the court determine the fair value of the common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If Citizens were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Citizens, may file an application in the name of Citizens at any time within the 30-day period after the expiration of the 60-day period and request that the Court of Common Pleas determine the fair value of the shares. The fair value determined by the Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Citizens’ estimate of the fair value of their common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court of Common Pleas finds fair and equitable.

Citizens intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then Citizens will file an application requesting that the fair value of the MidCoast common stock, as the case may be, be determined by the Court of Common Pleas.

Cost and Expenses. The costs and expenses of any valuation proceedings performed by the Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Citizens, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

MidCoast shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Income Tax Consequences. The exercise of dissenters’ rights may result in taxable income to you. Citizens has not obtained a tax opinion regarding the tax consequences of a shareholder exercising its dissenters’ rights. Accordingly, those who wish to exercise their dissenters’ rights should consult their own tax advisors regarding the tax consequences of such an election.

FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SUBCHAPTER D OF CHAPTER 15 OF THE PBCL REGARDING DISSENTERS’ RIGHTS WILL CONSTITUTE A WAIVER OF APPRAISAL RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT COUNSEL BEFORE EXERCISING DISSENTERS’ RIGHTS.

Employee Matters

The merger agreement provides that Citizens will review all MidCoast employee benefit plans to determine whether to maintain, terminate or continue such plans. In the event any MidCoast employee benefit plan is changed or terminated by Citizens, Citizens has agreed to use its best efforts to permit the former MidCoast employees who become Citizens employees to become eligible to participate in Citizens’ employee benefit plans. All MidCoast employees who become participants in any of the Citizens compensation or benefit plans will be given credit for service at MidCoast for eligibility to participate in and the satisfaction of vesting requirements (but not for benefit accrual purposes) under Citizens’ compensation and benefit plans.

Any employee of MidCoast who is not offered employment with Citizens as of the closing of the merger or is involuntarily terminated by Citizens (other than for cause) within one year following the effective time of the merger, will receive a severance payment equal to two weeks of base pay for each full year of service at MidCoast, with a minimum of four weeks and a maximum of 26 weeks base pay, provided that such individual executes appropriate release of claims documents.

Citizens has agreed to honor all obligations under all employment and change in control agreements applicable to MidCoast employees, unless superseded by an agreement entered into with Citizens or any Citizens subsidiary, but is not obligated under the merger agreement to maintain the employment of any particular individual after the merger is consummated. See “—Interests of MidCoast’s Directors and Executive Officers in the Merger That are Different from Yours” for a discussion of the employment agreements and other compensation arrangements applicable to directors and executive officers of MidCoast that will be honored by Citizens.

Interests of MidCoast’s Directors and Officers in the Merger That Are Different From Yours

In considering the recommendation of the board of directors of MidCoast that MidCoast shareholders vote to adopt the merger agreement, MidCoast shareholders should be aware that MidCoast’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of MidCoast shareholders generally. The board of directors was aware of and considered these potential interests, among other matters, in its decision to approve the merger agreement.

Advisory Board Positions and Compensation. The merger agreement provides that, upon completion of the merger, Citizens will offer at least a majority of MidCoast’s directors the opportunity to serve on a regional advisory board. Each director who serves as an advisory board member will be paid a monthly meeting fee, the amount of which is not yet determined.

Settlement and Consulting Agreement. Citizens has entered into a Settlement and Consulting Agreement with Eric G. Hoerner, CEO of MidCoast, which provides that Mr. Hoerner’s employment agreement with MidCoast will terminate at the closing of the merger, as a result of which he will receive the change of control benefits provided by that agreement. The Settlement and Consulting Agreement also provides that Citizens will engage Mr. Hoerner as a consultant for a period of six months after the closing of the merger, during which time Mr. Hoerner will provide services relating to integration of the two organizations. He will be compensated for those services at a rate of $50,000, comprised of $35,000 in shares of Citizens common stock and $15,000 in cash. Citizens will also reimburse Mr. Hoerner for reasonable business expenses.

Retention Bonus Agreement. Citizens has entered into a Retention Bonus Agreement with William J. Lattanzio, Chief Banking Officer of MidCoast, which provides that Mr. Lattanzio’s existing employment agreement with MidCoast will terminate, as a result of which he will be entitled to receive the change in control benefits provided by that agreement. Citizens will employ Mr. Lattanzio pursuant to the Retention Bonus Agreement at a base salary of $250,000 and, if he remains employed on the first anniversary of the closing of the merger, he will be paid a retention bonus, in cash, of $50,000. He is entitled to a pro-rated portion of the bonus if he terminates his employment before the first anniversary of the closing of the merger, unless his employment is terminated for cause.

Change of Control Benefits. Messrs. Hoerner and Lattanzio are parties to existing employment agreements with MidCoast that provide for the payment to each of them of certain benefits in the event of a change of control of MidCoast. As a result of the merger and entering into the agreements described above with Citizens, a change of control will be deemed to have occurred, and Messrs. Hoerner and Lattanzio will be due the following benefits:

•

Under Mr. Hoerner’s employment agreement with MidCoast, if Mr. Hoerner’s employment is terminated in connection with a change of control, he will receive a lump sum payment equal to two times the sum of: (i) his base salary, (ii) his average bonus in the prior two years; and (iii) the maximum 401(k) matching contribution. In addition, he is also entitled to two years of continued life, disability, medical/health insurance and other health and welfare benefits or, if such benefits cannot be continued after he is no longer employed, cash in the amount of the cost to obtain such benefits. In satisfaction of these obligations, Mr. Hoerner will receive a lump sum payment equal to $465,250.

•

Mr. Lattanzio’s employment agreement provides that if his employment is terminated in connection with a change of control, he will receive a lump sum payment equal to two times the sum of: (i) his base salary, (ii) his average bonus in the prior two years; and (iii) the maximum 401(k) matching contribution. In addition, he is also entitled to two years of continued life, disability, medical/health insurance and other health and welfare benefits or, if such benefits cannot be continued after he is no longer employed, cash in the amount of the cost to obtain such benefits. Pursuant to the terms of the Retention Bonus Agreement, in consideration of full satisfaction of any and all obligations under the employment agreement and in consideration of certain restrictive covenants, Mr. Lattanzio will receive a lump sum payment of $490,475.

Vesting of Options. Options issued under the MidCoast Community Bank 2007 Stock Incentive Plan, as amended, and the MidCoast Community Bancorp, Inc. 2017 Stock Incentive Plan that have not vested by their terms as of the effective time of the merger will, as a result of the merger and as provided by these plans, automatically vest. At September 30, 2019, directors and executive officers of MidCoast collectively held 170,000 options, the vesting of which will accelerate as a result of the merger. In exchange for the surrender of outstanding options, holders will receive a cash payment equal to the product of (i) the number of options held, and (ii) the amount by which $6.50 exceeds the exercise price of the option.

Indemnification and Insurance. The merger agreement provides that Citizens will, for a period of six years following the effective time of the merger, indemnify all current and former officers and directors of MidCoast and its subsidiaries in accordance with applicable law and the current indemnification provisions of MidCoast’s articles of incorporation and bylaws. In addition, for six years after the acquisition, Citizens agrees to maintain liability insurance coverage with respect to matters arising at or before the merger for each current or former officer or director of MidCoast or any of its subsidiaries, in amounts and on terms not materially less advantageous than the coverage provided before the merger, subject to a limit on the annual premium of such insurance of 250% of MidCoast’s current annual premium.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of MidCoast before the effective time of the merger. In general, the merger agreement obligates MidCoast to conduct its business in the usual, regular and ordinary course of business and use reasonable efforts to preserve its business organization and assets and maintain its rights and franchises. In addition, MidCoast has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of Citizens, it will not, among other things:

•

take any actions that would materially adversely affect the ability of Citizens and MidCoast to obtain the regulatory approvals or materially increase the period of time necessary to obtain such approvals or consummate the merger;

•	take any action that would materially adversely affect its ability to perform its covenants and agreements under the merger agreement;

•

take any action that would result in its representations and warranties not being true and correct at any future date on or before the closing date of the merger or in any of the conditions set forth in the merger agreement not being satisfied;

•

take any action that would prevent or impede, or be reasonably likely to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal revenue Code of 1986, as amended;

•	change or waive any provision of its articles of association or bylaws, except as required by law;

•	issue, split, combine, reclassify, redeem or acquire any shares of its capital stock;

•	declare or pay any dividends;

•

enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $25,000, except as contemplated by the merger agreement;

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•

increase salary or wages, grant or agree to pay any bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except: (i) as may be required pursuant to commitments existing on the date of the merger agreement or as required by the merger agreement; (ii) for bonuses, incentive payments and salary adjustments in the ordinary course of business consistent with past practice; or (iii) as otherwise contemplated by the merger agreement;

•

hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $40,000, provided that MidCoast may hire at-will, non-officer employees at an annual compensation rate not to exceed $30,000 to fill vacancies that may from time to time arise in the ordinary course of business;

•	hire any new employee without first seeking to fill any position internally;

•

enter into or modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice, except as may be required by law, by the terms of any such plan or agreement or by the terms of the merger agreement;

•	merge or consolidate with any other person;

•	sell or lease all or any substantial portion of its assets or business;

•

make any acquisition of all or any substantial portion of the business or assets of any other person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it and any other person;

•

enter into a purchase and assumption transaction with respect to deposits and liabilities or incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates;

•	permit the revocation or surrender by MidCoast of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

•

except for transactions with the Federal Home Loan Bank, subject any asset of MidCoast to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

•

change its method, practice or principle of accounting, except as may be required from time to time by U.S. generally accepted accounting principles (without regard to any optional early adoption date) or regulatory accounting principles or by any bank regulator responsible for regulating MidCoast;

•

waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which MidCoast is a party other than in the ordinary course of business consistent with past practice;

•	increase its investment securities portfolio above the amount set forth in its fiscal year 2019 budget provided to Citizens;

•

subject to the immediately preceding bullet point, purchase any securities except securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, and (ii) having a duration of not more than three years;

•

except for commitments existing at the time of the merger agreement, and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in excess of $500,000 or (ii) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in any amount that would result in a lending relationship to a borrower or an affiliated group of borrowers in excess of $500,000;

•	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

•

enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•

except for the execution of the merger agreement, and actions taken or which will be taken in accordance with the merger agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

•

make any change in policies in existence on the date of the merger agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a bank regulator;

•

except for the execution of the merger agreement, and the transactions contemplated thereby and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any MidCoast employee benefit plan;

•	make any capital expenditures in excess of $15,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments existing on the date of the merger agreement;

•	purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•

except for commitments existing on the date of the merger agreement, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice), unless Citizens has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Citizens;

•

undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by MidCoast of more than $35,000 annually, or containing any financial commitment extending beyond 12 months from the date of the merger agreement;

•

pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

•

foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, if such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to Citizens thereof before final sale;

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

•

issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Citizens and, to the extent relating to post-merger employment, benefit or compensation information without the prior consent of Citizens, or issue any broadly distributed communication of a general nature to customers without the prior approval of Citizens, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or merger-related transactions;

•

make, change or rescind any material tax, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date, and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties by Citizens, First Citizens, MidCoast and MCB regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things:

•	the organization, existence, and corporate power and authority, and capitalization of each of the companies;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•	the absence of any development materially adverse to the companies;

•	the absence of material adverse litigation;

•	the accuracy of reports and financial statements filed with the Securities and Exchange Commission or banking regulators;

•	the accuracy and completeness of the statements of fact made in filings with governmental entities in connection with the merger agreement;

•	the existence, performance and legal effect of certain contracts;

•	the filing of tax returns, payment of taxes and other tax matters by either party;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws by both parties.

All representations, warranties and covenants of the parties, other than those covenants and agreements which by their terms apply in whole or part after the consummation of the merger, terminate upon the consummation of the merger.

Conditions to the Merger

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•

the receipt of all regulatory approvals and other necessary approvals of governmental entities, without any condition or requirement that would result in a material adverse effect on either Citizens or MidCoast;

•	approval of the merger agreement by the affirmative vote of a majority of the total MidCoast shares voted on the proposal;

•	there must be no statute, rule, regulation, order, injunction or decree in existence which enjoins or prohibits the completion of the merger;

•

Citizens’ registration statement filed with the SEC, of which this proxy statement/prospectus is a part, shall have become effective, and no stop order suspending its effectiveness shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any state securities commissioner;

•

with respect to each of MidCoast and Citizens, the representations and warranties of the other party to the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing (except to the extent such representations and warranties speak as of an earlier date), giving effect to any qualification as to materiality contained in the merger agreement. If a representation or warranty was qualified as to materiality, it must be true or correct after giving effect to the materiality standard. In addition, each party must have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or before the effective time of the merger; and

•	both Citizens and MidCoast must have received a legal opinion from their respective counsels that the merger will qualify as a tax-free reorganization under United States federal income tax laws.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.

Although MidCoast and Citizens anticipate the closing will occur during the second quarter of 2020, because the satisfaction of certain of these conditions is beyond our control, MidCoast and Citizens cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether the merger will be completed.

Regulatory Matters

Because the FRB must act on the application with respect to the merger between First Citizens and MCB, Citizens has filed a request with the FRB to waive the requirement for an application with respect to the merger between Citizens’ merger subsidiary and MidCoast. Action on this waiver request is pending. Citizens also has filed with the Commissioner’s Office an application with respect to the merger between Citizens’ merger subsidiary and MidCoast. Action on this application is pending.

The merger between First Citizens and MCB is subject to approval by the FRB, the PDOB and the Commissioner’s Office. First Citizens has filed the requisite applications with these regulatory agencies, action on all of which are pending. With respect to the application filed with the FRB, the FRB must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. A period of 15 to 30 days must expire following approval by the FRB before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While First Citizens and MCB believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the bank merger.

The mergers between Citizens’ merger subsidiary and MidCoast and between First Citizens and MCB cannot proceed in the absence of the requisite regulatory approvals or waivers. See “—Conditions to the Merger” and “—Termination; Amendment; Waiver.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “—Conditions to the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by MidCoast shareholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

No Solicitation

Until the merger is completed or the merger agreement is terminated, MidCoast has agreed that it, and its officers, employees, directors and representatives, will not:

•	initiate, solicit, or knowingly encourage any inquiries, offers or proposals to acquire MidCoast; or

•	enter into or maintain or continue discussions or negotiations regarding any proposal to acquire MidCoast, or agree to endorse any acquisition proposal.

At any time before MidCoast’s special meeting of shareholders, MidCoast may, however, furnish information regarding MidCoast to, or enter into and engage in discussion with, any person or entity in response to a bona fide unsolicited proposal by the person or entity relating to an acquisition proposal if:

•

MidCoast’s Board of Directors determines in good faith, after consultation with its legal and financial advisors, that such proposal is reasonably likely to result in a transaction more favorable to MidCoast’s shareholders than the merger with First Citizens from a financial point of view (a “superior proposal”);

•	MidCoast notifies Citizens within at least two business days before such determination; and

•	MidCoast receives a confidentiality agreement from a third party with terms substantially identical to those contained in the existing confidentiality agreement between MidCoast and Citizens.

At any time before MidCoast’s special meeting of shareholders, MidCoast may approve or recommend to MidCoast’s shareholders a superior proposal and withdraw its recommendation of Citizens’ proposal after having given Citizens five business days’ notice of the superior proposal and the opportunity for Citizens to adjust, modify or amend the terms of its proposal in response to the superior proposal.

Termination; Amendment; Waiver

The merger agreement may be terminated before the closing, before or after approval of the merger by MidCoast’s shareholders, as follows:

•	by mutual written agreement of Citizens, First Citizens and MidCoast;

•

by Citizens or MidCoast if the merger has not occurred on or before June 30, 2020, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by Citizens or MidCoast if MidCoast’s shareholders do not approve the merger agreement and merger;

•

by Citizens or MidCoast if the other party has breached a representation, warranty, covenant, or other agreement contained in the merger agreement, if such breach cannot be cured before the closing date or is not cured within 30 days after written notice of the breach by the terminating party, and which breach would cause the failure of conditions to the terminating party’s obligation to close (provided that the terminating party is not then in material breach of the merger agreement);

•	by Citizens or MidCoast if any required regulatory approvals for consummation of the merger are not obtained;

•

by Citizens if MidCoast shall have received a superior proposal and the MidCoast Board of Directors enters into an acquisition agreement with respect to a superior proposal and terminates the merger agreement or fails to recommend that the shareholders of MidCoast approve the merger agreement, or withdraws, modifies or changes its recommendation in a manner adverse to Citizens; or

•	by MidCoast in order to accept a superior proposal, which has been received and considered by MidCoast in compliance with the applicable terms of the merger agreement.

If MidCoast elects to terminate the merger agreement because MidCoast has determined to accept a superior proposal or if Citizens elects to terminate the merger agreement because MidCoast accepted a superior proposal and fails to recommend that the shareholders of MidCoast approve the merger agreement or withdraws, modifies or changes its recommendation in a manner adverse to Citizens, MidCoast must pay Citizens a fee of $1.2 million. This fee would also be payable to Citizens if MidCoast enters into a merger agreement with a third party within 12 months of the termination of the merger agreement by Citizens if the termination was due to a willful breach of a representation, warranty, covenant or agreement by MidCoast or the failure of the shareholders of MidCoast to approve the merger agreement after the public disclosure or public awareness that MidCoast received a third party acquisition proposal.

Additionally, MidCoast may terminate the merger agreement if, at any time during the five day period commencing on the later of (i) the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the merger have been received (disregarding any waiting period), or (ii) the date of the MidCoast special meeting (the later of such dates being the “Determination Date”), both of the following conditions are satisfied:

•

the number obtained by dividing the average daily closing price of Citizens common stock for the 20 consecutive trading days on which such shares are actually traded on the OTCPink Market ending at the close of trading on the Determination Date by $58.00 (the “Citizens Ratio”) is less than 0.80; and

•

the Citizens Ratio is less than the number obtained by (i) dividing the weight-adjusted sum of the average daily closing prices of the common stock of the entities comprising the KBW Nasdaq Banking Index for the 10 consecutive trading days immediately preceding the Determination Date by the weight-adjusted sum of the average closing prices of those entities on September 18, 2019 (the “Index Ratio”), and (ii) subtracting 0.20.

If MidCoast elects to exercise its termination right as described above, it must give written notice thereof to Citizens. During the five day period commencing with its receipt of such notice, Citizens shall have, at its sole discretion, the option to increase the consideration to be received by MidCoast shareholders by adjusting the exchange ratio to equal the lesser of: (i) the number obtained by dividing the product of $58.00, 0.80 and 0.1065 by the average daily closing price of Citizens common stock for the 20 consecutive trading days on which such shares are actually traded on the OTCPink Market ending on the Determination Date, and (ii) the number obtained by dividing the product of the Index Ratio and 0.1065 by the Citizens Ratio. If Citizens elects, it shall give prompt written notice to MidCoast of its election to revise the exchange ratio, whereupon no termination shall be deemed to have occurred and the merger agreement shall remain in full force and effect in accordance with its terms (except as the exchange ratio shall have been modified). Because the formula is dependent on the future prices of the common stock of Citizens and the entities comprising the KBW Nasdaq Banking Index, it is not possible presently to determine what the adjusted merger consideration would be at this time, but, in general, more shares of Citizens common stock would be issued, to take into account the extent to which the decline in the average price of Citizens common stock exceeded the decline in the average price of the common stock of the index group.

Subject to applicable law, at any time before the closing and effective time of the merger, whether before or after the approval of the merger agreement by the MidCoast shareholders, the merger agreement may be amended by the parties. However, after such approval by the MidCoast shareholders, no amendment may be made without their approval if it reduces the amount or value or changes the form of consideration to be delivered to MidCoast shareholders.

Fees and Expenses

Citizens and MidCoast will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby, except that they will share equally the cost of the registration statement filing fee, printing cost (including Edgarization), and mailing of the proxy statement-prospectus. However, Citizens and First Citizens will indemnify MidCoast for any reasonable out-of-pocket fees, expenses or charges that MidCoast may incur as a result of taking, at Citizens’ request, any action to facilitate the conversion of the data processing and related electronic informational systems of MidCoast to those used by Citizens. Additionally, if the merger agreement is terminated because of a willful and material breach of any representation, warranty, covenant or agreement, the breaching party will be liable for any and all damages, costs and expenses, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights under the merger agreement.

Material United States Federal Income Tax Consequences of the Merger

Set forth below is a description of the material United States federal income tax consequences of the merger to U.S. holders of MidCoast common stock who exchange shares of MidCoast common stock for a combination of shares of Citizens common stock and cash pursuant to the merger agreement. The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a U.S. holder is a beneficial owner of MidCoast common stock who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) holds MidCoast common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding MidCoast common stock, you should consult your tax advisor regarding the tax consequences of the merger.

This discussion addresses only those MidCoast stockholders that hold their MidCoast common stock as a capital asset within the meaning of Code Section 1221 (generally, property held for investment), and does not address all of the United States federal income tax consequences that may be relevant to particular MidCoast stockholders in light of their individual circumstances or to MidCoast stockholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold MidCoast common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons that purchased or sell their shares of MidCoast common stock as part of a wash sale;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons that are not U.S. holders; and

•	stockholders who acquired their shares of MidCoast common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

ALL HOLDERS OF MIDCOAST COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

The obligation of Citizens to complete the merger is conditioned upon the receipt of an opinion from Luse Gorman, PC, counsel to Citizens, to the effect that the merger will qualify as a reorganization within the meaning of Code Section 368(a) based upon representations made by Citizens and MidCoast. The respective obligations of Citizens and MidCoast to complete the merger are conditioned upon the receipt of an opinion from its respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code based upon representations made by Citizens and MidCoast. Neither of these opinions is binding on the Internal Revenue Service or the courts. Citizens and MidCoast have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. The following discussion assumes the receipt and accuracy of the opinions described above.

Federal Income Tax Consequences of the Merger. The United States federal income tax consequences of the merger to U.S. holders of MidCoast common stock are as follows:

•

a U.S. holder of MidCoast common stock will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Citizens common stock and cash received by a holder of MidCoast common stock exceeds such holder’s tax basis in its MidCoast common stock, and (2) the amount of cash received by such holder of MidCoast common stock (in each case excluding any cash received instead of fractional share interests in Citizens common stock, which shall be treated as discussed below);

•

the aggregate tax basis of the Citizens common stock received in the merger (including any fractional share interests in Citizens common stock deemed received and exchanged for cash, as discussed below) will be the same as the aggregate tax basis of the MidCoast common stock for which it is exchanged, decreased by the amount of cash received in the merger (excluding any cash received instead of fractional share interests in Citizens common stock), and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or dividend income, as discussed below), excluding any gain recognized with respect to fractional share interests in Citizens common stock for which cash is received, as discussed below; and

•

the holding period of Citizens common stock received in exchange for shares of MidCoast common stock (including any fractional share interests in Citizens common stock deemed received and exchanged for cash, as discussed below) will include the holding period of the MidCoast common stock for which it is exchanged.

If holders of MidCoast common stock acquired different blocks of MidCoast common stock at different times or at different prices, any gain will be determined separately with respect to each block of MidCoast common stock and such holders’ basis and holding period in their shares of Citizens common stock may be determined with reference to each block of MidCoast common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Citizens common stock received in the exchange should be allocated among different blocks of MidCoast common stock and with respect to identifying the bases or holding periods of the particular shares of Citizens common stock received in the merger.

Gain that holders of MidCoast common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held their MidCoast common stock for more than one year as of the date of the merger. Long-term capital gain of certain non-corporate holders of MidCoast common stock, including individuals, is generally taxed at preferential rates. In some cases, if a holder actually or constructively owns Citizens common stock other than Citizens common stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Code Section 302, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of MidCoast common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Medicare Net Investment Income Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). For this purpose, net investment income generally includes dividend income and net gain recognized with respect to a disposition of shares of MidCoast common stock pursuant to the merger, unless such dividend income or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, please consult your tax advisors regarding the applicability of the Medicare tax with respect to your disposition of shares of MidCoast common stock pursuant to the merger.

Cash Received Instead of a Fractional Share of Citizens Common Stock. A holder of MidCoast common stock who receives cash instead of a fractional share of Citizens common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold to Citizens that fractional share of Citizens common stock for cash. As a result, a holder of MidCoast common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share of Citizens common stock. Gain or loss recognized with respect to cash received in lieu of a fractional share of Citizens common stock will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Payments of cash to a holder of MidCoast common stock may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

The preceding discussion is intended only as a general discussion of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Therefore, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment

In accordance with U.S. generally accepted accounting principles and Financial Accounting Standards Board (the “FASB”) ASC Topic 805-10, Business Combinations, the merger will be accounted for using the acquisition method of accounting. Under the acquisition method, the recorded assets and liabilities of Citizens will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on, and the assets and liabilities of MidCoast will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash and shares of Citizens common stock to be issued to former MidCoast shareholders at fair value, together with cash paid to MidCoast shareholders, exceeds the fair value of the net assets including identifiable intangibles of MidCoast at the date of the merger, that amount will be reported as goodwill. In accordance with FASB ASC Topic 350, “Intangibles – Goodwill and Other,” goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of MidCoast being included in the consolidated income of Citizens beginning from the date of consummation of the merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

After completion of the merger, the Boards of Directors of Citizens and First Citizens will consist of all the current directors of Citizens and First Citizens.

Citizens Financial Services, Inc. Directors

Randall E. Black has served as the Chief Executive Officer and President of Citizens and First Citizens since April 2004, and prior to 2004 was the Chief Financial Officer for First Citizens. Mr. Black’s extensive experience in the banking industry and involvement in business and civic organizations in the communities that First Citizens serves afford the Board of Directors valuable insight regarding the business and operation of First Citizens. Mr. Black’s knowledge of Citizens’ and First Citizens’ business and history, combined with his success and strategic vision, position him well to continue to serve as Chief Executive Officer and President. Age 53. Director of Citizens and First Citizens since 2004.

Robert W. Chappell is an attorney-at-law. He operates the Law Office of Robert W. Chappell, Esq. located in Rome, Pennsylvania. Mr. Chappell also serves in an “of Counsel” capacity for the law firm of Loomis | Koernig located in Mansfield, Pennsylvania. Previously, Mr. Chappell was a partner with the Law Offices of van der Hiel, Chappell and Loomis.    Mr. Chappell’s 25 years expertise as a partner in a law firm and his involvement in business and civic organizations in the communities that First Citizens serves provide the Board of Directors valuable insight. Mr. Chappell’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for the Company. Age 53. Director of Citizens and First Citizens since 2006.

R. Lowell Coolidge is an attorney-at-law with the firm of Walrath and Coolidge, located in Wellsboro, Pennsylvania. Mr. Coolidge’s 50 years expertise as partner in a local law firm and his involvement in business and civic organizations in the communities in which First Citizens serves provide the Board of Directors valuable insight. Mr. Coolidge holds more than 5% of Citizens’ outstanding shares and he has been Chairman of Citizens and First Citizens since 1998. Mr. Coolidge is Chairman of the Executive Committee. Age 79. Director of Citizens and First Citizens since 1984.

Rinaldo A. DePaola is an attorney-at-law with the firm of Griffin, Dawsey, DePaola & Jones located in Towanda, Pennsylvania. Mr. DePaola’s 35 years expertise as a partner in a local law firm and his involvement in business and civic organizations in the communities that First Citizens serves provide the Board of Directors valuable insight. Mr. DePaola’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for Citizens. Mr. DePaola is Chairman of Citizens’ Governance and Nominating Committee. Age 64. Director of Citizens and First Citizens since 2006.

Thomas E. Freeman is regional manager with Blue Ridge Communications in Mansfield, Pennsylvania. Mr. Freeman has worked in business for 40 years. His business expertise and involvement in numerous civic and philanthropic organizations provide valuable insight to the Board of Directors and position him well to serve as a director for Citizens. Age 59. Director of Citizens and First Citizens since 2010.

Roger C. Graham, Jr. is retired from Graham Construction and Excavating. Mr. Graham owned and operated Graham Construction & Excavating for 20 years. As a retired, successful business owner, Mr. Graham has a knowledgeable skill set that positions him well to continue to serve as a director for Citizens. Mr. Graham is Chairman of First Citizens’ Credit Committee. Age 64.    Director of Citizens and First Citizens since 2001.

E. Gene Kosa is a partner in EDKO Farms and President of EDKO Farms, Inc., an agricultural production and service business, located in Ulysses, Pennsylvania. Mr. Kosa has successfully managed an agricultural business for 45 years. Mr. Kosa is also president of GENA Holdings, a holding company primarily for mineral rights and other assets. As a business owner, Mr. Kosa has a knowledgeable skill set that positions him well to continue to serve as a director for Citizens. Mr. Kosa is Chairman of Citizens’ Audit and Examination Committee. Age 73. Director of Citizens and First Citizens since 2001.

Christopher W. Kunes is president/owner of Christopher Kunes General Contracting, a construction business located in State College, Pennsylvania. Mr. Kunes has successfully managed this construction business for 32 years. Mr. Kunes also has business interests in agriculture, masonry, restaurant, real estate development and management, along with other markets. His broad experience makes him an asset as a director for Citizens. Age 54. Director of Citizens and First Citizens since December 2018.

R. Joseph Landy is an attorney-at-law with the firm of Landy & Rossettie, PLLC, formerly Landy & Landy Attorneys at Law, located in Sayre, Pennsylvania. Mr. Landy’s 41 years expertise as a partner in a law firm and his involvement in business and civic organizations in the communities that First Citizens serves provides the Board of Directors valuable insight. Mr. Landy’s years of providing legal counsel and operating a law office position him well to continue to serve as a director for Citizens. Mr. Landy has been Vice Chairman of Citizens and First Citizens since April 16, 2019, and he is Chairman of Citizens’ Compensation/Human Resource Committee. Age 65. Director of Citizens and First Citizens since 2001.

David Z. Richards, Jr. was named an Executive Vice President of First Citizens on December 8, 2017. Prior to 2017, Mr. Richards was an Executive Vice President for S&T Bancorp, Inc. from 2014-2017, and was Chief Executive Officer/Executive Vice President of Nittany Bank/National Penn Bank from 1997 to 2014. Mr. Richards has extensive knowledge and experience in the banking industry, providing valuable insight in the daily and strategic operation of First Citizens, positioning him well to be an employee director. Mr. Richards is Chairman of First Citizens’ Trust Investment Committee. Age 59. Director of Citizens and First Citizens since December 2017.

Alletta M. Schadler is co-owner and manager of the Farmer’s Pride Airport, a privately owned, public-use airport in Fredericksburg, Pennsylvania, and a retired home economist, family living agent and director from Penn State Extension in Lebanon County, Pennsylvania. Ms. Schadler worked for Penn State Extension for 30 years and has been co-owner of the airport since 1990.    She is a former director of The First National Bank of Fredericksburg. Her business expertise and involvement in civic and philanthropic organizations provide valuable insight to the Board of Directors and position her well to serve as a director for Citizens. Age 84. Director of Citizens and First Citizens since 2015.

Director Independence

Citizens’ Board of Directors currently consists of eleven members, all of whom are independent under the listing standards of the Nasdaq Stock Market, except for Lowell Coolidge, who is Chairman of the Board, and whose daughter, Amy C. Wood, is an Executive Officer of First Citizens, Mr. Black, who is Chief Executive Officer and President of Citizens and First Citizens, and David Z. Richards, Jr., who is an Executive Vice President of First Citizens. In determining the independence of its directors, the Board considered transactions, relationships and arrangements between Citizens and its directors that are not required to be disclosed in this proxy statement/prospectus under the heading “Transactions with Related Persons,” considering the loans or lines of credit that First Citizens has directly or indirectly made to Directors Black, Chappell, Coolidge, DePaola, Freeman, Graham, Kosa, Kunes, Landy and Schadler.

Director Compensation

The following table sets forth information concerning the compensation of Citizens’ non-employee directors during the year ended December 31, 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)(2)		Total ($)
Robert W. Chappell	36,363	12,022		428		48,813
R. Lowell Coolidge	55,926	12,022		552		68,500
Rinaldo A. DePaola	38,167	12,022		631		50,820
Thomas E. Freeman	35,663	12,022		428		48,113
Roger C. Graham, Jr.	40,127	12,022		631		52,780
E. Gene Kosa	40,027	12,022		552		52,601
Christopher W. Kunes	35,203	12,022		574		47,799
R. Joseph Landy(3)	41,745	12,022		631		54,398
Alletta M. Schadler	35,863	12,022		5,564	(4)	53,449
Rudolph J. van der Hiel(5)	16,548	5,866	(6)	93		22,507

(1)

Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 – Share Based Payment. The amounts were calculated based upon Citizens’ stock price of $60.11 on the date of grant. For applicable directors, stock award amounts represent grants of 200 shares of common stock made under Citizens’ 2016 Equity Incentive Plan and granted in 2019.

(2)	Consists of a life insurance benefit, holiday gifts, and spouse expense at a director retreat.
(3)	Director Landy was appointed Vice Chairman of the Board effective April 16, 2019.
(4)	Includes a split dollar life insurance benefit of $5,216.

(5)	Director van der Hiel retired from the Board of Directors effective April 16, 2019.
(6)	Includes a stock award of 100 shares granted to Director van der Hiel as a retirement gift.

The foregoing table reflects the following arrangements:

Fees. During 2019, Citizens’ directors, except for Directors Coolidge, Black, Landy, Richards, and van der Hiel, received the following fees for service on its Board of Directors: $515 for attending a board meeting and strategic retreat or training session; $22,500 annual retainer; $309 monthly fee for committee meeting attendance; $160 for participation in a Board conference call; and $200 for attending an advisory board meeting. Additionally, committee chairpersons for Citizens’ Credit Committee, Audit and Examination Committee, and Governance and Nominating Committee received a $2,064 annual retainer.    Director Coolidge, who serves as Citizens’ and First Citizens’ Chairman, Director van der Hiel, who served as Citizens’ and First Citizens’ Vice Chairman from January 2019 to April 16, 2019, and Director Landy who serves as the current Vice Chairman, effective April 16, 2019, received a fixed annual sum of $53,526, $15,748, and $27,961 respectively, in lieu of all director’s fees and committee member fees in 2019. Directors Coolidge, van der Hiel, and Landy also received an advisory board fee of $200 per attended meeting.

Deferred Compensation Plan. Citizens maintains the Directors Deferred Compensation Plan as a vehicle for non-employee directors to defer retainers and meeting fees. Participants are eligible for a distribution under the plan upon the earlier of death, disability, or separation from service as a non-employee director of Citizens. At the election of each participant, distributions are made in either a lump sum or in a series of five annual installments. In addition, the plan provides for distributions in the event of an unforeseeable emergency as such term is defined under Section 409A of the Internal Revenue Code. Directors Landy and Kosa are currently participating in the plan.

Life Insurance. In addition to these fees, each active director is provided a $100,000 life insurance benefit. Once a director retires, insurance coverage continues but the benefit declines as the age of the retired director increases. Total premiums paid in 2019 for life insurance on behalf of the current and retired directors was $2,299.

Stock Awards. Non-employee directors received grants of stock under Citizens’ 2016 Equity Incentive Plan.

Management

After completion of the merger, the executive officers of Citizens and First Citizens will consist of the current executive officers of Citizens and First Citizens.

Executive Officers Who Are Not Directors

Name	Age	Principal Occupation for Past Five Years
Gregory J. Anna	58	In April 2011 was named Senior Vice President, Information Systems Manager for First Citizens. Prior to 2011 was Vice President, Technology & Operations since 2007. Prior to 2007 was Assistant Vice President, Data Operations Manager for the Bank since 2002. Mr. Anna is the husband of Kathleen M. Campbell.

Kathleen M. Campbell	59	Senior Vice President, Marketing Manager for First Citizens since 2002. Ms. Campbell is the wife of Gregory J. Anna.

Jeffrey B. Carr	49	Senior Vice President, Chief Retail Banking Officer for First Citizens since 2012.

Zerick D. Cook	45	In October 2019 was named Senior Vice President, Chief Credit Officer for First Citizens. Prior to 2019 was Senior Vice President, Senior Credit Officer for Riverview Bank since 2018. Prior to 2018 was Senior Vice President, Director of C&I, and State College Regional. Executive for Riverview Bank since 2017. Prior to 2017 was Senior Vice President, Business Services Officer for Branch Banking and Trust Co. (formerly Susquehanna Bank) from 2015. Prior to 2015 was Senior Vice President, Commercial Executive for Branch Banking and Trust Co. from 2014.

Stephen J. Guillaume	43	In November 2019 was named Senior Vice President and Chief Financial Officer of Citizens and First Citizens. Prior to November 2019 was Vice President of Finance of First Citizens since April 2013. Mr. Guillaume is the first cousin of Randall E. Black.

Name	Age	Principal Occupation for Past Five Years

Mickey L. Jones	59	In 2018 was named a Director of First Citizens. In April 2010 was named Executive Vice President and Chief Operating Officer for Citizens and First Citizens, and served as Chief Financial Officer from April 2010 to November 2019. Prior to 2010 was Executive Vice President and Chief Financial Officer for Citizens and First Citizens since 2007. Prior to 2007 was Senior Vice President, Chief Financial Officer and Treasurer of Citizens and First Citizens since June 2004.

Christopher S. Landis	51	In April 2016 was named Senior Vice President, Senior Lending Officer of First Citizens. Prior to 2016 was Vice President, Senior Lending Officer for First Citizens since 2011. Prior to 2011 was Vice President, Business Development Officer since 2004.

Sean McKinney	53	In December 2019 was named Vice President, Southcentral Region Senior Lender for First Citizens. Prior to 2019 was Vice President, Southcentral Ag Lender & Team Leader since 2016. Prior to 2016, was Vice President, Agricultural Loan Manager/Officer for Ephrata National Bank since 2011.

Robert B. Mosso	49	Senior Vice President, Wealth Management Division Manager for First Citizens since 2011. President of First Citizens Insurance Agency, Inc.

Terry B. Osborne (1)	65	In 2018 was named a Director of First Citizens, and Assistant Secretary of the Citizens and First Citizens. In November 2010 was named Executive Vice President, Chief Credit Officer. Previously was Executive Vice President since December 1991, and Secretary of Citizens and First Citizens from September 1983 to March 2018.

Dwight D. Rohrer	54	In December 2019 was named Senior Vice President, Senior Regional Credit Officer for First Citizens. Prior to 2019 was Senior Vice President, Senior Lender since 2016. Prior to 2016 was Vice President, Ag Team Leader for National Penn Bank, Lancaster Business Center since 2007. Prior to 2007 was Account Executive for MidAtlantic Farm Credit since 2004.

Marina Smalanaskas	48	In December 2019 was named Senior Vice President, Southcentral Market Executive for First Citizens. Prior to 2019 was Vice President, Wealth Management, Program Manager for 1st Federal Credit Union since 2016. Prior to 2016, was Senior Vice President, Regional Sales manager, Investment Services for Santander Bank since 2005.

Jeffrey L. Wilson	58	In December 2016 was named Executive Vice President, Chief Lending Officer for First Citizens. Prior to 2016 was Senior Vice President, Chief Lending Officer. Prior to 2011 was Vice President, Chief Lending Officer since 2010. Prior to 2010 was a Vice President, Business Development Officer since September 1987 for First Citizens.

Amy C. Wood	39	In April 2019 was named Senior Vice President, Human Resource/Training Manager for First Citizens. Prior to 2019 was Vice President, Human Resource/Training since June 2018. Prior to 2018 worked for Northern Tioga School District as dean of students from July 2012-June 2016 and principal from July 2016 to June 2018. Mrs. Wood is the daughter of Director Lowell Coolidge.

(1)	Mr. Osborne intends to retire effective February 1, 2020.

Executive Compensation

Summary Compensation Table

The following table provides information concerning the total compensation awarded, earned or paid to the principal executive officer of Citizens and its two other most highly compensated executives as of December 31, 2019. These officers are referred to as Citizens “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Randall E. Black CEO & President of the Company and Bank	2019 2018	450,500 425,000	— —	88,555 77,829	— 182,050	216,022 162,017	79,837 31,913	(4) (5)	834,914 878,809
Mickey L. Jones Executive Vice President, Chief Operating Officer, Treasurer of the Company and Bank	2019 2018	275,600 260,000	250 —	43,999 38,630	— 89,734	119,731 85,647	44,565 15,023	(6)	484,145 489,034
Terry B. Osborne Executive Vice President, Chief Credit Officer & Assistant Secretary of the Company and the Bank	2019 2018	236,576 229,685	250 —	20,129 21,073	— 35,396	117,811 134,876	19,150 15,432		393,916 436,462

(1)

Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Board Accounting Standards Codification Topic 718 – Share Based Payment based on a per share price of $60.11 on the date of grant for 2,442 shares, $60.75 on the date of grant for 325 shares. For 2019, stock award amounts for Mr. Black represent a grant of 1,297 restricted stock awards that vest in three equal annual installments commencing on May 9, 2020, and a grant of 151 restricted stock awards that vest in three equal annual installments commencing on May 22, 2020 awarded upon the achievement of certain performance goals set forth in Citizens’ Annual Incentive Plan, as well as 25 shares received for years of service based on a per share price of $56.75. For 2019, stock award amounts for Mr. Jones represent a grant of 639 restricted stock awards that vest in three equal annual installments commencing on May 9, 2020, and a grant of 92 restricted stock awards that vest in three equal annual installments commencing on May 22, 2020 awarded upon the achievement of certain performance goals set forth in Citizens’ Annual Incentive Plan. For 2019, stock award amounts for Mr. Osborne represent a grant of 252 restricted stock awards that vest in three equal annual installments commencing on May 9, 2020, and a grant of 82 restricted stock awards that vest in three equal annual installments commencing on May 22, 2020 awarded upon the achievement of certain performance goals set forth in Citizens’ Annual Incentive Plan. The shares granted on May 9, 2019 and May 22, 2019 relate to the equity portion of the Annual Incentive Plan for performance related to calendar year 2018.

(2)	Represents cash awards earned by each executive under the Annual Incentive Plan.
(3)	Represents increase/(decrease) in pension value for tax-qualified and supplemental pension benefits for the executive officer.
(4)

Consists of golf dues, personal use of Citizens-provided vehicle, spouse expense at a director retreat and a convention, and holiday gifts. Includes an executive deferred compensation plan award of $45,050 awarded January 2, 2019.

(5)	Consists of golf dues, personal use of Citizens-provided vehicle, spouse expense at a director retreat and a convention, and holiday gifts.
(6)	Includes an executive deferred compensation plan award of $27,560 awarded January 2, 2019.

Employment Agreement

Citizens and First Citizens are parties to an employment agreement with the Chief Executive Officer/President. The employment agreement provides for a three-year term, which automatically renews on June 1st of each year to maintain a three-year term, unless either party notifies in writing the other party at least 90 days prior to June 1st of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by Citizens, First Citizens or the Chief Executive Officer/President in accordance with its terms. The current term of the employment agreement expires on June 1, 2022. The employment agreement provides for an annual salary review, however in no event may the base salary be reduced below the base salary in effect at the time of such review. The Chief Executive Officer/President’s current base salary under his employment agreement is $450,500. In addition to base salary, the employment agreement provides for, among other things, participation in various employee benefit plans as well as furnishing certain fringe benefits available to similarly-situated executive personnel.

The employment agreement contains a restrictive covenant which prohibits the Chief Executive Officer/ President from engaging in employment that would compete with the services provided by Citizens and First Citizens. In addition, the restrictive covenant contains a non-solicitation clause. The duration of the restrictive covenant varies based on the circumstances of the executive’s termination of employment. In the event the Chief Executive Officer/President is terminated by Citizens or First Citizens for Cause (as defined in the agreement) the term of the restrictive covenant is one (1) year from the executive’s termination date. In the event the executive voluntarily resigns with or without Good Reason (as defined in the agreement) or Citizens or First Citizens terminates his employment without Cause, the term of the restrictive covenant will be two (2) years from his termination date. In the event of termination following a Change in Control (as defined in the agreement) which results in the payment of severance under the employment agreement, the executive will be subject to the restrictive covenant for a period of three (3) years following his termination of employment. The employment agreement provides for an exception to the restrictive covenant in the event the executive’s employment is terminated by Citizens or First Citizens for Cause or he terminates his employment for Good Reason. Under these circumstances, the executive may engage in the practice of public accounting and will not be deemed in violation of the restrictive covenant in his employment agreement. See “Executive Compensation—Potential Post-Termination Benefits” for information on termination benefits provided under the employment agreement.

Change in Control Agreements

First Citizens (and Citizens as guarantor) are parties to change in control agreements with the Executive Vice President and Chief Operating Officer and Executive Vice President/Chief Credit Officer. Each agreement provides for a three-year term, which automatically renews on January 19th of each year to maintain a three-year term, unless either party notifies in writing the other party at least 90 days prior to January 19th of such party’s intent not to renew the agreement beyond the existing term, or the agreement is terminated by First Citizens or the executive for reasons set forth in the agreement. The current term of the change in control agreements expires on January 19, 2023. See “ —Potential Post-Termination Benefits” below.

Outstanding Equity Awards at December 31, 2019

The following table sets forth information concerning stock awards granted to Citizens’ named executive officers that have not vested as of December 31, 2019. No stock options were outstanding at December 31, 2019.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Randall E. Black	2,622	(2)	$161,253
Mickey L. Jones	1,300	(3)	$79,950
Terry B. Osborne	664	(4)	$40,836

(1)	Based upon Citizens’ closing stock price of $61.50 on December 31, 2019.
(2)

Includes 151 shares that vest in three equal annual installments commencing on May 22, 2020, 1,297 shares that vest in three equal installments commencing on May 9, 2020, 129 shares that vest in two equal installments on May 24, 2020 and May 24, 2021, 695 shares that vest in two equal installments on May 10, 2020 and May 10, 2021, 17 shares that will vest on May 16, 2020, and 333 shares that will vest on May 11, 2020.

(3)

Includes 92 shares that vest in three equal annual installments commencing on May 22, 2020, 639 shares that vest in three equal installments commencing on May 9, 2020, 79 shares that vest in two equal installments on May 24, 2020 and May 24, 2021, 330 shares that vest in two equal installments on May 10, 2020 and May 10, 2021, 10 shares that will vest on May 16, 2020, and 150 shares that will vest on May 11, 2020.

(4)	Includes 664 shares that will vest upon retirement. Mr. Osborne intends to retire effective February 1, 2020.

Retirement Benefits

Account Balance Pension Plan. Effective January 1, 2008, First Citizens converted its traditional noncontributory tax-qualified defined benefit pension plan into a tax-qualified account balance pension plan, which is referred to as a cash balance plan. Participants in the former pension plan who were eligible employees (as defined in the plan) automatically became participants in the cash balance plan. Under the cash balance plan, a participant’s account is the sum of the participant’s opening balance (which is his or her benefit under the former defined benefit plan) and annual allocations and interest credits. First Citizens credits each participant with an annual allocation if the participant has at least 1,000 hours of service with First Citizens during the plan year. Each annual allocation is determined based on a percentage of the participant’s “compensation” (as defined in the plan) and varies based on a participant’s age. Annual cash balance plan allocations range between 3% and 8% of participant compensation.

Supplemental Executive Retirement Agreement. First Citizens maintains non-tax-qualified supplemental executive retirement agreements (“SERPs”) with its President/Chief Executive Officer, Chief Operating Officer, and its Chief Credit Officer (collectively the “executives”). The SERPs provide each executive with an annual retirement benefit for a period of 15 years following separation from service (other than for cause) on or after attaining age 62. This retirement benefit equals a benefit percentage (16.4%, 14.7% and 13.6% for our President/Chief Executive Officer, Chief Credit Officer, and Chief Operating Officer, respectively) multiplied by the average annual cash compensation during the three completed calendar years preceding the termination of employment. Subject to the terms of the SERP, the executive may elect to receive the retirement benefit in an actuarially equivalent lump sum payment. All of our named executive officers are 100% vested in their accrued SERP benefit.

First Citizens maintains a non-tax qualified executive deferred compensation plan (“Deferred Compensation Plan”) for eligible employees designated by the board of directors. Each of the named executive officers are eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, each year First Citizens may credit an annual contribution to a participant’s deferred compensation account as of January 1st. First Citizens may also credit other discretionary contributions to a participant’s deferred compensation account from time to time. Amounts credited to a participant’s account under the plan accrue earnings monthly equal to the highest deposit rate of First Citizens. Participants vest in contributions made to the accounts on the earlier of (i) the fifth anniversary of the contribution or (ii) the date they both complete 15 years of service and attain age 55. Participants also become 100% vested in their accounts upon their death or disability and upon a change in control of First Citizens or Citizens. Distributions are made from the Deferred Compensation Plan in either a lump sum or installments following a participant’s separation from service, death or upon a change in control. Participants forfeit all benefits under the plan if First Citizens terminates their employment for cause.

Potential Post-Termination Benefits

Payments Made Upon Termination by Citizens for Cause. Under the terms of the employment and change in control agreements, Citizens’ contracted named executive officers will receive no severance payments in the event of termination for cause. In addition, a termination for cause will also result in the forfeiture of all unvested restricted stock awards. Further, participants in the Annual Incentive Plan forfeit all rights to incentive opportunities as a result of termination for cause. SERP participants and Deferred Compensation Plan participants will not receive any benefit upon termination for cause.

Payments Made Upon Termination by Citizens Without Cause or by the Executive for Good Reason. In the event that Citizens or First Citizens chooses to terminate Mr. Black’s employment for reasons other than for cause or, in the event of Mr. Black’s resignation from the Company or the Bank for good reason, the Company shall pay Mr. Black a lump sum amount equal to two (2) times Mr. Black’s base salary, minus applicable taxes and withholdings. In addition, for a period of one (1) year from the date of termination, Mr. Black shall receive continued health, life and disability insurance coverage under the same terms in effect during the one year prior to his termination.    Except as provided below, Mr. Jones and Mr. Osborne receive no benefit under their change in control agreements in the event Citizens terminates them without cause or the executives terminate employment for good reason prior to a change in control. All outstanding restricted stock awards will vest if the executive is terminated by Citizens or First Citizens without cause. Participants in the Annual Incentive Plan must be employed by First Citizens on the date the benefits are paid. Therefore, if a participant terminates employment without cause or for good reason prior to payment under the Annual Incentive Plan, all rights to plan benefits are forfeited, unless otherwise determined by the Committee administering the plan. SERP participants will receive their vested accrued early termination benefit upon termination by Citizens without cause or by the executive for good reason if they separate from service before age 62 and their normal retirement benefit if they separate from service on or after attaining age 62. Deferred Compensation Plan participants receive their vested account balance upon their separation from service.

Payments Made Upon Disability. Under the terms of Mr. Black’s employment agreement, if his employment is terminated due to a disability, Mr. Black will be entitled to the same benefit as provided by Citizens’ long-term disability plan. Mr. Jones and Mr. Osborne receive no benefit under their change in control agreements in the event the executives are terminated due to a disability; however, the executives will receive a benefit under Citizens’ long-term disability plan if they meet the requirements of the plan upon termination. All unvested restricted stock awards vest upon termination of employment due to disability. If a participant in the Annual Incentive Plan terminates his or her service with First Citizens due to a disability prior to distribution of the award, the executive’s award will be prorated based on the period of active employment with First Citizens. SERP participants become fully vested and will receive their accrued early termination benefit upon termination due to disability if they separate from service before age 62 and their normal retirement benefit if they separate from service on or after attaining age 62. Deferred Compensation Plan participants become 100% vested upon disability and receive their vested account balance upon their separation from service.

Payments Made Upon Death. Under the employment agreement, Mr. Black’s estate is entitled to receive any compensation accrued, but unpaid, as of the date of the executive’s death. Mr. Jones and Mr. Osborne receive no death benefit under their change in control agreements. All unvested restricted stock awards vest upon death of an award recipient. In addition, if a participant in the Annual Incentive Plan dies prior to distribution of an award, the executive’s award will be prorated based on the period of active employment with the Bank. If a SERP participant dies prior to a separation from service, the SERP participant’s beneficiary will receive the normal retirement benefit the participant would have received if he were deemed to have attained his normal retirement age (age 62) immediately prior to his death. If he dies after a separation from service, his beneficiary will receive the remaining benefits that would have been made to the participant. Deferred Compensation Plan participants become 100% vested upon death with benefits paid to their beneficiary in a lump sum within 60 days.

Payments Made Upon a Change in Control. In the event of a termination of employment in connection with a change in control, Mr. Black’s employment agreement provides him with a lump sum amount equal to 2.99 times his base salary. In addition, for a period of 18 months from the date of termination or until Mr. Black secures substantially similar benefits through other employment, whichever shall occur first, Mr. Black is entitled to continued health, life and disability insurance coverage under the same terms in effect during the one year prior to his termination.

Under the change in control agreement, if, within one year following a change in control, Mr. Jones or Mr. Osborne is involuntarily terminated, the executive’s title, responsibilities, or salary are reduced, or for reductions or changes in the executive’s duties, location of employment or benefits as set forth in the agreement, the executive shall be entitled to receive a lump sum amount equal to one time the executive’s base salary. In addition, for a period of 18 months from the date of termination or until the executive secures substantially similar benefits through other employment, whichever shall occur first, the executive shall receive a continuation of health care, life and disability insurance in effect prior to his termination.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control (the “Section 280G Limitation”). An individual’s base amount is equal to an average of the individual’s Box 1, Form W-2 compensation for the five years preceding the year a change in control occurs (or such lesser number of years if the individual has not been employed for five years). Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such amount for federal tax purposes. The employment and change in control agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

In addition, all outstanding restricted stock awards will vest upon a change in control. SERP participants who have not separated from service and have not attained their normal retirement age (age 62) prior to a change in control will receive their normal retirement benefit (determined without regard to their age or years of service at the time of the change in control) paid in an actuarial equivalent lump sum within ten days of the change of control. Participants that have attained their normal retirement age will receive their normal retirement benefit after their separation from service. Deferred Compensation Plan participants become 100% vested and will receive their account balance in a lump sum within 30 days following a change in control.

Payments Upon Retirement. In addition to the tax-qualified retirement benefits and non-qualified retirement benefits set forth in “Pension Benefits” above, participants in the Annual Incentive Plan who retire from the Bank will receive a prorated payout based on the period of the participant’s active employment only. Deferred Compensation Plan participants receive their vested account balance following a separation from service.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2019 about Citizens common stock that may be issued under Citizens’ 2016 Restricted Stock Plan. The plan was approved by the Company’s stockholders.

Plan Category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	n/a	n/a	130,060
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	n/a	n/a	130,060

Transactions with Related Persons

Loans and Extensions of Credit. First Citizens makes loans to persons affiliated with the Company and First Citizens in the normal course of its business. During 2019, all First Citizens loans to related persons (as defined under Securities and Exchange Commission rules) were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons not related to First Citizens and did not involve more than the normal risk of collectability or present other unfavorable features.

Citizens’ policies require that any loan to a director that would cause his/her aggregate loan relationship to exceed $300,000 be approved in advance by a majority of the disinterested members of the Board of Directors. Any loan to an executive officer in the aggregate greater than $100,000 must be approved in advance by a majority vote of the Board of Directors.

INFORMATION ABOUT CITIZENS FINANCIAL SERVICES, INC.

Citizens is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, First Citizens, a Pennsylvania-chartered commercial bank. As of September 30, 2019, Citizens had total assets of approximately $1.48 billion, total deposits of approximately $1.20 billion, net loans of approximately $1.10 billion, and stockholders’ equity of approximately $151.7 million. First Citizens has a primary market area of Potter, Tioga, Clinton, Bradford and Centre counties in north central Pennsylvania, Lebanon, Berks, Schuylkill and Lancaster counties in south central Pennsylvania and Allegany County in southern New York, and operates 28 branch offices. Through this branch network and its electronic delivery channels, First Citizens provides deposit and loan products and financial services to local businesses, consumers and municipalities. First Citizens Insurance Agency, Inc., a wholly-owned subsidiary of First Citizens, offers products such as mutual funds, annuities, and health and life insurance. First Citizens’ Investment and Trust Services Division offers professional trust administration, investment management services, estate planning and administration, and custody of securities. The principal executive office of Citizens is located at 15 South Main Street, Mansfield, Pennsylvania 16933 and its telephone number is (570) 662-2121. Its website address is www.firstcitizensbank.com.

Citizens common stock is quoted on the OTCPink Market under the symbol “CZFS.”

In connection with the proposed merger, shortly before the effective time of the merger, Citizens will form a corporation or other legal entity under the laws of the Commonwealth of Pennsylvania, as a wholly-owned subsidiary of Citizens, which we refer to as the merger subsidiary. The merger subsidiary’s principal offices will be located at 15 South Main Street, Mansfield, Pennsylvania. The merger subsidiary will join the merger agreement by executing a joinder agreement. Immediately after the merger subsidiary is formed, and before the effective time of the merger, Citizens will contribute 100% of the outstanding common stock of First Citizens Community Bank to the merger subsidiary so that First Citizens becomes a wholly-owned subsidiary of the merger subsidiary.

Business of Citizens Financial Services, Inc.

General

Citizens Financial Services, Inc. (the “Company”), a Pennsylvania corporation, was incorporated on April 30, 1984 to be the holding company for First Citizens Community Bank (the “Bank”), a Pennsylvania-chartered bank and trust company. The Company is primarily engaged in the ownership and management of the Bank and the Bank’s wholly-owned insurance agency subsidiary, First Citizens Insurance Agency, Inc. The Company completed the acquisition of a branch in Centre County, Pennsylvania on December 8, 2017. On December 11, 2015, the Company completed the acquisition of The First National Bank of Fredericksburg (“FNB”) by merging FNB into the Bank, with the Bank as the resulting institution.

The Bank is a full-service bank engaged in a broad range of banking activities and services for individual, business, governmental and institutional customers. These activities and services principally include checking, savings, and time deposit accounts; residential, commercial and agricultural real estate, commercial and industrial, state and political subdivision and consumer loans; and a variety of other specialized financial services. The Trust and Investment division of the Bank offers a full range of client investment, estate, mineral management and retirement services.

As of December 31, 2018, the Bank had 238 full time employees and 36 part-time employees, resulting in 257 full time equivalent employees at its corporate offices and other banking locations.

Competition

The banking industry in the Bank’s service area is intensely competitive, with competitors including local community banks, larger regional banks, and financial service providers such as consumer finance companies, thrifts, investment firms, mutual funds, insurance companies, credit unions, mortgage banking firms, financial companies, financial affiliates of industrial companies, internet entities, and government sponsored agencies, such as Freddie Mac and Fannie Mae. There has been an increase in competitive pressures as entities continue to seek loan growth and expand into new markets. In north central Pennsylvania there has been additional competition from brokerage firms and retirement fund management firms due to the wealth generated from the exploration for natural gas in the market area. The Bank is generally competitive with all competing financial institutions in its service areas with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans.

Supervision and Regulation

General

The Bank is subject to extensive regulation, examination and supervision by the Pennsylvania Department of Banking (“PDB”) and, as a member of the Federal Reserve System, by the Board of Governors of the Federal Reserve System (the “FRB”). Federal and state banking laws and regulations govern, among other things, the scope of a bank’s business, the investments a bank may make, the reserves against deposits a bank must maintain, terms of deposit accounts, loans a bank makes, the interest rates a bank charges and collateral a bank takes, the activities of a bank with respect to mergers and consolidations and the establishment of branches. The Company is registered as a bank holding company and is subject to supervision and regulation by the FRB under the Bank Holding Company Act of 1956, as amended (the “BHCA”).

Pennsylvania Banking Laws

The Pennsylvania Banking Code (“Banking Code”) contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, and employees, as well as corporate powers, savings and investment operations and other aspects of the Bank and its affairs. The Banking Code delegates extensive rule-making power and administrative discretion to the PDB so that the supervision and regulation of state chartered banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

Pennsylvania law also provides Pennsylvania state chartered institutions elective parity with the power of national banks, federal thrifts, and state-chartered institutions in other states as authorized by the FDIC, subject to a required notice to the PDB. The Federal Deposit Insurance Corporation Act (“FDIA”), however, prohibits state chartered banks from making new investments, loans, or becoming involved in activities as principal and equity investments which are not permitted for national banks unless (1) the FDIC determines the activity or investment does not pose a significant risk of loss to the Deposit Insurance Fund and (2) the bank meets all applicable capital requirements. Accordingly, the additional operating authority provided to the Bank by the Banking Code is restricted by the FDIA.

In April 2008, banking regulators in the States of New Jersey, New York, and Pennsylvania entered into a Memorandum of Understanding (the “Interstate MOU”) to clarify their respective roles, as home and host state regulators, regarding interstate branching activity on a regional basis pursuant to the Riegle-Neal Amendments Act of 1997. The Interstate MOU establishes the regulatory responsibilities of the respective state banking regulators regarding bank regulatory examinations and is intended to reduce the regulatory burden on state chartered banks branching within the region by eliminating duplicative host state compliance exams. Under the Interstate MOU, the activities of branches we established in New York would be governed by Pennsylvania state law to the same extent that federal law governs the activities of the branch of an out-of-state national bank in such host states. Issues regarding whether a particular host state law is preempted are to be determined in the first instance by the PDB. In the event that the PDB and the applicable host state regulator disagree regarding whether a particular host state law is pre-empted, the PDB and the applicable host state regulator would use their reasonable best efforts to consider all points of view and to resolve the disagreement.

Community Reinvestment Act

The Community Reinvestment Act, (“CRA”), as implemented by FRB regulations, provides that the Bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FRB, in connection with its examination of the Bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain corporate applications by such institution, such as mergers and branching. The Bank’s most recent rating was “Satisfactory.” Various consumer laws and regulations also affect the operations of the Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the FRB as it attempts to control the money supply and credit availability in order to influence the economy.

Current Capital Requirements

Federal regulations require FDIC-insured depository institutions, including state-chartered, FRB-member banks, to meet several minimum capital standards. These capital standards were effective January 1, 2015, and result from a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”).

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets of at least 4.5%, 6.0% and 8.0%, respectively, and a leverage ratio of at least 4% of Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. The Company has exercised the AOCI opt-out option and therefore AOCI is not incorporated into common equity Tier 1 capital. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions by the institution and certain discretionary bonus payments to management if an institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement was phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increased each year until fully implemented at 2.5% on January 1, 2019.

The FRB has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances.

As of December 31, 2018, the Bank met all applicable capital adequacy requirements.

Prompt Corrective Action Rules

Federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. The law requires that certain supervisory actions be taken against undercapitalized institutions, the severity of which depends on the degree of undercapitalization. The FRB has adopted regulations to implement the prompt corrective action legislation as to state member banks. The regulations were amended to incorporate the previously mentioned increased regulatory capital standards that were effective January 1, 2015. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

Subject to a narrow exception, a receiver or conservator must be appointed for an institution that is “critically undercapitalized” within specified time frames. The regulations also provide that a capital restoration plan must be filed with the FRB within 45 days of the date an institution is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the capital restoration plan must be guaranteed by any parent holding company up to the lesser of 5% of the depository institution’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The FRB could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Standards for Safety and Soundness

The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness in various areas such as internal controls and information systems, internal audit, loan documentation and credit underwriting, interest rate exposure, asset growth and quality, earnings and compensation, fees and benefits. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the FRB determines that a state member bank fails to meet any standard prescribed by the guidelines, the FRB may require the institution to submit an acceptable plan to achieve compliance with the standard.

Enforcement

The PDB maintains enforcement authority over the Bank, including the power to issue cease and desist orders and civil money penalties and remove directors, officers or employees. The PDB also has the power to appoint a conservator or receiver for a bank upon insolvency, imminent insolvency, unsafe or unsound condition or certain other situations. The FRB has primary federal enforcement responsibility over FRB-member state banks and has authority to bring actions against the institution and all institution-affiliated parties, including shareholders, who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on the bank. Formal enforcement action may range from the issuance of a capital directive or a cease and desist order, to removal of officers and/or directors. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The FDIC, as deposit insurer, has the authority to recommend to the FRB that enforcement action be taken with respect to a member bank. If the FRB does not take action, the FDIC has authority to take such action under certain circumstances. In general, regulatory enforcement actions occur with respect to situations involving unsafe or unsound practices or conditions, violations of law or regulation or breaches of fiduciary duty. Federal and Pennsylvania law also establish criminal penalties for certain violations.

Regulatory Restrictions on Bank Dividends

The Bank may not declare a dividend without approval of the FRB, unless the dividend to be declared by the Bank’s Board of Directors does not exceed the total of: (i) the Bank’s net profits for the current year to date, plus (ii) its retained net profits for the preceding two years, less any required transfers to surplus.

Under Pennsylvania law, the Bank may only declare and pay dividends from its accumulated net earnings. In addition, the Bank may not declare and pay dividends from the surplus funds that Pennsylvania law requires that it maintain. Under these policies and subject to the restrictions applicable to the Bank, the Bank could have declared, during 2018, without prior regulatory approval, aggregate dividends of approximately $12.4 million, plus net profits earned to the date of such dividend declaration.

Bank Secrecy Act

Under the Bank Secrecy Act (BSA), banks and other financial institutions are required to retain records to assure that the details of financial transactions can be traced if investigators need to do so. Banks are also required to report most cash transactions in amounts exceeding $10,000 made by or on behalf of their customers. Failure to meet BSA requirements may expose the Bank to statutory penalties, and a negative compliance record may affect the willingness of regulating authorities to approve certain actions by the Bank requiring regulatory approval, including acquisition and opening new branches.

Insurance Of Deposit Accounts

The Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund (DIF) of the FDIC. Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned, and certain adjustments specified by FDIC regulations.

As required by the Dodd-Frank Act, the FDIC has issued final rules implementing changes to the assessment rules. The rules change the assessment base used for calculating deposit insurance assessments from deposits to total assets less tangible (Tier 1) capital. Since the new base is larger than the previous base, the FDIC also lowered assessment rates so that the rule would not significantly alter the total amount of revenue collected from the industry. The range of adjusted assessment rates is now 2.5 to 45 basis points of the new assessment base. The rule is expected to benefit smaller financial institutions, which typically rely more on deposits for funding, and shift more of the burden for supporting the insurance fund to larger institutions, which are thought to have greater access to nondeposit funding. No institution may pay a dividend if it is in default of its assessments. As a result of the Dodd-Frank Act, deposit insurance per account owner is $250,000 for all types of accounts.

The Dodd-Frank Act increased the minimum target DIF ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC. The FDIC has recently exercised that discretion by establishing a long range fund ratio of 2%.

The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or regulatory condition imposed in writing. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Reserve System

Under FRB regulations, the Bank is required to maintain reserves against its transaction accounts (primarily NOW and regular checking accounts). For 2019, the Bank is required to maintain average daily reserves equal to 3% on aggregate transaction accounts of up to and including $124.2 million, plus 10% on the remainder, and the first $16.3 million of otherwise reservable balances will be exempt. These reserve requirements are subject to annual adjustment by the FRB. The Bank is in compliance with the foregoing requirements.

Prohibitions Against Tying Arrangements

State-chartered banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates. The Bank’s operations are also subject to federal and state laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such laws.

The Bank’s operations also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires banks operating to, among other things, establish broadened anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

The Company, as a bank holding company, is subject to examination, supervision, regulation, and periodic reporting under the BHCA, as administered by the FRB. The Company is required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior FRB approval is also required for the Company to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company.

A bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in nonbanking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the FRB has determined by regulation to be closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing securities brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property under certain conditions; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association.

A bank holding company that meets specified conditions, including that its depository institutions subsidiaries are “well capitalized” and “well managed,” can opt to become a “financial holding company.” A “financial holding company” may engage in a broader array of financial activities than permitted a typical bank holding company. Such activities can include insurance underwriting and investment banking. The Company does not anticipate opting for “financial holding company” status at this time.

The Company is exempt from the FRB’s consolidated capital adequacy guidelines for bank holding companies because the Company’s consolidated assets are less than $3.0 billion. The FRB consolidated capital adequacy guidelines are at least as stringent as those required for the subsidiary depository institutions.

A bank holding company is generally required to give the FRB prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the Company’s consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, FRB order or directive, or any condition imposed by, or written agreement with, the FRB. The FRB has adopted an exception to that approval requirement for well-capitalized bank holding companies that meet certain other conditions.

The FRB has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the FRB’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The FRB’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by using available resources to provide capital funds during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. The Dodd-Frank Act codified the source of strength policy and requires the promulgation of implementing regulations. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of the Company to pay dividends or otherwise engage in capital distributions.

The Federal Deposit Insurance Act makes depository institutions liable to the Federal Deposit Insurance Corporation for losses suffered or anticipated by the insurance fund in connection with the default of a commonly controlled depository institution or any assistance provided by the Federal Deposit Insurance Corporation to such an institution in danger of default. That law would have potential applicability if the Company ever held as a separate subsidiary a depository institution in addition to the Bank.

The status of the Company as a registered bank holding company under the Bank Holding Company Act will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Acquisition of the Holding Company

Under the Change in Bank Control Act (the “CIBCA”), a federal statute, a notice must be submitted to the FRB if any person (including a company), or group acting in concert, seeks to acquire 10% or more of the Company’s shares of outstanding common stock, unless the FRB has found that the acquisition will not result in a change in control of the Company. Under the CIBCA, the FRB generally has 60 days within which to act on such notices, taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the communities served by the Company and the Bank, and the anti-trust effects of the acquisition. Under the BHCA, any company would be required to obtain prior approval from the FRB before it may obtain “control” of the Company within the meaning of the BHCA. Control generally is defined to mean the ownership or power to vote 25% or more of any class of voting securities of the Company or the ability to control in any manner the election of a majority of the Company’s directors. An existing bank holding company would be required to obtain the FRB’s prior approval under the BHCA before acquiring more than 5% of the Company’s voting stock.

Effect of Government Monetary Policies

The earnings and growth of the banking industry are affected by the credit policies of monetary authorities, including the Federal Reserve System. An important function of the Federal Reserve System is to regulate the national supply of bank credit in order to control recessionary and inflationary pressures. Among the instruments of monetary policy used by the Federal Reserve to implement these objectives are open market activities in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These operations are used in varying combinations to influence overall economic growth and indirectly, bank loans, securities, and deposits. These variables may also affect interest rates charged on loans or paid on deposits. The monetary policies of the Federal Reserve authorities have had a significant effect on the operating results of commercial banks in the past and are expected to continue to have such an effect in the future.

In view of the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities including the Federal Reserve System, no prediction can be made as to possible changes in interest rates, deposit levels, loan demand or their effect on the business and earnings of the Company and the Bank.

Properties

The headquarters of the Company and Bank are located at 15 South Main Street, Mansfield, Pennsylvania. The building contains the central offices of the Company and Bank. The Bank owns twenty one banking facilities and leases eight other facilities, including one to be opened in the first quarter of 2019. All buildings owned by the Bank are free of any liens or encumbrances.

The net book value of owned banking facilities and leasehold improvements totaled $15,218,000 as of December 31, 2018. The properties are adequate to meet the needs of employees and customers. The Company has equipped all of its facilities with current technological improvements for data processing.

Legal Proceedings

Management is not aware of any pending or threatened litigation that would have a material adverse effect on the consolidated financial position of the Company. Any pending proceedings are ordinary, routine litigation incidental to the business of the Company and its subsidiary. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Company and its subsidiary by government authorities.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the Nine Months Ended September 30, 2019

Introduction

The following is the management’s discussion and analysis of the financial condition and results of operations at the dates and for the periods presented in the accompanying consolidated financial statements for the Company. The Company’s consolidated financial condition and results of operations consist almost entirely of the Bank’s financial condition and results of operations. Management’s discussion and analysis should be read in conjunction with the Company’s financial statements, which are included in this proxy statement/prospectus beginning on page F-1. The results of operations for the three and nine months ended September 30, 2019 are not necessarily indicative of the results you may expect for the full year.

Risk Management

Risk identification and management are essential elements for the successful management of the Company. In the normal course of business, the Company is subject to various types of risk, including interest rate, credit, liquidity, reputational and regulatory risk.

Interest rate risk is the sensitivity of net interest income and the market value of financial instruments to the direction and frequency of changes in market interest rates. Interest rate risk results from various re-pricing frequencies and the maturity structure of the financial instruments owned by the Company. The Company uses its asset/liability and funds management policy to control and manage interest rate risk.

Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from loans with customers and the purchasing of securities. The Company’s primary credit risk is in the loan portfolio. The Company manages credit risk by adhering to an established credit policy and through a disciplined evaluation of the adequacy of the allowance for loan losses. Also, the investment policy limits the amount of credit risk that may be taken in the investment portfolio.

Liquidity risk represents the inability to generate or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers and obligations to depositors. The Company has established guidelines within its asset/liability and funds management policy to manage liquidity risk. These guidelines include, among other things, contingent funding alternatives.

Reputational risk, or the risk to the Company’s business, earnings, liquidity, and capital from negative public opinion, could result from the Company’s actual or alleged conduct in a variety of areas, including legal and regulatory compliance, lending practices, corporate governance, litigation, ethical issues, or inadequate protection of customer information, including fraudulent activity outside the Company’s control. The Company expends significant resources to comply with regulatory requirements. Failure to comply could result in reputational harm or significant legal or remedial costs. Damage to the Company’s reputation could adversely affect its ability to retain and attract new customers, and adversely impact its earnings and liquidity.

Regulatory and compliance risk represents the possibility that a change in law, regulations or regulatory policy may have a material effect on the business of the Company. The Company cannot predict what legislation might be enacted or what regulations might be adopted, or if adopted, the effect thereof on its operations.

Trust and Investment Services; Oil and Gas Services

The Bank’s Investment and Trust Services Division offers professional trust administration, investment management services, estate planning and administration, and custody of securities. In addition to traditional trust and investment services offered, the Bank assists its customers through various oil and gas specific leasing matters from lease negotiations to establishing a successful approach to personal wealth management. Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the Consolidated Balance Sheets since such items are not assets of the Company. Revenues and fees of the Trust Department are reflected in trust income in the Consolidated Statement of Income. As of September 30, 2019 and December 31, 2018, the Trust Department had $130.4 million and $117.6 million of assets under management, respectively.

Our Investment Representatives offer full service brokerage services and financial planning throughout the Bank’s market area. Products such as mutual funds, annuities, health and life insurance are made available through its insurance subsidiary, First Citizens Insurance Agency, Inc. The assets associated with these products are not included in the Consolidated Balance Sheets since such items are not assets of the Company. Assets owned and invested by customers of the Bank through the Bank’s Investment Representatives increased from $178.5 million at December 31, 2018 to $209.0 million at September 30, 2019. Fee income from the sale of these products is reflected in brokerage and insurance income in the Consolidated Statement of Income. Management believes that there are opportunities to increase non-interest income through these products and services, especially in the Bank’s central and south central Pennsylvania markets.

Results of Operations

Overview of the Income Statement

The Company had net income of $14,447,000 for the first nine months of 2019 compared to $13,519,000 for last year’s comparable period, an increase of $928,000, or 6.9%. Basic earnings per share for the first nine months of 2019 were $4.10, compared to $3.82 last year, representing a 7.3% increase. Annualized return on assets and return on equity for the nine months of 2019 were 1.33% and 12.99%, respectively, compared with 1.30% and 13.13% for last year’s comparable period.

Net income for the three months ended September 30, 2019 was $5,196,000 compared to $4,581,000 in the comparable 2018 period, an increase of $615,000 or 13.4%. Basic earnings per share for the three months ended September 30, 2019 were $1.48, compared to $1.30 last year, representing a 13.9% increase. Annualized return on assets and return on equity for the quarter ended September 30, 2019 was 1.43% and 13.74%, respectively, compared with 1.30% and 13.08% for the same 2018 period.

Net Interest Income

Net interest income, the most significant component of the Company’s earnings, is the amount by which interest income generated from interest-earning assets exceeds interest expense paid on interest-bearing liabilities.

Net interest income for the first nine months of 2019 was $37,150,000, an increase of $2,209,000, or 6.3%, compared to the same period in 2018. For the first nine months of 2019, the provision for loan losses totaled $1,150,000, a decrease of $150,000 over the comparable period in 2018. Consequently, net interest income after the provision for loan losses was $36,000,000 compared to $33,641,000 during the first nine months of 2018.

For the three months ended September 30, 2019, net interest income was $12,899,000 compared to $11,770,000, an increase of $1,129,000, or 9.6% over the comparable period in 2018. The provision for loan losses this quarter was $400,000 compared to $475,000 for last year’s second quarter. Consequently, net interest income after the provision for loan losses was $12,499,000 for the quarter ended September 30, 2019 compared to $11,295,000 in 2018.

The following table sets forth the average balances of, and the interest earned or incurred on, for each principal category of assets, liabilities and stockholders’ equity, the related rates, net interest income and interest rate spread created for the nine and three months ended September 30, 2019 and 2018 on a tax equivalent basis (dollars in thousands):

	Analysis of Average Balances and Interest Rates Nine Months Ended
	September 30, 2019			September 30, 2018
(dollars in thousands)	Average Balance (1) $	Interest $	Average Rate %	Average Balance (1) $	Interest $	Average Rate %
ASSETS
Short-term investments:
Interest-bearing deposits at banks	9,546	19	0.27	8,806	14	0.21

Total short-term investments	9,546	19	0.27	8,806	14	0.21
Interest bearing time deposits at banks	15,364	292	2.54	11,972	204	2.28
Investment securities:
Taxable	189,157	3,968	2.80	189,220	3,038	2.14
Tax-exempt (3)	58,150	1,404	3.22	68,975	1,805	3.49

Total investment securities	247,307	5,372	2.90	258,195	4,843	2.50
Loans (2)(3)(4):
Residential mortgage loans	215,325	8,584	5.33	214,134	8,347	5.21
Construction	20,576	796	5.17	23,441	829	4.73
Commercial Loans	415,287	17,064	5.49	387,482	15,273	5.27
Agricultural Loans	338,266	11,657	4.61	298,875	9,812	4.39
Loans to state & political subdivisions	98,680	2,910	3.94	101,189	2,693	3.56
Other loans	9,680	562	7.76	9,540	553	7.75

Loans, net of discount	1,097,814	41,573	5.06	1,034,661	37,507	4.85

Total interest-earning assets	1,370,031	47,256	4.61	1,313,634	42,568	4.33
Cash and due from banks	6,243			6,826
Bank premises and equipment	16,120			16,367
Other assets	56,978			54,849

Total non-interest earning assets	79,341			78,042

Total assets	1,449,372			1,391,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
NOW accounts	331,084	1,756	0.71	325,667	1,127	0.46
Savings accounts	216,858	608	0.37	189,635	185	0.13
Money market accounts	163,443	1,520	1.24	162,816	1,091	0.90
Certificates of deposit	282,754	3,143	1.49	268,737	2,292	1.14

Total interest-bearing deposits	994,139	7,027	0.95	946,855	4,695	0.66
Other borrowed funds	108,975	2,216	2.72	126,158	2,034	2.16

Total interest-bearing liabilities	1,103,114	9,243	1.12	1,073,013	6,729	0.84
Demand deposits	184,159			168,951
Other liabilities	13,817			12,392

Total non-interest-bearing liabilities	197,976			181,343
Stockholders’ equity	148,282			137,320

Total liabilities & stockholders’ equity	1,449,372			1,391,676

Net interest income		38,013			35,839

Net interest spread (5)			3.49%			3.49%
Net interest income as a percentage of average interest-earning assets			3.71%			3.65%
Ratio of interest-earning assets to interest-bearing liabilities			124%			122%

(1)	Averages are based on daily averages.
(2)	Includes loan origination and commitment fees.
(3)	Tax exempt interest revenue is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21%.
(4)	Income on non-accrual loans is accounted for on a cash basis, and the loan balances are included in interest-earning assets.
(5)	Interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

	Analysis of Average Balances and Interest Rates Three Months Ended
	September 30, 2019			September 30, 2018
(dollars in thousands)	Average Balance (1) $	Interest $	Average Rate %	Average Balance (1) $	Interest $	Average Rate %
ASSETS
Short-term investments:
Interest-bearing deposits at banks	10,047	6	0.24	9,195	5	0.22

Total short-term investments	10,047	6	0.24	9,195	5	0.22
Interest bearing time deposits at banks	15,100	97	2.55	14,369	89	2.47
Investment securities:
Taxable	182,113	1,478	3.25	177,937	1,074	2.41
Tax-exempt (3)	59,464	477	3.22	63,467	538	3.49

Total investment securities	241,577	1,955	3.24	241,404	1,612	2.67
Loans (2)(3)(4):
Residential mortgage loans	215,748	2,892	5.32	212,891	2,808	5.23
Construction	13,149	176	5.31	29,184	355	4.82
Commercial Loans	424,662	5,863	5.48	382,417	5,098	5.29
Agricultural Loans	344,897	4,018	4.62	314,307	3,489	4.40
Loans to state & political subdivisions	96,192	958	3.95	99,807	906	3.60
Other loans	9,566	196	8.13	9,618	185	7.65

Loans, net of discount	1,104,214	14,103	5.07	1,048,224	12,841	4.86

Total interest-earning assets	1,370,938	16,161	4.68	1,313,192	14,547	4.39
Cash and due from banks	5,944			7,039
Bank premises and equipment	15,967			16,266
Other assets	58,869			69,708

Total non-interest earning assets	80,780			93,013

Total assets	1,451,718			1,406,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
NOW accounts	335,279	590	0.70	320,574	394	0.49
Savings accounts	221,771	218	0.39	194,110	84	0.17
Money market accounts	167,229	505	1.20	181,449	480	1.05
Certificates of deposit	266,385	1,002	1.49	271,355	836	1.22

Total interest-bearing deposits	990,664	2,315	0.93	967,488	1,794	0.74
Other borrowed funds	102,622	660	2.56	114,314	695	2.41

Total interest-bearing liabilities	1,093,286	2,975	1.08	1,081,802	2,489	0.91
Demand deposits	194,024			172,288
Other liabilities	13,139			12,022

Total non-interest-bearing liabilities	207,163			184,310
Stockholders’ equity	151,269			140,093

Total liabilities & stockholders’ equity	1,451,718			1,406,205

Net interest income		13,186			12,058

Net interest spread (5)			3.60%			3.48%
Net interest income as a percentage of average interest-earning assets			3.82%			3.64%
Ratio of interest-earning assets to interest-bearing liabilities			125%			121%

(1)	Averages are based on daily averages.
(2)	Includes loan origination and commitment fees.
(3)	Tax exempt interest revenue is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21%.
(4)	Income on non-accrual loans is accounted for on a cash basis, and the loan balances are included in interest-earning assets.

(5)	Interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

Tax exempt revenue is shown on a tax-equivalent basis (non-gaap) for proper comparison using a federal statutory income tax rate of 21% for the nine and three months ended September 30, 2019 and 2018. For purposes of the comparison, as well as the discussion that follows, this presentation facilitates performance comparisons between taxable and tax-free assets by increasing the tax-free income by an amount equivalent to the Federal income taxes that would have been paid if this income were taxable at the Company’s Federal statutory rate during the corresponding period. The following table represents the adjustment to convert net interest income to net interest income on a fully taxable equivalent basis for the periods ended September 30, 2019 and 2018 (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Interest and dividend income from investment securities and interest bearing deposits at banks (non-tax adjusted)	$1,959	$1,593	$5,388	$4,682
Tax equivalent adjustment	99	113	295	379

Interest and dividend income from investment securities and interest bearing deposits at banks (tax equivalent basis)	$2,058	$1,706	$5,683	$5,061

Interest and fees on loans (non-tax adjusted)	$13,915	$12,666	$41,005	$36,988
Tax equivalent adjustment	188	175	568	519

Interest and fees on loans (tax equivalent basis)	$14,103	$12,841	$41,573	$37,507

Total interest income	$15,874	$14,259	$46,393	$41,670
Total interest expense	2,975	2,489	9,243	6,729

Net interest income	12,899	11,770	37,150	34,941
Total tax equivalent adjustment	287	288	863	898

Net interest income (tax equivalent basis) (non-gaap)	$13,186	$12,058	$38,013	$35,839

The following table shows the tax-equivalent effect of changes in volume and rate on interest income and expense (in thousands):

	Three months ended September 30, 2019 vs 2018 (1)			Nine months ended September 30, 2019 vs 2018 (1)
	Change in Volume	Change in Rate	Total Change	Change in Volume	Change in Rate	Total Change
Interest Income:
Short-term investments:
Interest-bearing deposits at banks	$—	$1	$1	$5	$—	$5
Interest bearing time deposits at banks	5	3	8	63	25	88
Investment securities:
Taxable	26	378	404	(2)	932	930
Tax-exempt	(34)	(27)	(61)	(269)	(132)	(401)

Total investments	(8)	351	343	(271)	800	529

Loans:
Residential mortgage loans	38	46	84	47	190	237
Construction	(220)	41	(179)	(143)	110	(33)
Commercial Loans	578	187	765	1,125	666	1,791
Agricultural Loans	351	178	529	1,340	505	1,845
Loans to state & political subdivisions	(31)	83	52	(64)	281	217
Other loans	(1)	12	11	8	1	9

Total loans, net of discount	715	547	1,262	2,313	1,753	4,066

Total Interest Income	712	902	1,614	2,110	2,578	4,688

Interest Expense:
Interest-bearing deposits:
NOW accounts	19	177	196	19	610	629
Savings accounts	14	120	134	30	393	423
Money Market accounts	(31)	56	25	4	425	429
Certificates of deposit	(15)	181	166	126	725	851

Total interest-bearing deposits	(13)	534	521	179	2,153	2,332
Other borrowed funds	(82)	47	(35)	(199)	381	182

Total interest expense	(95)	581	486	(20)	2,534	2,514

Net interest income	$807	$321	$1,128	$2,130	$44	$2,174

(1)

The portion of the total change attributable to both volume and rate changes, which cannot be separated, has been allocated proportionally to the change due to volume and the change due to rate prior to allocation.

Tax equivalent net interest income increased from $35,839,000 for the nine month period ended September 30, 2018 to $38,013,000 for the nine month period ended September 30, 2019, an increase of $2,174,000. The tax equivalent net interest margin increased from 3.65% for the first nine months of 2019 to 3.71% for the comparable period in 2019. The increase is primarily caused by the increase in the yield on interest-earning assets.

Total tax equivalent interest income for the 2019 nine month period increased $4,688,000 as compared to the 2018 nine month period. This increase was a result of an increase of $2,110,000 due to a change in volume as average interest-bearing assets increased $56.4 million and due to an increase in the yield on interest-earning assets of 28 basis points, which corresponds to an increase of $2,578,000. As a result of converting investment assets to loans and higher reinvestment rates, the yield on average interest earning assets increased 28 basis points from 4.33% to 4.61%.

Tax equivalent investment income for the nine months ended September 30, 2019 increased $529,000 over the same period last year. The primary cause of the increase was an increase in the average yield on investment securities of 40 basis points.

•

The yield on taxable securities increased 66 basis points from 2.14% to 2.80% as a result of the rise in short term rates due to the increase in the Fed Funds rate during 2018 and the calls and maturities of lower yielding investments and calls of investments that were purchased at a discount. This resulted in an increase in investment income of $932,000.

•

The average balance of tax-exempt securities decreased by $10.8 million, which resulted in a decrease in investment income of $269,000. The yield on tax-exempt securities decreased 27 basis points from 3.49% to 3.22%, which corresponds to a decrease in interest income of $132,000. The yield decrease was attributable to higher yielding securities being called and maturing. For a discussion of the Company’s current investment strategy, see the “Financial Condition – Investments”.

Total loan interest income increased $4,066,000 for the nine months ended September 30, 2019 compared to the same period last year, as a result of loan growth achieved in 2018 and the first nine months of 2019 that occurred primarily in the Bank’s central and south central Pennsylvania markets and an increase in loan yields when comparing 2019 to 2018.

•

The average balance of commercial loans increased $27.8 million from a year ago. The growth was attributable to organic growth in the Bank’s central and south central Pennsylvania markets. This had a positive impact of $1,125,000 on total interest income due to volume. The yield increased 22 basis points to 5.49%, which increased loan interest income $666,000.

•

Interest income on agricultural loans increased $1,845,000 from 2018 to 2019. The increase in the average balance of agricultural loans of $39.4 million is primarily attributable to loan growth in the Bank’s central and south central Pennsylvania markets. The increase in the average balance of these loans resulted in an increase in interest income due to volume of $1,340,000. The yield on agricultural loans increased 22 basis points to 4.61%, which increased loan interest income $505,000.

•

The average balance of construction loans decreased $2.9 million from a year ago as a result of several large commercial and agricultural construction projects completing in the first part of 2019. This resulted in a decrease of $143,000 on total interest income due to volume. The yield earned on construction loans increased 44 basis points to 5.17% resulting in an increase of $110,000.

•

The average balance of state and political subdivision loans decreased $2.5 million from a year ago as the market was not as attractive due to the reduction in the Federal corporate income tax rate. This resulted in a decrease of $64,000 on total interest income due to volume. The tax effected yield increased 38 basis points to 3.94%, which increased loan interest income $281,000.

•

Interest income on residential mortgage loans increased $237,000. The average yield on residential loans increased 12 basis points from a year ago, which resulted in an increase in loan interest income of $190,000.

Total interest expense increased $2,514,000 for the nine months ended September 30, 2019 compared with the comparative period last year primarily as a result of an increase in the cost of interest-bearing liabilities. Interest expense increased $2,534,000 due to rate as a result of an increase in the average rate paid on interest-bearing liabilities from 0.84% to 1.12%.

•

The average balance of interest bearing deposits increased $47.3 million from September 30, 2018 to September 30, 2019. Increases were experienced in NOW accounts of $5.4 million, savings accounts of $27.2 million, money market accounts of $627,000 and certificates of deposit of $14.0 million. The cumulative effect of these volume changes was an increase in interest expense of $179,000 (see also “Financial Condition – Deposits”). The rate paid on interest bearing deposits was 0.95% for the first nine months of 2019 and 0.66% for the comparable period in 2018. This resulted in an increase in interest expense of $2,153,000. The increase was due to the Federal Reserve raising interest rates during 2018 and competitive pressures for municipal deposits.

•

The average balance of other borrowed funds decreased $17.2 million from a year ago. This resulted in a decrease in interest expense of $199,000. There was an increase in the average rate on other borrowed funds from 2.16% to 2.72% due to an increase in the overnight borrowing rate as a result of the Federal Reserve interest rate increases in 2018 resulting in an increase in interest expense of $381,000.

Tax equivalent net interest income for the three months ended September 30, 2019 was $13,186,000 which compares to $12,058,000 for the same period last year. This represents an increase of $1,128,000 or 9.4%.

Total tax equivalent interest income was $16,161,000 for the three month period ended September 30, 2019, compared to $14,547,000 for the comparable period last year, an increase of $1,614,000. As with the nine month period, the increase was driven by an increase in volume of $712,000 due to average interest earning assets increasing $57.7 million and an increase of $902,000 as a result of the average yield on interest-earning assets increasing 29 basis points from 4.39% to 4.68% for the comparable periods.

•

Total investment income increased by $343,000 compared to same period last year. The primary cause of the increase was in the yield on taxable securities of 84 basis points, which corresponds to an increase in investment income of $378,000. The yield increase was impacted by securities purchased at a discount in prior years being called in the third quarter of 2019 resulting in additional accretion. Offsetting this increase, there was a $61,000 decrease in investment income from tax-exempt securities due to a decrease in average tax-exempt securities of $4.0 million and a decrease of 27 basis points on the yield of tax-exempt securities.

•

Total loan interest income increased $1,262,000 compared to the same period last year, with the change corresponding to the year to date changes. As a result of growth, which occurred primarily in the Bank’s south central and central Pennsylvania markets, loan interest income increased $715,000. Loan interest income increased $547,000 due to the higher interest rate environment, which increased loan yields 21 basis points to 5.07%.

Total interest expense increased $486,000 for the three months ended September 30, 2019 compared with last year as a result of the average rate on interest-bearing liabilities increasing 17 basis points from 0.91% to 1.08%, which increased interest expense $581,000.

•

The rate paid on interest bearing deposits was 0.93% for the three months ended September 30, 2019 and 0.74% for the comparable period in 2018. This results in an increase in interest expense of $534,000.

•

The average balance of other borrowed funds decreased $11.7 million from a year ago. This resulted in a decrease in interest expense of $82,000. There was an increase in the average rate on other borrowed fund from 2.41% to 2.56% due to an increase in the overnight borrowing rate as a result of the Federal Reserve interest rate moves in 2018 and 2019 resulting in an increase in interest expense of $47,000.

Provision for Loan Losses

For the nine month period ended September 30, 2019, the Company recorded a provision for loan losses of $1,150,000, which represents a decrease of $150,000 from the $1,300,000 provision recorded in the corresponding nine months of last year. The provision was lower in 2019 than 2018 primarily due to the higher loan growth that occurred in 2018 compared to the loan growth in 2019 (see “Financial Condition – Allowance for Loan Losses and Credit Quality Risk”).

For the three months ended September 30, 2019, the Company recorded a provision of $400,000 compared to $475,000 in 2018 with the decrease for the three month period being due to a lower level of loan growth in 2019 compared to the same period in 2018.

Non-interest Income

The following table shows the breakdown of non-interest income for the three and nine months ended September 30, 2019 and 2018 (dollars in thousands):

	Nine months ended September 30,		Change
	2019	2018	Amount	%
Service charges	$3,498	$3,455	$43	1.2
Trust	589	548	41	7.5
Brokerage and insurance	843	571	272	47.6
Gains on loans sold	339	302	37	12.3
Equity security gains, net	70	9	61	677.8
Available for sale security gains, net	8	(8)	16	(200.0)
Earnings on bank owned life insurance	463	467	(4)	(0.9)
Other	427	414	13	3.1

Total	$6,237	$5,758	$479	8.3

	Three months ended September 30,		Change
	2019	2018	Amount	%
Service charges	$1,225	$1,181	$44	3.7
Trust	148	147	1	0.7
Brokerage and insurance	289	222	67	30.2
Gains on loans sold	176	170	6	3.5
Equity security gains, net	29	(4)	33	(825.0)
Available for sale security gains, net	8	(8)	16	(200.0)
Earnings on bank owned life insurance	158	161	(3)	(1.9)
Other	144	141	3	2.1

Total	$2,177	$2,010	$167	8.3

Non-interest income for the nine months ended September 30, 2019 totaled $6,237,000, an increase of $479,000 when compared to the same period in 2018. During the first nine months of 2019, there were $8,000 of gains from the sale of available for sale securities in 2019 compared to a $8,000 loss in 2018. The Company sold $4.0 million of US agency securities and $1.5 million of US treasury securities for a gain of $8,000. In 2018, the Company sold $11.4 million of US agency securities for a loss of $169,000 and $13.8 million of state and political securities for a gain of $161,000. The Company recognized a $70,000 increase in the market value of our equity portfolio in 2019 compared to a $9,000 gain in 2018.

The increase in brokerage and insurance revenues for the first nine months of 2019 is attributable to growth in the Bank’s south central market. The increase in Trust revenues is due to estate settlement fees being higher in 2019 than 2018.

For the three month period ended September 30, 2019, the changes experienced from the prior year related to brokerage and insurance correspond to the changes experienced for the nine month period.

Non-interest Expense

The following tables reflect the breakdown of non-interest expense for the three and nine months ended September 30, 2019 and 2018 (dollars in thousands):

	Nine months ended September 30,		Change
	2019	2018	Amount	%
Salaries and employee benefits	$15,129	$14,251	$878	6.2
Occupancy	1,639	1,606	33	2.1
Furniture and equipment	501	394	107	27.2
Professional fees	1,101	1,273	(172)	(13.5)
FDIC insurance	196	327	(131)	(40.1)
Pennsylvania shares tax	825	850	(25)	(2.9)
Amortization of intangibles	198	224	(26)	(11.6)
Merger and acquisition	275	—	275	NA
ORE expenses	308	92	216	234.8
Other	4,801	4,305	496	11.5

Total	$24,973	$23,322	$1,651	7.1

	Three months ended September 30,		Change
	2019	2018	Amount	%
Salaries and employee benefits	$5,096	$4,679	$417	8.9
Occupancy	530	500	30	6.0
Furniture and equipment	165	130	35	26.9
Professional fees	343	507	(164)	(32.3)
FDIC insurance	(20)	120	(140)	(116.7)
Pennsylvania shares tax	275	250	25	10.0
Amortization of intangibles	66	74	(8)	(10.8)
Merger and acquisition	275	—	275	NA
ORE expenses (recovery)	92	6	86	1,433.3
Other	1,592	1,522	70	4.6

Total	$8,414	$7,788	$626	8.0

Non-interest expenses increased $1,651,000 for the nine months ended September 30, 2019 compared to the same period in 2018. Salaries and employee benefits increased $878,000 or 6.2%. The increase was due to merit increases effective at the beginning of 2019, higher commissions due to higher brokerage and insurances commissions, an increase in profit sharing as a result of improved financial results and an increase in health care expenses.

The increase in furniture and fixture is due to replacing a significant number of computers in 2019. The increase in OREO expenses is due to the increase in the number of OREO properties that occurred in 2019 as a result of obtaining over 80 properties as settlement for a loan. The increase in other expenses is primarily attributable to the increase in other periodic pension costs of $269,000 as a result of the decision to terminate the FNB pension plan and an increase in fraudulent charges on customers deposit accounts of $97,000. The increase in merger and acquisition costs was due to costs associated with the MidCoast acquisition expected to close in the first half of 2020. The decrease in professional fees was due to legal fees occurred in 2018 for a customer in bankruptcy court that was settled in the first quarter of 2019. The decrease in FDIC insurance was due to credit received from the FDIC as the Deposit Insurance Fund exceeded 1.38%

For the three months ended, September 30, 2019, non-interest expenses increased $626,000 when compared to the same period in 2018. The changes in salaries and employee benefits, ORE expenses, professional fees, FDIC insurance, merger and acquisition and other expenses for the quarter are consistent with the changes for the nine month period.

Provision for Income Taxes

The provision for income taxes was $2,817,000 for the nine month period ended September 30, 2019 compared to $2,558,000 for the same period in 2018. The increase is primarily attributable to the increase in income before the provision for income taxes of $1,187,000 for the comparable periods. Through management of municipal loan and bond portfolios, management is focused on minimizing the Company’s effective tax rate. The Company’s effective tax rate was 16.3% and 15.9% for the first nine months of 2019 and 2018, respectively, compared to the statutory rate of 21% for 2019 and 2018.

For the three months ended September 30, 2019, the provision for income taxes was $1,066,000 compared to $936,000 for the same period in 2018. The increase is attributable to the increase in income before the provision for income taxes of $745,000 for the comparable periods. The Company’s effective tax rate was 17.0% for the three months ended September 30, 2019 and 2018.

The Company is invested in four limited partnerships that have established low-income housing projects in its market areas. The Company anticipates recognizing an aggregate of $458,000 of tax credits over the next 3.25 years, with an additional $35,000 anticipated to be recognized during 2019.

Financial Condition

Total assets were $1.48 billion at September 30, 2019, an increase of $44.3 million from $1.43 billion at December 31, 2018. Cash and cash equivalents increased $3.3 million to $20.1 million. Investment securities increased $6.0 million and net loans increased $32.4 million to $1.10 billion at September 30, 2019. Total deposits increased $14.1 million to $1.20 billion since year-end 2018, while borrowed funds increased $18.6 million to $109.8 million.

Cash and Cash Equivalents

Cash and cash equivalents totaled $20.1 million at September 30, 2019 compared to $16.8 million at December 31, 2018, an increase of $3.3 million. Management actively measures and evaluates its liquidity position through our Asset–Liability Committee and believes its liquidity needs are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources including the Bank’s core deposits, Federal Home Loan Bank financing, federal funds lines with correspondent banks, brokered certificates of deposit and the portion of the investment and loan portfolios that mature within one year. Management expects that these sources of funds will permit us to meet cash obligations and off-balance sheet commitments as they come due.

Investments

The following table shows the composition of the investment portfolio (including debt and equity securities) as of September 30, 2019 and December 31, 2018 (dollars in thousands):

	September 30, 2019		December 31, 2018
	Amount	%	Amount	%
Debt securities:
U. S. Agency securities	$88,039	35.5	$106,385	44.0
U. S. Treasury notes	32,612	13.2	33,358	13.8
Obligations of state & political subdivisions	61,116	24.7	52,047	21.5
Corporate obligations	3,076	1.2	3,034	1.3
Mortgage-backed securities in government sponsored entities	62,184	25.1	46,186	19.1
Equity securities	650	0.3	516	0.3

Total	$247,677	100.0	$241,526	100.0

	September 30, 2019/ December 31, 2018 Change
	Amount	%
Debt securities:
U. S. Agency securities	$(18,346)	(17.2)
U. S. Treasury notes	(746)	(2.2)
Obligations of state & political subdivisions	9,069	17.4
Corporate obligations	42	1.4
Mortgage-backed securities in government sponsored entities	15,998	34.6
Equity securities	134	26.0

Total	$6,151	2.5

The Company’s investment portfolio increased by $6.2 million, or 2.5%, from December 31, 2018 to September 30, 2019. During 2019, the Company purchased $12.0 million of U.S. agency obligations, $24.3 million state and political securities, $21.9 million of mortgage backed securities and $65,000 of equity securities, which partially offset the

$5.5 million of principal repayments and $51.0 million of calls and maturities that occurred during the first nine months of 2019. Additionally, as part of restructuring our investment portfolio, the Company sold $4.0 million of U.S. agency securities and $1.5 million of US Treasury securities for a gain of $8,000. This restructuring was performed to increase the overall yield of the investment portfolio. Excluding the Company’s short-term investments consisting of monies held primarily at the Federal Reserve for liquidity purposes, the Company’s investment portfolio for the nine month period ended September 30, 2019 yielded 2.90%, compared to 2.50% in the comparable period in 2018 on a tax equivalent basis. As noted earlier, the increase in yield is due to replacing lower yielding securities that were called or matured with higher yielding securities due to the higher interest rate environment.

The investment strategy for 2019 has been to utilize cashflows from the investment portfolio to purchase agency and state and political securities to maintain a consistent level of investments. Investment purchases have been focused on securities with short fixed maturities for agency securities, high coupon callable municipal securities that are highly likely to be called and mortgage backed securities with consistent cashflows. The Company continually monitors interest rate trading ranges and tries to focus purchases to times when rates are in the top third of the trading range. The Company believes its investment strategy has appropriately mitigated its interest rate risk exposure if rates continue to rise, while providing sufficient cashflows to meet liquidity needs.

Management continues to monitor the earnings performance and the liquidity of the investment portfolio on a regular basis. Through active balance sheet management and analysis of the securities portfolio, the Company believes it maintains sufficient liquidity to satisfy depositor withdrawal requirements and various credit needs of its customers.

Loans

The following table shows the composition of the loan portfolio as of September 30, 2019 and December 31, 2018 (dollars in thousands):

	September 30, 2019		December 31, 2018
	Amount	%	Amount	%
Real estate:
Residential	$215,717	19.4	$215,305	19.9
Commercial	349,269	31.3	319,265	29.5
Agricultural	305,948	27.4	284,520	26.3
Construction	11,448	1.0	33,913	3.1
Consumer	9,709	0.9	9,858	0.9
Other commercial loans	76,785	6.9	74,118	6.9
Other agricultural loans	50,334	4.5	42,186	3.9
State & political subdivision loans	95,824	8.6	102,718	9.5

Total loans	1,115,034	100.0	1,081,883	100.0
Less allowance for loan losses	13,679		12,884

Net loans	$1,101,355		$1,068,999

	September 30, 2019/ December 31, 2018 Change
	Amount	%
Real estate:
Residential	$412	0.2
Commercial	30,004	9.4
Agricultural	21,428	7.5
Construction	(22,465)	(66.2)
Consumer	(149)	(1.5)
Other commercial loans	2,667	3.6
Other agricultural loans	8,148	19.3
State & political subdivision loans	(6,894)	(6.7)

Total loans	$33,151	3.1

The Bank’s lending efforts have historically been focused in north central Pennsylvania and southern New York. The acquisition of FNB in 2015 expanded the focus into Lebanon, Lancaster and Schuylkill County markets in south central

Pennsylvania. The opening of the Winfield office in 2016 and the acquisition of the State College branch in 2017 has increased the Bank’s presence in the central Pennsylvania market. The Bank originates loans primarily through direct loans to its existing customer base, with new customers generated through the strong relationships our lending teams have with their customers and our lenders expertise in certain areas, as well as by referrals from real estate brokers, building contractors, attorneys, accountants, corporate and advisory board members, existing customers and the Bank’s website. The Bank offers a variety of loans although historically most of our lending has focused on real estate loans including residential, commercial, agricultural, and construction loans. All lending is governed by a lending policy that is developed and administered by management and approved by the Board of Directors. As of September 30, 2019, the Company had one industry specific loan concentration to the dairy industry, totaling $156.1 million or 14.0% of total loans.

During the first nine months of 2019, the primary driver of growth in the loan portfolio continued to be commercial and agricultural real estate loans in both the central and south central Pennsylvania markets. During the first quarter, the Bank completed a settlement with a customer in bankruptcy that resulted in $3.1 million of loans being transferred to OREO. Commercial and agricultural loan demand is subject to significant competitive pressures, the yield curve, and overall national, regional and local economic conditions.

While the Bank lends to companies that service the exploration for natural gas in our market area, the Bank has not originated any loans to companies performing the actual drilling and exploration activities. Loans made by the Bank are to service industry customers which include trucking companies, stone quarries and other support businesses, favoring customers that had a relationship with the Bank prior to supporting the exploration for natural gas. The Bank also has originated loans to businesses and individuals for restaurants, hotels and apartment rentals that have been developed and expanded to meet the housing and living needs of the gas industry workers. Due to the Bank’s understanding of the industry and its cyclical nature, the loans made for natural gas-related activities have been originated in accordance with specific policies and procedures for lending to these entities, which include more stringent loan to value thresholds, shortened amortization periods, and expansion of our monitoring of loan concentrations associated with this activity.

Residential real estate loans increased slightly during the first nine months of 2019. Loan demand for conforming mortgages, which the Company typically sells on the secondary market has increased slightly in 2019 when compared to 2018. For loans sold on the secondary market, the Company recognizes fee income for servicing these sold loans, which is included in non-interest income.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which in management’s judgment is adequate to absorb probable future loan losses inherent in the loan portfolio at the balance sheet date. The provision for loan losses is charged against current income. Loans deemed not collectable are charged-off against the allowance while subsequent recoveries increase the allowance. The following table presents an analysis of the allowance for loan losses and non-performing loans and assets as of and for the nine months ended September 30, 2019 and for the years ended December 31, 2018, 2017, 2016 and 2015 (dollars in thousands):

	September 30,	December 31,
	2019	2018	2017	2016	2015
Balance at beginning of period	$12,884	$11,190	$8,886	$7,106	$6,815

Charge-offs:
Real estate:
Residential	24	118	107	85	66
Commercial	293	66	41	100	84
Agricultural	—	—	30	—	—
Consumer	32	40	130	100	47
Other commercial loans	38	91	—	55	41
Other agricultural loans	—	50	5	—	—

Total loans charged-off	387	365	313	340	238
Recoveries:
Real estate:
Residential	—	69	—	—	—
Commercial	—	3	11	479	14
Agricultural	—	—	—	—	—
Consumer	24	31	49	88	33
Other commercial loans	8	30	16	33	2
Other agricultural loans	—	1	1	—	—

Total loans recovered	32	134	77	600	49
Net loans (recovered) charged-off	355	231	236	(260)	189
Provision charged to expense	1,150	1,925	2,540	1,520	480

Balance at end of year	$13,679	$12,884	$11,190	$8,886	$7,106

Loans outstanding at end of period	$1,115,034	$1,081,883	$1,000,525	$799,611	$695,031
Average loans outstanding, net	$1,097,814	$1,044,250	$883,355	$725,881	$577,992
Non-performing assets:
Non-accruing loans	$13,223	$13,724	$10,171	$11,454	$6,531
Accrual loans—90 days or more past due	103	68	555	405	623

Total non-performing loans	$13,326	$13,792	$10,726	$1,859	$7,154
Foreclosed assets held for sale	3,497	601	1,119	1,036	1,354

Total non-performing assets	$16,823	$14,393	$11,845	$2,895	$8,508

Annualized net charge-offs to average loans	0.04%	0.02%	0.03%	-0.04%	0.03%
Allowance to total loans	1.23%	1.19%	1.12%	1.11%	1.02%
Allowance to total non-performing loans	102.65%	93.42%	104.33%	74.93%	99.33%
Non-performing loans as a percent of loans net of unearned income	1.20%	1.27%	1.07%	1.48%	1.03%
Non-performing assets as a percent of loans net of unearned income	1.51%	1.33%	1.18%	1.61%	1.22%

Management believes it uses the best information available when establishing the allowance for loan losses and that the allowance for loan losses is adequate as of September 30, 2019. However, future adjustments could be required if circumstances differ substantially from assumptions and estimates used in making the initial determination. A prolonged downturn in the economy, high unemployment rates, significant changes in the value of collateral and delays in receiving financial information from borrowers could result in increased levels of non-performing assets, charge-offs, loan loss provisions and reduction in income. Additionally, bank regulatory agencies periodically examine the Bank’s allowance for loan losses. The banking agencies could require the recognition of additions to the allowance for loan losses based upon their judgment of information available to them at the time of their examination.

On a monthly basis, problem loans are identified and updated primarily using internally prepared past due reports. Based on data surrounding the collection process of each identified loan, the loan may be added or deleted from the monthly watch list. The watch list includes loans graded special mention, substandard, doubtful, and loss, as well as additional loans that management may choose to include. Watch list loans are continually monitored going forward until satisfactory conditions exist that allow management to upgrade and remove the loan. In certain cases, loans may be placed on non-accrual status or charged-off based upon management’s evaluation of the borrower’s ability to pay. All commercial loans, which include commercial real estate, agricultural real estate, state and political subdivision loans and other commercial and agricultural loans, on non-accrual are evaluated quarterly for impairment.

The allowance for loan losses was $13,679,000 or 1.23% of total loans as of September 30, 2019 as compared to $12,884,000 or 1.19% of loans as of December 31, 2018. The $795,000 increase in the allowance during the first nine months of 2019 is the result of a $1,150,000 provision and net charge-offs of $355,000. The following table shows the distribution of the allowance for loan losses and the percentage of loans compared to total loans by loan category as of September 30, 2019 and December 31, 2018, 2017, 2016 and 2015 (dollars in thousands):

	September 30,		December 31
	2019		2018		2017		2016		2015
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Real estate loans:
Residential	$1,091	19.4	$1,105	19.9	$1,049	21.4	$1,064	25.9	$905	29.3
Commercial	4,641	31.3	4,115	29.5	3,867	30.8	3,589	31.6	3,376	34.2
Agricultural	4,712	27.4	4,264	26.3	3,143	24.0	1,494	15.5	409	8.3
Construction	19	1.0	58	3.1	23	1.3	47	3.2	24	2.2
Consumer	119	0.9	120	0.9	124	1.0	122	1.4	102	1.7
Other commercial loans	1,349	6.9	1,354	6.9	1,272	7.2	1,327	7.3	1,183	8.2
Other agricultural loans	869	4.5	752	3.9	492	3.8	312	2.9	122	2.0
State & political subdivision loans	536	8.6	762	9.5	816	10.5	833	12.2	593	14.1
Unallocated	343	N/A	354	N/A	404	N/A	98	N/A	392	N/A

Total allowance for loan losses	$13,679	100.0	$12,884	100.0	$11,190	100.0	$8,886	100.0	$7,106	100.0

As a result of previous loss experiences and other risk factors utilized in determining the allowance, the Bank’s allocation of the allowance does not directly correspond to the actual balances of the loan portfolio. While commercial and agricultural real estate total 58.7% of the loan portfolio, 68.4% of the allowance is assigned to this segment of the loan portfolio as these loans have more inherent credit risk than residential real estate or loans to state and political subdivisions.

The following table identifies amounts of loans contractually past due 30 to 89 days and non-performing loans by loan category, as well as the change from December 31, 2018 to September 30, 2019 in non-performing loans(dollars in thousands). Non-performing loans include accruing loans that are contractually past due 90 days or more and non-accrual loans. Interest does not accrue on non-accrual loans. Subsequent cash payments received are applied to the outstanding principal balance or recorded as interest income, depending upon management’s assessment of its ultimate ability to collect principal and interest.

	September 30, 2019				December 31, 2018
		Non-Performing Loans				Non-Performing Loans
(in thousands)	30 - 89 Days Past Due Accruing	90 Days Past Due Accruing	Non- accrual	Total Non- Performing	30 - 89 Days Past Due Accruing	90 Days Past Due Accruing	Non- accrual	Total Non- Performing
Real estate:
Residential	$512	$19	$1,008	$1,027	$1,624	$20	$1,161	$1,181
Commercial	905	21	5,413	5,434	1,444	36	5,957	5,993
Agricultural	1,113	—	3,549	3,549	121	—	3,206	3,206
Consumer	77	22	—	22	37	12	14	26
Other commercial loans	5	41	2,009	2,050	73	—	2,185	2,185
Other agricultural loans	60	—	1,244	1,244	9	—	1,201	1,201

Total nonperforming loans	$2,672	$103	$13,223	$13,326	$3,308	$68	$13,724	$13,792

	Change in Non-Performing Loans September 30, 2019 /December 31, 2018
(in thousands)	Amount	%
Real estate:
Residential	$(154)	(13.0)
Commercial	(559)	(9.3)
Agricultural	343	10.7
Consumer	(4)	(15.4)
Other commercial loans	(135)	(6.2)
Other agricultural loans	43	3.6

Total nonperforming loans	$(466)	(3.4)

For the nine months ended September 30, 2019, the Company recorded a provision for loan losses of $1,150,000, which compares to $1,300,000 for the same period in 2018. The decrease was primarily attributable to the loan growth experienced during 2019 being lower than the growth experienced during the comparable period of 2018. Non-performing loans decreased $466,000 or 3.4%, from December 31, 2018 to September 30, 2019, primarily due to two customer relationships, one of which was settled in the first quarter of 2019 and resulted in a $3.1 million increase in OREO and the other was a $1.7 million relationship being placed on non-accrual status. Approximately 65.5% of the Bank’s non-performing loans at September 30, 2019 are associated with the following four customer relationships:

•

A commercial customer with a total loan relationship of $2.7 million, secured by undeveloped land, stone quarries and equipment, was on non-accrual status as of September 30, 2019. The slowdown in the exploration for natural gas has significantly impacted the cash flows of the customer, who provides excavation services and stone for pad construction related to these activities. During 2019, the Company had the underlying equipment collateral appraised. The 2019 appraisal indicated a decrease in collateral values compared to the appraisal ordered for the loan origination and an appraisal performed in 2017, however, the loan is still considered well secured on a loan to value basis. Management determined that no specific reserve was required as of September 30, 2019.

•

An agricultural customer with a total loan relationship of $2.8 million, secured by real estate, equipment and cattle, was on non-accrual status as of September 30, 2019. The customer declared bankruptcy during the fourth quarter of 2018 and has developed a workout plan that will be approved in the fourth quarter of 2019. Included within these loans to this customer are $1,151,000 of loans which are subject to Farm Service Agency guarantees. Depressed milk prices have created cash flow difficulties for this customer. Absent a sizable and sustained increase in milk prices, which is not assured, we will need to rely upon the collateral for repayment of interest and principal. As of September 30, 2019, there was a specific reserve of $302,000 for this relationship.

•

An agricultural customer with a total loan relationship of $1.6 million, secured by real estate, equipment and cattle, was on non-accrual status as of September 30, 2019. The customer has scheduled a liquidation auction that will be completed in the fourth quarter of 2019. Included within these loans to this customer are $137,000 of loans which are subject to Farm Service Agency guarantees. Depressed milk prices have created cash flow difficulties for this customer. Absent a sizable and sustained increase in milk prices, which is not assured, we expect we will need to rely upon the collateral for repayment of interest and principal. As of September 30, 2019, there was a specific reserve of $1,000 for this relationship.

•

A commercial customer with a loan relationship of $1.7 million, secured by commercial real estate, business assets and vehicles, was on non-accrual status as of September 30, 2019. The business expanded into a new market, which has not grown as originally expected and has created cashflow issues. Management reviewed the collateral and determined that no specific reserve was required as of September 30, 2019.

Management of the Bank believes that the allowance for loan losses as of September 30, 2019 is adequate, which is based on the following factors:

•	Four loan relationships comprised 65.5% of the non-performing loan balance, which had approximately $303,000 of specific reserves, as of September 30, 2019.

•

The Company has a history of low charge-offs, which while higher in the first half of 2019 are still insignificant at an annualized basis of 0.04%, with net charge-offs totaling $355,000 that were primarily related to two relationships. In 2018 as the net charge-offs were .02% of average loans and only $231,000, while 2017’s net charge-offs were $236,000.

Bank Owned Life Insurance

The Company holds bank owned life insurance policies to offset future employee benefit costs. These policies provide the Bank with an asset that generates earnings to partially offset the current costs of benefits, and eventually (at the death of the insureds) provide partial recovery of cash outflows associated with the benefits. As of September 30, 2019 and December 31, 2018, the cash surrender value of the life insurance was $28.0 million and $27.5 million, respectively. The change in cash surrender value, net of purchases and amounts acquired through acquisitions, is recognized in the results of operations. The amounts recorded as non-interest income totaled $158,000 and $161,000 for the three month periods ended September 30, 2019 and 2018, respectively. For the nine months ended September 30, 2019 and 2018, $463,000 and $467,000, respectively, was recorded in non-interest income. The Company evaluates annually the risks associated with the life insurance policies, including limits on the amount of coverage and an evaluation of the various carriers’ credit ratings.

The Company agreements that were purchased directly from insurance companies are structured so that any death benefits received from a policy while the insured person is an active employee of the Bank will be split with the beneficiary of the policy. Under these agreements, the employee’s beneficiary will be entitled to receive 50% of the net amount at risk from the proceeds. The net amount at risk is the total death benefit payable less the cash surrender value of the policy as of the date of death. The policies acquired as part of the acquisition of FNB provide a fixed split-dollar benefit for the beneficiaries estate, which is dependent on several factors including whether the covered individual was a Director of FNB or an employee of FNB and their salary level. As of September 30, 2019 and December 31, 2018, included in other liabilities on the Company’s consolidated balance sheet was a liability of $675,000 and $648,000, respectively, for the obligation under the split-dollar benefit agreements.

Premises and Equipment

Premises and equipment decreased $392,000 to $15.9 million as of September 30, 2019 from December 31, 2018. This occurred primarily as a result of normal depreciation expense recorded in the first nine months of 2019.

Deposits

The following table shows the composition of deposits as of September 30, 2019 and December 31, 2018 (dollars in thousands):

	September 30, 2019		December 31, 2018
	Amount	%	Amount	%
Non-interest-bearing deposits	$199,046	16.6	$179,971	15.2
NOW accounts	333,828	27.8	336,756	28.4
Savings deposits	221,244	18.4	205,334	17.3
Money market deposit accounts	171,020	14.3	164,625	13.9
Certificates of deposit	274,166	22.9	298,470	25.2

Total	$1,199,304	100.0	$1,185,156	100.0

	September 30, 2019/ December 31, 2018 Change
	Amount	%
Non-interest-bearing deposits	$19,075	10.6
NOW accounts	(2,928)	(0.9)
Savings deposits	15,910	7.7
Money market deposit accounts	6,395	3.9
Certificates of deposit	(24,304)	(8.1)

Total	$14,148	1.2

Deposits increased $14.1 million since December 31, 2018. The increase in deposits is primarily due to tax collections in the third quarter for municipal customers and new business relationships in the Bank’s south central market. The decrease in certificates of deposit is due to a large municipal construction project in the central Pennsylvania market that is being funded by the municipalities’ certificates of deposits, two estates settling during 2019 and a decrease in brokered certificate of deposits of $5.0 million. As of September 30, 2019, the Bank had $15.0 million of brokered certificates of deposit outstanding compared to $20.0 million as of December 31, 2018. The Bank continues to enhance its cash management services to improve our customer services and to grow deposits through current customers.

Borrowed Funds

Borrowed funds increased $18.6 million during the first nine months of 2019. The increase was the result of borrowing $15.9 million of overnight advances from the FHLB and $10.0 million of long-term advances from the FHLB. The Bank also repaid a $2.0 million long-term advance from the FHLB and experienced a decrease in repurchase agreements of $5.2 million. The Bank’s current strategy for borrowings is to consider terms and structures to manage interest rate risk and liquidity in a flat to inverted interest rate environment. The Company’s daily cash requirements or short-term investments are primarily met by using the financial instruments available through the Federal Home Loan Bank of Pittsburgh.

Stockholders’ Equity

The Company evaluates stockholders’ equity in relation to total assets and the risks associated with those assets. The greater the capital resource, the more likely a corporation will meet its cash obligations and absorb unforeseen losses. For these reasons, capital adequacy has been, and will continue to be, of paramount importance to the Company. As such, the Company has implemented policies and procedures to ensure that it has adequate capital levels. As part of this process, the Company routinely stress tests its capital levels and identify potential risk and alternative sources of additional capital should the need arise.

Total stockholders’ equity was $151.7 million at September 30, 2019 compared to $139.2 million at December 31, 2018, an increase of $12,449,000, or 8.9%. Excluding accumulated other comprehensive loss, stockholders’ equity increased $8.8 million, or 6.2%. The Company purchased 20,620 shares of treasury stock at a weighted average cost of $59.94 per share. The Company reissued 105 shares to certain Board members and employees as a reward for years of services at a weighted average cost of $58.88 per share. The Company awarded employees 5,130 shares of restricted stock at a weighted average cost of $60.21 per share during the first nine months of 2019. During the first nine months of 2019, 152 shares of restricted stock were forfeited by employees at a weighted average cost of $60.00 per share. For the first nine months of 2019, the Company had net income of $14.4 million and declared cash dividends of $4.7 million, or $1.33 per share, representing a cash dividend payout ratio of 32.7%.

All of the Company’s debt investment securities are classified as available-for-sale, making this portion of the Company’s balance sheet more sensitive to the changing market value of investments. As a result of changes in the interest rate environment and the defined benefit plan obligations, accumulated other comprehensive loss decreased approximately $3.6 million from December 31, 2018.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under U.S. GAAP, regulatory reporting requirements, and regulatory capital standards. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulatory capital standards to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), common equity Tier 1 capital (as defined) to total risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2019 and December 31, 2018, that the Bank meets all capital adequacy requirements to which it was subject at such dates.

As of September 30, 2019 and December 31, 2018, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based capital, Tier 1 risk-based capital, common equity Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company and Bank’s computed risk-based capital ratios are as follows (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
September 30, 2019	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets):
Company	$151,026	13.84%	$87,268	8.00%	$109,085	10.00%
Bank	$143,728	13.19%	$87,205	8.00%	$109,006	10.00%
Tier 1 Capital (to Risk Weighted Assets):
Company	$137,388	12.59%	$65,451	6.00%	$87,268	8.00%
Bank	$130,099	11.94%	$65,404	6.00%	$87,205	8.00%
Common Equity Tier 1 Capital (to Risk Weighted Assets):
Company	$129,888	11.91%	$49,088	4.50%	$70,905	6.50%
Bank	$130,099	11.94%	$49,053	4.50%	$70,854	6.50%
Tier 1 Capital (to Average Assets):
Company	$137,388	9.63%	$57,063	4.00%	$71,329	5.00%
Bank	$130,099	9.12%	$57,037	4.00%	$71,297	5.00%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
December 31, 2018	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets):
Company	$141,272	13.42%	$84,227	8.00%	$105,284	10.00%
Bank	$134,841	12.82%	$84,141	8.00%	$105,176	10.00%
Tier 1 Capital (to Risk Weighted Assets):
Company	$128,224	12.18%	$63,171	6.00%	$84,227	8.00%
Bank	$121,792	11.58%	$63,106	6.00%	$84,141	8.00%
Common Equity Tier 1 Capital (to Risk Weighted Assets):
Company	$120,724	11.47%	$47,378	4.50%	$68,435	6.50%
Bank	$121,792	11.58%	$47,329	4.50%	$68,364	6.50%
Tier 1 Capital (to Average Assets):
Company	$128,224	9.15%	$56,041	4.00%	$70,051	5.00%
Bank	$121,792	8.70%	$56,018	4.00%	$70,023	5.00%

Off-Balance Sheet Activities

Some financial instruments, such as loan commitments, credit lines, and letters of credit, are issued to meet customer financing needs. The contractual amount of financial instruments with off-balance sheet risk was as follows at September 30, 2019 and December 31, 2018 (in thousands):

	September 30, 2019	December 31, 2018
Commitments to extend credit	$197,931	$199,183
Standby letters of credit	16,298	16,311

	$214,229	$215,494

The Bank also offers limited overdraft protection as a non-contractual courtesy which is available to demand deposit accounts in good standing. Overdraft charges as a result of ATM withdrawals and one time point of sale (non-recurring) transactions require prior approval of the customer. The non-contractual amount of financial instruments with off-balance sheet risk at September 30, 2019 and December 31, 2018 was $11,908,000 and $11,855,000, respectively. The Company reserves the right to discontinue this service without prior notice.

Liquidity

Liquidity is a measure of the Company’s ability to efficiently meet normal cash flow requirements of both borrowers and depositors. To maintain proper liquidity, the Company uses funds management policies, which include liquidity target ratios, along with its investment policies to assure it can meet our financial obligations to depositors, credit customers and stockholders. Liquidity is needed to meet depositors’ withdrawal demands, extend credit to meet borrowers’ needs, provide funds for normal operating expenses and cash dividends, and to fund other capital expenditures.

Cash generated by operating activities, investing activities and financing activities influences liquidity management. The Company’s historical activity in this area can be seen in its consolidated statement of cash flows. The most important source of funds is core deposits. Repayment of principal on outstanding loans and cash flows created from the investment portfolio are also factors in liquidity management. Other sources of funding include brokered certificates of deposit and the sale of loans or investments, if needed.

The Company’s use of funds is shown in the “investing activity” section of its consolidated statement of cash flows, where the net loan activity is presented. Other uses of funds include purchasing stock from the Federal Home Loan Bank (FHLB) of Pittsburgh, as well as capital expenditures. Capital expenditures (including software purchases), during the first nine months of 2019 were $225,000 compared to $228,000 during the same time period in 2018.

Short-term debt from the FHLB supplements the Bank’s availability of funds. The Bank achieves liquidity primarily from temporary or short-term investments in the Federal Reserve and the FHLB. The Bank had a maximum borrowing capacity at the FHLB of approximately $536.3 million, of which $137.9 million was outstanding, at September 30, 2019. The Bank also had two federal funds lines with third party providers in the total amount of $34.0 million as of September 30, 2019, which are unsecured and undrawn upon. The Bank also has a borrower in custody line with the Federal Reserve Bank of approximately $7.5 million, which also is not drawn upon as of September 30, 2019. The Company continues to evaluate its liquidity needs and as necessary finds additional sources.

Citizens Financial Services, Inc. is a separate legal entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, Citizens Financial Services, Inc. is responsible for paying any dividends declared to its shareholders. Citizens Financial also has repurchased shares of its common stock. Citizens Financial Services, Inc.’s primary source of income is dividends received from the Bank. Both federal and state laws impose restrictions on the ability of the Bank to pay dividends. In particular, the Bank may not, as a state-chartered bank which is a member of the Federal Reserve System, declare a dividend without approval of the Federal Reserve, unless the dividend to be declared by the Bank’s Board of Directors does not exceed the total of: (i) the Bank’s net profits for the current year to date, plus (ii) its retained net profits for the preceding two current years, less any required transfers to surplus. The Federal Reserve Board and the FDIC have formal and informal policies which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The Prompt Corrective Action Rules, described above, further limit the ability of banks to pay dividends, because banks which are not classified as well capitalized or adequately capitalized may not pay dividends and no dividend may be paid which would make the Bank undercapitalized after the dividend. At September 30, 2019, Citizens Financial Services, Inc. (on an unconsolidated basis) had liquid assets of $6.9 million.

Interest Rate and Market Risk Management

The objective of interest rate sensitivity management is to maintain an appropriate balance between the stable growth of income and the risks associated with maximizing income through interest sensitivity imbalances and the market value risk of assets and liabilities.

Because of the nature of our operations, the Company is not subject to foreign currency exchange or commodity price risk and, because it has no trading portfolio, it is not subject to trading risk. Currently, the Company has equity securities that represent only 0.04% of its total assets and, therefore, equity risk is not significant.

The primary components of interest-sensitive assets include adjustable-rate loans and investments, loan repayments, investment maturities and money market investments. The primary components of interest-sensitive liabilities include maturing certificates of deposit, IRA certificates of deposit and short-term borrowings. Savings deposits, NOW accounts and money market investor accounts are considered core deposits and are not short-term interest sensitive (except for the top-tier money market investor accounts, typically help by local governments, which are paid current market interest rates).

Gap analysis, one of the methods used by us to analyze interest rate risk, does not necessarily show the precise impact of specific interest rate movements on the Company’s net interest income because the re-pricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. In addition, assets and liabilities within the same period may, in fact, be repaid at different times and at different rate levels. The Company has not experienced the kind of earnings volatility that might be indicated from gap analysis.

The Company currently uses a computer simulation model to better measure the impact of interest rate changes on net interest income. The Company uses the model as part of our risk management and asset liability management processes that it believes will effectively identify, measure, and monitor the Company’s risk exposure. In this analysis, the Company examines the results of movements in interest rates with additional assumptions made concerning prepayment speeds on mortgage loans and mortgage securities. Shock scenarios, which assume a parallel shift in interest rates and is instantaneous, typically have the greatest impact on net interest income. The following is a rate shock analysis and the impact on net interest income as of September 30, 2019 (dollars in thousands):

Changes in Rates	Prospective One-Year Net Interest Income	Change In Prospective Net Interest Income	% Change In Prospective Net Interest Income
-100 Shock	50,392	197	0.39
Base	50,195	—	—
+100 Shock	49,115	(1,080)	(2.15)
+200 Shock	47,817	(2,378)	(4.74)
+300 Shock	46,461	(3,734)	(7.44)
+400 Shock	45,001	(5,194)	(10.35)

The model makes estimates, at each level of interest rate change, regarding cash flows from principal repayments on loans and mortgage backed securities, call activity of other investment securities, and deposit selection, re-pricing and maturity structure. Because of these assumptions, actual results could differ significantly from these estimates which would result in significant differences in the calculated projected change on net interest income. Additionally, the changes above do not necessarily represent the level of change under which management would undertake specific measures to realign its portfolio in order to reduce the projected level of change. It should be noted that the changes in net interest income noted above are in line with Company policy for interest rate risk.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the

Year Ended December 31, 2018

Results of Operations

Net income for the year ended December 31, 2018 was $18,034,000, which represents an increase of $5,009,000, or 38.5%, when compared to the 2017 related period. Net income for the year ended December 31, 2017 was $13,025,000, which represents an increase of $387,000, or 3.1%, when compared to the 2016 related period. Basic and diluted earnings per share were $5.14, $3.70 and $3.57 for the years ended 2018, 2017 and 2016, respectively.

Net income is influenced by five key components: net interest income, provision for loan losses, non-interest income, non-interest expenses, and the provision for income taxes.

Net Interest Income

The most significant source of revenue is net interest income; the amount by which interest earned on interest-earning assets exceeds interest paid on interest-bearing liabilities. Factors that influence net interest income are changes in volume of interest-earning assets and interest-bearing liabilities as well as changes in the associated interest rates.

The following table sets forth our Company’s average balances of, and the interest earned or incurred on, each principal category of assets, liabilities and stockholders’ equity, the related rates, net interest income and rate “spread” created. It should be noted that the acquisition of the State College branch, which closed on December 8, 2017, impacted the average balances and rates for 2018 and had an immaterial impact on the average balance and interest rates for 2017:

	Analysis of Average Balances and Interest Rates
	2018			2017			2016
(dollars in thousands)	Average Balance (1) $	Interest $	Average Rate %	Average Balance (1) $	Interest $	Average Rate %	Average Balance (1) $	Interest $	Average Rate %
ASSETS
Short-term investments:
Interest-bearing deposits at banks	8,929	20	0.22	8,790	15	0.17	22,726	82	0.36

Total short-term investments	8,929	20	0.22	8,790	15	0.17	22,726	82	0.36
Interest bearing time deposits at banks	12,734	299	2.35	8,346	171	2.05	7,232	139	1.92
Investment securities:
Taxable	191,991	4,237	2.21	194,716	3,366	1.73	254,673	3,971	1.56
Tax-exempt (3)	64,728	2,208	3.41	84,235	3,657	4.34	99,689	4,499	4.51

Total investment securities	256,719	6,445	2.51	278,951	7,023	2.52	354,362	8,470	2.39
Loans (2)(3)(4):
Residential mortgage loans	214,458	11,205	5.22	206,321	10,660	5.17	204,278	10,749	5.26
Construction loans	25,698	1,235	4.80	24,299	1,040	4.28	15,242	752	4.93
Commercial loans	388,037	20,611	5.31	329,767	17,525	5.31	302,717	16,163	5.34
Agricultural loans	305,003	13,638	4.47	214,200	9,251	4.32	91,279	4,374	4.79
Loans to state & political subdivisions	101,496	3,759	3.70	98,427	4,146	4.21	101,329	4,278	4.22
Other loans	9,558	737	7.71	10,341	823	7.96	11,036	916	8.30

Loans, net of discount	1,044,250	51,185	4.90	883,355	43,445	4.92	725,881	37,232	5.13

Total interest-earning assets	1,322,632	57,949	4.38	1,179,442	50,654	4.29	1,110,201	45,923	4.14
Cash and due from banks	6,807			6,774			7,357
Bank premises and equipment	16,338			16,799			17,218
Other assets	54,722			55,910			57,604

Total non-interest earning assets	77,867			79,483			82,179

Total assets	1,400,499			1,258,925			1,192,380

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
NOW accounts	326,040	1,642	0.50	323,105	1,139	0.35	301,681	917	0.30
Savings accounts	192,727	323	0.17	179,557	191	0.11	172,182	184	0.11
Money market accounts	164,916	1,618	0.98	127,888	650	0.51	118,486	523	0.44
Certificates of deposit	276,213	3,327	1.20	261,758	2,645	1.01	271,117	2,623	0.97

Total interest-bearing deposits	959,896	6,910	0.72	892,308	4,625	0.52	863,466	4,247	0.49
Other borrowed funds	117,912	2,664	2.26	68,536	1,214	1.77	47,004	794	1.69

Total interest-bearing liabilities	1,077,808	9,574	0.89	960,844	5,839	0.61	910,470	5,041	0.55
Demand deposits	171,353			153,523			145,968
Other liabilities	12,647			14,802			12,524

Total non-interest-bearing liabilities	184,000			168,325			158,492
Stockholders’ equity	138,691			129,756			123,418

Total liabilities & stockholders’ equity	1,400,499			1,258,925			1,192,380

Net interest income		48,375			44,815			40,882

Net interest spread (5)			3.49%			3.68%			3.59%
Net interest income as a percentage of average interest-earning assets			3.66%			3.80%			3.68%
Ratio of interest-earning assets to interest-bearing liabilities			1.23			1.23			1.22

(1)	Averages are based on daily averages.
(2)	Includes loan origination and commitment fees.
(3)	Tax exempt interest revenue is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for 2018 and 34% for 2017 and 2016.
(4)	Income on non-accrual loans is accounted for on a cash basis, and the loan balances are included in interest-earning assets.
(5)	Interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

Tax exempt interest revenue is shown on a tax-equivalent basis for proper comparison using a statutory, federal income tax rate of 21% for 2018 and 34% for 2017 and 2016, which is the Bank’s federal income tax rate for those years.

For purposes of the comparison, as well as the discussion that follows, this presentation facilitates performance comparisons between taxable and tax-free assets by increasing the tax-free income by an amount equivalent to the Federal income taxes that would have been paid if this income were taxable at the Federal statutory rate for the corresponding year. Accordingly, tax equivalent adjustments for investments and loans have been made accordingly to the previous table for the years ended December 31, 2018, 2017 and 2016, respectively (in thousands):

	2018	2017	2016
Interest and dividend income from investment securities, interest bearing time deposits and short-term investments (non-tax adjusted)	$6,300	$5,966	$7,161
Tax equivalent adjustment	464	1,243	1,530

Interest and dividend income from investment securities, interest bearing time deposits and short-term investments (tax equivalent basis)	$6,764	$7,209	$8,691

	2018	2017	2016
Interest and fees on loans (non-tax adjusted)	$50,458	$42,127	$35,844
Tax equivalent adjustment	727	1,318	1,388

Interest and fees on loans (tax equivalent basis)	$51,185	$43,445	$37,232

	2018	2017	2016
Total interest income	$56,758	$48,093	$43,005
Total interest expense	9,574	5,839	5,041

Net interest income	47,184	42,254	37,964
Total tax equivalent adjustment	1,191	2,561	2,918

Net interest income (tax equivalent basis)	$48,375	$44,815	$40,882

The following table shows the tax-equivalent effect of changes in volume and rates on interest income and expense (in thousands):

Analysis of Changes in Net Interest Income on a Tax-Equivalent Basis
	2018 vs. 2017 (1)			2017 vs. 2016 (1)
	Change in Volume	Change in Rate	Total Change	Change in Volume	Change in Rate	Total Change
Interest Income:
Short-term investments:
Interest-bearing deposits at banks	$—	$5	$5	$(36)	$(31)	$(67)
Interest bearing time deposits at banks	100	28	128	23	9	32
Investment securities:
Taxable	(46)	917	871	(1,121)	516	(605)
Tax-exempt	(752)	(697)	(1,449)	(677)	(165)	(842)

Total investment securities	(798)	220	(578)	(1,798)	351	(1,447)

Total investment income	(698)	253	(445)	(1,811)	329	(1,482)

Loans:
Residential mortgage loans	424	121	545	110	(199)	(89)
Construction loans	63	132	195	371	(83)	288
Commercial Loans	3,095	(9)	3,086	1,437	(75)	1,362
Agricultural Loans	4,049	338	4,387	5,263	(386)	4,877
Loans to state & political subdivisions	136	(523)	(387)	(122)	(10)	(132)
Other loans	(62)	(24)	(86)	(56)	(37)	(93)

Total loans, net of discount	7,705	35	7,740	7,003	(790)	6,213

Total Interest Income	7,007	288	7,295	5,192	(461)	4,731

Interest Expense:
Interest-bearing deposits:
NOW accounts	11	492	503	69	153	222
Savings accounts	15	117	132	8	(1)	7
Money Market accounts	229	739	968	44	83	127
Certificates of deposit	152	530	682	(78)	100	22

Total interest-bearing deposits	407	1,878	2,285	43	335	378
Other borrowed funds	1,049	401	1,450	379	41	420

Total interest expense	1,456	2,279	3,735	422	376	798

Net interest income	$5,551	$(1,991)	$3,560	$4,770	$(837)	$3,933

(1)

The portion of the total change attributable to both volume and rate changes during the year has been allocated to volume and rate components based upon the absolute dollar amount of the change in each component prior to allocation.

2018 vs. 2017

Tax equivalent net interest income for 2018 was $48,375,000 compared to $44,815,000 for 2017, an increase of $3,560,000 or 7.9%. Total interest income increased $7,295,000, as loan interest income increased $7,740,000, while total investment income decreased $445,000. Interest expense increased $3,735,000 from 2017.

Total tax equivalent interest income from investment securities decreased $578,000 in 2018 from 2017. The average balance of investment securities decreased $22.2 million, which had an effect of decreasing interest income by $798,000 due to volume. The majority of the decrease in volume was in tax-exempt securities, which experienced a decrease in the average balance of $19.5 million. The average tax-effected yield on our investment portfolio decreased from 2.52% in 2017 to 2.51% in 2018. The decrease in the tax-effected yield is attributable to change in tax rates between 2017 and 2018. If the same tax rate was utilized for both 2017 and 2018, the tax-effected yields in 2018 would have exceeded 2017. As a result of yield on taxable securities increasing 48 bps to 2.21%, interest income on investment securities increased $220,000. The primary driver of the decrease in the average balance of investments securities is attributable to the decision to fund a portion of our loan growth through the cashflows of the investment portfolio. As a result of the change in tax rates, yields on municipal securities were not as attractive as yields on taxable securities and as such, the tax exempt portfolio was utilized to fund the loan growth. The increase in yield on taxable securities is attributable to the Federal Reserve raising interest rates during 2017 and 2018. Investment purchases in 2018 focused on adding additional duration through longer term bonds to improve the portfolio performance. The Bank continually monitors interest rate trading ranges and focuses purchases to times when rates are in the top third of the trading range. The Bank believes its investment strategy has appropriately mitigated its interest rate risk exposure if rates continue to rise, while providing sufficient cashflows.

In total, loan interest income increased $7,740,000 in 2018 from 2017. The average balance of the Bank’s loan portfolio increased by $160.9 million in 2018 compared to 2017, which resulted in an increase in interest income of $7,705,000 due to volume. The increase in the average balance of loans was driven by the acquisition of the State College branch in December of 2017 and growth in the Bank’s central and south central Pennsylvania markets as a result of the Bank’s lending teams hired in 2016.

•

Interest income on residential mortgage loans increased $545,000. The average balance of residential mortgage loans increased $8.1 million, primarily due to the State College branch acquisition, resulting in an increase of $424,000 due to volume. The change due to rate was an increase of $121,000 as the average yield on residential mortgages increased from 5.17% in 2017 to 5.22% in 2018.

•

The average balance of construction loans increased $1.4 million from 2017 to 2018, which resulted in an increase of $63,000 in interest income. Additionally, the average yield on construction loans increased from 4.28% to 4.80%, which correlated to a $132,000 increase in interest income.

•

Interest income on commercial loans increased $3,086,000 from 2017 to 2018. The increase in the average balance of commercial loans of $58.3 million is attributable to the acquisition of the State College branch and organic growth in the central and south central markets. The acquisition of the State College branch provided the Bank with a new expanding market. The Bank’s lenders have been able to attract and retain previous loan relationships, and the market upheaval created by several bank mergers in the Lebanon and Lancaster markets, has continued to result in commercial loan growth for us. The increase in the average balance of these loans resulted in an increase in interest income due to volume of $3,095,000. The Bank believes its lenders are adept at customizing and structuring loans to customers that meet their needs and satisfy our commitment to credit quality. In many cases, the Bank works with the Small Business Administration (SBA) guaranteed loan programs to offset risk and to further promote economic growth in its market area.

•

Interest income on agricultural loans increased $4,387,000 from 2017 to 2018. The increase in the average balance of agricultural loans of $90.8 million is primarily attributable to the lenders hired to serve the central and south central markets. The increase in the average balance of these loans resulted in an increase in interest income due to volume of $4,049,000. The average yield on agricultural loans increased from 4.32% in 2017 to 4.47% in 2018 due to a general increase in rates, resulting in an increase in interest income due to rate of $338,000. The Bank believes its lenders are adept at customizing and structuring loans to customers that meet their needs and satisfy our commitment to credit quality. In many cases, the Bank works with the United States Department of Agriculture’s (USDA) guaranteed loan programs to offset risk and to further promote economic growth in its market area.

•

The average balance of loans to state and political subdivisions increased $3.1 million from 2017 to 2018 which had a positive impact of $136,000 on total interest income due to volume. The average tax equivalent yield on loans to state and political subdivisions decreased from 4.21% in 2017 to 3.70% in 2018, decreasing interest income by $523,000. The decrease in the tax equivalent yield is primarily due to the change in tax rates from 34% in 2017 to 21% in 2018.

Total interest expense increased $3,735,000 in 2018 compared to 2017. A portion of the increase is attributable to a change in volume as the average balance of interest bearing liabilities increased $117.0 million in 2018, which had the effect of increasing interest expense by $1,456,000. This increase was attributable to the acquisition of the State College branch and growth to fund the loan growth experienced by the Bank. Increases in average deposits included NOW accounts of $2.9 million, savings accounts of $13.2 million, money markets accounts of $37.0 and certificates of deposits of $14.5 million. The combined impact to interest expense of these increases was $407,000. The average balance of other borrowed funds increased $49.4 million as a result of funding loan growth, which corresponds to an increase in interest expense of $1,049,000.

The average interest rate paid on interest bearing liabilities increased from 0.61% in 2017 to 0.89% in 2018, which resulted in an increase in interest expense of $2,279,000. The average rate on certificates of deposit increased from 1.01% to 1.20% resulting in an increase in interest expense of $530,000. The average rate paid on other borrowed funds increased from 1.77% to 2.26% resulting in an increase in interest expense of $401,000. The average rate paid on money market accounts increased from 0.51% to 0.98% resulting in an increase in interest expense of $739,000. Increases in rates paid on NOW accounts and savings accounts were less than 15 basis points, and resulted in a cumulative increase in interest expense of $609,000. The rise in rates was driven by the Federal Reserve continuing to raise short term rates in 2018, which increased pressure on the Bank to raise rates on deposit pricing and to pay higher rates for the overnight borrowings.

The Bank’s net interest margin for 2018 was 3.66% compared to 3.80% for 2017, with a large majority of the change attributable to a lower tax-effected yield as a result of the change in tax rates for 2017 and 2018. The interest rate environment for 2018 was a further flattening of the yield curve with short term rates rising, while longer term rates remained steady. As of December 31, 2018, there are portions of the yield curve that are inverted. Should short or long-term interest rates move in such a way that results in a further flattening or inversion, we would anticipate additional pressure on our margin.

2017 vs. 2016

Tax equivalent net interest income for 2017 was $44,815,000 compared to $40,882,000 for 2016, an increase of $3,933,000 or 9.6%. Total interest income increased $4,731,000, as loan interest income increased $6,213,000, while total investment income decreased $1,482,000. Interest expense increased $798,000 from 2016.

Total tax equivalent interest income from investment securities decreased $1,447,000 in 2017 from 2016. The average balance of investment securities decreased $75.4 million, which had an effect of decreasing interest income by $1,798,000 due to volume. The majority of the decrease in volume was in taxable securities, which experienced a decrease in the average balance of $60.0 million. The average tax-effected yield on our investment portfolio increased from 2.39% in 2016 to 2.52% in 2017. This had the effect of increasing interest income by $351,000 due to rate, which was related to taxable securities whose yield increased from 1.56% in 2016 to 1.73% in 2017. The primary driver of the decrease in the average balance of investments securities was the decision to fund a portion of our strong loan growth through the cashflows of the investment portfolio. The increase in yield is attributable to the Federal Reserve raising interest rates during 2017. Investment purchases in 2017 focused on securities with short fixed maturities for agency securities and short repricing windows for asset backed securities. The Company also focused its purchases on securities with lower risk weightings due to the loan growth experienced that carries a higher risk weight for capital adequacy purposes.

In total, loan interest income increased $6,213,000 in 2017 from 2016. The average balance of the loan portfolio increased by $157.5 million in 2017 compared to 2016, which resulted in an increase in interest income of $7,003,000 due to volume. Offsetting this was a decrease in average yield on total loans from 5.13% in 2016 to 4.92% in 2017 resulting in a decrease in interest income of $790,000 due to rate. The increase in the average balance of loans was driven by the loan growth in the Bank’s central and south central Pennsylvania markets as a result of lending teams hired in 2016.

•

Interest income on residential mortgage loans decreased $89,000. The average balance of residential mortgage loans increased $2.0 million, resulting in an increase of $110,000 due to volume. The change due to rate was a decrease of $199,000 as the average yield on residential mortgages decreased from 5.26% in 2016 to 5.17% in 2017.

•

The average balance of construction loans increased $9.1 million from 2016 to 2017, due to several large projects in progress during 2017 which resulted in an increase of $371,000 in interest income. Additionally, the average yield on construction loans decreased from 4.93% to 4.28%, which correlated to a $83,000 decrease in interest income.

•

Interest income on commercial loans increased $1,362,000 from 2016 to 2017. The increase in the average balance of commercial loans of $27.1 million is primarily attributable to the additional lenders hired in 2016 to serve the central and south central markets. The increase in the average balance of these loans resulted in an increase in interest income due to volume of $1,437,000.

•

Interest income on agricultural loans increased $4,877,000 from 2016 to 2017. The increase in the average balance of agricultural loans of $122.9 million is primarily attributable to the additional lenders hired in 2016 to serve the central and south central markets. The increase in the average balance of these loans resulted in an increase in interest income due to volume of $5,263,000. The average yield on agricultural loans decreased from 4.79% in 2016 to 4.32% in 2017 resulting in a decrease in interest income due to rate of $386,000.

•	The average balance of loans to state and political subdivisions decreased $2.9 million from 2016 to 2017 which had a negative impact of $122,000 on total interest income due to volume.

Total interest expense increased $798,000 in 2017 compared to 2016. A portion of the increase is attributable to a change in volume as the average balance of interest bearing liabilities increased $50.4 million in 2017, which had the effect of increasing interest expense by $422,000. This increase was attributable to growth necessary to fund the loan growth experienced by the Bank. Increases in average deposits included NOW accounts of $21.4 million, savings accounts of $7.4 million and money markets accounts of $9.4 million. The combined impact to interest expense of these increases was an increase $121,000. The average balance of other borrowed funds increased $21.5 million as a result of funding loan growth, which corresponds to an increase in interest expense of $379,000. The average balance of certificates of deposits decreased $9.4 million, which corresponds to a decrease in interest expense of $78,000.

The average interest rate paid on interest bearing liabilities increased from 0.55% in 2016 to 0.61% in 2017, which resulted in an increase in interest expense of $376,000. The average rate on certificates of deposit increased from 0.97% to 1.01% resulting in an increase in interest expense of $100,000. The average rate paid on other borrowed funds increased from 1.69% to 1.77% resulting in an increase in interest expense of $41,000. Increases in rates paid on NOW accounts, savings accounts and money market accounts were less than 7 basis points, and resulted in a cumulative increase in interest expense of $235,000.

The Company’s net interest margin for 2017 was 3.80% compared to 3.68% for 2016.

Provision for Loan Losses

For the year ended December 31, 2018, the Company recorded a provision for loan losses of $1,925,000. The provision for 2018 was $615,000, or 24.2%, lower than the provision in 2017. The decrease in the provision for loan losses was primarily the result of organic loan growth in 2018 being less than the organic loan growth experienced in 2017 (see also “Financial Condition – Allowance for Loan Losses and Credit Quality Risk”).

For the year ended December 31, 2017, the Company recorded a provision for loan losses of $2,540,000. The provision for 2017 was $1,020,000, or 67.1%, higher than the provision in 2016. The increase in the provision for loan losses was primarily the result of the organic loan growth experienced in 2017 (see also “Financial Condition – Allowance for Loan Losses and Credit Quality Risk”).

Non-Interest Income

The following table reflects non-interest income by major category for the periods ended December 31 (dollars in thousands):

	2018	2017	2016
Service charges	$4,667	$4,456	$4,461
Trust	705	755	693
Brokerage and insurance	790	635	766
Available for sale security gains (losses), net	(19)	1,035	255
Gains on loans sold	382	578	449
Earnings on bank owned life insurance	622	660	688
Other	588	537	587

Total	$7,735	$8,656	$7,899

	2018/2017		2017/2016
	Change		Change
	Amount	%	Amount	%
Service charges	$211	4.7	$(5)	(0.1)
Trust	(50)	(6.6)	62	8.9
Brokerage and insurance	155	24.4	(131)	(17.1)
Investment securities gains, (losses), net	(1,054)	(101.8)	780	305.9
Gains on loans sold	(196)	(33.9)	129	28.7
Earnings on bank owned life insurance	(38)	(5.8)	(28)	(4.1)
Other	51	9.5	(50)	(8.5)

Total	$(921)	(10.6)	$757	9.6

2018 vs. 2017

Non-interest income decreased $921,000 in 2018 from 2017, or 10.6%. The Company experienced a $19,000 net loss on available for sale securities in 2018 compared to a net gain totaling $1,035,000 in 2017. During 2018, the Company sold 7 agency securities for a net loss of $179,000 and 14 municipal securities for a gain of $160,000 to fund loan growth and to restructure the investment portfolio to improve performance in the current rate environment. During 2017, the Company sold 24 agency securities for a net loss of $147,000 to fund loan growth and to restructure the investment portfolio for future rate increases. The Company also sold one Agency MBS security for a gain of $20,000. Finally, in anticipation of the adoption of accounting standard ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which requires the change in the market value of equity securities to be recorded in income beginning in 2018, the Company chose to sell a significant portion of its equity securities portfolio that resulted in a gain of $1,149,000. The Company also sold several interest bearing time deposits during 2017 for a gain of $13,000.

Gains on loans sold decreased $196,000 compared to last year. During 2018, the Bank generated $19.7 million of residential mortgage loan sale proceeds, which was $5.4 million, or 21.5% less than the proceeds received in 2017. During 2017, the Company also sold the credit card portfolio for $1.0 million generating a gain on the sale of approximately $39,000.

The increase in service charges is attributable to the acquisition of the State College branch and customers generating additional interchange and ATM revenue for the Company. The increase in brokerage revenues is due to growth in sales in the Bank’s south central Pennsylvania market. The decrease in trust revenues was due to estates fees decreasing in 2018 compared to 2017.

2017 vs. 2016

Non-interest income increased $757,000 in 2017 from 2016, or 9.6%. The Company recorded investment securities gains totaling $1,035,000 compared with net gains of $255,000 in 2016. As discussed above, during 2017, the Company sold 24 agency securities for a net loss of $147,000, one Agency MBS security for a gain of $20,000 and a significant portion of its equity securities portfolio for a gain of $1,149,000. During 2016, the Company sold two US treasury securities and one agency security for gains totaling $27,000 and $48,000, respectively. The Company sold four municipal securities for gains totaling $80,000. The Company also sold 7 agency securities for a gain of $2,000 and 6 corporate securities for a loss of $35,000. Finally, the Company sold portions of three of the equity security positions for a total gain of $133,000.

Gains on loans sold increased $129,000 compared to 2016. During 2017, the Bank generated $25.1 million of residential mortgage loan sale proceeds, which was $3.6 million, or 16.8% more than the proceeds received in 2016. The Company also sold the credit card portfolio for $1.0 million in 2017 generating a gain on the sale of approximately $39,000.

The decrease in brokerage revenues is due to the loss of service of two employees early in 2017, whose positions remained unfilled for a portion of the year. The increase in trust revenues was due to settling several estates in 2017.

Non-interest Expenses

The following tables reflect the breakdown of non-interest expense by major category for the periods ended December 31 (dollars in thousands):

	2018	2017	2016
Salaries and employee benefits	$19,094	$17,655	$16,533
Occupancy	2,126	1,988	1,900
Furniture and equipment	536	603	644
Professional and legal fees	1,925	1,299	1,200
FDIC insurance	417	385	572
Pennsylvania shares tax	835	705	690
Amortization of intangibles	296	297	327
Merger and acquisition	—	165	—
ORE expenses	158	395	283
Other	6,170	5,822	6,522

Total	$31,557	$29,314	$28,671

	2018/2017		2017/2016
	Change		Change
	Amount	%	Amount	%
Salaries and employee benefits	$1,439	8.2	$1,122	6.8
Occupancy	138	6.9	88	4.6
Furniture and equipment	(67)	(11.1)	(41)	(6.4)
Professional and legal fees	626	48.2	99	8.3
FDIC insurance	32	8.3	(187)	(32.7)
Pennsylvania shares tax	130	18.4	15	2.2
Amortization of intangibles	(1)	(0.3)	(30)	(9.2)
Merger and acquisition	(165)	(100.0)	165	N/A
ORE expenses	(237)	(60.0)	112	39.6
Other	348	6.0	(700)	(10.7)

Total	$2,243	7.7	$643	2.2

2018 vs. 2017

Non-interest expenses for 2018 totaled $31,557,000, which represents an increase of $2,243,000, compared to 2017 expenses of $29,314,000. The primary cause of the total increase was salaries and benefits. Salary and benefit costs increased $1,439,000, or 8.2%. Base salaries and related payroll taxes increased $1,089,000 as a result of additional headcount, primarily due to the State College branch acquisition, 2018 merit increases and staffing mix changes. Full time equivalent staffing was 261 and 253 employees for 2018 and 2017, respectively. As a result of actual claims utilization, health insurance related expenses decreased $145,000. Retirement and profit sharing expenses increased $389,000 compared to 2017, also as a result of a change in the number of employees, the employee mix and increased profitability.

The increase in occupancy expenses is due to the State College branch acquisition. The increase in professional and legal fees is due to an increase in legal fees associated with a customer’s bankruptcy litigation. The decrease in ORE expenses is the result of having fewer ORE properties in 2018 than 2017. The decrease in merger and acquisition expenses is due to the acquisition of the State College branch in 2017 and no corresponding activity in 2018. The largest drivers of the increase in other expenses was ATM operating expenses and directors fees.

2017 vs. 2016

Non-interest expenses for 2017 totaled $29,314,000, which represents an increase of $643,000, compared to 2016 expenses of $28,671,000. The primary cause of the total increase was salaries and benefits. Salary and benefit costs increased $1,122,000. Base salaries and related payroll taxes increased $902,000 as a result of 2017 merit increases and staffing mix changes. Full time equivalent staffing was 253 and 252 employees for 2017 and 2016, respectively. Retirement and profit sharing expenses increased $235,000 compared to 2016, also as a result of a change in the employee mix and increased profitability.

The increase in ORE expenses is the result of a non-accrual loan paying off in the third quarter of 2016, which resulted in the reimbursement of $240,000 in 2016 of previously paid real estate taxes and legal fees. The decrease in FDIC insurances expense is due to a lower assessment charged by the FDIC. The increase in merger and acquisition expenses is due to the acquisition of the State College branch in 2017. The largest driver of the decrease in other expenses is a decrease of $377,000 in charge-offs related to fraudulent charges on our customers debit cards.

Provision for Income Taxes

The provision for income taxes was $3,403,000, $6,031,000 and $3,034,000 for 2018, 2017 and 2016, respectively. The effective tax rates for 2018, 2017 and 2016 were 15.9%, 31.7% and 19.4%, respectively.

The decrease in income tax expense of $2,628,000 in 2018 has two primary drivers. The first was a change in the Company’s Federal statutory income tax rate from 35% in 2017 to 21% in 2018. While income before the provision for income taxes increased $2,381,000 to $21,437,000, the decrease in the federal statutory income tax rate corresponds to a reduction in income tax expenses of approximately $1,668,000. The second driver was a $1,531,000 increase in tax expense in 2017 due to the Tax Cuts and Jobs Act, enacted on December 22, 2017, which lowered the federal corporate income tax rate from 35% to 21% effective January 1, 2018. As a result of the lowered tax rate, the carrying value of the Company’s net deferred tax asset was reduced by $1,531,000, which was charged to income tax expense in 2017. The remaining change was due to a lower amount of tax exempt income in 2018 compared to 2017.

The increase in income tax expense of $2,997,000 in 2017 was due to the increase of $3,384,000 in income before the provision for income taxes, which accounts for an increase in tax expense of $1,151,000 at a 34% tax rate. The second driver was a $1,531,000 increase in tax expense due to the Tax Cuts and Jobs Act, enacted on December 22, 2017 as mentioned above. The remaining increase was due to a lower amount of tax exempt income in 2017 compared to 2016 and a reduction in tax credits due to one expiring in December of 2016.

The Company is involved in four limited partnership agreements that established low-income housing projects in our market area. During 2018 and 2017, the Company recognized tax credits related to one of the four partnerships and in 2016 the Company recognized tax credits related to two of the four partnerships. Tax credits associated with one project became fully utilized in December 2016. The tax credits for the other two projects were fully utilized by December 31, 2012. The Company anticipates recognizing an aggregate of $564,000 of tax credits over the next four years.

Financial Condition

The following table presents ending balances (dollars in millions), the dollar amount of change and the percentage change during the past two years:

	2018 Balance	Increase	% Change	2017 Balance	Increase	% Change	2016 Balance
Total assets	$1,430.7	$68.8	5.1	$1,361.9	$138.9	11.4	$1,223.0
Total investments	241.0	(13.8)	(5.4)	254.8	(59.2)	(18.9)	314.0
Total loans, net	1,069.0	79.7	8.1	989.3	198.6	25.1	790.7
Total deposits	1,185.2	80.3	7.3	1,104.9	99.4	9.9	1,005.5
Total borrowings	91.2	(23.5)	(20.5)	114.7	35.0	43.9	79.7
Total stockholders’ equity	139.2	10.2	7.9	129.0	5.7	4.6	123.3

Cash and Cash Equivalents

Cash and cash equivalents totaled $16.8 million at December 31, 2018 compared to $18.5 million at December 31, 2017. Management actively measures and evaluates its liquidity through the Asset–Liability Committee and believes the Company’s liquidity needs are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, Federal Home Loan Bank financing, federal funds lines with correspondent banks, brokered certificates of deposit and the portion of the investment and loan portfolios that mature within one year. Management expects that these sources of funds will permit the Company to meet cash obligations and off-balance sheet commitments as they come due.

Investments

The following table shows the year-end composition of the investment portfolio for the five years ended December 31 (dollars in thousands):

	2018 Amount	% of Total	2017 Amount	% of Total	2016 Amount	% of Total	2015 Amount	% of Total	2014 Amount	% of Total
Available-for-sale:
U. S. Agency securities	$106,385	44.0	$98,887	38.8	$170,414	54.3	$199,591	55.5	$150,885	49.3
U.S. Treasuries	33,358	13.8	28,604	11.2	3,000	0.9	10,082	2.8	4,849	1.6
Obligations of state & political subdivisions	52,047	21.5	79,090	31.0	96,926	30.9	102,863	28.6	105,036	34.3
Corporate obligations	3,034	1.3	3,083	1.2	3,050	1.0	14,565	4.0	13,958	4.6
Mortgage-backed securities	46,186	19.1	45,027	17.7	37,728	12.0	30,204	8.4	29,728	9.6
Equity securities (a)	516	0.3	91	0.1	2,899	0.9	2,432	0.7	1,690	0.6

Total	$241,526	100.0	$254,782	100.0	$314,017	100.0	$359,737	100.0	$306,146	100.0

(a)	As of January 1, 2018, the Company adopted ASU 2016-01 resulting in the reclassification of equity securities from available for sale securities to equity securities in the Consolidated Balance Sheet.

2018

The Company’s investment portfolio decreased by $13.3 million, or 5.2%, during the past year primarily due to investment cash flows being utilized to fund loan growth in 2018. During 2018, the Company purchased $5.0 million of U.S. Treasury securities, $52.1 million of U.S. agencies, $10.1 million of mortgage backed securities, $2.2 million of state and local obligations and $425,000 of equity securities in financial corporations, which helped to offset the $8.4 million of principal repayments and $45.6 million of calls and maturities that occurred during the year. The Company also sold $27.1 million of bonds at a net loss of $19,000. The market value of the Company’s investment portfolio decreased approximately $894,000 in 2018 due to interest rate fluctuations and sales of securities during 2018. Excluding the Company’s short term investments consisting of monies held primarily at the Federal Reserve, the effective yield on its investment portfolio for 2018 was 2.51% compared to 2.52% for 2017 on a tax equivalent basis.

During 2018, rates on the short end of the Treasury yield curve increased as a result of the increase in the federal funds rate and the potential for additional future increases in the federal funds rate. This resulted in a further flattening of the yield curve and inversion on parts of the yield curve as long-term rates did not increase in a similar manner. The investment strategy in 2018 was to utilize cashflows from the investment portfolio to fund a portion of the strong loan growth the Company experienced, while maintaining a portfolio sufficient to support our various pledging requirements for deposits, borrowings and liquidity. Investment purchases during the year focused on adding additional duration to the portfolio, without exceeding policy limits. During 2018, the Company executed a strategy to sell pre-refunded municipal securities, which means that the securities would be called at their next call date, to maximize the Company’s investment return. The Company reinvested the proceeds into higher yielding securities thus improving the portfolio profile. The Company continually monitors interest rate trading ranges and tries to focus purchases to times when rates are in the top third of the trading range. The Company believes its investment strategy has appropriately mitigated its interest rate risk exposure if rates continue to rise while providing sufficient cashflows for the Company’s liquidity needs.

At December 31, 2018, the Company did not own any securities, other than government-sponsored and government-guaranteed mortgage-backed securities, that had an aggregate book value in excess of 10% of its stockholders’ equity at that date.

The expected principal repayments at amortized cost and average weighted yields for the investment portfolio (excluding equity securities) as of December 31, 2018, are shown below (dollars in thousands). Expected principal repayments, which include prepayment speed assumptions for mortgage-backed securities, are significantly different than the contractual maturities detailed in Note 4 of the consolidated financial statements. Yields on tax-exempt securities are presented on a fully taxable equivalent basis, assuming a 21% tax rate, which was the rate in effect at December 31, 2018.

	One Year or Less		After One Year to Five years		After Five Years to Ten Years		After Ten Years		Total
	Amortized Cost	Yield %	Amortized Cost	Yield %	Amortized Cost	Yield %	Amortized Cost	Yield %	Amortized Cost	Yield %
Available-for-sale securities:
U.S. agency securities	$18,662	1.5	$67,247	2.3	$20,607	3.1	$—	—	$106,516	2.3
U.S. treasuries	—	—	33,813	2.0	—	—	—	—	33,813	2.0
Obligations of state & political subdivisions	13,626	2.5	26,095	2.6	9,856	3.7	2,497	4.3	52,074	2.9
Corporate obligations	—	—	—	—	3,000	5.8	—	—	3,000	5.8
Mortgage-backed securities	16,943	2.3	15,412	2.3	13,987	2.6	497	2.9	46,839	2.4

Total available-for-sale	$49,231	2.1	$142,567	2.3	$47,450	3.3	$2,994	4.1	$242,242	2.4

At December 31, 2018, approximately 79.2% of the amortized cost of debt securities is expected to mature, call or pre-pay within five years or less. The Company expects that earnings from operations, the levels of cash held at the Federal Reserve and other correspondent banks, the high liquidity level of the available-for-sale securities, growth of deposits and the availability of borrowings from the Federal Home Loan Bank and other third party banks will be sufficient to meet future liquidity needs.

2017

The Company’s investment portfolio decreased by $59.2 million, or 18.9%, during the past year primarily due to investment cash flows being utilized to fund loan growth in 2017. During 2017, the Company purchased $28.8 million of

U.S. Treasury securities, $6.1 million of U.S. agencies, $15.7 million of mortgage backed securities, $3.4 million of state and local obligations and $100,000 of equity securities in financial corporations, which helped to offset the $7.5 million of principal repayments and $52.6 million of calls and maturities that occurred during the year. The Company also sold $50.4 million of bonds and equities at a net gain of $1,022,000. The market value of our investment portfolio decreased approximately $2.3 million in 2017 due to interest rate fluctuations and sales of securities during 2017. Excluding our short term investments consisting of monies held primarily at the Federal Reserve, the effective yield on our investment portfolio for 2017 was 2.52% compared to 2.39% for 2016 on a tax equivalent basis.

During 2017, rates on the short end of the Treasury yield curve increased as a result of the increase in the federal funds rate and the potential for additional future increases in the federal funds rate. This resulted in a flattening of the yield curve. The investment strategy in 2017 was to utilize cashflows from the investment portfolio to fund loan growth, while maintaining a portfolio sufficient to support our various pledging requirements for deposits, borrowings and liquidity. Investment purchases focused on securities with short fixed maturities for treasury and agency securities and short repricing windows for asset backed securities. The Company focused its purchases on securities with lower risk weightings due to the loan growth experienced that carries a higher risk weight for capital adequacy purposes.

At December 31, 2017, the Company did not own any securities, other than government-sponsored and government-guaranteed mortgage-backed securities, that had an aggregate book value in excess of 10% of its stockholders’ equity at that date.

Loans

The Bank’s lending efforts have historically focused on north central Pennsylvania and southern New York. With the acquisition of FNB and the opening of offices in Lancaster County, this focus has grown to include Lebanon, Schuylkill, Berks and Lancaster County markets of south central, Pennsylvania. In 2016, the Bank opened a limited branch office in Union County that is staffed by a lending team to primarily support agricultural opportunities in central Pennsylvania. The Bank also opened a full service branch in Mount Joy, Pennsylvania in 2016. In December 2017, the Bank completed a branch acquisition in State College, which provides it with opportunities in Centre County, Pennsylvania. The Bank originate loans primarily through direct loans to its existing customer base, with new customers generated through the strong relationships that its lending teams have with their customers, as well as by referrals from real estate brokers, building contractors, attorneys, accountants, corporate and advisory board members, existing customers and the Bank’s website. The Bank offers a variety of loans, although historically most of its lending has focused on real estate loans including residential, commercial, agricultural, and construction loans. As of December 31, 2018, approximately 78.8% of the Bank’s loan portfolio consisted of real estate loans. All lending is governed by a lending policy that is developed and administered by management and approved by the Board of Directors.

The Bank primarily offers fixed rate residential mortgage loans with terms of up to 25 years and adjustable rate mortgage loans (with amortization schedules up to 30 years) with interest rates and payments that adjust based on one, three, and five year fixed periods. Loan to value ratios are usually 80% or less with exceptions for individuals with excellent credit and low debt to income and/or high net worth. Adjustable rate mortgages are tied to a margin above the comparable Federal Home Loan Bank of Pittsburgh borrowing rate. Home equity loans are written with terms of up to 15 years at fixed rates. Home equity lines of credit are variable rate loans tied to the Prime Rate generally with a ten year draw period followed by a ten year repayment period. Home equity loans are typically written with a maximum 80% loan to value.

Commercial real estate loan terms are generally 20 years or less, with one to five year adjustable interest rates. The adjustable rates are typically tied to a margin above the comparable Federal Home Loan Bank of Pittsburgh borrowing rate with a maximum loan to value ratio of 80%. Where feasible, the Bank participates in the United States Department of Agriculture’s (USDA) and Small Business Administration (SBA) guaranteed loan programs to offset risk and to further promote economic growth in the Bank’s market area. During 2018, the Bank originated $3.6 million in USDA and SBA guaranteed real estate loans.

Agriculture is an important industry throughout our market areas. Therefore, the Bank has not only developed an agriculture lending team with significant experience that has a thorough understanding of this industry, but also continually looks for additional employees with a thorough understanding of agriculture. The Bank has an agricultural policy to assist in underwriting agricultural loans. Agricultural loans are made to a diversified customer base that include dairy, swine and poultry farmers and their support businesses. Agricultural loans focus on character, cash flow and collateral, while also taking into account the particular risks of the industry. Loan terms are generally 20 years or less, with one to five year adjustable interest rates. The adjustable rates are typically tied to a margin above the comparable Federal Home Loan Bank of Pittsburgh borrowing rate with a typical loan to value of less than 80%. The Bank is a preferred lender under the USDA’s Farm Service Agency (FSA) and participates in the FSA guaranteed loan program.

The Bank, as part of its commitment to the communities it serves, is an active lender for projects by our local municipalities and school districts. These loans range from short term bridge financing to 20 year term loans for specific projects. These loans are typically written at rates that adjust at least every five years. Due to the size of certain municipal loans, the Bank has developed participation lending relationships with other community banks that allow it to meet regulatory compliance issues, while meeting the needs of the customer. At December 31, 2018, the aggregate balance of the Bank’s participation loans, in which a portion was sold to other lenders, totaled $56.4 million.

Activity associated with exploration for natural gas was intermittent in 2018 as certain entities drilled new wells and created new pad sites, while other companies only maintained their existing wells. Natural gas prices fluctuated during 2018 and remained relatively low. There were additional pipeline installations in 2018, which may lead to increased exploration in the future. While the Bank has loaned to companies that service the exploration activities, the Bank did not originate any loans to companies performing the actual drilling and exploration activities. Loans made by the Company were to service industry customers which included trucking companies, stone quarries and other support businesses. The Bank also originated loans to businesses and individuals for restaurants, hotels and apartment rentals that were developed and expanded to meet the housing and living needs of the gas workers. Due to the Bank’s understanding of the industry and its cyclical nature, the loans made for natural gas-related activities were originated in a prudent and cautious manner and were subject to specific policies and procedures for lending to these entities, which included lower loan to value thresholds, shortened amortization periods, and expansion of our monitoring of loan concentrations associated with this activity.

The following table shows the year-end composition of the loan portfolio for the five years ended December 31 (dollars in thousands):

	2018		2017		2016		2015		2014
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Real estate:
Residential	$215,305	19.9	$214,479	21.4	$207,423	25.9	$203,407	29.3	$185,438	33.5
Commercial	319,265	29.5	308,084	30.8	252,577	31.6	237,542	34.2	190,945	34.5
Agricultural	284,520	26.3	239,957	24.0	123,624	15.5	57,822	8.3	24,639	4.4
Construction	33,913	3.1	13,502	1.3	25,441	3.2	15,011	2.2	6,353	1.1
Consumer	9,858	0.9	9,944	1.0	11,005	1.4	11,543	1.7	8,497	1.5
Other commercial loans	74,118	6.9	72,013	7.2	58,639	7.3	57,549	8.2	47,451	8.6
Other agricultural loans	42,186	3.9	37,809	3.8	23,388	2.9	13,657	2.0	11,065	2.0
State & political subdivision loans	102,718	9.5	104,737	10.5	97,514	12.2	98,500	14.1	79,717	14.4

Total loans	1,081,883	100.0	1,000,525	100.0	799,611	100.0	695,031	100.0	554,105	100.0
Less allowance for loan losses	12,884		11,190		8,886		7,106		6,815

Net loans	$1,068,999		$989,335		$790,725		$687,925		$547,290

	2018/2017 Change		2017/2016 Change
	Amount	%	Amount	%
Real estate:
Residential	$826	0.4	$7,056	3.4
Commercial	11,181	3.6	55,507	22.0
Agricultural	44,563	18.6	116,333	94.1
Construction	20,411	151.2	(11,939)	(46.9)
Consumer	(86)	(0.9)	(1,061)	(9.6)
Other commercial loans	2,105	2.9	13,374	22.8
Other agricultural loans	4,377	11.6	14,421	61.7
State & political subdivision loans	(2,019)	(1.9)	7,223	7.4

Total loans	$81,358	8.1	$200,914	25.1

2018

Total loans grew $81.4 million in 2018 from $1.0 billion at the end of 2017 to $1.1 billion at the end of 2018. During 2018, the Company experienced growth in agricultural real estate loans of $44.6 million, commercial real estate loans of $11.2 million, other agricultural loans of $4.4 million, other commercial loans of $2.1 million and construction loans of $20.4 million, which will convert primarily to agricultural and commercial real estate upon completion. The growth in agricultural and commercial loan categories was primarily in our southcentral and central Pennsylvania markets and is a result of entering the south central and central Pennsylvania markets with the FNB acquisition and State College branch acquisitions and the hiring of additional agricultural and commercial lenders.

Residential real estate loans increased $826,000. Demand for non-conforming loans was consistent with previous years and remains highly competitive, especially in the north central Pennsylvania market. During 2018, $19.5 million of residential real estate loans were originated for sale on the secondary market, which compares to $24.3 million for 2017. For loans sold on the secondary market, the Company recognizes fee income for servicing these sold loans, which is included in non-interest income.

2017

Total loans grew $200.9 million in 2017 from $799.6 million at the end of 2016 to $1.0 billion at the end of 2017. In December 2017, the Company completed the acquisition of a branch in State College, Pennsylvania, which included loans totaling $39.8 million. During 2017, excluding the branch acquisition, the Company experienced growth in agricultural real estate loans of $116.3 million, commercial real estate loans of $35.7 million, other agricultural loans of $14.4 million, other commercial loans of $7.5 million and state and political subdivision loans of $4.5 million. A portion of the increases in agricultural real estate and commercial real estate was due to transfers from construction, which decreased $12.3 million, excluding the impact of the State College branch acquisition. The growth in agricultural and commercial loan categories was primarily in our southcentral and central Pennsylvania markets and is a result of entering the south central and central Pennsylvania markets as a result of the FNB acquisition and the hiring of additional agricultural and commercial lenders.

Excluding the State College branch acquisition, residential real estate loans decreased $3.7 million. Demand for non-conforming loans was limited and highly competitive, especially in the north central Pennsylvania market. During 2017, $24.3 million of residential real estate loans were originated for sale on the secondary market, which compares to $22.2 million for 2016.

The following table shows the maturity of commercial business and agricultural, state and political subdivision loans, commercial real estate loans, and construction loans as of December 31, 2018, classified according to the sensitivity to changes in interest rates within various time intervals (in thousands). The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	Commercial, municipal, agricultural	Real estate construction	Total
Maturity of loans:
One year or less	$17,706	$3,713	$21,419
Over one year through five years	106,869	—	106,869
Over five years	698,232	30,200	728,432

Total	$822,807	$33,913	$856,720

Sensitivity of loans to changes in interest rates—loans due after December 31, 2018:
Predetermined interest rate	$86,039	$414	$86,453
Floating or adjustable interest rate	719,062	29,786	748,848

Total	$805,101	$30,200	$835,301

Allowance for Loan Losses and Credit Quality Risk

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable future loan losses inherent in the loan portfolio. The provision for loan losses is charged against current income. Loans deemed not collectable are charged-off against the allowance while subsequent recoveries increase the allowance. The following table presents an analysis of the change in the allowance for loan losses and a summary of our non-performing assets for the years ended December 31, 2018, 2017, 2016, 2015 and 2014. All non-accruing troubled debt restructurings (TDRs) are also included the non-accruing loans totals.

	December 31,
	2018	2017	2016	2015	2014
Balance at beginning of period	$11,190	$8,886	$7,106	$6,815	$7,098

Charge-offs:
Real estate:
Residential	118	107	85	66	97
Commercial	66	41	100	84	516
Agricultural	—	30	—	—	—
Consumer	40	130	100	47	47
Other commercial loans	91	—	55	41	250
Other agricultural loans	50	5	—	—	—

Total loans charged-off	365	313	340	238	910
Recoveries:
Real estate:
Residential	69	—	—	—	—
Commercial	3	11	479	14	15
Agricultural	—	—	—	—	—
Consumer	31	49	88	33	27
Other commercial loans	30	16	33	2	—
Other agricultural loans	1	1	—	—	—

Total loans recovered	134	77	600	49	42
Net loans charged-off (recovered)	231	236	(260)	189	868
Provision charged to expense	1,925	2,540	1,520	480	585

Balance at end of year	$12,884	$11,190	$8,886	$7,106	$6,815

Loans outstanding at end of period	$1,081,883	$1,000,525	$799,611	$695,031	$554,105
Average loans outstanding, net	$1,044,250	$883,355	$725,881	$577,992	$540,541
Non-performing assets:
Non-accruing loans	$13,724	$10,171	$11,454	$6,531	$6,599
Accrual loans - 90 days or more past due	68	555	405	623	836

Total non-performing loans	$13,792	$10,726	$11,859	$7,154	$7,435
Foreclosed assets held for sale	601	1,119	1,036	1,354	1,792

Total non-performing assets	$14,393	$11,845	$12,895	$8,508	$9,227

Troubled debt restructurings (TDR)
Non-accruing TDRs	$10,621	$6,798	$6,758	$3,397	$3,654
Accrual TDRs	8,333	13,056	6,095	2,243	2,502

Total troubled debt restructurings	$18,954	$19,854	$12,853	$5,640	$6,156

Net charge-offs (recoveries) to average loans	0.02%	0.03%	(0.04)%	0.03%	0.16%
Allowance to total loans	1.19%	1.12%	1.11%	1.02%	1.23%
Allowance to total non-performing loans	93.42%	104.33%	74.93%	99.33%	91.66%
Non-performing loans as a percent of loans net of unearned income	1.27%	1.07%	1.48%	1.03%	1.34%
Non-performing assets as a percent of loans net of unearned income	1.33%	1.18%	1.61%	1.22%	1.67%

The Company believes it utilizes a disciplined and thorough loan review process based upon its internal loan policy approved by the Company’s Board of Directors. The purpose of the review is to assess loan quality, analyze delinquencies, identify problem loans, evaluate potential charge-offs and recoveries, and assess general overall economic conditions in the markets served. An external independent loan review is performed on our commercial portfolio semi-annually for the Company. The external consultant is engaged to 1) review a minimum of 50% (55% for loans between 2016 and 2014) of the dollar volume of the commercial loan portfolio on an annual basis, 2) new loans originated for over $1.0 million in the last year, 3) a majority of borrowers with commitments greater than or equal to $1.0 million, 4) selected loan relationships over $750,000 which are over 30 days past due, or classified Special Mention, Substandard, Doubtful, or Loss, and 5) such other loans which management or the consultant deems appropriate. As part of this review, our underwriting process and loan grading system is evaluated.

Management believes it uses the best information available to make such determinations and that the allowance for loan losses is adequate as of December 31, 2018. However, future adjustments could be required if circumstances differ substantially from assumptions and estimates used in making the initial determination. A prolonged downturn in the economy, high unemployment rates, significant changes in the value of collateral and delays in receiving financial information from borrowers could result in increased levels of non-performing assets, charge-offs, loan loss provisions and reduction in income. Additionally, bank regulatory agencies periodically examine the Bank’s allowance for loan losses. The banking agencies could require the recognition of additions to the allowance for loan losses based upon their judgment of information available to them at the time of their examination.

On a monthly basis, problem loans are identified and updated primarily using internally prepared past due reports. Based on data surrounding the collection process of each identified loan, the loan may be added or deleted from the monthly watch list. The watch list includes loans graded special mention, substandard, doubtful, and loss, as well as additional loans that management may choose to include. Watch list loans are continually monitored going forward until satisfactory conditions exist that allow management to upgrade and remove the loan from the watchlist. In certain cases, loans may be placed on non-accrual status or charged-off based upon management’s evaluation of the borrower’s ability to pay. All commercial loans, which include commercial real estate, agricultural real estate, state and political subdivision loans, other commercial loans and other agricultural loans, on non-accrual are evaluated quarterly for impairment.

The adequacy of the allowance for loan losses is subject to a formal, quarterly analysis by management of the Company. In order to better analyze the risks associated with the loan portfolio, the entire portfolio is divided into several categories. As stated above, loans on non-accrual status are specifically reviewed for impairment and given a specific reserve, if appropriate. Loans evaluated and not found to be impaired are included with other performing loans, by category, by their respective homogenous pools. Three year average historical loss factors were calculated for each pool and applied to the performing portion of the loan category for each year presented. The historical loss factors for both reviewed and homogeneous pools are adjusted based upon the following qualitative factors:

•	Level of and trends in delinquencies, impaired/classified loans

•	Change in volume and severity of past due loans

•	Volume of non-accrual loans

•	Volume and severity of classified, adversely or graded loans

•	Level of and trends in charge-offs and recoveries

•	Trends in volume, terms and nature of the loan portfolio

•	Effects of any changes in risk selection and underwriting standards and any other changes in lending and recovery policies, procedures and practices

•	Changes in the quality of the Bank’s loan review system

•	Experience, ability and depth of lending management and other relevant staff

•	National, state, regional and local economic trends and business conditions

•	General economic conditions

•	Unemployment rates

•	Inflation / CPI

•	Changes in values of underlying collateral for collateral-dependent loans

•	Industry conditions including the effects of external factors such as competition, legal, and regulatory requirements on the level of estimated credit losses.

•	Existence and effect of any credit concentrations, and changes in the level of such concentrations

•	Any change in the level of board oversight

The allowance for loan losses was $12,884,000 or 1.19% of total loans as of December 31, 2018 as compared to $11,190,000 or 1.12% of loans as of December 31, 2017. The $1,694,000 increase is a result of a $1,925,000 provision for loan losses less net charge-offs of $231,000. The decrease as a percent of loans for 2018, 2017, 2016 and 2015 when compared to 2014 is attributable to the increase in loans as part of the acquisition of FNB and the State College branch acquisition and the associated purchase accounting adjustments that were applied to the acquired loan portfolios. The following table shows the distribution of the allowance for loan losses and the percentage of loans compared to total loans by loan category (dollars in thousands) as of December 31:

	2018		2017		2016		2015		2014
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Real estate loans:
Residential	$1,105	19.9	$1,049	21.4	$1,064	25.9	$905	29.3	$878	33.5
Commercial	4,115	29.5	3,867	30.8	3,589	31.6	3,376	34.2	3,419	34.5
Agricultural	4,264	26.3	3,143	24.0	1,494	15.5	409	8.3	451	4.4
Construction	58	3.1	23	1.3	47	3.2	24	2.2	26	1.1
Consumer	120	0.9	124	1.0	122	1.4	102	1.7	84	1.5
Other commercial loans	1,354	6.9	1,272	7.2	1,327	7.3	1,183	8.2	1,007	8.6
Other agricultural loans	752	3.9	492	3.8	312	2.9	122	2.0	217	2.0
State & political subdivision loans	762	9.5	816	10.5	833	12.2	593	14.1	545	14.4
Unallocated	354	N/A	404	N/A	98	N/A	392	N/A	188	N/A

Total allowance for loan losses	$12,884	100.0	$11,190	100.0	$8,886	100.0	$7,106	100.0	$6,815	100.0

As a result of previous loss experiences and other risk factors utilized in determining the allowance, the Bank’s allocation of the allowance does not directly correspond to the actual balances of the loan portfolio. While commercial and agricultural real estate loans total 55.8% of the loan portfolio, 65.0% of the allowance is assigned to these portions of the loan portfolio as these loans have more inherent risks than residential real estate or loans to state and political subdivisions. Residential real estate loans comprise 19.9% of the loan portfolio as of December 31, 2018 and 8.6% of the allowance is assigned to this segment as generally there are less inherent risks then commercial and agricultural loans.

The following table identifies amounts of loans contractually past due 30 to 90 days and non-performing loans by loan category, as well as the change from December 31, 2017 to December 31, 2018 in non-performing loans (in thousands). Non-performing loans include those accruing loans that are contractually past due 90 days or more and non-accrual loans. Interest does not accrue on non-accrual loans. Subsequent cash payments received are applied to the outstanding principal balance or recorded as interest income, depending upon management’s assessment of its ultimate ability to collect principal and interest.

	December 31, 2018				December 31, 2017
		Non-Performing Loans				Non-Performing Loans
	30 - 89 Days Past Due	90 Days Past Due Accruing	Non- accrual	Total Non- Performing	30 - 89 Days Past Due	90 Days Past Due Accruing	Non- accrual	Total Non- Performing
Real estate:
Residential	$1,624	$20	$1,161	$1,181	$1,550	$218	$1,386	$1,604
Commercial	1,444	36	5,957	5,993	1,519	162	5,192	5,354
Agricultural	121	—	3,206	3,206	242	30	175	205
Construction	—	—	—	—	—	—	133	133
Consumer	37	12	14	26	86	7	42	49
Other commercial loans	73	—	2,185	2,185	50	32	2,637	2,669
Other agricultural loans	9	—	1,201	1,201	42	106	606	712

Total nonperforming loans	$3,308	$68	$13,724	$13,792	$3,489	$555	$10,171	$10,726

	Change in Non-Performing Loans 2018 / 2017
	Amount	%
Real estate:
Residential	$(423)	(26.4)
Commercial	639	11.9
Agricultural	3,001	1,463.9
Construction	(133)	—
Consumer	(23)	(46.9)
Other commercial loans	(484)	(18.1)
Other agricultural loans	489	68.7

Total nonperforming loans	$3,066	28.6

The following table shows the distribution of non-performing loans by loan category (in thousands) for the past five years as of December 31:

	Non-Performing Loans
	2018	2017	2016	2015	2014
Real estate:
Residential	$1,181	$1,604	$1,903	$1,402	$1,174
Commercial	5,993	5,354	4,445	4,482	5,320
Agricultural	3,206	205	1,340	34	—
Construction	—	133	—	—	—
Consumer	26	49	109	64	53
Other commercial loans	2,185	2,669	4,057	1,172	888
Other agricultural loans	1,201	712	5	—	—
State & political subdivision loans	—	—	—	—	—

Total nonperforming loans	13,792	10,726	11,859	7,154	7,435

For the year ended December 31, 2018, the Company recorded a provision for loan losses of $1,925,000 which compares to $2,540,000 for the same period in 2017, a decrease of $615,000. The decrease is primarily attributable to the decrease in organic loan growth in 2018 compared to the growth in 2017. Non-performing loans increased $3,066,000 from December 31, 2017 to December 31, 2018 with the increase being primarily related to two agricultural relationships that became non-performing in 2018. At December 31, 2018, approximately 68.7% of the Bank’s non-performing loans are associated with the following four customer relationships:

•

A commercial loan relationship with $3.0 million outstanding, and additional letters of credit of $2.1 million available, secured by undeveloped land, stone quarries and equipment, was on non-accrual status as of December 31, 2018. The slowdown in the exploration for natural gas has significantly impacted the cash flows of the customer, who provides excavation services and stone for pad construction related to these activities. During 2017, the Company had the underlying collateral appraised. The appraisals indicated a decrease in collateral values compared to the appraisals ordered for the loan origination, however, the loan is still considered well secured on a loan to value basis. Management determined that no specific reserve was required as of December 31, 2018.

•

A commercial loan relationship of $2.4 million, secured by residential rental properties, was on non-accrual status as of December 31, 2018. In January of 2019, the Bank and customer entered into a deed in lieu transaction, in which the Company will receive title to 97 properties, the fair value of which the Company believes is greater than the outstanding loan balance.

•

An agricultural customer with a total loan relationship of $2.8 million, secured by real estate, equipment and cattle, was on non-accrual status as of December 31, 2018. Included within these loans to this customer are $1,151,000 of loans which are subject to Farm Service Agency guarantees. Depressed milk prices have created cash flow difficulties for this customer. Absent a sizable and sustained increase in milk prices, which is not assured, we will need to rely upon the collateral for repayment of interest and principal. As of December 31, 2018, there was a specific reserve of $238,000 for this relationship.

•

An agricultural customer with a total loan relationship of $1.6 million, secured by real estate, equipment and cattle, was on non-accrual status as of December 31, 2018. Included within these loans to this customer are $165,000 of loans which are subject to Farm Service Agency guarantees. Depressed milk prices have created cash flow difficulties for this customer. Absent a sizable and sustained increase in milk prices, which is not assured, we expect we will need to rely upon the collateral for repayment of interest and principal. As of September 30, 2018, there was a specific reserve of $5,000 for this relationship.

Management believes that the allowance for loan losses at December 31, 2018 was adequate at that date, which was based on the following factors:

•	Four loan relationships comprise 68.7% of the non-performing loan balance, which has approximately $243,000 of specific reserves as of December 31, 2018.

•

The Company has a history of low charge-offs, which continued in 2018 as the net charge-offs were 0.02% of average loans and only $231,000, which is less than 2017’s charge-offs of $236,000. In 2016, a net recovery was experienced as the result of recovering a loan that was partially charged off in 2014.

Bank Owned Life Insurance

The Company holds bank owned life insurance policies to offset current and future employee benefit costs. These policies provide the Bank with an asset that generates earnings to partially offset the current costs of benefits, and eventually (at the death of the insureds) provide partial recovery of cash outflows associated with the benefits. As of December 31, 2018 and 2017, the cash surrender value of the life insurance was $27.5 million and $26.9 million, respectively. The change in cash surrender value, net of purchases and amounts acquired through acquisitions, is recognized in the results of operations. The amounts recorded as non-interest income totaled $622,000, $660,000 and $688,000 in 2018, 2017 and 2016, respectively. The Company evaluates annually the risks associated with the life insurance policies, including limits on the amount of coverage and an evaluation of the various carriers’ credit ratings.

Effective January 1, 2015, the Company restructured its agreements so that any death benefits received from a policy while the insured person is an active employee of the Bank will be split with the beneficiary of the policy. Under the restructured agreements, the employee’s beneficiary will be entitled to receive 50% of the net amount at risk from the proceeds. The net amount at risk is the total death benefit payable less the cash surrender value of the policy as of the date of death. The policies acquired as part of the acquisition of FNB, provide a fixed dollar benefit for the beneficiary’s estate, which is dependent on several factors including whether the covered individual was a Director of FNB or an employee of FNB and their salary level. As of December 31, 2018 and 2017, included in other liabilities on the Consolidated Balance sheet is a liability of $648,000 and $578,000, respectively, for the obligation under the split-dollar benefit agreements.

Other Assets

2018

Other assets decreased $1.1 million in 2018 to $13.6 million from $14.7 million in 2017. As a result of a decrease in FHLB borrowings, regulatory stock decreased $672,000. As a result of selling several OREO properties, OREO decreased $518,000 during 2018. The deferred tax asset increased $574,000.

2017

Other assets increased $1.2 million in 2017 to $14.7 million from $13.5 million in 2016. As a result of an increase in FHLB borrowings regulatory stock increased $1.5 million. The deferred tax asset decreased $1.3 million, primarily due to a change in the federal income tax rate to 21%. As a result of funding the pension plans, pension plan assets increased from $0 to $717,000.

Deposits

The following table shows the breakdown of deposits by deposit type (dollars in thousands) at December 31:

	2018		2017		2016
	Amount	%	Amount	%	Amount	%
Non-interest-bearing deposits	$179,971	15.2	$171,840	15.6	$147,425	14.7
NOW accounts	336,756	28.4	337,307	30.5	305,862	30.4
Savings deposits	205,334	17.3	184,057	16.7	170,722	17.0
Money market deposit accounts	164,625	13.9	145,287	13.1	116,880	11.6
Certificates of deposit	298,470	25.2	266,452	24.1	264,614	26.3

Total	$1,185,156	100.0	$1,104,943	100.0	$1,005,503	100.0

	2018/2017 Change		2017/2016 Change
	Amount	%	Amount	%
Non-interest-bearing deposits	$8,131	4.7	$24,415	16.6
NOW accounts	(551)	(0.2)	31,445	10.3
Savings deposits	21,277	11.6	13,335	7.8
Money market deposit accounts	19,338	13.3	28,407	24.3
Certificates of deposit	32,018	12.0	1,838	0.7

Total	$80,213	7.3	$99,440	9.9

2018

Total deposits increased $80.2 million in 2018, or 7.3%. The increase in savings deposits is attributable to growth in the central and south central markets and the acquisition of new customers. The growth in money markets was due to municipal entities, which included the acquisition of new customers as well as gathering additional deposits from existing customers. As a result of market conditions and to better manage interest rate risk, we issued $20.0 million of brokered certificates of deposit (CDs). In addition to the brokered CD’s, the Bank also obtained a $9.0 million CD relationship with a Trust administrator in its State College office. The rates paid on certificates of deposit by the Company remain competitive with rates paid by our competition. With the increases in the fed funds rate during 2018, the Bank increased interest rates on both certificates of deposits and certain transactional deposit accounts.

The growth in non-interest bearing deposits was across all customer types. As a percentage of total deposits, non-interest bearing deposits totaled 15.2% as of the end of 2018, which compares to 15.6% at the end of 2017. In order to manage our overall cost of funds, the Company continues to focus on adding low cost deposits by having several checking products available for retail customers as well as being the primary checking account for commercial customers who also have loans with the Company.

2017

Total deposits increased $99.4 million in 2017, or 9.9%. The State College branch acquisition accounted for $37.9 million of this growth, with the remaining $61.5 million being organic growth. Excluding the acquisition, growth was experienced across all product lines and customer types, with the exception of certificates of deposit (CD). Excluding the acquisition, non-interest bearing accounts increased $18.9 million in 2017. As a percentage of total deposits, non-interest bearing deposits totaled 15.6% as of the end of 2017, which compares to 14.7% at the end of 2016.

NOW accounts increased by $31.4 million and money market deposit accounts increased by $10.1 million, exclusive of the acquisition, since the end of 2016. The primary causes of the increase in NOW accounts and money market accounts was in state political organizations as we continue to gather deposits from our local municipalities and school districts. Due to the low interest rate environment, individuals moved money from certificates of deposit to savings accounts. Excluding the acquisition, savings accounts increased $12.6 million, CDs decreased $11.4 million. During 2017, the Company continued to pay historically low rates on certificates of deposits due to the interest rate environment. Certain customers who typically utilize certificate of deposits as a means of generating income or as a longer term investment option, were continuing to move funds into money market and savings accounts that still paid interest in order to maintain flexibility for potentially rising interest rates. The rates paid on certificates of deposit by the Company remain competitive with rates paid by our competition.

Remaining maturities of certificates of deposit of $100,000 or more are as follows (dollars in thousands) at December 31:

	2018	2017	2016
3 months or less	$29,574	$15,118	$13,402
Over 3 months through 6 months	10,880	12,461	10,299
Over 6 months through 12 months	26,778	23,775	41,481
Over 12 months	85,719	82,572	59,324

Total	$152,951	$133,926	$126,380

As a percent of total certificates of deposit	51.25%	50.26%	47.05%

Interest expense on certificates of deposit of $100,000 or more amounted to $2,052,000, $1,504,000 and $1,415,000 for the years ended December 31, 2018, 2017, and 2016, respectively.

Deposits by type of depositor are as follows (dollars in thousands) at December 31:

	2018		2017		2016
	Amount	%	Amount	%	Amount	%
Individuals	$666,255	56.2	$651,845	59.0	$624,030	62.0
Businesses and other organizations	276,248	23.3	229,425	20.8	200,718	20.0
State & political subdivisions	242,653	20.5	223,673	20.2	180,755	18.0

Total	$1,185,156	100.0	$1,104,943	100.0	$1,005,503	100.0

Borrowed Funds

2018

Borrowed funds decreased $23.5 million during 2018 as a result of the Bank’s deposit growth and usage of investment cashflow exceeding the loan growth experienced in 2018. The decrease was associated with a decrease of $25.5 million of short term borrowings from the FHLB. The Bank experienced a $3.0 million increase in repurchase agreements. Term loans totaled $13.5 million and $14.5 million as of December 31, 2018 and 2017, respectively. The change in term loans was due to a $1.0 million maturity in 2018 (see Note 10 of the consolidated financial statements for additional information). Management continually monitors interest rates in order to minimize interest rate risk in future years and as part of this may extend some of the short term borrowings via term notes. Short term borrowings from the FHLB were $52.2 million as of December 21, 2018 compared to $77.7 million as of December 31, 2017.

2017

Borrowed funds increased $35.0 million during 2017. The increase was associated with an increase of $36.3 million of short term borrowings from the FHLB, which was used to fund the organic loan growth experienced by the Bank in 2017. In addition, the Bank experienced a $682,000 increase in repurchase agreements. Term loans totaled $14.5 million and $16.5 million as of December 31, 2017 and 2016, respectively. The change in term loans was due to a $2.0 million maturity in 2017 (see Note 10 of the consolidated financial statements for additional information). Short term borrowings from the FHLB were $77.7 million as of December 21, 2017 compared to $41.3 million as of December 31, 2016.

Other Liabilities

2018

Other liabilities increased $1.7 million during 2018, or 13.6%. The primary driver of the increase was an available for sale security purchase of $1.5 million that did not settle by December 31, 2018.

2017

Other liabilities decreased $1.5 million during 2017, or 10.8%. The primary driver of the decrease was a decrease in pension liabilities due to contributions made to the plan in 2017.

Stockholders’ Equity

The Company evaluates stockholders’ equity in relation to total assets and the risk associated with those assets. The greater its capital resources, the greater the likelihood of meeting its cash obligations and absorbing unforeseen losses. For these reasons, capital adequacy has been, and will continue to be, of paramount importance. Due to its importance, the Company develops a capital plan and stress test capital levels using various techniques and assumptions annually to ensure that in the event of unforeseen circumstances, it would remain in compliance with our capital plan approved by the Board of Directors and regulatory requirement levels.

The Company’s Board of Directors determines its cash dividend rate after considering its capital requirements, current and projected net income, and other factors. In 2018 and 2017, the Company paid out 34.08% and 44.97% of net income in cash dividends, respectively.

As of December 31, 2018, the total number of common shares outstanding was 3,504,596. For comparative purposes, outstanding shares for prior periods were adjusted for the June 2018 stock dividend in computing earnings and cash dividends per share as detailed in Note 1 of the consolidated financial statements. During 2018, the Company purchased 18,943 shares of treasury stock at a weighted average cost of $62.03 per share. The Company awarded 5,826 shares of restricted stock to employees at a weighted average cost per share of $62.74 under an equity incentive plan. The Board of Directors was awarded 1,350 shares at a cost of $62.93 per share under an incentive plan.

There are currently four federal regulatory measures of capital adequacy. The Company’s ratios meet the regulatory standards for well capitalized for 2018 and 2017, as detailed in Note 15 of the consolidated financial statements.

2018

Stockholders’ equity increased 7.9% in 2018 to $139.2 million. Excluding accumulated other comprehensive income, which is the after-tax effect of unrealized holding gains and losses on available-for-sale securities and additional pension obligation, stockholders’ equity increased $10.7 million, or 8.1%. This increase is due to net income of $18,034,000, offset by net cash dividends of $6,116,000 and net treasury stock activity of $1,029,000. All of the Company’s debt investment securities are classified as available-for-sale, making this portion of the Company’s balance sheet more sensitive to the changing market value of investments. Accumulated other comprehensive income decreased $524,000 from December 31, 2017, primarily as result of the decrease in the fair market value of the investment portfolio. Total stockholders’ equity was approximately 9.73% of total assets as of December 31, 2018, compared to 9.47% of total assets as of December 31, 2017.

2017

Stockholders’ equity increased 4.7% in 2017 to $129.0 million. Excluding accumulated other comprehensive income, which is the after-tax effect of unrealized holding gains and losses on available-for-sale securities and additional pension obligation, stockholders’ equity increased $7.7 million, or 6.2%. This increase is due to net income of $13,025,000, offset by net cash dividends of $5,177,000 and net treasury stock activity of $21,000. Accumulated other comprehensive income decreased $2,006,000 from December 31, 2016 as result of the decrease in the fair market value of the investment portfolio and the cumulative effect adjustment for the adoption of ASU 2018-02 - Income Statement-Reporting Comprehensive Income (Topic 220). Total stockholders’ equity was approximately 9.47% of total assets as of December 31, 2017, compared to 10.08% of total assets as of December 31, 2016.

Liquidity

Liquidity is a measure of the Company’s ability to efficiently meet normal cash flow requirements of both borrowers and depositors. Liquidity is needed to meet depositors’ withdrawal demands, extend credit to meet borrowers’ needs, provide funds for normal operating expenses and cash dividends, and fund future capital expenditures.

To maintain proper liquidity, the Company uses funds management policies along with its investment and asset liability policies to assure it can meet its financial obligations to depositors, credit customers and stockholders. Management monitors liquidity by reviewing loan demand, investment opportunities, deposit pricing and the cost and availability of borrowing funds. Additionally, the Bank has established various limits and ratios to monitor liquidity. On a quarterly basis, the Company stress tests its liquidity position to ensure that the Bank has the capability of meeting its cash flow requirements in the event of unforeseen circumstances. The Company’s historical activity in this area can be seen in its consolidated statement of cash flows from investing and financing activities.

Cash generated by operating activities, investing activities and financing activities influences liquidity management. The most important source of funds is the deposits that are primarily core deposits (deposits from customers with other relationships). Short-term debt from the Federal Home Loan Bank supplements the Company’s availability of funds as well as a line of credit arrangement with a corresponding bank. Other sources of short-term funds include brokered CDs and the sale of loans, if needed.

The Company’s use of funds is shown in the in”vesting activity” section of its consolidated statement of cash flows, where the net loan activity is detailed. Other significant uses of funds are capital expenditures, purchase of loans and acquisition premiums. Surplus funds are then invested in investment securities.

Capital expenditures in 2018 totaled $500,000, which included:

•	Leasehold improvements and certain equipment for an office to be opened in 2019 totaling $236,000

•	Building and ground improvements totaling $109,834

•	Company vehicle purchased totaling $60,000

•	Generator totaling $24,000

•	Computer and copier upgrades totaling $50,000

Capital expenditures in 2017 totaled $208,000, which included:

•	Mail equipment totaling $73,000

•	Compliance and other software totaling $25,000

•	Computer and copier upgrades totaling $49,000

The Company expects these expenditures will support its initiatives and will create operating efficiencies, while providing quality customer service.

In addition to the Bank’s cash balances, the Bank achieves additional liquidity primarily from its investment in the FHLB of Pittsburgh and the resulting borrowing capacity obtained through this investment, investments that mature in less than one year and expected principal repayments from mortgage backed securities. The Bank has a maximum borrowing capacity at the Federal Home Loan Bank of approximately $518.4 million, inclusive of any outstanding amounts, as a source of liquidity. The Bank also two federal funds line with third party providers in the total amount of $34.0 million as of December 31, 2018, which is unsecured and a borrower in custody agreement was established with the FRB in the amount of $9.8 million, which is collateralized by $28.8 million of municipal loans.

The Company is a separate legal entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, the Company is responsible for paying any dividends declared to its shareholders. The Company also has repurchased shares of its common stock. The Company’s primary source of income is dividends received from the Bank. The Bank may not declare a dividend without approval of the FRB, unless the dividend to be declared by the Bank’s Board of Directors does not exceed the total of: (i) the Bank’s net profits for the current year to date, plus (ii) its retained net profits for the preceding two current years, less any required transfers to surplus. In addition, the Bank can only pay dividends to the extent that its retained net profits (including the portion transferred to surplus) exceed its bad debts. The FRB, the OCC, the PDB and the FDIC have formal and informal policies which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings, with some exceptions. The Prompt Corrective Action Rules, described above, further limit the ability of banks to pay dividends, because banks which are not classified as well capitalized or adequately capitalized may not pay dividends and no dividend may be paid which would make the Bank undercapitalized after the dividend. At December 31, 2018, the Company (unconsolidated basis) had liquid assets of $5.6 million.

Contractual Obligations

The Company has various financial obligations, including contractual obligations which may require cash payments. The following table (in thousands) presents as of December 31, 2018, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the obligations can be found in Notes 9, 10 and 17 to the Consolidated Financial Statements.

Contractual Obligations	One year or Less	One to Three Years	Three to Five Years	Over Five Years	Total
Deposits without a stated maturity	$886,686	$—	$—	$—	$886,686
Time deposits	135,301	108,523	51,742	2,904	298,470
FHLB Advances	52,186	—	—	—	52,186
Long-term borrowings—FHLB	2,000	6,800	4,725	—	13,525
Note Payable	7,500	—	—	—	7,500
Repurchase agreements	16,860	1,123	—	—	17,983
Operating leases	388	416	252	72	1,128

Total	$1,100,921	$116,862	$56,719	$2,976	$1,277,478

Off-Balance Sheet Arrangements

In the normal course of operations, the Company engages in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit and letters of credit. More information about our loan commitments, unused lines of credit and letters of credit is contained in Note 16 of the notes to the Company’s consolidated financial statements, included in this proxy statement/prospectus beginning on page F-1.

For the year ended December 31, 2018, the Company did not engage in any off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.

Interest Rate and Market Risk Management

The objective of interest rate sensitivity management is to maintain an appropriate balance between the stable growth of income and the risks associated with maximizing income through interest sensitivity imbalances and the market value risk of assets and liabilities.

Because of the nature of its operations, it is not subject to foreign currency exchange or commodity price risk and, since the Company has no trading portfolio, it is not subject to trading risk.

At December 31, 2018, the Company had equity securities that represent only 0.3% of our investment portfolio, and therefore equity risk is not significant.

The primary factors that make assets interest-sensitive include adjustable-rate features on loans and investments, loan repayments, investment maturities and money market investments. The primary components of interest-sensitive liabilities include maturing certificates of deposit, IRA certificates of deposit, repurchase agreements and short-term borrowings. Savings deposits, NOW accounts and money market investor accounts, with the exception of top interest tier money market and NOW accounts, are considered core deposits and are not short-term interest sensitive and therefore are included in the table below in the over five year column. Top interest tier money market and NOW accounts are included in the table below in the within three month column.

The following table shows the cumulative static gap (at amortized cost) for various time intervals (dollars in thousands):

Maturity or Re-pricing of Company Assets and Liabilities as of December 31, 2018

	Within Three Months	Four to Twelve Months	One to Two Years	Two to Three Years	Three to Five Years	Over Five Years	Total
Interest-earning assets:
Interest-bearing deposits at banks	$1,470	$1,490	$350	$2,982	$10,676	$—	$16,968
Investment securities	28,410	31,754	48,433	39,664	58,887	35,094	242,242
Residential mortgage loans	35,776	45,230	45,928	35,579	37,466	15,326	215,305
Construction loans	7,663	12,843	13,407	—	—	—	33,913
Commercial and farm loans	169,204	90,188	113,864	134,060	191,341	21,432	720,089
Loans to state & political subdivisions	5,475	6,094	33,994	10,414	8,069	38,672	102,718
Other loans	2,787	2,144	1,998	1,221	1,061	647	9,858

Total interest-earning assets	$250,785	$189,743	$257,974	$223,920	$307,500	$111,171	$1,341,093

Interest-bearing liabilities:
NOW accounts	$203,441	$—	$—	$—	$—	$133,315	$336,756
Savings accounts	—	—	—	—	—	205,334	205,334
Money Market accounts	147,699	—	—	—	—	16,926	164,625
Certificates of deposit	64,617	70,684	64,136	44,387	51,742	2,904	298,470
Short-term borrowing	69,046	—	—	—	—	—	69,046
Long-term borrowing	9,500	—	589	7,334	4,725	—	22,148

Total interest-bearing liabilities	$494,303	$70,684	$64,725	$51,721	$56,467	$358,479	$1,096,379

Excess interest-earning assets (liabilities)	$(243,518)	$119,059	$193,249	$172,199	$251,033	$(247,308)

Cumulative interest-earning assets	$250,785	$440,528	$698,502	$922,422	$1,229,922	$1,341,093
Cumulative interest-bearing liabilities	494,303	564,987	629,712	681,433	737,900	1,096,379

Cumulative gap	$(243,518)	$(124,459)	$68,790	$240,989	$492,022	$244,714

Cumulative interest rate sensitivity ratio (1)	0.51	0.78	1.11	1.35	1.67	1.22

(1)	Cumulative interest-earning assets divided by interest-bearing liabilities.

The previous table and the simulation models discussed below are presented assuming money market investment accounts and NOW accounts in the top interest rate tier are re-priced within the first three months. The loan amounts reflect the principal balances expected to be re-priced as a result of contractual amortization and anticipated early payoffs.

Gap analysis, one of the methods used by us to analyze interest rate risk, does not necessarily show the precise impact of specific interest rate movements on the Bank’s net interest income because the re-pricing of certain assets and liabilities is discretionary and is subject to competition and other pressures. In addition, assets and liabilities within the same period may, in fact, be repaid at different times and at different rate levels. The Bank not experienced the kind of earnings volatility that might be indicated from gap analysis.

The Bank currently uses a computer simulation model to better measure the impact of interest rate changes on net interest income. The Bank uses the model as part of our risk management and asset liability management processes that we believe will effectively identify, measure, and monitor the Bank’s risk exposure. In this analysis, the Bank examines the results of movements in interest rates with additional assumptions made concerning the timing of interest rate changes, prepayment speeds on mortgage loans and mortgage securities and deposit pricing movements. Shock scenarios, which assume a parallel shift in interest rates and is instantaneous, typically have the greatest impact on net interest income. The following is a rate shock analysis and the impact on net interest income as of December 31, 2018 (dollars in thousands):

Changes in Rates	Prospective One-Year Net Interest Income	Change In Prospective Net Interest Income	% Change In Prospective Net Interest Income
-200 Shock	$46,408	$(2,179)	(4.48)
-100 Shock	47,338	(1,249)	(2.57)
Base	48,587	—	—
+100 Shock	47,106	(1,481)	(3.05)
+200 Shock	45,407	(3,180)	(6.54)
+300 Shock	43,692	(4,895)	(10.07)
+400 Shock	42,057	(6,530)	(13.44)

The model makes estimates, at each level of interest rate change, regarding cash flows from principal repayments on loans and mortgage backed securities, call activity of other investment securities, and deposit selection, re-pricing and maturity structure. Because of these assumptions, actual results could differ significantly from these estimates which would result in significant differences in the calculated projected change on net interest income. Additionally, the changes above do not necessarily represent the level of change under which management would undertake specific measures to realign its portfolio in order to reduce the projected level of change. The projections above utilize a static balance sheet and do not include any changes that may result from the growth of the Bank. Management has developed policy limits for acceptable changes in net interest income for multiple scenarios, including shock scenarios. As of December 31, 2018, changes in net interest income projected for all scenarios, including the shock scenarios noted above are in line with Bank policy limits for interest rate risk.

Critical Accounting Policies

The Company’s accounting policies are integral to understanding the results reported. The accounting policies are described in detail in Note 1 of the consolidated financial statements. The Company’s most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. The Company has established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies involving significant management valuation judgments.

Other than Temporary Impairment

All securities are evaluated periodically to determine whether a decline in their value is other than temporary and is a matter of judgment. For debt securities, management considers whether the present value of cash flows expected to be collected are less than the security’s amortized cost basis (the difference defined as the credit loss), the magnitude and duration of the decline, the reasons underlying the decline and the Company’s intent to sell the security or whether it is more likely than not that the Company would be required to sell the security before its anticipated recovery in market value, to determine whether the loss in value is other than temporary. Once a decline in value is determined to be other than temporary, if the Company does not intend to sell the security, and it is more-likely-than-not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings.

Allowance for Loan Losses

Arriving at an adequate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio.

Management uses historical information to assess the adequacy of the allowance for loan losses as well as the prevailing business environment; as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. This evaluation is inherently subjective as it requires significant estimates that may be susceptible to significant change, subjecting the Bank to volatility of earnings. The allowance is increased by provisions for loan losses and by recoveries of loans previously charged-off and reduced by loans charged-off. For a full discussion of the Company’s methodology of assessing the adequacy of the allowance for loan losses, refer to Note 1 of the consolidated financial statements.

Goodwill and Other Intangible Assets

As discussed in Note 1 of the consolidated financial statements, the Company performs an evaluation of goodwill for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company performed a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Based on the fair value of the reporting unit, no impairment of goodwill was recognized in 2018, 2017 or 2016.

Pension Benefits

Pension costs and liabilities are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, benefits earned, interest costs, expected return on plan assets, mortality rates, and other factors. In accordance with GAAP, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation of future periods. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect the Company’s pension obligations and future expense. The Company’s pension benefits are described further in Note 11 of the notes to the Company’s consolidated financial statements, which are included in this proxy statement/prospectus beginning on page F-1.

Deferred Tax Assets

The Company uses an estimate of future earnings to support our position that the benefit of our deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and our net income will be reduced. Management also evaluates deferred tax assets to determine if it is more likely than not that the deferred tax benefit will be utilized in future periods. If not, a valuation allowance is recorded. The Company’s deferred tax assets are described further in Note 12 of the notes to the Company’s consolidated financial statements, which are included in this proxy statement/prospectus beginning on page F-1.

INFORMATION ABOUT MIDCOAST COMMUNITY BANCORP, INC.

MidCoast was organized in 2010 to serve as the bank holding company for MCB. At September 30, 2019, MidCoast had total assets of $265.9 million, total deposits of $213.8 million and total shareholders’ equity of $25.8 million. MidCoast is subject to regulation by the Board of Governors of the Federal Reserve. The main office of MidCoast is located at 4900 Kirkwood Highway, Wilmington, DE 19808 and its telephone number is (302) 482-4250.

MidCoast common stock is quoted on the OTCPink Market under the symbol “MDCT.” MidCoast’s common stock is not registered with the Securities and Exchange Commission under Section 12 of the Securities Exchange Act of 1934, as amended.

MCB was formed on March 15, 2007 as a Delaware banking institution and is a wholly owned subsidiary of MidCoast. MCB is subject to regulation by the FDIC and the Delaware State Banking Commission. MCB is a community financial institution that provides a full range of commercial banking services for retail and institutional customers. MCB offers checking accounts, savings deposits, business loan, as well as online banking services. MCB primarily serves customers in the State of Delaware through three community banking offices in New Castle and Kent Counties, Delaware. MCB’s deposits are insured by the FDIC to the extent provided by law. MCB’s website can be accessed at www.midcoastbankonline.com.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Both Citizens and MidCoast are incorporated under the laws of the Commonwealth of Pennsylvania. MidCoast shareholders who receive shares of Citizens common stock in the merger will become shareholders of Citizens. Therefore, following the merger, the rights of MidCoast shareholders who become Citizens shareholders in the merger will be governed by the laws of the Commonwealth of Pennsylvania and Citizens’ articles of incorporation and bylaws. Citizens’ articles of incorporation and bylaws will be unaltered by the merger.

Set forth below is a summary comparison of material differences between the rights of a Citizens shareholder under Citizens’ articles of incorporation and bylaws (right column) and the rights of a shareholder under MidCoast’s articles of association and bylaws (left column). The summary set forth below is not intended to provide a comprehensive summary of each entity’s governing documents. This summary is qualified in its entirety by reference to the full text of Citizens’ articles of incorporation and bylaws and MidCoast’s articles of incorporation and bylaws. Copies of these governing documents are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “References to Additional Information” on the inside front cover of this document.

MIDCOAST	CITIZENS

CAPITAL STOCK

Authorized capital stock consists of 13,000,000 shares of Class A Voting common stock, no par value, 1,000,000 shares of Class B Non-Voting common stock, no par value, and 1,000,000 shares of preferred stock, having such par value as the Board of Directors shall fix and determine. Shareholders do not have preemptive rights. At January 15, 2020, there were 4,533,936 shares of Class A common stock issued and outstanding, 142,124 shares of Class B Voting common stock issued and outstanding and no shares of preferred stock issued and outstanding.	Authorized capital stock consists of 25,000,000 million shares of common stock, par value $1.00 per share, and 3,000,000 shares of preferred stock, par value $1.00 per share. Shareholders do not have preemptive rights. At January 15, 2020, there were 3,525,061 shares of Citizens common stock issued and outstanding and no shares of preferred stock issued and outstanding.

VOTING RIGHTS

MidCoast has two classes of Common Stock. The holders of Class A common stock generally possess all voting power, subject to the issuance of preferred stock with such voting rights as the board of directors may determine. The holders of Class B common stock generally do not have voting rights, except as provided by law.	Citizens has one class of common stock. The holders of common stock exclusively possess all voting power, subject to the issuance of preferred stock with such voting rights as the board of directors may decide.

BOARD OF DIRECTORS

Number of Directors. Not less than three nor more than 25 directors, the exact number to be determined from time to time by a majority of the full Board of Directors. MidCoast currently has seven directors.	Number of Directors. Not less than five nor more than 25 directors, the number to be fixed by majority of the full Board of Directors or by resolution of shareholders at any meeting thereof, provided that the number may not be raised to a number that exceeds by more than two the number of directors last elected by shareholders. Citizens currently has 12 directors.

Classification of Directors. The Board of Directors is divided into three classes, as nearly equal in number as possible.	Classification of Directors. The Board of Directors is divided into three classes, as nearly equal in number as possible.

Removal of Directors. Shareholders may remove a director only for cause, by a vote of at least a majority of outstanding common shares entitled to vote in the election of directors. “Cause” means that the director (i) is judicially declared of unsound mind, (ii) is convicted of an offense punishable by imprisonment for a term of one year, (iii) fails to attend at least 75% of board meetings during a calendar year, or failed to attend three consecutive regular board meetings, (iv) does not accept such office in writing within 60 days after his or her election, (v) is ineligible to serve as director of MCB, or (vi) breaches or fails to perform the statutory duties of that director’s office and the breach or failure constitutes self-dealing, willful misconduct or recklessness.	Removal of Directors. Directors may be removed with or without cause by a vote of shareholders entitled to vote in the election of directors. Pursuant to the Pennsylvania Business Corporation Law, the board may declare a board seat vacant in the case of a director who (i) is judicially declared of unsound mind, (ii) is convicted of an offense punishable by imprisonment for a term of one year, or (iii) does not accept such office in writing within 60 days after his or her election or by attending a meeting of the board.

Vacancies and Newly Created Directorships. A vacancy may be filled by a majority of the remaining Board of Directors, or by a sole remaining director, to serve for the balance of the unexpired term.	Vacancies and Newly Created Directorships. A vacancy may be filled by the Board of Directors. The officer appointed to fill the vacancy will be designated to one class and may hold office until the next meeting of shareholders.

Qualification of Directors. To qualify for election as a director of MidCoast, a person must have been a shareholder of record of MidCoast for at least 3 years.	Qualification of Directors. Each director must be a Citizens shareholder.

SHAREHOLDER MEETINGS

Notice. Written notice shall be given to shareholders of record entitled to vote at least 10 days before the date of the meeting.	Notice. Pursuant to Pennsylvania law, Citizens must give notice of a shareholder meeting (i) at least 10 days in advance of a meeting that will consider a fundamental corporate change, or (ii) at least 5 days in advance of a meeting for any other case.

Record Date. The board of directors may fix any date not more than 90 days before the date of a shareholder meeting for the determination of the shareholders entitled to notice of or to vote at any a shareholder meeting.	Record Date. The board of directors may fix any date for the determination of the shareholders entitled to notice of or to vote at any a shareholder meeting within the confines of Pennsylvania law, which provides that the board of directors may fix any date not more than 90 days before the date of a shareholder meeting for the determination of the shareholders entitled to notice of or to vote at any a shareholder meeting.

Special Meetings. Special meetings of MidCoast shareholders may be called by resolution of the full Board of Directors.	Special Meetings. Special meetings of Citizens shareholders may be called at any time by the Board of Directors or by three or more shareholders owning, in the aggregate, not less than 25% of the outstanding Citizens common stock.

New Business. Shareholder proposals for the annual meeting must be delivered in writing to the secretary of MidCoast not less than 90 days no more than 150 days before any annual meeting of shareholders; provided, however, that if less than 21 days’ notice is given to shareholders, such nomination must be delivered or mailed to the secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed to shareholders. Each proposal must set forth a brief description of the business desired to be brought before the meeting.	New Business. Proposals for any new business to be taken up at any annual meeting of shareholders may be made by any shareholder entitled to vote generally in the election of directors. Notice of such a proposal must be delivered to the secretary of Citizens not less than 90 days nor more than 120 days before any such meeting, provided, however, that if less than 100 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, such written notice must be delivered or mailed to the secretary not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.

Any such notice must set forth, as to each matter, (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address of the shareholder proposing such business; (c) the shareholder’s ownership interests in Citizens’ securities; and (d) any material interest of the shareholder in such business.

Director Nominations. Shareholder nominations for directors must be made in writing to the secretary of MidCoast not less than 90 days before a meeting of shareholders called for the election of directors; provided, however, if less than 21 days’ notice is given to shareholders, such nomination must be delivered or mailed to the secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed to shareholders. Each nomination must set forth (i) the name, age, business and residential address of each nominee, (ii) the principal occupation of each nominee, and (iii) the number of shares of capital stock of MidCoast beneficially owned by each nominee.	Director Nominations. A shareholder must notify Citizens’ secretary of a nomination for director not less than 90 days nor more than 120 days before the date of any meeting of shareholders called for the election of directors; provided, however, that if less than 100 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, such written notice must be delivered or mailed to the secretary not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made. Each such notice must set forth (a) the name, age, business and residential address of each nominee, (b) the principal occupation or employment of each nominee, (c) the number of shares of Citizens stock beneficially owned by each such nominee, (d) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (e) as to the shareholder making the nomination (i) his or her name and address as they appear on Citizens’ books and (ii) his or her ownership interests in Citizens’ securities. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

REQUIRED VOTE FOR CERTAIN CORPORATE ACTIONS

The affirmative vote of the holders of at least 80% of the votes which shareholders are entitled to cast is required to approve a merger, consolidation, or any other sale or transfer of all or substantially all of the assets of MidCoast, unless the transaction is approved in advance by 66 2/3% of the board of directors. If approved in advance by the requisite 66 2/3% vote of the board of directors, the transaction must be approved by a majority of the votes cast by shareholders at a meeting at which a quorum is present.	Any merger or transaction that would result in the sale or disposition of all or substantially all of the assets of Citizens must be approved by 66 2/3% of the outstanding Citizens common stock.

Subject to limited exceptions, any person or group acting in concert who acquires sole or shared power to vote or to direct the voting of, or to dispose or to direct the disposition of, more than 10% of the issued and outstanding common stock of MidCoast shall not be entitled to vote the shares of common stock held in excess of 10%.	Citizens does not have a similar provision in its governing documents.

If any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of MidCoast having the right to cast in the aggregate 25% or more of all the votes entitled to be cast by all issued and outstanding shares of MidCoast entitled to vote, such corporation, person, entity, or group shall within 30 days thereafter offer to purchase, for cash, all shares of capital stock of MidCoast issued, outstanding and entitled to vote at fair market value, unless the acquisition of 25% or more of the shares of capital stock was approved in advance by 80% or more of the members of MidCoast’s board of directors.	Citizens does not have a similar provision in its governing documents.

DIVIDENDS

Holders of Class A and Class B common stock are entitled, when declared by the MidCoast board of directors, to receive dividends, subject to the rights of any holders of preferred stock.	Holders of common stock are entitled, when declared by the Citizens board of directors, to receive dividends, subject to the rights of any holders of preferred stock.

AMENDMENTS OF THE ARTICLES OF INCORPORATION AND BYLAWS

Articles of Incorporation. Pennsylvania law permits the articles of incorporation to be amended by a majority of votes cast by shareholders entitled to vote on the matter at an annual or special meeting for which notice has been duly given and where a quorum is present. However, MidCoast’s articles of incorporation provide that certain articles may only be amended by either (i) affirmative vote of shareholders holding at least 80% of all votes entitled to be cast or (ii) approval of both (a) 80% of the full members of the board and the holders of a majority of the votes that shareholders are entitled to cast.	Articles of Incorporation. Pennsylvania law permits the articles of incorporation to be amended by a majority of votes cast by shareholders entitled to vote on the matter at an annual or special meeting for which notice has been duly given and where a quorum is present.

Bylaws. The bylaws may be amended by the board of directors, subject to the right of shareholders to change such action by the affirmative vote of at least 66 2/3% of the votes shareholders are entitled to cast, except that amendments of the bylaws to reduce indemnification or increase liability of directors may only be made with the approval of shareholders holding at least 80% of all votes entitled to be cast or by affirmative vote of 66 2/3% of all directors.	Bylaws. The bylaws may be amended by a majority vote of members of the board of directors at any regular or special meeting of the board.

INDEMNIFICATION AND LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

Indemnification. MidCoast must indemnify any person who was or is or is threatened to be made a party to any threatened, pending, or completed actions, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, or is or was serving at the request of MidCoast as a director, officer, employee or agent of another corporation or other entity, and may in its discretion indemnify any person was or is or is threatened to be made a party to any threatened, pending, or completed actions, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or	Indemnification. To the extent permitted by the Pennsylvania Business Corporation Law, Citizens must indemnify any person who was or is or is threatened to be made a party to any threatened, pending, or completed actions, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of Citizens against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, including any amount paid

she is or was an employee or agent or is or was serving as an employee or agent of another entity at MidCoast’s request, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.	to the institution itself as a result of an action or suit by or in the right of the Citizens.

Limitation of Liability. A director of MidCoast shall not be personally liable to MidCoast or its shareholders or creditors for any action taken, or failure to take action, except to the extent such liability or limitation thereof is not permitted under the Pennsylvania Business Corporation Law.	Limitation of Liability. A director shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless (1) the director breached or failed to perform the duties of his or her office under Section 8363 of the Directors’ Liability Act (relating to standard of care and justifiable reliance); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, the limitation of liability does not apply to (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or federal law.

DESCRIPTION OF CAPITAL STOCK OF CITIZENS FINANCIAL SERVICES, INC.

Citizens is authorized to issue 28,000,000 shares of capital stock, 25,000,000 of which are shares of common stock, par value of $1.00 per share, and 3,000,000 of which are shares of preferred stock, par value of $1.00 per share. At January 15, 2020, Citizens had 3,525,061 shares of common stock outstanding and no shares of preferred stock outstanding.

Description of Common Stock

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Dividends

The holders of Citizens common stock are entitled to receive and share equally in such dividends, if any, as may be declared by the Board of Directors.

Voting Rights

The holders of Citizens common stock are generally entitled to one vote per share. Holders of Citizens common stock are not entitled to cumulate their votes in the election of directors.

Liquidation

In the event of Citizens’ liquidation, dissolution or winding up, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities and the holders of any preferred stock, all of its assets available for distribution.

No Preemptive or Redemption Rights

Holders of Citizens common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

CERTAIN PROVISIONS OF CITIZENS FINANCIAL SERVICES, INC.’S ARTICLES OF

INCORPORATION AND BYLAWS

The following discussion is a general summary of the material provisions of Citizens’ articles of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Citizens’ articles of incorporation and bylaws, reference should be made in each case to the document in question. See “References to Additional Information” as to how to review a copy of these documents.

Provisions in Citizens’ Articles of Incorporation and Bylaws

Citizens’ articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions also render the removal of the Citizens Board of Directors or management more difficult. Such provisions include, among others, the requirement of a supermajority vote of shareholders to approve certain business combinations and other corporate actions, a classified Board of Directors, restrictions on the calling of special meetings of shareholders, and a provision in its articles of incorporation allowing the Board of Directors to oppose a tender or other offer for the Citizens securities, including through acquiring authorized but unissued securities or treasury stock or granting options with respect thereto, based on a wide range of considerations. The foregoing is qualified in its entirety by reference to Citizens’ articles of incorporation and bylaws, both of which are on file with the SEC.

Directors. The Citizens Board of Directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of the Citizens Board of Directors. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on the Calling of Special Meetings. The articles of incorporation and bylaws provide that special meetings of shareholders can be called by the Board of Directors or by three or more shareholders owning, in the aggregate, not less than 25% of the outstanding common stock of Citizens.

Authorized but Unissued Shares. Citizens has authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Citizens Financial Services, Inc.” Citizens’ articles of incorporation authorize three million shares of serial preferred stock. Citizens is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Citizens that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of Citizens. The Board of Directors has no present plan or understanding to issue any preferred stock.

Supermajority Vote Requirement for Certain Transactions. The articles of incorporation of Citizens provide that no merger, consolidation, liquidation or dissolution of Citizens nor any action that would result in the sale or other disposition of all or substantially all of the assets of Citizens shall be valid unless first approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Citizens’ common stock.

Change of Control Regulations

No person may acquire control of the parent bank holding company of a federally insured bank unless the FRB has been given 60 days prior written notice and has not issued a notice disapproving of the proposal acquisition.

The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Citizens. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the FRB before acquiring 5% or more of Citizens’ voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the FRB has been notified and has not objected to the transaction. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Citizens, could constitute acquisition of control of the bank holding company. Acquisition of more than 10% of any class, subject to rebuttal, of a bank’s or bank holding company’s voting securities is presumed to constitute control if the securities are registered under the Securities Exchange Act of 1934 or no other person will hold a greater percentage of that class of voting securities after the acquisition.

An acquisition of control may be disapproved if the regulators find, among other things, that:

1.	the acquisition would result in a monopoly or substantially lessen competition;

2.

the financial condition of the acquiring person or the financial prospects of the institution is such as might jeopardize the financial stability of the institution or prejudice the interests of depositors;

3.	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

4.

the proposed acquisition would result in an adverse effect on the Deposit Insurance Fund. If a company or existing bank holding seeks to acquire control of a federally insured bank or bank holding company, filings must be made under the Bank Holding Company Act and the FRB must issue its approval of the transaction before its consummation. The standards reviewed by the FRB in such a case are similar to those referenced above.

EXPERTS

The consolidated financial statements of Citizens as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018 included in this proxy statement/prospectus have been audited by S.R. Snodgrass, P.C., an independent registered public accounting firm, as stated in their reports thereon and included in this proxy statement/prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the Citizens common stock to be issued in the merger will be passed upon by Luse Gorman, PC, Washington, D.C., counsel to Citizens. In addition, Luse Gorman, PC will deliver its opinion to Citizens, and Barley Snyder, LLP will deliver its opinion to MidCoast, respectively, as to certain United States federal income tax consequences of the merger. See “The Merger and the Merger Agreement—Material United Sates Federal Income Tax Consequences of the Merger.”

OTHER MATTERS

As of the date of this document, the MidCoast Board of Directors does not know of any matters that will be presented for consideration at the MidCoast special meeting other than as described in this document. However, if any other matter shall properly come before the MidCoast special meeting, or any adjournments or postponements thereof, and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

SHAREHOLDER PROPOSALS

MidCoast will hold its 2020 annual meeting only if the merger is not completed. MidCoast’s bylaws provide that in order for a shareholder to make nominations for the election of directors, a shareholder must deliver notice of such nominations to the president of MidCoast not less than 90 days before any meeting of shareholders called for the election of directors, provided that, if less than 21 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the president of MidCoast no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed.

Citizens’ bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of shareholders. Advance notice for certain business or nominations to the Board of Directors to be brought before Citizens’ 2020 annual meeting of shareholders must be given to Citizens not less than 90 days and not more than 120 days before the date of the meeting, provided that if less than 100 days’ notice of the meeting is given to shareholders, such nomination or business proposal must be delivered not later than the tenth day following the day on which notice of the meeting was mailed. In order to be eligible for inclusion in the proxy materials for next year’s Citizens annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at Citizens’ executive office, 15 South Main Street, Mansfield, Pennsylvania 16933, no later than November 7, 2019. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

Citizens has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of Citizens common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Citizens in addition to being a proxy statement for MidCoast shareholders. The registration statement, including this proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about Citizens and Citizens common stock.

Citizens also files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Citizens, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Citizens with the SEC are also available at Citizens’ website at www.firstcitizens.com under the tab “Investor Relations—SEC Filings.” The web addresses of the SEC and Citizens are included as inactive textual references only. Information on those websites is not part of this proxy statement/prospectus.

Except where the context otherwise indicates, Citizens has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Citizens, and MidCoast has supplied all information contained in this proxy statement/prospectus relating to MidCoast.

Neither Citizens nor MidCoast has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF CITIZENS FINANCIAL SERVICES, INC.

Financial Statements as of and for the Nine Months Ended September 30, 2019

FINANCIAL STATEMENTS AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019

CITIZENS FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(in thousands except share data)	September 30, 2019	December 31, 2018
ASSETS:
Cash and due from banks:
Noninterest-bearing	$19,005	$15,327
Interest-bearing	1,081	1,470

Total cash and cash equivalents	20,086	16,797
Interest bearing time deposits with other banks	14,256	15,498
Equity securities	650	516
Available-for-sale securities	247,027	241,010
Loans held for sale	1,430	1,127
Loans (net of allowance for loan losses: 2019, $13,679 and 2018, $12,884)	1,101,355	1,068,999
Premises and equipment	15,881	16,273
Accrued interest receivable	4,476	4,452
Goodwill	23,296	23,296
Bank owned life insurance	27,968	27,505
Other intangibles	1,400	1,623
Other assets	17,180	13,616

TOTAL ASSETS	$1,475,005	$1,430,712

LIABILITIES:
Deposits:
Noninterest-bearing	$199,046	$179,971
Interest-bearing	1,000,258	1,005,185

Total deposits	1,199,304	1,185,156
Borrowed funds	109,840	91,194
Accrued interest payable	1,052	1,076
Other liabilities	13,131	14,057

TOTAL LIABILITIES	1,323,327	1,291,483

STOCKHOLDERS’ EQUITY:
Preferred Stock $1.00 par value; authorized 3,000,000 shares at September 30, 2019 and December 31, 2018; none issued in 2019 or 2018	—	—
Common stock $1.00 par value; authorized 25,000,000 shares at September 30, 2019 and December 31, 2018; issued 3,938,668 at September 30, 2019 and 3,904,212, at December 31, 2018	3,939	3,904
Additional paid-in capital	55,096	53,099
Retained earnings	107,342	99,727
Accumulated other comprehensive loss	(289)	(3,921)
Treasury stock, at cost: 413,353 shares at September 30, 2019 and 399,616 shares at December 31, 2018	(14,410)	(13,580)

TOTAL STOCKHOLDERS’ EQUITY	151,678	139,229

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,475,005	$1,430,712

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CITIZENS FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2019	2018	2019	2018
INTEREST INCOME:
Interest and fees on loans	$13,915	$12,666	$41,005	$36,988
Interest-bearing deposits with banks	103	94	311	218
Investment securities:
Taxable	1,361	967	3,597	2,683
Nontaxable	378	425	1,109	1,426
Dividends	117	107	371	355

TOTAL INTEREST INCOME	15,874	14,259	46,393	41,670

INTEREST EXPENSE:
Deposits	2,315	1,794	7,027	4,695
Borrowed funds	660	695	2,216	2,034

TOTAL INTEREST EXPENSE	2,975	2,489	9,243	6,729

NET INTEREST INCOME	12,899	11,770	37,150	34,941
Provision for loan losses	400	475	1,150	1,300

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	12,499	11,295	36,000	33,641

NON-INTEREST INCOME:
Service charges	1,225	1,181	3,498	3,455
Trust	148	147	589	548
Brokerage and insurance	289	222	843	571
Gains on loans sold	176	170	339	302
Equity security gains (losses), net	29	(4)	70	9
Available for sale security gains (losses), net	8	(8)	8	(8)
Earnings on bank owned life insurance	158	161	463	467
Other	144	141	427	414

TOTAL NON-INTEREST INCOME	2,177	2,010	6,237	5,758

NON-INTEREST EXPENSES:
Salaries and employee benefits	5,096	4,679	15,129	14,251
Occupancy	530	500	1,639	1,606
Furniture and equipment	165	130	501	394
Professional fees	343	507	1,101	1,273
FDIC insurance fees (credit)	(20)	120	196	327
Pennsylvania shares tax	275	250	825	850
Amortization of intangibles	66	74	198	224
Merger and acquisition	275	—	275	—
ORE expenses	92	6	308	92
Other	1,592	1,522	4,801	4,305

TOTAL NON-INTEREST EXPENSES	8,414	7,788	24,973	23,322

Income before provision for income taxes	6,262	5,517	17,264	16,077
Provision for income taxes	1,066	936	2,817	2,558

NET INCOME	$5,196	$4,581	$14,447	$13,519

PER COMMON SHARE DATA:
Net Income—Basic	$1.48	$1.30	$4.10	$3.82

Net Income—Diluted	$1.48	$1.30	$4.10	$3.81

Cash Dividends Paid	$0.450	$0.436	$1.331	$1.289

Number of shares used in computation—basic	3,515,678	3,537,315	3,522,377	3,541,971
Number of shares used in computation—diluted	3,515,678	3,537,476	3,524,657	3,544,132

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CITIZENS FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2019	2018	2019	2018
Net income	$5,196	$4,581	$14,447	$13,519
Other comprehensive income (loss):
Change in unrealized gains (losses) on available for sale securities	9	(971)	4,425	(3,544)
Income tax effect	(2)	205	(930)	744
Change in unrecognized pension cost	60	47	181	140
Income tax effect	(13)	(11)	(38)	(30)
Less: Reclassification adjustment for investment security gains included in net income	(8)	8	(8)	8
Income tax effect	2	(2)	2	(2)

Other comprehensive income (loss), net of tax	48	(724)	3,632	(2,684)

Comprehensive income	$5,244	$3,857	$18,079	$10,835

CITIZENS FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive	Treasury
(in thousands, except share data)	Shares	Amount	Capital	Earnings	Income (Loss)	Stock	Total
Balance, June 30, 2019	3,938,668	3,939	55,096	103,733	(337)	(14,410)	148,021
Comprehensive income:
Net income				5,196			5,196
Net other comprehensive income					48		48
Cash dividends, $0.450 per share				(1,587)			(1,587)

Balance, September 30, 2019	3,938,668	$3,939	$55,096	$107,342	$(289)	$(14,410)	$151,678

Balance, December 31, 2018	3,904,212	3,904	53,099	99,727	(3,921)	(13,580)	139,229
Comprehensive income:
Net income				14,447			14,447
Net other comprehensive income					3,632		3,632
Stock dividend	34,456	35	2,067	(2,102)			—
Purchase of treasury stock (20,620 shares)						(1,236)	(1,236)
Restricted stock, executive and Board of Director awards			(300)			415	115
Restricted stock vesting			221				221
Forfeited restricted stock			9			(9)	—
Cash dividends, $1.331 per share				(4,730)			(4,730)

Balance, September 30, 2019	3,938,668	$3,939	$55,096	$107,342	$(289)	$(14,410)	$151,678

Balance, June 30, 2018	3,904,212	$3,904	$53,098	$93,717	$(5,357)	$(13,081)	$132,281
Comprehensive income:
Net income				4,581			4,581
Net other comprehensive loss					(724)		(724)
Purchase of treasury stock (3,382 shares)						(248)	(248)
Restricted stock vesting			24				24
Cash dividend reinvestment paid from treasury stock			—	(30)		30	—
Cash dividends, $0.436 per share				(1,514)			(1,514)

Balance, September 30, 2018	3,904,212	$3,904	$53,122	$96,754	$(6,081)	$(13,299)	$134,400

Balance, December 31, 2017	3,869,939	$3,870	$51,108	$89,982	$(3,398)	$(12,551)	$129,011
Comprehensive income:
Net income				13,519			13,519
Net other comprehensive loss					(2,684)		(2,684)
Stock dividend	34,272	34	2,108	(2,142)			—
Issuance of Common stock	1						—
Purchase of treasury stock (8,711 shares)						(791)	(791)
Restricted stock, executive and Board of Director awards			(306)			13	(293)
Restricted stock vesting			212				212
Change in Accounting policy for equity securities				(1)	1		—
Cash dividend reinvestment paid from treasury stock			—	(30)		30	—
Cash dividends, $1.289 per share				(4,574)			(4,574)

Balance, September 30, 2018	3,904,212	$3,904	$53,122	$96,754	$(6,081)	$(13,299)	$134,400

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CITIZENS FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,447	$13,519
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,150	1,300
Depreciation and amortization	357	301
Amortization and accretion of investment securities	129	813
Deferred income taxes	420	(260)
Investment securities (gains) losses, net	(78)	1
Earnings on bank owned life insurance	(463)	(467)
Originations of loans held for sale	(15,261)	(14,709)
Proceeds from sales of loans held for sale	15,183	15,374
Realized gains on loans sold	(339)	(302)
Increase in accrued interest receivable	(24)	(284)
Increase (decrease) in accrued interest payable	(24)	82
Other, net	439	(435)

Net cash provided by operating activities	15,936	14,933

CASH FLOWS FROM INVESTING ACTIVITIES:
Available-for-sale securities:
Proceeds from sales	5,508	25,168
Proceeds from maturity and principal repayments	51,028	41,027
Purchase of securities	(59,788)	(56,289)
Purchase of equity securities	(64)	(191)
Purchase of interest bearing time deposits with other banks	(248)	(5,713)
Proceeds from sale of interest bearing time deposits with other banks	—	1,239
Proceeds from matured interest bearing time deposits with other banks	1,490	—
Proceeds from redemption of regulatory stock	7,784	7,874
Purchase of regulatory stock	(9,127)	(6,751)
Net increase in loans	(36,653)	(59,646)
Purchase of premises and equipment	(225)	(228)
Proceeds from sale of premises and equipment	7	—
Proceeds from sale of foreclosed assets held for sale	813	899

Net cash used in investing activities	(39,475)	(52,611)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits	14,148	69,900
Proceeds from long-term borrowings	10,000	7
Repayments of long-term borrowings	(3,123)	(1,000)
Net (decrease) increase in short-term borrowed funds	11,769	(27,574)
Purchase of treasury and restricted stock	(1,236)	(1,098)
Dividends paid	(4,730)	(4,574)

Net cash provided by financing activities	26,828	35,661

Net (decrease) increase in cash and cash equivalents	3,289	(2,017)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	16,797	18,517

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$20,086	$16,500

Supplemental Disclosures of Cash Flow Information:
Interest paid	$9,267	$6,647

Income taxes paid	$2,450	$1,900

Loans transferred to foreclosed property	$3,728	$381

Right of use asset and liability	$1,454	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CITIZENS FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1—Basis of Presentation

Citizens Financial Services, Inc. (individually and collectively with its direct and indirect subsidiaries, the “Company”) is a Pennsylvania corporation and the holding company of its wholly owned subsidiary, First Citizens Community Bank (the “Bank”), and of the Bank’s wholly owned subsidiaries, First Citizens Insurance Agency, Inc. (“First Citizens Insurance”) and 1st Realty of PA LLC (“Realty”). Realty was formed in March of 2019 to manage and sell properties acquired by the Bank in the settlement of a bankruptcy filing with a commercial customer.

The accompanying consolidated financial statements have been prepared pursuant to rules and regulations of the Securities and Exchange Commission (“SEC”) and in conformity with U.S. generally accepted accounting principles. Because this report is based on an interim period, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. Certain of the prior year amounts have been reclassified to conform with the current year presentation. Such reclassifications had no effect on net income or stockholders’ equity. All material inter-company balances and transactions have been eliminated in consolidation.

In the opinion of management of the Company, the accompanying interim financial statements at September 30, 2019 and for the periods ended September 30, 2019 and 2018 include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial condition and the results of operations at the dates and for the periods presented. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and of revenues and expenses for the period covered by the Consolidated Income Statement. The financial performance reported for the Company for the nine month period ended September 30, 2019 is not necessarily indicative of the results to be expected for the full year. This information should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2018.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. A short-term lease is defined as one in which (a) the lease term is 12 months or less and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis. ASU 2016-02 was effective for the Company on January 1, 2019. In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842)—Targeted Improvements,” which, among other things, provides an additional transition method that would allow entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In December 2018, the FASB also issued ASU 2018-20, “Leases (Topic 842)—Narrow-Scope Improvements for Lessors,” which provides for certain policy elections and changes lessor accounting for sales and similar taxes and certain lessor costs. Upon adoption of ASU 2016-02, ASU 2018-11 and ASU 2018-20 on January 1, 2019, we recognized a right-of-use asset and a related lease liability totaling $1,454,000 each. We elected to apply certain practical expedients provided under ASU 2016-02 whereby we did not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. We also elected not to apply the recognition requirements of ASU 2016-02 to any short-term leases (as defined by related accounting guidance). We account for lease and non-lease components separately because such amounts are readily determinable under our lease contracts. We utilized the modified-retrospective transition approach prescribed by ASU 2018-11. Certain of the Company’s leases contain options to renew the lease after the initial term. Management considers the Company’s historical pattern of exercising renewal options on leases and the positive performance of the leased locations, when determining whether it is reasonably certain that the leases will be renewed. If management concludes that there is reasonable certainty about the renewal it is included in the calculation of the remaining term of each applicable lease. The discount rate utilized in calculating the present value of the remaining lease payments for each lease was the Federal Home Loan Bank of Pittsburgh advance rate corresponding to the remaining maturity of the lease as of January 1, 2019. We have included additional disclosures in note 7.

Note 2 – Revenue Recognition

Effective January 1, 2018, the Company adopted Accounting Standards Update ASU 2014-09 Revenue from Contracts with Customers – Topic 606 and all subsequent ASUs that modified ASC 606. The Company has elected to apply the standard to all prior periods presented utilizing the full retrospective approach. The implementation of the new standard had no material impact to the measurement or recognition of revenue of prior periods. Management determined that the primary sources of revenue emanating from interest and dividend income on loans and investments along with noninterest revenue resulting from investment security gains, loan servicing, gains on loans sold and earnings on bank owned life insurances are not within the scope of ASC 606. As a result, no changes were made during the period related to these sources of revenue, which cumulatively comprise 90.4% and 90.0% of the total revenue of the Company for the three months ended September 30, 2019 and 2018, respectively and 90.1% and 90.0% of the total revenue of the Company for the nine months ended September 30, 2019 and 2018, respectively. The main types of noninterest income within the scope of the standard are as follows:

•

Service charges on deposit accounts – The Company has contracts with its deposit customers where fees are charged if certain parameters are not met. These agreements can be cancelled at any time by either the Company or the deposit customer. Revenue from these transactions is recognized on a monthly basis as the Company has an unconditional right to the fee consideration. The Company also has transaction fees related to specific transactions or activities resulting from a customer request or activity that include overdraft fees, online banking fees, interchange fees, ATM fees and other transaction fees. All of these fees are attributable to specific performance obligations of the Company where the revenue is recognized at a defined point in time upon the completion of the requested service/transaction.

•

Trust fees – Typical contracts for trust services are based on a fixed percentage of the assets earned ratably over a defined period and billed on a monthly basis. Fees charged to customers’ accounts are recognized as revenue over the period during which the Company fulfills its performance obligation under the contract (i.e., holding client asset in a managed fiduciary trust account). For these accounts, the performance obligation of the Company is typically satisfied by holding and managing the customer’s assets over time. Other fees related to specific customer requests are attributable to specific performance obligations of the Company where the revenue is recognized at a defined point in time, upon completion of the requested service/transaction.

•

Gains and losses on sale of other real estate owned – Gains and losses are recognized at the completion of the property sale when the buyer obtains control of the real estate and all of the performance obligations of the Company have been satisfied. Evidence of the buyer obtaining control of the asset include transfer of the property title, physical possession of the asset, and the buyer obtaining control of the risks and rewards related to the asset. In situations where the Company agrees to provide financing to facilitate the sale, additional analysis is performed to ensure that the contract for sale identifies the buyer and seller, the asset to be transferred, payment terms, and that the contract has a true commercial substance and that collection of amounts due from the buyer are reasonable. In situations where financing terms are not reflective of current market terms, the transaction price is discounted impacting the gain/loss and the carrying value of the asset.

•

Brokerage and insurance – Fees includes commissions from the sales of investments and insurance products recognized on a trade date basis as the performance obligation is satisfied at the point in time in which the trade is processed. Additional fees are based on a percentage of the market value of customer accounts and billed on a monthly or quarterly basis. The Company’s performance obligation under the contracts with certain customers is generally satisfied through the passage of time as the Company monitors and manages the assets in the customer’s portfolio and is not dependent on certain return or performance level of the customer’s portfolio. Fees for these services are billed monthly and are recorded as revenue at the end of the month for which the wealth management service has been performed. Other performance obligations (such as the delivery of account statements to customers) are generally considered immaterial to the overall transaction price.

The following table depicts the disaggregation of revenue derived from contracts with customers to depict the nature, amount, timing, and uncertainty of revenue and cash flows for the three and nine months ended September 30, 2019 and 2018 (in thousands). All revenue in the table below relates to goods and services transferred at a point in time.

	Three Months Ended September 30		Nine Months Ended September 30
Revenue stream	2019	2018	2019	2018
Service charges on deposit accounts
Overdraft fees	$405	395	$1,132	$1,143
Statement fees	52	50	153	155
Interchange revenue	589	566	1,724	1,671
ATM income	108	104	300	301
Other service charges	71	66	189	185

Total Service Charges	1,225	1,181	3,498	3,455

Trust	148	147	589	548
Brokerage and insurance	289	222	843	571
Other	80	84	267	245

Total	$1,742	$1,634	$5,197	$4,819

Note 3—Earnings per Share

The following table sets forth the computation of earnings per share. Earnings per share calculations give retroactive effect to stock dividends declared by the Company.

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net income applicable to common stock	$5,196,000	$4,581,000	$14,447,000	$13,519,000

Basic earnings per share computation
Weighted average common shares outstanding	3,515,678	3,537,315	3,522,377	3,541,971

Earnings per share—basic	$1.48	$1.30	$4.10	$3.82

Diluted earnings per share computation
Weighted average common shares outstanding for basic earnings per share	3,515,678	3,537,315	3,522,377	3,541,971
Add: Dilutive effects of restricted stock	—	161	2,280	2,161

Weighted average common shares outstanding for dilutive earnings per share	3,515,678	3,537,476	3,524,657	3,544,132

Earnings per share—diluted	$1.48	$1.30	$4.10	$3.81

For the three months ended September 30, 2019 and 2018, there were 9,013 and 4,696 shares, respectively, related to the restricted stock plan that were excluded from the diluted earnings per share calculations since they were anti-dilutive. These anti-dilutive shares had per share prices ranging from $50.65-$62.93 for the three month period ended September 30, 2019 and per share prices ranging from $46.69-$62.93 for the three month period ended September 30, 2018. For the nine months ended September 30, 2019 and 2018, 4,453 and 4,033 shares, respectively, related to the restricted stock plan were excluded from the diluted earnings per share calculations since they were anti-dilutive. These anti-dilutive shares had prices ranging from $50.65-$62.93 for the nine month period ended September 30, 2019 and prices ranging from $46.69-$61.04 for the nine month period ended September 30, 2018.

Note 4 – Investments

The amortized cost, gross unrealized gains and losses, and fair value of investment securities at September 30, 2019 and December 31, 2018 were as follows (in thousands):

September 30, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. agency securities	$86,514	$1,622	$(97)	$88,039
U.S. treasury securities	32,347	266	(1)	32,612
Obligations of state and political subdivisions	60,149	984	(17)	61,116
Corporate obligations	3,000	76	—	3,076
Mortgage-backed securities in government sponsored entities	61,832	498	(146)	62,184

Total available-for-sale securities	$243,842	$3,446	$(261)	$247,027

December 31, 2018
Available-for-sale securities:
U.S. agency securities	$106,516	$509	$(640)	$106,385
U.S. treasury securities	33,813	—	(455)	33,358
Obligations of state and political subdivisions	52,074	150	(177)	52,047
Corporate obligations	3,000	34	—	3,034
Mortgage-backed securities in government sponsored entities	46,839	59	(712)	46,186

Total available-for-sale securities	$242,242	$752	$(1,984)	$241,010

The following table shows the Company’s gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time, which individual securities have been in a continuous unrealized loss position, at September 30, 2019 and December 31, 2018 (in thousands). As of September 30, 2019, the Company owned 48 securities whose fair value was less than their cost basis.

September 30, 2019	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. agency securities	$13,096	$(44)	$26,192	$(53)	$39,288	$(97)
U.S. treasury securities	1,989	(1)	—	—	1,989	(1)
Obligations of state and political subdivisions	2,185	(15)	1,519	(2)	3,704	(17)
Mortgage-backed securities in government sponsored entities	20,279	(68)	12,599	(78)	32,878	(146)

Total securities	$37,549	$(128)	$40,310	$(133)	$77,859	$(261)

December 31, 2018
U.S. agency securities	$5,981	$(5)	$52,673	$(635)	$58,654	$(640)
U.S. treasury securities	4,948	(31)	28,410	(424)	33,358	(455)
Obligations of states and political subdivisions	8,979	(22)	12,441	(155)	21,420	(177)
Mortgage-backed securities in government sponsored entities	5,272	(18)	32,570	(694)	37,842	(712)

Total securities	$25,180	$(76)	$126,094	$(1,908)	$151,274	$(1,984)

As of September 30, 2019 and December 31, 2018, the Company’s investment securities portfolio contained unrealized losses on agency securities issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government, U.S treasury securities, obligations of states and political subdivisions and mortgage backed securities issued by government sponsored entities. For fixed maturity investments management considers whether the present value of cash flows expected to be collected are less than the security’s amortized cost basis (the difference defined as the credit loss), the magnitude and duration of the decline, the reasons underlying the decline and the Company’s intent to sell the security or whether it is more likely than not that the Company would be required to sell the security before its anticipated recovery in market value, to determine whether the loss in value is other than temporary. Once a decline in value is determined to be other than temporary, if the Company does not intend to sell the security, and it is more likely than not that it will not be required to sell the security before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings. The Company has concluded that any impairment of its investment securities portfolio outlined in the above table is not other than temporary and is the result of interest rate changes, sector credit rating changes, or issuer-specific rating changes that are not expected to result in the non-collection of principal and interest during the period.

Proceeds from sales of securities available-for-sale for the three and nine months ended September 30, 2019 and 2018 were $5,508,000 and $25,168,000, respectively. The gross gains and losses were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Gross gains on available for sale securities	$9	$161	$9	$161
Gross losses on available for sale securities	(1)	(169)	(1)	(169)

Net gains	$8	$(8)	$8	$(8)

The following table presents the net gains on the Company’s equity investments recognized in earnings during the three month and nine month periods ended September 30, 2019 and 2018, and the portion of unrealized gains for the period that relates to equity investments held at September 30, 2019 and 2018 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
Equity securities	2019	2018	2019	2018
Net gains (losses) recognized in equity securities during the period	$29	$(4)	$70	$9
Less: Net gains realized on the sale of equity securities during the period	—	—	—	—

Net unrealized gains (losses)	$29	$(4)	$70	$9

Investment securities with an approximate carrying value of $220.8 million and $221.2 million at September 30, 2019 and December 31, 2018, respectively, were pledged to secure public funds and certain other deposits.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost and fair value of debt securities (excludes equity securities) at September 30, 2019, by contractual maturity, are shown below (in thousands):

	Amortized Cost	Fair Value
Available-for-sale debt securities:
Due in one year or less	$22,771	$22,742
Due after one year through five years	92,295	94,069
Due after five years through ten years	40,656	41,115
Due after ten years	88,120	89,101

Total	$243,842	$247,027

Note 5 – Loans

The Company grants loans primarily to customers throughout north central, central and south central Pennsylvania and the southern tier of New York. Although the Company had a diversified loan portfolio at September 30, 2019 and December 31, 2018, a substantial portion of its debtors’ ability to honor their contracts is dependent on the economic conditions within these regions. The following table summarizes the primary segments of the loan portfolio and how those segments are analyzed within the allowance for loan losses as of September 30, 2019 and December 31, 2018 (in thousands):

September 30, 2019	Total Loans	Individually evaluated for impairment	Loans acquired with deteriorated credit quality	Collectively evaluated for impairment
Real estate loans:
Residential	$215,717	$1,195	$24	$214,498
Commercial	349,269	11,921	1,213	336,135
Agricultural	305,948	4,781	—	301,167
Construction	11,448	—	—	11,448
Consumer	9,709	6	—	9,703
Other commercial loans	76,785	2,042	91	74,652
Other agricultural loans	50,334	1,407	—	48,927
State and political subdivision loans	95,824	—	—	95,824

Total	1,115,034	21,352	1,328	1,092,354
Allowance for loan losses	13,679	810	—	12,869

Net loans	$1,101,355	$20,542	$1,328	$1,079,485

December 31, 2018	Total Loans	Individually evaluated for impairment	Loans acquired with deteriorated credit quality	Collectively evaluated for impairment
Real estate loans:
Residential	$215,305	$890	$28	$214,387
Commercial	319,265	13,327	1,321	304,617
Agricultural	284,520	5,592	—	278,928
Construction	33,913	—	—	33,913
Consumer	9,858	—	—	9,858
Other commercial loans	74,118	2,206	510	71,402
Other agricultural loans	42,186	1,435	—	40,751
State and political subdivision loans	102,718	—	—	102,718

Total	1,081,883	23,450	1,859	1,056,574
Allowance for loan losses	12,884	676	—	12,208

Net loans	$1,068,999	$22,774	$1,859	$1,044,366

Purchased loans are recorded at fair value on their purchase date without a carryover of the related allowance for loan losses. Upon acquisition, the Company evaluates whether an acquired loan was within the scope of ASC 310-30, Receivables-Loans and Debt Securities Acquired with Deteriorated Credit Quality. Purchased credit-impaired (“PCI”) loans are loans that have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments. Based upon management’s review, there were no material decreases in the expected cash flows of these loans between the acquisition date and September 30, 2019. The fair value of PCI loans, on the acquisition date, was determined, primarily based on the fair value of the loans’ collateral. The carrying value of PCI loans was $1,328,000 and $1,859,000 at September 30, 2019 and December 31, 2018, respectively. The carrying value of the PCI loans was determined by projected discounted contractual cash flows and collateral valuations.

Changes in the accretable yield for PCI loans were as follows for the three and nine months ended September 30, 2019 and 2018, respectively (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Balance at beginning of period	$100	$59	$104	$106
Accretion	(10)	(24)	(14)	(71)
Reclassification of non-accretable discount	—	93	—	93

Balance at end of period	$90	$128	$90	$128

The following table presents additional information regarding loans acquired with specific evidence of deterioration in credit quality under ASC 310-30 (in thousands):

	September 30, 2019	December 31, 2018
Outstanding balance	$4,076	$4,529
Carrying amount	1,328	1,859

The segments of the Company’s loan portfolio are disaggregated into classes to a level that allows management to monitor risk and performance. Residential real estate mortgages consist primarily of 15 to 30 year first mortgages on residential real estate, while residential real estate home equity loans are consumer purpose installment loans or lines of credit with terms of 15 years or less secured by a mortgage which is often a second lien on residential real estate. Commercial real estate loans are business purpose loans secured by a mortgage on commercial real estate. Agricultural real estate loans are loans secured by a mortgage on real estate used in agriculture production. Construction real estate loans are loans secured by residential, commercial or agricultural real estate used during the construction phase of residential, commercial or agricultural projects. Consumer loans are typically unsecured or primarily secured by assets other than real estate and overdraft lines of credit are typically secured by customer deposit accounts. Other commercial loans are loans for commercial purposes primarily secured by non-real estate collateral. Other agricultural loans are loans for agricultural purposes primarily secured by non-real estate collateral. State and political subdivision loans are loans to state and local municipalities for capital and operating expenses or tax free loans used to finance commercial development.

Management considers other commercial loans, other agricultural loans, state and political subdivision loans, commercial real estate loans and agricultural real estate loans which are 90 days or more past due to be impaired. Management will also consider a loan impaired based on other factors it becomes aware of, including the customer’s results of operations and cash flows or if the loan is modified in a troubled debt restructuring. In addition, certain residential mortgages, home equity and consumer loans that are cross collateralized with commercial relationships that are determined to be impaired may also be classified as impaired. Impaired loans are analyzed to determine if it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allocation of the allowance for loan losses or a charge-off to the allowance for loan losses.

The following table includes the recorded investment and unpaid principal balances for impaired financing receivables by class, excluding PCI loans, with the associated allowance amount, if applicable (in thousands):

September 30, 2019	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Real estate loans:
Mortgages	$1,220	$814	$227	$1,041	$10
Home Equity	174	85	69	154	12
Commercial	12,466	10,469	1,452	11,921	342
Agricultural	4,811	1,617	3,164	4,781	145
Consumer	6	6	—	6	—
Other commercial loans	2,621	1,715	327	2,042	144
Other agricultural loans	1,464	98	1,309	1,407	157

Total	$22,762	$14,804	$6,548	$21,352	$810

December 31, 2018	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Real estate loans:
Mortgages	$932	$515	$288	$803	$10
Home Equity	106	12	75	87	14
Commercial	16,326	11,933	1,394	13,327	216
Agricultural	5,598	2,386	3,206	5,592	84
Consumer	—	—	—	—	—
Other commercial loans	2,711	1,836	370	2,206	193
Other agricultural loans	1,487	120	1,315	1,435	159

Total	$27,160	$16,802	$6,648	$23,450	$676

The following tables includes the average balance of impaired financing receivables by class and the income recognized on these receivables for the three and nine month periods ended September 30, 2019 and 2018 (in thousands):

	For the Nine Months Ended
	September 30, 2019			September 30, 2018
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis
Real estate loans:
Mortgages	$1,075	$12	$—	$988	$10	$—
Home Equity	108	4	—	98	4	—
Commercial	11,768	342	11	13,915	372	14
Agricultural	5,068	61	—	4,472	124	—
Consumer	2	—	—	2	—	—
Other commercial loans	2,088	1	—	3,906	73	—
Other agricultural loans	1,419	4	—	1,388	21	—

Total	$21,528	$424	$11	$24,769	$604	$14

	For the Three Months Ended
	September 30, 2019			September 30, 2018
	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis
Real estate loans:
Mortgages	$1,048	$3	$—	$896	$3	$—
Home Equity	143	2	—	92	2	—
Commercial	11,906	112	—	14,116	130	6
Agricultural	4,795	5	—	5,146	24	—
Consumer	4	—	—	—	—	—
Other commercial loans	2,073	—	—	3,495	21	—
Other agricultural loans	1,408	—	—	1,453	2	—

Total	$21,377	$122	$—	$25,198	$182	$6

Credit Quality Information

For commercial real estate, agricultural real estate, construction, other commercial, other agricultural and state and political subdivision loans, management uses a nine grade internal risk rating system to monitor and assess credit quality. The first five categories are considered not criticized and are aggregated as “Pass” rated. The criticized rating categories utilized by management generally follow bank regulatory definitions. The definitions of each rating are defined below:

•

Pass (Grades 1-5) – These loans are to customers with credit quality ranging from an acceptable to very high quality and are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral.

•

Special Mention (Grade 6) – This loan grade is in accordance with regulatory guidance and includes loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

•

Substandard (Grade 7) – This loan grade is in accordance with regulatory guidance and includes loans that have a well-defined weakness based on objective evidence and be characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•

Doubtful (Grade 8) – This loan grade is in accordance with regulatory guidance and includes loans that have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

•	Loss (Grade 9) – This loan grade is in accordance with regulatory guidance and includes loans that are considered uncollectible, or of such value that continuance as an asset is not warranted.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay the loan as agreed, the Company’s loan rating process includes several layers of internal and external oversight. The Company’s loan officers are responsible for the timely and accurate risk rating of the loans in each of their portfolios at origination and on an ongoing basis under the supervision of management. All commercial, agricultural and state and political relationships over $500,000 are reviewed annually to ensure the appropriateness of the loan grade. In addition, the Company engages an external consultant on at least an annual basis to: 1) review a minimum of 50% of the dollar volume of the commercial loan portfolio on an annual basis, 2) review a sample of new loans originated for over $1.0 million in the last year, 3) review a sample of borrowers with commitments greater than or equal to $1.0 million, 4) review selected loan relationships over $750,000 which are over 30 days past due or classified Special Mention, Substandard, Doubtful, or Loss, and 5) such other loans which management or the consultant deems appropriate.

The following tables represent credit exposures by internally assigned grades as of September 30, 2019 and December 31, 2018 (in thousands):

September 30, 2019	Pass	Special Mention	Substandard	Doubtful	Loss	Ending Balance
Real estate loans:
Commercial	$331,075	$9,945	$8,210	$39	$—	$349,269
Agricultural	283,074	14,987	7,887	—	—	305,948
Construction	11,448	—	—	—	—	11,448
Other commercial loans	73,502	964	2,253	66	—	76,785
Other agricultural loans	47,026	1,710	1,598	—	—	50,334
State and political subdivision loans	95,349	—	475	—	—	95,824

Total	$841,474	$27,606	$20,423	$105	$—	$889,608

December 31, 2018	Pass	Special Mention	Substandard	Doubtful	Loss	Ending Balance
Real estate loans:
Commercial	$297,690	$10,792	$10,743	$40	$—	$319,265
Agricultural	264,732	10,017	9,771	—	—	284,520
Construction	33,913	—	—	—	—	33,913
Other commercial loans	70,425	777	2,800	116	—	74,118
Other agricultural loans	38,628	1,724	1,834	—	—	42,186
State and political subdivision loans	92,666	9,481	571	—	—	102,718

Total	$798,054	$32,791	$25,719	$156	$—	$856,720

For residential real estate mortgages, home equity and consumer loans, credit quality is monitored based on whether the loan is performing or non-performing, which is typically based on the aging status of the loan and payment activity, unless a specific action, such as bankruptcy, repossession, death or significant delay in payment occurs to raise awareness of a possible credit event. Non-performing loans include those loans that are considered nonaccrual, described in more detail below, and all loans past due 90 or more days and still accruing. The following table presents the recorded investment in those loan classes based on payment activity as of September 30, 2019 and December 31, 2018 (in thousands):

September 30, 2019	Performing	Non-performing	PCI	Total
Real estate loans:
Mortgages	$154,924	$935	$24	$155,883
Home Equity	59,742	92	—	59,834
Consumer	9,687	22	—	9,709

Total	$224,353	$1,049	$24	$225,426

December 31, 2018	Performing	Non-performing	PCI	Total
Real estate loans:
Mortgages	$155,360	$1,099	$28	$156,487
Home Equity	58,736	82	—	58,818
Consumer	9,832	26	—	9,858

Total	$223,928	$1,207	$28	$225,163

Aging Analysis of Past Due Financing Receivables

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The following table includes an aging analysis of the recorded investment of past due financing receivables as of September 30, 2019 and December 31, 2018 (in thousands):

September 30, 2019	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	PCI	Total Financing Receivables	90 Days or Greater and Accruing
Real estate loans:
Mortgages	$155	$205	$334	$694	$155,165	$24	$155,883	$19
Home Equity	224	86	88	398	59,436	—	59,834	—
Commercial	957	263	3,394	4,614	343,442	1,213	349,269	21
Agricultural	1,113	—	3,164	4,277	301,671	—	305,948	—
Construction	—	—	—	—	11,448	—	11,448	—
Consumer	64	14	22	100	9,609	—	9,709	22
Other commercial loans	15	4	1,941	1,960	74,734	91	76,785	41
Other agricultural loans	60	—	1,196	1,256	49,078	—	50,334	—
State and political subdivision loans	—	—	—	—	95,824	—	95,824	—

Total	$2,588	$572	$10,139	$13,299	$1,100,407	$1,328	$1,115,034	$103

Loans considered non-accrual	$258	$230	$10,036	$10,524	$2,699	$—	$13,223
Loans still accruing	2,330	342	103	2,775	1,097,708	1,328	1,101,811

Total	$2,588	$572	$10,139	$13,299	$1,100,407	$1,328	$1,115,034

December 31, 2018	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	PCI	Total Financing Receivables	90 Days or Greater and Accruing
Real estate loans:
Mortgages	$483	$789	$686	$1,958	$154,501	$28	$156,487	$20
Home Equity	257	108	63	428	58,390	—	58,818	—
Commercial	999	631	4,706	6,336	311,608	1,321	319,265	36
Agricultural	121	—	3,184	3,305	281,215	—	284,520	—
Construction	—	—	—	—	33,913	—	33,913	—
Consumer	37	14	12	63	9,795	—	9,858	12
Other commercial loans	141	53	2,061	2,255	71,353	510	74,118	—
Other agricultural loans	—	—	1,201	1,201	40,985	—	42,186	—
State and political subdivision loans	—	—	—	—	102,718	—	102,718	—

Total	$2,038	$1,595	$11,913	$15,546	$1,064,478	$1,859	$1,081,883	$68

Loans considered non-accrual	$72	$253	$11,845	$12,170	$1,554	$—	$13,724
Loans still accruing	1,966	1,342	68	3,376	1,062,924	1,859	1,068,159

Total	$2,038	$1,595	$11,913	$15,546	$1,064,478	$1,859	$1,081,883

Nonaccrual Loans

Loans are considered for non-accrual status upon reaching 90 days delinquency, although the Company may be receiving partial payments of interest and partial repayments of principal on such loans, or if full payment of principal and interest is not expected. Additionally, if management is made aware of other information including bankruptcy, repossession, death, or legal proceedings, the loan may be placed on non-accrual status. If a loan is 90 days or more past due and is well secured and in the process of collection, it may still be considered accruing.

The following table reflects the financing receivables, excluding PCI loans, on non-accrual status as of September 30, 2019 and December 31, 2018, respectively. The balances are presented by class of financing receivable (in thousands):

	September 30, 2019	December 31, 2018
Real estate loans:
Mortgages	$916	$1,079
Home Equity	92	82
Commercial	5,413	5,957
Agricultural	3,549	3,206
Consumer	—	14
Other commercial loans	2,009	2,185
Other agricultural loans	1,244	1,201

	$13,223	$13,724

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a Troubled Debt Restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to structure more affordable terms before their loan reaches nonaccrual status. These restructured terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of interest or principal, or both, management measures any impairment on the restructuring by calculating the present value of the revised loan terms and comparing this balance to the Company’s investment in the loan prior to the restructuring. As these loans are individually evaluated, they are excluded from pooled portfolios when calculating the allowance for loan and lease losses and a separate allocation within the allowance for loan and lease losses is provided. Management continually evaluates loans that are considered TDRs, including payment history under the modified loan terms, the borrower’s ability to continue to repay the loan based on continued evaluation of their operating results and cash flows from operations. Based on this evaluation management would no longer consider a loan to be a TDR when the relevant facts support such a conclusion. As of September 30, 2019 and December 31, 2018, included within the allowance for loan losses are reserves of $351,000 and $255,000 respectively, that are associated with loans modified as TDRs.

Loan modifications that are considered TDRs completed during the three and nine months ended September 30, 2019 and 2018 were as follows (dollars in thousands):

	For the Three Months Ended September 30, 2019
	Number of contracts		Pre-modification Outstanding Recorded Investment		Post-Modification Outstanding Recorded Investment
	Interest Modification	Term Modification	Interest Modification	Term Modification	Interest Modification	Term Modification
Real estate loans:
Commercial	—	1	$—	$118	$—	$118
Consumer	—	1	—	3	—	3

Total	—	2	$—	$121	$—	$121

	For the Nine Months Ended September 30, 2019
	Number of contracts		Pre-modification Outstanding Recorded Investment		Post-Modification Outstanding Recorded Investment
	Interest Modification	Term Modification	Interest Modification	Term Modification	Interest Modification	Term Modification
Real estate loans:
Mortgages	—	1	$—	$4	$—	$4
Home Equity	—	1	—	40	—	40
Commercial	—	5	—	918	—	918
Consumer	—	1	—	3	—	3

Total	—	8	$—	$965	$—	$965

	For the Three Months Ended September 30, 2018
	Number of contracts		Pre-modification Outstanding Recorded Investment		Post-Modification Outstanding Recorded Investment
	Interest Modification	Term Modification	Interest Modification	Term Modification	Interest Modification	Term Modification
Real estate loans:
Commercial	—	1	$—	$106	$—	$106
Agricultural	—	2	—	1,302	—	1,302

Total	—	3	$—	$1,408	$—	$1,408

	For the Nine Months Ended September 30, 2018
	Number of contracts		Pre-modification Outstanding Recorded Investment		Post-Modification Outstanding Recorded Investment
	Interest Modification	Term Modification	Interest Modification	Term Modification	Interest Modification	Term Modification
Real estate loans:
Mortgages	—	1	$—	$7	$—	$7
Home Equity	—	1	—	1	—	1
Commercial	—	2	—	683	—	683
Agricultural	—	3	—	2,825	—	2,825
Other agricultural loans	—	4	—	176	—	176

Total	—	11	$—	$3,692	$—	$3,692

Recidivism, or the borrower defaulting on its obligation pursuant to a modified loan, results in the loan once again becoming a non-accrual loan. Recidivism on modified loans occurs at a notably higher rate than do defaults on new origination loans, so modified loans present a higher risk of loss than do new origination loans. The following table presents the recorded investment in loans that were modified as TDRs during each 12-month period prior to the current reporting periods, which began January 1, 2019 and 2018 (9 month periods) and July 1, 2019 and 2018 (3 month periods), respectively, and that subsequently defaulted during these reporting periods (dollars in thousands):

	For the Three Months Ended				For the Nine Months Ended
	September 30, 2019		September 30, 2018		September 30, 2019		September 30, 2018
	Number of contracts	Recorded investment	Number of contracts	Recorded investment	Number of contracts	Recorded investment	Number of contracts	Recorded investment
Real estate loans:
Commercial	—	$—	—	$—	$1	$542	—	$—
Agricultural	—	—	2	1,302	1	1,439	2	1,302
Other agricultural loans	—	—	1	124	4	261	1	124

Total recidivism	—	$—	3	$1,426	6	$2,242	3	$1,426

Allowance for Loan Losses

The following table segregates the allowance for loan losses (ALLL) into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of September 30, 2019 and December 31, 2018, respectively (in thousands):

	September 30, 2019			December 31, 2018
	Individually evaluated for impairment	Collectively evaluated for impairment	Total	Individually evaluated for impairment	Collectively evaluated for impairment	Total
Real estate loans:
Residential	$22	$1,069	$1,091	$24	$1,081	$1,105
Commercial	342	4,299	4,641	216	3,899	4,115
Agricultural	145	4,567	4,712	84	4,180	4,264
Construction	—	19	19	—	58	58
Consumer	—	119	119	—	120	120
Other commercial loans	144	1,205	1,349	193	1,161	1,354
Other agricultural loans	157	712	869	159	593	752
State and political subdivision loans	—	536	536	—	762	762
Unallocated	—	343	343	—	354	354

Total	$810	$12,869	$13,679	$676	$12,208	$12,884

The following tables roll forward the balance of the ALLL by portfolio segment for the three and nine months ended September 30, 2019 and 2018, respectively (in thousands):

	For the three months ended September 30, 2019
	Balance at June 30, 2019	Charge-offs	Recoveries	Provision (Credit)	Balance at September 30, 2019
Real estate loans:
Residential	$1,066	$(24)	$—	$49	$1,091
Commercial	4,400	—	—	241	4,641
Agricultural	4,532	—	—	180	4,712
Construction	36	—	—	(17)	19
Consumer	118	(10)	6	5	119
Other commercial loans	1,328	—	3	18	1,349
Other agricultural loans	741	—	—	128	869
State and political subdivision loans	539	—	—	(3)	536
Unallocated	544	—	—	(201)	343

Total	$13,304	$(34)	$9	$400	$13,679

	For the nine months ended September 30, 2019
	Balance at December 31, 2018	Charge-offs	Recoveries	Provision (Credit)	Balance at September 30, 2019
Real estate loans:
Residential	$1,105	$(24)	$—	$10	$1,091
Commercial	4,115	(293)	—	819	4,641
Agricultural	4,264	—	—	448	4,712
Construction	58	—	—	(39)	19
Consumer	120	(32)	24	7	119
Other commercial loans	1,354	(38)	8	25	1,349
Other agricultural loans	752	—	—	117	869
State and political subdivision loans	762	—	—	(226)	536
Unallocated	354	—	—	(11)	343

Total	$12,884	$(387)	$32	$1,150	$13,679

	For the three months ended September 30, 2018
	Balance at June 30, 2018	Charge-offs	Recoveries	Provision (Credit)	Balance at September 30, 2018
Real estate loans:
Residential	$1,045	$(10)	$1	$16	$1,052
Commercial	3,794	(25)	—	156	3,925
Agricultural	3,673			256	3,929
Construction	44	—	—	5	49
Consumer	115	(13)	9	12	123
Other commercial loans	1,266	—	5	(52)	1,219
Other agricultural loans	589	—	—	110	699
State and political subdivision loans	767	—	—	(16)	751
Unallocated	648	—	—	(12)	636

Total	$11,941	$(48)	$15	$475	$12,383

	For the nine months ended September 30, 2018
	Balance at December 31, 2017	Charge-offs	Recoveries	Provision (Credit)	Balance at September 30, 2018
Real estate loans:
Residential	$1,049	$(27)	$70	$(40)	$1,052
Commercial	3,867	(25)	3	80	3,925
Agricultural	3,143	—		786	3,929
Construction	23	—	—	26	49
Consumer	124	(32)	26	5	123
Other commercial loans	1,272	(91)	19	19	1,219
Other agricultural loans	492	(50)	—	257	699
State and political subdivision loans	816	—	—	(65)	751
Unallocated	404	—	—	232	636

Total	$11,190	$(225)	$118	$1,300	$12,383

The Company allocates the ALLL based on the factors described below, which conform to the Company’s loan classification policy and credit quality measurements. In reviewing risk within the Company’s loan portfolio, management has determined there to be several different risk categories within the loan portfolio. The ALLL consists of amounts applicable to: (i) residential real estate loans; (ii) residential real estate home equity loans; (iii) commercial real estate loans; (iv) agricultural real estate loans; (v) real estate construction loans; (vi) other commercial and agricultural loans; (vii) consumer loans; (viii) other agricultural loans and (ix) state and political subdivision loans. Factors considered in this process include general loan terms, collateral, and availability of historical data to support the analysis. Historical loss percentages are calculated and used as the basis for calculating allowance allocations. Certain qualitative factors are evaluated to determine additional inherent risks in the loan portfolio, which are not necessarily reflected in the historical loss percentages. These factors are then added to the historical allocation percentage to get the adjusted factor to be applied to non-classified loans. The following qualitative factors are analyzed:

•	Level of and trends in delinquencies and impaired/classified loans

•	Change in volume and severity of past due loans

•	Volume of non-accrual loans

•	Volume and severity of classified, adversely or graded loans;

•	Level of and trends in charge-offs and recoveries;

•	Trends in volume, terms and nature of the loan portfolio;

•	Effects of any changes in risk selection and underwriting standards and any other changes in lending and recovery policies, procedures and practices;

•	Changes in the quality of the Company’s loan review system;

•	Experience, ability and depth of lending management and other relevant staff;

•	National, state, regional and local economic trends and business conditions

•	General economic conditions

•	Unemployment rates

•	Inflation rate/ Consumer Price Index

•	Changes in values of underlying collateral for collateral-dependent loans;

•	Industry conditions including the effects of external factors such as competition, legal, and regulatory requirements on the level of estimated credit losses;

•	Existence and effect of any credit concentrations, and changes in the level of such concentrations; and

•	Any change in the level of board oversight.

The Company analyzes its loan portfolio at least each quarter to determine the adequacy of its ALLL.

Loans determined to be TDRs are impaired and for purposes of estimating the ALLL must be individually evaluated for impairment. In calculating the impairment, the Company calculates the present value utilizing an analysis of discounted cash flows. If the present value calculated is below the recorded investment of the loan, impairment is recognized by a charge to the provision for loan and lease losses and a credit to the ALLL.

For the three months ended September 30, 2019, the allowance for commercial real estate was increased in general reserves due to an increase in the size of the portfolio and an increase in the historical loss percentage of the portfolio. This was represented as an increase in the provision. The allowance for agricultural real estate loans was increased in general reserves as a result of overall growth in the portfolio. The result of this was represented as an increase in the provision. The allowance for other agricultural loans was increased as a result of a general increase in the size of the portfolio. The result of these changes was represented as an increase in the provision.

For the nine months ended September 30, 2019, the allowance for commercial real estate was increased in general reserves due to general increase in the size of the portfolio and an increase in the historical loss percentage of the portfolio. There also was an increase in specific reserves for commercial real estate, which was partially offset by the decrease in substandard loans. The total change was represented as an increase in the provision. The allowance for agricultural real estate loans was increased in general reserves as a result of higher loan balances. Additionally, there was an increase in specific reserves. The allowance for other agricultural loans was increased as a result of a general increase in the size of the portfolio. The result of these changes was represented as an increase in the provision. These resulted in an increase in the provision. The allowance for state and political subdivision was decreased as a result a decrease in the volume of classified loans. The result of this change was represented as a decrease in the provision.

For the three months ended September 30, 2018, the allowance for commercial real estate was increased in general reserves due to an increase in the size of the portfolio as well as an increase in specific reserves. This was represented as an increase in the provision. The allowance for agricultural real estate loans was increased in general reserves as a result of higher loan balances, an increase in the amount of loans classified as non-accrual and an increase in specific reserves. The result of this was represented as an increase in the provision. The allowance for other agricultural loans was increased as a result of an increase in specific reserves, which offset the decrease due to the decrease in the portfolio size. The result of these changes was represented as an increase in the provision.

For the nine months ended September 30, 2018, the allowance for commercial real estate was decreased in general reserves due to a decrease in the qualitative factor associated with unemployment rates and an improvement in the number of loans classified as special mention. There was an increase in specific reserves for commercial real estate. The total change was represented as an increase in the provision. The allowance for agricultural real estate loans was increased in general reserves as a result of higher loan balances and an increase in the amount of loans classified as special mention and nonaccrual. Additionally, there was an increase in specific reserves. These resulted in an increase in the provision. The allowance for other agricultural loans was increased in general reserves as a result of higher loan balances, loans past due and an increase in non-accrual loans. Additionally, specific reserves also increased. The result of these changes was represented as an increase in the provision.

Foreclosed Assets Held For Sale

Foreclosed assets acquired in settlement of loans are carried at fair value, less estimated costs to sell, and are included in other assets on the Consolidated Balance Sheet. As of September 30, 2019 and December 31, 2018, included within other assets are $3,497,000 and $601,000, respectively, of foreclosed assets. As of September 30, 2019, included within the foreclosed assets are $337,000 of consumer residential mortgages that were foreclosed on or received via a deed in lieu transaction prior to the period end. As of September 30, 2019, the Company had initiated formal foreclosure proceedings on $1,885,000 of consumer residential mortgages, which had not yet been transferred into foreclosed assets.

Note 6 – Goodwill and Other Intangible Assets

The following table provides the gross carrying value and accumulated amortization of intangible assets as of September 30, 2019 and December 31, 2018 (in thousands):

	September 30, 2019			December 31, 2018
	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
Amortized intangible assets (1):
MSRs	$1,838	$(1,204)	$634	$1,725	$(1,066)	$659
Core deposit intangibles	1,786	(1,025)	761	1,786	(851)	935
Covenant not to compete	125	(120)	5	125	(96)	29

Total amortized intangible assets	$3,749	$(2,349)	$1,400	$3,636	$(2,013)	$1,623

Unamortized intangible assets:
Goodwill	$23,296			$23,296

(1)	Excludes fully amortized intangible assets

The following table provides the current year and estimated future amortization expense for amortized intangible assets for the next five years (in thousands). We based our projections of amortization expense shown below on existing asset balances at September 30, 2019. Future amortization expense may vary from these projections:

	MSRs	Core deposit intangibles	Covenant not to compete	Total
Three months ended September 30, 2019 (actual)	$44	$58	$8	$110

Nine months ended September 30, 2019 (actual)	138	174	24	336

Three months ended September 30, 2018 (actual)	46	66	8	120

Nine months ended September 30, 2018 (actual)	143	200	24	367

Estimate for year ending December 31,
Remaining 2019	48	56	5	109
2020	167	197	—	364
2021	131	165	—	296
2022	100	133	—	233
2023	73	100	—	173

Note 7 – Leases

The following table details the Company’s right of use asset and the corresponding lease liability for the Company’s operating leases as of September 30, 2019 and the affected line item on the Consolidated Balance Sheet (in thousands):

Lease Type	Balance at September 30, 2019	Affected line item on the Consolidated Balance Sheet
Right of Use Assets

Operating	$1,237	Other Assets

Lease Liabilities:

Operating	$1,237	Other Liabilities

The following table provides information related to the Company’s lease costs for the three and nine months ended September 30, 2019 (in thousands):

	September 30, 2019
Lease Cost	Three months Ended	Nine Months Ended
Operating lease cost	$85	$255
Variable lease cost	20	64

Total lease cost	$105	$319

The following table displays the weighted average remaining lease term and the weighted average discount rate for the Company’s operating leases outstanding as of September 30, 2019:

Operating
Weighted average term (years)	6.16
Weighted average discount rate	3.14%

The following table provides the undiscounted cashflows related to operating leases as of September 30, 2019 along with a reconciliation to the discounted amount recorded on the September 30, 2019 Consolidated Balance Sheet (in thousands):

Undiscounted cash flows due within	Operating
Remaining 2019	$84
2020	279
2021	238
2022	230
2023	142
2024	105
2025 and thereafter	291

Total undiscounted cash flows	1,369
Impact of present value discount	132

Amount reported on balance sheet	$1,237

Note 8—Employee Benefit Plans

For additional detailed disclosure on the Company’s pension and employee benefits plans, please refer to Note 11 to the Company’s financial statements for the year ended December 31, 2018.

Noncontributory Defined Benefit Pension Plan

The Bank sponsors a trusteed noncontributory defined benefit pension plan (“Pension Plan”) covering substantially all employees and officers hired prior to January 1, 2007. Additionally, the Bank assumed the noncontributory defined benefit pension plan of the First National Bank of Fredericksburg (FNB) when FNB was acquired. The FNB plan was frozen prior to the acquisition and therefore, no additional benefits will accrue for employees covered under that plan. The Bank has begun proceedings to terminate the FNB plan, which included distributing assets to plan participants and expects to finalize the plan termination in the fourth quarter. These two plans are collectively referred to herein as “the Plans.” The Bank’s funding policy is to make annual contributions, if needed, based upon the funding formula developed by the plans’ actuary. Any employee with a hire date of January 1, 2007 or later is not eligible to participate in the Pension Plan.

In lieu of the Pension Plan, employees with a hire date of January 1, 2007 or later are eligible to receive, after meeting certain length of service requirements, an annual discretionary 401(k) plan contribution from the Bank equal to a percentage of an employee’s base compensation. The contribution amount, if any, is placed in a separate account within the 401(k) plan and is subject to a vesting requirement.

For employees who are eligible to participate in the Pension Plan, the Pension Plan requires benefits to be paid to eligible employees based primarily upon age and compensation rates during employment. Upon retirement or other termination of employment, employees can elect either an annuity benefit or a lump sum distribution of vested benefits in the Pension Plan.

The following sets forth the components of net periodic benefit costs of the Pension Plan and the line item on the Consolidated Statement of Income where such amounts are included, for the three and Nine months ended September 30, 2019 and 2018, respectively (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Affected line item on the Consolidated
	2019	2018	2019	2018	Statement of income
Service cost	$78	$90	$256	$269	Salary and Employee Benefits
Interest cost	123	164	401	489	Other Expenses
Expected return on plan assets	(187)	(230)	(595)	(919)	Other Expenses
Net amortization and deferral	60	47	181	140	Other Expenses

Net periodic benefit cost	$74	$71	$243	$(21)

The Bank does not expect to contribute to the Pension Plans during 2019.

Restricted Stock Plan

The Company maintains a Restricted Stock Plan (the “Plan”) whereby employees and non-employee corporate directors are eligible to receive awards of restricted stock based upon performance related requirements. Awards granted under the Plan are in the form of the Company’s common stock and are subject to certain vesting requirements including continuous employment or service with the Company. In April of 2016, the Company’s shareholders authorized a total of 150,000 shares of the Company’s common stock to be made available under the Plan. As of September 30, 2019, 130,452 shares remain available to be issued under the Plan. The Plan assists the Company in attracting, retaining and motivating employees to make substantial contributions to the success of the Company and to increase the emphasis on the use of equity as a key component of compensation.

The following table details the vesting, awarding and forfeiting of restricted shares during the three and nine months ended September 30, 2019:

	Three months		Nine months
	Unvested Shares	Weighted Average Market Price	Unvested Shares	Weighted Average Market Price
Outstanding, beginning of period	10,764	$60.16	9,764	$58.21
Granted	—	—	5,130	60.21
Forfeited	—	—	(152)	60.00
Vested	—	—	(3,978)	(55.46)

Outstanding, end of period	10,764	$60.16	10,764	$60.16

Compensation expense related to restricted stock is recognized, based on the market price of the stock at the grant date, over the vesting period. Compensation expense related to restricted stock was $219,000 and $187,000 for the nine months ended September 30, 2019 and 2018, respectively. For the three months ended September 30, 2019 and 2018, compensation expense totaled $78,000 and $68,000, respectively. At September 30, 2019, the total compensation cost related to nonvested awards that had not yet been recognized was $648,000, which is expected to be recognized over the next three years.

Note 9 – Accumulated Comprehensive Loss

The following tables present the changes in accumulated other comprehensive loss by component net of tax for the three and nine months ended September 30, 2019 and 2018 (in thousands):

	Nine months ended September 30, 2019
	Unrealized gain (loss) on available for sale securities (a)	Defined Benefit Pension Items (a)	Total
Balance as of December 31, 2018	$(973)	$(2,948)	$(3,921)
Other comprehensive income (loss) before reclassifications (net of tax)	3,495	—	3,495
Amounts reclassified from accumulated other comprehensive income (loss) (net of tax)	(6)	143	137

Net current period other comprehensive income (loss)	3,489	143	3,632

Balance as of September 30, 2019	$2,516	$(2,805)	$(289)

	Nine months ended September 30, 2018
	Unrealized gain (loss) on available for sale securities (a)	Defined Benefit Pension Items (a)	Total
Balance as of December 31, 2017	$(269)	$(3,129)	$(3,398)
Change in Accounting policy for equity securities	1	—	1
Other comprehensive income (loss) before reclassifications (net of tax)	(2,800)	—	(2,800)
Amounts reclassified from accumulated other comprehensive income (loss) (net of tax)	6	110	116

Net current period other comprehensive income (loss)	(2,794)	110	(2,684)

Balance as of September 30, 2018	$(3,062)	$(3,019)	$(6,081)

	Three months ended September 30, 2019
	Unrealized gain (loss) on available for sale securities (a)	Defined Benefit Pension Items (a)	Total
Balance as of June 30, 2019	$2,515	$(2,852)	$(337)
Other comprehensive income (loss) before reclassifications (net of tax)	7	—	7
Amounts reclassified from accumulated other comprehensive income (loss) (net of tax)	(6)	47	41

Net current period other comprehensive income (loss)	1	47	48

Balance as of September 30, 2019	$2,516	$(2,805)	$(289)

	Three months ended September 30, 2018
	Unrealized gain (loss) on available for sale securities (a)	Defined Benefit Pension Items (a)	Total
Balance as of June 30, 2018	$(2,302)	$(3,055)	$(5,357)
Other comprehensive income (loss) before reclassifications (net of tax)	(766)	—	(766)
Amounts reclassified from accumulated other comprehensive income (loss) (net of tax)	6	36	42

Net current period other comprehensive income (loss)	(760)	36	(724)

Balance as of September 30, 2018	$(3,062)	$(3,019)	$(6,081)

(a)	Amounts in parentheses indicate debits on the Consolidated Balance Sheet.

The following table presents the significant amounts reclassified out of each component of accumulated other comprehensive income for the three and nine months ended September 30, 2019 and 2018 (in thousands):

Details about accumulated other comprehensive income (loss)	Amount reclassified from accumulated comprehensive income (loss) (a)		Affected line item in the Consolidated Statement of Income
	Three Months Ended September 30,
	2019	2018
Unrealized gains and losses on available for sale securities
	$8	$(8)	Available for sale securities gains, net
	(2)	2	Provision for income taxes

	$6	$(6)	Net of tax

Defined benefit pension items
	$(60)	$(47)	Other expenses
	13	11	Provision for income taxes

	$(47)	$(36)	Net of tax

Total reclassifications	$(41)	$(42)

	Nine Months Ended September 30
	2019	2018
Unrealized gains and losses on available for sale securities
	$8	$(8)	Available for sale securities gains, net
	(2)	2	Provision for income taxes

	$6	$(6)	Net of tax

Defined benefit pension items
	$(181)	$(140)	Other expenses
	38	30	Provision for income taxes

	$(143)	$(110)	Net of tax

Total reclassifications	$(137)	$(116)

(a)	Amounts in parentheses indicate expenses and other amounts indicate income on the Consolidated Statement of Income

Note 10 – Fair Value Measurements

The Company has established a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring assets and liabilities at fair value. The three broad levels defined by this hierarchy are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities include items for which quoted prices are available but traded less frequently, and items that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company’s monthly and/or quarterly valuation process.

Assets and Liabilities Required to be Measured at Fair Value on a Recurring Basis

The fair values of equity securities and securities available for sale are determined by quoted prices in active markets, when available, and classified as Level I. If quoted market prices are not available, the fair value is determined by a matrix pricing, which is a mathematical technique, widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities and classified as Level II. The fair values consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

The following tables present the assets and liabilities reported on the Consolidated Balance Sheet at their fair value on a recurring basis as of September 30, 2019 and December 31, 2018 by level within the fair value hierarchy (in thousands). Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

September 30, 2019	Level I	Level II	Level III	Total
Fair value measurements on a recurring basis:
Assets
Equity securities	$650	$—	$—	$650
Available for sale securities:
U.S. Agency securities	—	88,039	—	88,039
U.S. Treasury securities	32,612	—	—	32,612
Obligations of state and political subdivisions	—	61,116	—	61,116
Corporate obligations	—	3,076	—	3,076
Mortgage-backed securities in government sponsored entities	—	62,184	—	62,184

December 31, 2018	Level I	Level II	Level III	Total
Fair value measurements on a recurring basis:
Assets
Equity securities	$516	$—	$—	$516
Available for sale securities:
U.S. Agency securities	—	106,385	—	106,385
U.S. Treasuries securities	33,358	—	—	33,358
Obligations of state and political subdivisions	—	52,047	—	52,047
Corporate obligations	—	3,034	—	3,034
Mortgage-backed securities in government sponsored entities	—	46,186	—	46,186

Assets and Liabilities Required to be Measured and Reported at Fair Value on a Nonrecurring Basis

Assets measured at fair value on a nonrecurring basis as of September 30, 2019 and December 31, 2018 are included in the table below (in thousands):

September 30, 2019	Level I	Level II	Level III	Total
Impaired Loans	$—	$—	$5,637	$5,637
Other real estate owned	—	—	3,386	3,386

December 31, 2018	Level I	Level II	Level III	Total
Impaired Loans	$—	$—	$5,815	$5,815
Other real estate owned	—	—	532	532

•

Impaired Loans - The Company has measured impairment on impaired loans generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties. In some cases, management may adjust the appraised value due to the age of the appraisal, changes in market conditions, or observable deterioration of the property since the appraisal was completed. Additionally, management makes estimates about expected costs to sell the property which are also included in the net realizable value. If the fair value of the collateral dependent loan is less than the carrying amount of the loan a specific reserve for the loan is made in the allowance for loan losses or a charge-off is taken to reduce the loan to the fair value of the collateral (less estimated selling costs) and the loan is included in the table above as a Level III measurement. If the fair value of the collateral exceeds the carrying amount of the loan, then the loan is not included in the table above as it is not currently being carried at its fair value. The fair values above excluded estimated selling costs of $572,000 and $563,000 at September 30, 2019 and December 31, 2018, respectively.

•

Other Real Estate Owned (OREO) – OREO is carried at the lower of cost or fair value, less estimated costs to sell, which is measured at the date of foreclosure. If the fair value of the collateral exceeds the carrying amount of the loan, no charge-off or adjustment is necessary, the loan is not considered to be carried at fair value, and is therefore not included in the table above. If the fair value of the collateral is less than the carrying amount of the loan, management will charge the loan down to its estimated realizable value. The fair value of OREO is based on the appraised value of the property, which is generally unadjusted by management and is based on comparable sales for similar properties in the same geographic region as the subject property, and is included in the above table as a Level II measurement. In some cases, management may adjust the appraised value due to the age of the appraisal, changes in market conditions, or observable deterioration of the property since the appraisal was completed. In these cases, the loans are categorized in the above table as a Level III measurement since these adjustments are considered to be unobservable inputs. Income and expenses from operations and further declines in the fair value of the collateral subsequent to foreclosure are included in net expenses from OREO.

The following table provides a listing of the significant unobservable inputs used in the fair value measurement process for items valued utilizing Level III techniques (dollars in thousands).

September 30, 2019	Fair Value	Valuation Technique(s)	Unobservable input	Range	Weighted average
Impaired Loans	$5,637	Appraised Collateral Values	Discount for time since appraisal	0-100%	20.17%
			Selling costs	5%-12%	8.90%
			Holding period	0 - 12 months	11.68 months
Other real estate owned	3,386	Appraised Collateral Values	Discount for time since appraisal	6-67%	15.58%

December 31, 2018	Fair Value	Valuation Technique(s)	Unobservable input	Range
Impaired Loans	5,815	Appraised Collateral Values	Discount for time since appraisal	0-100%	19.22%
			Selling costs	5%-12%	8.70%
			Holding period	6 - 12 months	11.61 months
Other real estate owned	532	Appraised Collateral Values	Discount for time since appraisal	20-65%	31.44%

Financial Instruments Not Required to be Measured or Reported at Fair Value

The carrying amount and fair value of the Company’s financial instruments that are not required to be measured or reported at fair value on a recurring basis are as follows (in thousands):

September 30, 2019	Carrying Amount	Fair Value	Level I	Level II	Level III
Financial assets:
Interest bearing time deposits with other banks	$14,256	$14,628	$—	$—	$14,628
Loans held for sale	1,430	1,429	—	—	1,429
Net loans	1,101,355	1,090,978	—	—	1,090,978
Financial liabilities:
Deposits	1,199,304	1,199,276	925,138	—	274,138
Borrowed funds	109,840	109,626	—	—	109,626

December 31, 2018	Carrying Amount	Fair Value	Level I	Level II	Level III
Financial assets:
Interest bearing time deposits with other banks	$15,498	$15,422	$—	$—	$15,422
Loans held for sale	1,127	1,126	—	—	1,126
Net loans	1,068,999	1,062,645	—	—	1,062,645
Financial liabilities:
Deposits	1,185,156	1,180,694	886,686	—	294,008
Borrowed funds	91,194	90,427	—	—	90,427

The carrying amounts for cash and due from banks, bank owned life insurance, regulatory stock, accrued interest receivable and payable approximate fair value and are considered Level I measurements.

Note 11 – Proposed Acquisition of MidCoast Community Bancorp, Inc.

On September 18, 2019, the Citizens Financial Services, Inc. (Company) and its wholly owned subsidiary, First Citizens Community Bank (Bank), and MidCoast Community Bancorp, Inc. (MidCoast), and its wholly owned subsidiary, MidCoast Community Bank (“MC Bank”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which MidCoast will merge with and into a to-be-formed, wholly-owned acquisition subsidiary of the Company, with the acquisition subsidiary as the surviving corporation. Concurrent with the merger, it is expected that MC Bank will merge with and into the Bank, with the Bank as the surviving institution.

Under the terms of the Merger Agreement, each outstanding share of MidCoast common stock will be converted into either the right to receive $6.50 in cash or 0.1065 shares of the Company’s common stock. Not more than 25% of the outstanding shares of MidCoast common stock (including for this purpose, dissenters’ shares) may be paid in cash and the remainder will be paid in the Company’s common stock. In the event of a greater than 20% decline in market value of the

Company’s common stock, MidCoast may, in certain circumstances, be able to terminate the Merger Agreement unless the Company increases the number of shares into which MidCoast Bancshares common stock may be converted or increases in the cash component of the merger consideration.

The senior management of the Company and the Bank will remain the same following the merger. A majority of the directors of MidCoast will be invited to join newly formed corporate advisory board.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of MidCoast. The merger is currently expected to be completed in the second quarter of 2020.

Each of the directors of MidCoast have agreed to vote their shares in favor of the approval of the Merger Agreement at the shareholders’ meeting to be held to vote on the proposed transaction. If the merger is not consummated under certain circumstances, MidCoast has agreed to pay the Company a termination fee of $1,200,000.

The Merger Agreement also contains usual and customary representations and warranties that the Company and MidCoast made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company and MidCoast, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used to allocate risk between the Company and MidCoast rather than establishing matters as facts.

Note 12 – Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. On October 16, 2019, the FASB voted to defer the effective date for ASC 326, Financial Instruments – Credit Losses, for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The final ASU is expected to be issued in mid-November. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting units fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. A public business entity that is a U.S. Securities and Exchange Commission (SEC) filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. On October 16, 2019, the FASB voted to defer the effective date for ASC 350, Intangibles – Goodwill and Other, for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The final ASU is expected to be issued in mid-November. This Update is not expected to have a significant impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes the Disclosure Requirements for Fair Value Measurements. The Update removes the requirement to disclose the amount of and reasons for transfers between Level I and Level II of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level III fair value measurements. The Update requires disclosure of changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level III fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level III fair value measurements. This Update is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. This Update is not expected to have a significant impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-14, Compensation – Retirement Benefits (Topic 715-20). This Update amends ASC 715 to add, remove and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The Update eliminates the requirement to disclose the amounts in accumulated other comprehensive income expected to be recognized as part of net periodic benefit cost over the next year. The Update also removes the disclosure requirements for the effects of a one-percentage-point change on the assumed health care costs and the effect of this change in rates on service cost, interest cost and the benefit obligation for postretirement health care benefits. This Update is effective for public business entities for fiscal years ending after December 15, 2020, and must be applied on a retrospective basis. For all other entities, this Update is effective for fiscal years ending after December 15, 2021. This Update is not expected to have a significant impact on the Company’s consolidated financial statements.

In March 2019, the FASB issued ASU 2019-01, Leases (Topic 842): Codification Improvements, which addressed issues lessors sometimes encounter. Specifically addressed in this Update were issues related to 1) determining the fair value of the underlying asset by the lessor that are not manufacturers or dealers (generally financial institutions and captive finance companies), and 2) lessors that are depository and lending institutions should classify principal and payments received under sales-type and direct financing leases within investing activities in the cash flow statement. The ASU also exempts both lessees and lessors from having to provide the interim disclosures required by ASC 250-10-50-3 in the fiscal year in which a company adopts the new leases standard. The amendments addressing the two lessor accounting issues are effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the effective date is for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which affects a variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance. Topic 326, Financial Instruments – Credit Losses amendments are effective for SEC registrants for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other public business entities, the effective date is for fiscal years beginning after December 15, 2020, and for all other entities, the effective date is for fiscal years beginning after December 15, 2021. On October 16, 2019, the FASB voted to defer the effective date for ASC 326, Financial Instruments – Credit Losses, for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The final ASU is expected to be issued in mid-November. Topic 815, Derivatives and Hedging amendments are effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods beginning after December 15, 2020. For entities that have adopted the amendments in Update 2017-12, the effective date is as of the beginning of the first annual period beginning after the issuance of this Update. Topic 825, Financial Instruments amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In May 2019, the FASB issued ASU 2019-05, Financial Instruments – Credit Losses, Topic 326, which allows entities to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost upon adoption of the new credit losses standard. To be eligible for the transition election, the existing financial asset must otherwise be both within the scope of the new credit losses standard and eligible for the applying the fair value option in ASC 825-10.3. The election must be applied on an instrument-by-instrument basis and is not available for either available-for-sale or held-to-maturity debt securities. For entities that elect the fair value option, the difference between the carrying amount and the fair value of the financial asset would be recognized through a cumulative-effect adjustment to opening retained earnings as of the date an entity adopted ASU 2016-13. Changes in fair value of that financial asset would subsequently be reported in current earnings. For entities that have not yet adopted ASU 2016-13, the effective dates and transition requirements are the same as those in ASU 2016-13. For entities that have adopted ASU 2016-13, ASU 2019-05 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted once ASU 2016-13 has been adopted. On October 16, 2019, the FASB voted to defer the effective date for ASC 326, Financial

Instruments – Credit Losses, for smaller reporting companies to fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The final ASU is expected to be issued in mid-November. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In July 2019, the FASB issued ASU 2019-07, Codification Updates to SEC Sections, Amendments to SEC Paragraphs Pursuant to SEC Final Rule Releases No. 33-10532, Disclosure Update and Simplification, and Nos. 33-10231 and 33-10442, Investment Company Reporting Modernization, and Miscellaneous Updates. This ASU amends various SEC paragraphs pursuant to the issuance of SEC Final Rule Releases No. 33-10532, Disclosure Update and Simplification, and Nos. 33-10231 and 33-10442, Investment Company Reporting Modernization. Other miscellaneous updates to agree to the electronic Code of Federal Regulations also have been incorporated.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2018

Citizens Financial Services, Inc.

Consolidated Balance Sheet

	December 31,
(in thousands, except share data)	2018	2017
ASSETS:
Cash and cash equivalents:
Noninterest-bearing	$15,327	$16,347
Interest-bearing	1,470	2,170

Total cash and cash equivalents	16,797	18,517
Interest bearing time deposits with other banks	15,498	10,283
Equity securities	516	—
Available-for-sale securities	241,010	254,782
Loans held for sale	1,127	1,439
Loans (net of allowance for loan losses: 2018, $12,884; 2017, $11,190)	1,068,999	989,335
Premises and equipment	16,273	16,523
Accrued interest receivable	4,452	4,196
Goodwill	23,296	23,296
Bank owned life insurance	27,505	26,883
Other intangibles	1,623	1,953
Other assets	13,616	14,679

TOTAL ASSETS	$1,430,712	$1,361,886

LIABILITIES:
Deposits:
Noninterest-bearing	$179,971	$171,840
Interest-bearing	1,005,185	933,103

Total deposits	1,185,156	1,104,943
Borrowed funds	91,194	114,664
Accrued interest payable	1,076	897
Other liabilities	14,057	12,371

TOTAL LIABILITIES	1,291,483	1,232,875
STOCKHOLDERS’ EQUITY:
Preferred Stock $1.00 par value; authorized 3,000,000 shares 2018 and 2017; none issued in 2018 or 2017	—	—
Common Stock $1.00 par value; authorized 25,000,000 shares in 2018 and 15,000,000 shares in 2017; issued 3,904,212 and 3,869,939 shares in 2018 and 2017, respectively	3,904	3,870
Additional paid-in capital	53,099	51,108
Retained earnings	99,727	89,982
Accumulated other comprehensive loss	(3,921)	(3,398)
Treasury stock, at cost:
399,616 and 383,065 shares for 2018 and 2017, respectively	(13,580)	(12,551)

TOTAL STOCKHOLDERS’ EQUITY	139,229	129,011

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,430,712	$1,361,886

See accompanying notes to consolidated financial statements.

Citizens Financial Services, Inc.

Consolidated Statement of Income

	Year Ended December 31,
(dollars in thousands, except share and per share data)	2018	2017	2016
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans	$50,458	$42,127	$35,844
Interest-bearing deposits with banks	319	186	221
Investment securities:
Taxable	3,790	3,095	3,687
Nontaxable	1,744	2,414	2,970
Dividends	447	271	283

TOTAL INTEREST AND DIVIDEND INCOME	56,758	48,093	43,005

INTEREST EXPENSE:
Deposits	6,910	4,625	4,247
Borrowed funds	2,664	1,214	794

TOTAL INTEREST EXPENSE	9,574	5,839	5,041

NET INTEREST INCOME	47,184	42,254	37,964
Provision for loan losses	1,925	2,540	1,520

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	45,259	39,714	36,444

NON-INTEREST INCOME:
Service charges	4,667	4,456	4,461
Trust	705	755	693
Brokerage and insurance	790	635	766
Available for sale security gains (losses), net	(19)	1,035	255
Gains on loans sold	382	578	449
Earnings on bank owned life insurance	622	660	688
Other	588	537	587

TOTAL NON-INTEREST INCOME	7,735	8,656	7,899

NON-INTEREST EXPENSES:
Salaries and employee benefits	19,094	17,655	16,533
Occupancy	2,126	1,988	1,900
Furniture and equipment	536	603	644
Professional and legal fees	1,925	1,299	1,200
Federal depository insurance	417	385	572
Pennsylvania shares tax	835	705	690
Amortization of intangibles	296	297	327
Merger and acquisition	—	165	—
ORE expenses	158	395	283
Other	6,170	5,822	6,522

TOTAL NON-INTEREST EXPENSES	31,557	29,314	28,671

Income before provision for income taxes	21,437	19,056	15,672
Provision for income taxes	3,403	6,031	3,034

NET INCOME	$18,034	$13,025	$12,638

PER COMMON SHARE DATA:
NET INCOME—BASIC	$5.14	$3.70	$3.57

NET INCOME—DILUTED	$5.14	$3.70	$3.57

CASH DIVIDENDS PER SHARE	$1.74	$1.65	$1.57

Number of shares used in computation—basic	3,505,218	3,515,638	3,541,769
Number of shares used in computation—diluted	3,507,206	3,517,362	3,543,325

See accompanying notes to consolidated financial statements.

Citizens Financial Services, Inc.

Consolidated Statement of Changes in Comprehensive Income

	Year Ended December 31,
(in thousands)	2018	2017	2016
Net Income	$18,034	$13,025	$12,638
Other Comprehensive loss
Securities available for sale
Unrealized holding loss during the period	(913)	(1,283)	(1,105)
Income tax (benefit)	(193)	(436)	(375)

Subtotal	(720)	(847)	(730)

Reclassification adjustment for (gains) losses included in income	19	(1,035)	(255)
Income tax (benefit)	4	(352)	(87)

Subtotal	15	(683)	(168)

Change in unrecognized pension costs	229	127	(391)
Income tax (benefit)	48	44	(133)

Other comprehensive gain (loss) gain on unrecognized pension costs	181	83	(258)

Net other comprehensive loss	(524)	(1,447)	(1,156)

Comprehensive income	$17,510	$11,578	$11,482

See accompanying notes to consolidated financial statements.

Citizens Financial Services, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)	Treasury Stock
(in thousands, except share and per share data)	Shares	Amount					Total
Balance, December 31, 2015	3,671,751	$3,672	$40,715	$85,790	$(236)	$(10,181)	$119,760
Comprehensive income:
Net income				12,638			12,638
Net other comprehensive income					(1,156)		(1,156)
Stock dividend	32,624	32	1,542	(1,574)			—
Purchase of treasury stock (66,110 shares)						(3,227)	(3,227)
Restricted stock, executive and Board of Director awards			(197)			288	91
Restricted stock vesting			184				184
Sale of treasury stock			(1)			60	59
Forfeited restricted stock			4			(4)	—
Cash dividend reinvestment paid from treasury stock			3	(495)		492	—
Cash dividends, $1.57 per share				(5,081)			(5,081)

Balance, December 31, 2016	3,704,375	$3,704	$42,250	$91,278	$(1,392)	$(12,572)	$123,268

Comprehensive income:
Net income				13,025			13,025
Net other comprehensive income					(1,447)		(1,447)
Stock dividend	165,564	166	8,857	(9,023)			—
Purchase of treasury stock (17,990 shares)						(979)	(979)
Restricted stock, executive and Board of Director awards			(224)			296	72
Restricted stock vesting			206				206
Sale of treasury stock			—			43	43
Forfeited restricted stock			2			(2)	—
Change in other comprehensive income due to change in the federal tax rate				559	(559)		—
Cash dividend reinvestment paid from treasury stock			17	(680)		663	—
Cash dividends, $1.65 per share				(5,177)			(5,177)

Balance, December 31, 2017	3,869,939	$3,870	$51,108	$89,982	$(3,398)	$(12,551)	$129,011

Comprehensive income:
Net income				18,034			18,034
Net other comprehensive income					(524)		(524)
Stock dividend	34,273	34	2,108	(2,142)			—
Purchase of treasury stock (18,943 shares)						(1,175)	(1,175)
Restricted stock, executive and Board of Director awards			(364)			116	(248)
Restricted stock vesting			247				247
Change in Accounting policy for equity securities				(1)	1		—
Cash dividend reinvestment paid from treasury stock			—	(30)		30	—
Cash dividends, $1.74 per share				(6,116)			(6,116)

Balance, December 31, 2018	3,904,212	$3,904	$53,099	$99,727	$(3,921)	$(13,580)	$139,229

See accompanying notes to consolidated financial statements.

Citizens Financial Services, Inc.

Consolidated Statement of Cash Flows

	Year Ended December 31,
(in thousands)	2018	2017	2016
Cash Flows from Operating Activities:
Net income	$18,034	$13,025	$12,638
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,925	2,540	1,520
Depreciation, amortization and accretion	387	200	320
Amortization and accretion on investment securities	999	1,441	2,302
Deferred income taxes	(435)	1,448	362
Investment securities (gains) losses, net	19	(1,035)	(255)
Earnings on bank owned life insurance	(622)	(660)	(688)
Stock awards	308	278	284
Originations of loans held for sale	(19,153)	(25,305)	(22,237)
Proceeds from sales of loans held for sale	19,696	26,086	21,462
Realized gains on loans sold	(382)	(578)	(449)
(Increase) decrease in accrued interest receivable	(256)	(34)	122
Increase (decrease) in accrued interest payable	179	147	(14)
Other, net	787	(1,814)	827

Net cash provided by operating activities	21,486	15,739	16,194

Cash Flows from Investing Activities:
Available-for-sale securities:
Proceeds from sales of available-for-sale securities	27,149	58,177	22,372
Proceeds from maturity and principal repayments of securities	54,041	60,081	67,782
Purchase of securities	(67,899)	(54,003)	(55,600)
Purchase of equity securities	(425)	—	—
Proceeds from redemption of Regulatory Stock	10,209	7,425	1,556
Purchase of Regulatory Stock	(9,537)	(8,903)	(3,403)
Net increase in loans	(81,113)	(161,127)	(103,915)
Purchase of interest bearing time deposits	(6,457)	(7,301)	—
Proceeds from matured interest bearing time deposits with other banks	—	744	744
Proceeds from sale of interest bearing time deposits with other banks	1,239	3,243	—
Purchase of premises, equipment and software	(500)	(208)	(587)
Proceeds from sale of foreclosed assets held for sale	942	846	973
Acquisition, net of cash paid	—	(4,399)	—

Net cash used in investing activities	(72,351)	(105,425)	(70,078)

Cash Flows from Financing Activities:
Net increase in deposits	80,213	61,560	17,472
Proceeds from long-term borrowings	10	9	543
Repayments of long-term borrowings	(1,000)	(2,000)	(534)
Net increase (decrease) in short-term borrowed funds	(22,480)	36,993	38,022
Purchase of treasury stock	(1,175)	(979)	(3,227)
Purchase of restricted stock	(307)	—	—
Reissuance of treasury stock to employee stock purchase plan	—	43	59
Dividends paid	(6,116)	(5,177)	(5,081)

Net cash provided by financing activities	49,145	90,449	47,254

Net increase (decrease) in cash and cash equivalents	(1,720)	763	(6,630)
Cash and Cash Equivalents at Beginning of Year	18,517	17,754	24,384

Cash and Cash Equivalents at End of Year	$16,797	$18,517	$17,754

	Year Ended December 31,
(in thousands)	2018	2017	2016
Supplemental Disclosures of Cash Flow Information:
Interest paid	$9,395	$5,662	$5,055

Income taxes paid	$3,050	$4,550	$2,475

Non-cash activities:
Stock dividend	$2,142	$9,023	$1,574

Real estate acquired in settlement of loans	$393	$911	$599

Investments purchased and not settled included in other liabilities	$1,521	$—	$—

Investments sold and not settled included in other assets	$—	$—	$7,759

Acquisition of S&T State College branch
Non-cash assets acquired
Available-for-sale securities	$—	$—	$—
Interest bearing time deposits with other banks	—	—	—
Loans	—	39,847	—
Premises and equipment	—	86	—
Accrued interest receivable	—	74	—
Bank owned life insurance	—	—	—
Intangibles	—	145	—
Deferred tax asset	—	—	—
Other assets	—	—	—
Goodwill	—	2,207	—

	—	42,359	—

Liabilities assumed
Noninterest-bearing deposits	—	37,880	—
Interest-bearing deposits	—	—	—
Accrued interest payable	—	29	—
Other liabilities	—	51	—

	—	37,960	—

Net non-cash liabilities acquired	—	4,399	—

Cash and cash equivalents acquired	$—	$154	$—

See accompanying notes to consolidated financial statements.

CITIZENS FINANCIAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization

Citizens Financial Services, Inc. (individually and collectively, the “Company”) is headquartered in Mansfield, Pennsylvania, and provides a full range of banking and related services through its wholly owned subsidiary, First Citizens Community Bank (the “Bank”), and its wholly owned subsidiary, First Citizens Insurance Agency, Inc. On December 11, 2015, the Company completed its acquisition of The First National Bank of Fredericksburg (FNB). On December 8, 2017, the Bank completed its acquisition of the S&T Bank branch in State College (State College). As of December 31, 2018, the Bank operates twenty six full-service banking branches in Potter, Tioga, Bradford, Clinton, Lebanon, Lancaster, Berks, Schuylkill and Centre counties, Pennsylvania and Allegany County, New York, and a limited branch office in Union county, Pennsylvania. The Bank also provides trust services, including the administration of trusts and estates, retirement plans, and other employee benefit plans, along with a brokerage division that provides a comprehensive menu of investment services. The Bank serves individual and corporate customers and is subject to competition from other financial institutions and intermediaries with respect to these services. The Company and Bank are supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to additional regulation and supervision by the Pennsylvania Department of Banking.

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Basis of Presentation

The financial statements are consolidated to include the accounts of the Company and its subsidiary, First Citizens Community Bank, and its subsidiary, First Citizens Insurance Agency, Inc. These statements have been prepared in accordance with U.S. generally accepted accounting principles. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

In preparing the financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to determination of the allowance for loan losses, pension plans and deferred tax assets and liabilities.

Operating Segments

An operating segment is defined as a component of an enterprise that engages in business activities that generates revenue and incurs expense, and the operating results of which are reviewed by the chief operating decision maker in the determination of resource allocation and performance. While the Company’s chief decision makers monitor the revenue streams of the various Company’s products, services and regions, operations are managed and financial performance is evaluated on a Company-wide basis. Consistent with our internal reporting, the Company’s business activities are reported as one segment, which is community banking.

Cash and Cash Equivalents

Cash equivalents include cash on hand, deposits in banks and interest-earning deposits. Interest-earning deposits with original maturities of 90 days or less are considered cash equivalents. Net cash flows are reported for loans, deposits and short term borrowing transactions.

Interest bearing time deposits with other banks are not included with cash and cash equivalents as the original maturities were greater than 90 days.

Investment Securities

Investment securities at the time of purchase are classified as one of the three following types:

Held-to-Maturity Securities – Includes securities that the Company has the positive intent and ability to hold to maturity. These securities are reported at amortized cost. The Company had no held-to-maturity securities as of December 31, 2018 and 2017.

Trading Securities – Includes debt and equity securities bought and held principally for the purpose of selling them in the near term. Such securities are reported at fair value with unrealized holding gains and losses included in earnings. The Company had no trading securities as of December 31, 2018 and 2017.

Available-for-Sale Securities – Prior to January 1, 2018, this category included debt and equity securities not classified as held-to-maturity or trading securities that will be held for indefinite periods of time. Subsequent to January 1, 2018, it only includes debt securities not classified as held to maturity or trading securities. These securities may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and yield of alternative investments. Such securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholders’ equity, net of the estimated income tax effect.

The amortized cost of investment in debt securities is adjusted for amortization of premiums and accretion of discounts, computed by a method that results in a level yield. Gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security.

Debt securities are periodically reviewed for other-than-temporary impairment. Management considers whether the present value of future cash flows expected to be collected are less than the security’s amortized cost basis (the difference defined as the credit loss), the magnitude and duration of the decline, the reasons underlying the decline and the Company’s intent to sell the security or whether it is more likely than not that the Company would be required to sell the security before its anticipated recovery in market value, to determine whether the loss in value is other than temporary. Once a decline in value is determined to be other than temporary, if the Company does not intend to sell the security, and it is more-likely-than-not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings.

The fair value of investments, except certain state and municipal securities, is based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value is based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Equity Securities – For 2018, this category includes common stocks of public companies that the Company has the positive intent and ability to hold for an indeterminate amount of time. Such securities are reported at fair value with unrealized holding gains and losses included in earnings.

Common stock of the Federal Reserve Bank, Federal Home Loan Bank of Pittsburgh (FHLB) and correspondent banks represent ownership in institutions which are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified as other assets.

Loans Held for Sale

Certain newly originated fixed-rate residential mortgage loans are classified as held for sale, because it is management’s intent to sell these residential mortgage loans. The residential mortgage loans held for sale are carried at the lower of aggregate cost or market value.

Loans

Interest on all loans is recognized on the accrual basis based upon the principal amount outstanding. The accrual of interest income on loans is discontinued when, in the opinion of management, doubt exists as to the ability to collect such interest. Payments received on non-accrual loans are applied to the outstanding principal balance or recorded as interest income, depending upon our assessment of our ultimate ability to collect principal and interest. Loans are returned to the accrual status when factors indicating doubtful collectability cease to exist.

The Company recognizes nonrefundable loan origination fees and certain direct loan origination costs over the life of the related loan as an adjustment of loan yield using the interest method.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based upon management’s periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses are particularly susceptible to significant change in the near term.

Impaired loans are other commercial, other agricultural, municipal, agricultural real estate, commercial real estate loans and certain residential mortgages cross collateralized with commercial relationships for which it is probable that the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “non-accrual loans,” although the two categories overlap. The Company may choose to place a loan on non-accrual status due to payment delinquency or uncertain collectability, while not classifying the loan as impaired if the loan is not a commercial, agricultural, municipal or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value; or, as a practical expedient in the case of a collateral dependent loan, the difference between the fair value of the collateral and the recorded amount of the loans.

Mortgage loans on one to four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which is defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower’s prior payment record, and the amount of shortfall in relation to the principal and interest owed.

The Company allocates the allowance based on the factors described below, which conform to the Company’s loan classification policy. In reviewing risk within the Bank’s loan portfolio, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) residential real estate loans; (ii) commercial real estate (iii) agricultural real estate loans; (iv) construction; (v) consumer loans; (vi) other commercial loans (vii) other agricultural loans and (viii) state and political subdivision loans. Factors considered in this process include general loan terms, collateral, and availability of historical data to support the analysis. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. Certain qualitative factors are evaluated to determine additional inherent risks in the loan portfolio, which are not necessarily reflected in the historical loss percentages. These factors are then added to the historical allocation percentage to get the adjusted factor to be applied to non-classified loans. The following qualitative factors are analyzed:

•	Level of and trends in delinquencies, impaired/classified loans

•	Change in volume and severity of past due loans

•	Volume of non-accrual loans

•	Volume and severity of classified, adversely or graded loans

•	Level of and trends in charge-offs and recoveries

•	Trends in volume, terms and nature of the loan portfolio

•	Effects of any changes in risk selection and underwriting standards and any other changes in lending and recovery policies, procedures and practices

•	Changes in the quality of the Bank’s loan review system

•	Experience, ability and depth of lending management and other relevant staff

•	National, state, regional and local economic trends and business conditions

•	General economic conditions

•	Unemployment rates

•	Inflation / CPI

•	Changes in values of underlying collateral for collateral-dependent loans

•	Industry conditions including the effects of external factors such as competition, legal, and regulatory requirements on the level of estimated credit losses.

•	Existence and effect of any credit concentrations, and changes in the level of such concentrations

•	Any change in the level of board oversight

The Company analyzes its loan portfolio each quarter to determine the appropriateness of its allowance for loan losses.

Loan Charge-off Policies

Consumer loans are generally fully or partially charged down to the fair value of collateral securing the asset when the loan is 180 days past due for open-end loans or 120 days past due for closed-end loans unless the loan is well secured and in the process of collection. All other loans are generally charged down to the net realizable value when the loan is 90 days past due.

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a Troubled Debt Restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. In addition to the allowance for the pooled portfolios, management has developed a separate allowance for loans that are identified as impaired through a TDR. TDRs are excluded from pooled loss forecasts and a separate reserve is provided under the accounting guidance for loan impairment.

Purchased Credit Impaired Loans

The Company purchased loans in connection with its acquisition of FNB in 2015 and its acquisition of the State College branch in 2017, some of which showed evidence of credit deterioration as of the acquisition since origination. These purchased credit impaired (PCI) loans were recorded at the amount paid, such that there is no carryover of the seller’s allowance for loan losses. After acquisition, losses are recognized by an increase in the allowance for loan losses. Over the life of the loan, expected cash flows continue to be estimated. If this subsequent estimate indicated that the present value of expected cash flows is less than the carrying amount, a charge to the allowance for loan loss is made through a provision. If the estimate indicates that the present value of the expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

Such purchased credit impaired loans are accounted for individually, and the Company estimates the amount and timing of expected cash flows for each loan. The expected cash flows in excess of the amount paid is recorded as interest income over the remaining life of the loan (accretable yield). The excess of the loan’s contractual principal and interest over expected cash flows is not amortized over the remaining life of the loan (nonaccretable difference).

For loans purchased that did not show evidence of credit deterioration, the difference between the fair value of the loan at the acquisition date and the loan’s face value is being amortized as a yield adjustment over the estimated remaining life of the loan using the effective interest method.

Foreclosed Assets Held For Sale

Foreclosed assets acquired in settlement of loans are carried at fair value, less estimated costs to sell. Prior to foreclosure, as the value of the underlying loan is written down to fair market value of the real estate or other assets to be acquired by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on disposition, are included in other expenses and gains and losses are included in other non-interest income or other non-interest expense.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed on straight line and accelerated methods over the estimated useful lives of the assets, which range from 3 to 15 years for furniture, fixtures and equipment and 5 to 40 years for building premises. Repair and maintenance expenditures which extend the useful life of an asset are capitalized and other repair expenditures are expensed as incurred.

When premises or equipment are retired or sold, the remaining cost and accumulated depreciation are removed from the accounts and any gain or loss is credited to income or charged to expense, respectively.

Intangible Assets

Intangible assets, other than goodwill, include core deposit intangibles, covenants not to compete and mortgage servicing rights (MSRs). Core deposit intangibles are a measure of the value of consumer demand and savings deposits acquired in business combinations accounted for as purchases. Covenants not to compete are payments made to former employees as compensation for agreeing not to work for competitors. The core deposit intangibles are being amortized over 10 years using the sum-of-the-years digits method of amortization, while the covenant not to compete is being amortized over four years on a straight line basis.

MSRs arise from the Company originating certain loans for the express purpose of selling such loans in the secondary market. The Company maintains all servicing rights for these loans. The loans held for sale are carried at lower of cost or market. Originated MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio and measured annually for impairment.

The recoverability of the carrying value of intangible assets is evaluated on an ongoing basis, and permanent declines in value, if any, are charged to expense.

Goodwill

The Company utilizes a two-step process for testing the impairment of goodwill on at least an annual basis. This approach could cause more volatility in the Company’s reported net income because impairment losses, if any, could occur irregularly and in varying amounts. The Company may also perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Based on the fair value of the reporting unit, no impairment of goodwill was recognized in 2018, 2017 or 2016.

Bank Owned Life Insurance

The Company has purchased life insurance policies on certain employees. Prior to January 1, 2015, the Company was the owner and sole beneficiary of the policies. Effective January 1, 2015, the insurance policies were restructured so that any death benefits received from a policy while the insured person is an active employee of the Bank will be split with the beneficiary of the policy. Under these restructured agreements, the Bank receives the cash surrender value of the policy plus 50% of the benefit in excess of the cash surrender value and the remaining amount of the payout will be given to the beneficiary of the policy. Additionally, as a result of the acquisition of FNB, the Company acquired life insurance policies on former FNB employees and directors. The policies obtained as part of the acquisition provide a fixed dollar benefit to the former employee or director beneficiaries, whether or not the insured person is affiliated with the Company at the time of his or her death. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized. Increases in the cash surrender value are recognized as other non-interest income. The obligation of $648,000 and $578,000 under split-dollar benefit agreements to former employees and directors or their beneficiaries have been recognized as liabilities on the consolidated balance sheet.at December 31, 2018 and 2017.

Income Taxes

The Company and the Bank file a consolidated federal income tax return. Deferred tax assets and liabilities are computed based on the difference between the financial statement basis and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the net deferred tax asset or liability from period to period. The Tax Cuts and Jobs Act, enacted on December 22, 2017, lowered the federal corporate income tax rate from 35% to 21% effective January 1, 2018. As a result, the carrying value of net deferred tax assets was reduced which increased income tax expense by $1,531,000 in 2017.

Employee Benefit Plans

The Company has noncontributory defined benefit pension plans covering employees hired before January 1, 2007 and employees acquired as part of the FNB acquisition. It is the Company’s policy to fund pension costs on a current basis to the extent deductible under existing tax regulations. Such contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

The Company has a defined contribution, 401(k) plan covering eligible employees. The employee may also contribute to the plan on a voluntary basis, up to a maximum percentage allowable not to exceed the limits of Code Sections 401(k). Under the plan, the Company also makes contributions on behalf of eligible employees, which vest immediately. For employees hired after January 1, 2007, in lieu of the pension plan, an additional annual discretionary 401(k) plan contribution is made and is equal to a percentage of an employee’s base compensation.

The Company also has a profit-sharing plan for employees which provide tax-deferred salary savings to plan participants. The Company has a deferred compensation plan for directors who have elected to defer all or portions of their fees until their retirement or termination from service.

The Company has a restricted stock plan which covers eligible employees and non-employee corporate directors. Under the plan, awards are granted based upon performance related requirements and are subject to certain vesting criteria. Compensation cost related to restricted stock is recognized based on the market price of the stock at the grant date over the vesting period.

The Company has an employee stock purchase plan that allows employees to withhold money from their paychecks, which is then utilized to purchase shares of the Company’s stock on either the open market or through treasury stock, if shares are unavailable on the open market.

The Company maintains a non-qualified supplemental executive retirement plan (“SERP”) for certain executives to compensate those executive participants in the Company’s noncontributory defined benefit pension plan whose benefits are limited by compensation limitations under current tax law. The SERP is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the SERP are payable from the general assets of the Company. Expenses under the SERP are recognized as earned over the expected years of service.

The Company maintains a non-tax qualified executive deferred compensation plan (“Deferred Compensation Plan”) for eligible employees designated by the board of directors. Each of the named executive officers are eligible to participate in the Deferred Compensation Plan. The Deferred Compensation Plan is considered an unfunded plan for tax and ERISA purposes and all obligations arising under the Deferred Compensation Plan are payable from the general assets of the Company. Expenses under the Deferred Compensation Plan are recognized as earned over the expected years of service.

Advertising Costs

Advertising costs are generally expensed as incurred and amounted to $361,000, $343,000 and $356,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

Comprehensive Loss

The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive loss is comprised of unrealized holding gains (losses) on the available-for-sale securities portfolio and unrecognized pension costs.

Recent Accounting Pronouncements—Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which was subsequently amended, modified, and/or clarified with ASU 2015-14, 2016-08, 2016-10, 2016-12, 2017-05, and 2017-10. The standard requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU replaces most existing revenue recognition guidance in GAAP. The new standard and its related amendments was effective for the Company on January 1, 2018. Adoption of ASU 2014-09 did not have a material impact on the Company’s consolidated financial statements other than additional disclosures for revenue recognition in Note 2 as the Company’s primary sources of revenues are derived from interest and dividends earned on loans, investment securities, and other financial instruments that are not within the scope of ASU 2014-09.

In January 2016, the FASB finalized ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This accounting standard (a) requires separate presentation of equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) on the balance sheet and measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (g) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.

The adoption resulted in the Company recognizing a one-time cumulative effect adjustment of $1,000 between accumulated other comprehensive income and retained earnings on the consolidated balance sheet for the fair value of equity securities included in accumulated other comprehensive income as of the beginning of the period. The adjustment had no impact on net income on any prior periods presented.

The Company has adopted this standard during the reporting period on a prospective basis. The Company implemented changes to the measurement of the fair value of financial instruments using an exit price notion for disclosure purposes included in Note 18 to the financial statements. The December 31, 2018 fair value of each class of financial instruments disclosure did utilize the exit price notion when measuring fair value and, therefore, may not be comparable to the December 3l, 2017 disclosure.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific cash flow issues with the objective of reducing diversity in practice. The Company adopted this standard during the year, which did not have a significant impact on the Company’s financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740), which requires recognition of current and deferred income taxes resulting from an intra-entity transfer of any asset (excluding inventory) when the transfer occurs. Consequently, the amendments in this Update eliminate the exception for an intra-entity transfer of an asset other than inventory. ASU 2016-16 became effective for us on January 1, 2018 and did not have a significant impact on our financial statements.

In October 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), which requires that a statement of cash flows explains the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 became effective for us on January 1, 2018 and did not have a significant impact on our financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805), Clarifying the Definition of a Business, which provides a more robust framework to use in determining when a set of assets and activities (collectively referred to as a “set”) is a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. ASU 2017-01 became effective for us on January 1, 2018 and did not have a significant impact on our financial statements.

In February 2017, the FASB issued ASU 2017-05, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20). The amendments in this Update clarify what constitutes a financial asset within the scope of Subtopic 610-20. The amendments also clarify that entities should identify each distinct nonfinancial asset or in substance nonfinancial asset that is promised to a counterparty and to derecognize each asset when the counterparty obtains control. There is also additional guidance provided for partial sales of a nonfinancial asset and when derecognition, and the related gain or loss, should be recognized. ASU 2017-05 became effective for us on January 1, 2018 and did not have a significant impact on our financial statements.

In March 2017, the FASB issued ASU 2017-07, Compensation-Retirement Benefits (Topic 71S). The amendments in this Update require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component. The Company adopted the standard on January 1, 2018, which resulted in a reclassification of $(199)and ($123) from Salaries and employee benefits into other noninterest expenses on the Consolidated Statement of Income for the years ended December 31, 2017 and 2016, respectively. See Note 11 for additional information on the presentation of these pension cost components.

Recent Accounting Pronouncements – Not yet effective

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. A short-term lease is defined as one in which (a) the lease term is 12 months or less and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis. ASU 2016-02 will be effective for us on January 1, 2019 and initially required transition using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842)—Targeted Improvements,” which, among other things, provides an additional transition method that would allow entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In December 2018, the FASB also issued ASU 2018-20, “Leases (Topic 842)—Narrow-Scope Improvements for Lessors,” which provides for certain policy elections and changes lessor accounting for sales and similar taxes and certain lessor costs. Upon adoption of ASU 2016-02, ASU 2018-11 and ASU 2018-20 on January 1, 2019, we expect to recognize right-of-use assets and related lease liabilities totaling $1.5 million each. We expect to elect to apply certain practical expedients provided under ASU 2016-02 whereby we will not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases and (iii) initial direct costs for any existing leases. We also do not expect to apply the recognition requirements of ASU 2016-02 to any short-term leases (as defined by related accounting guidance). We expect to account for lease and non-lease components separately because such amounts are readily determinable under our lease contracts and because we expect this election will result in a lower impact on our balance sheet. We expect to utilize the modified-retrospective transition approach prescribed by ASU 2018-11.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. We expect to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the beginning of the first reporting period in which the new standard is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the new guidance on the consolidated financial statements. In that regard, we have formed a cross-functional working group, under the direction of our Chief Financial Officer. The working group is comprised of individuals from various functional areas including credit, loan origination and finance. We are currently working through our implementation plan which includes assessment and documentation of processes, internal controls and data sources; model development and documentation; and system configuration, among other things. We are also in the process of implementing a third-party vendor solution to assist us in the application of the ASU 2016-13. The adoption of the ASU 2016-13 could result in an increase in the allowance for loan losses as a result of changing from an “incurred loss” model, which encompasses allowances for current known and inherent losses within the portfolio, to an “expected loss” model, which encompasses allowances for losses expected to be incurred over the life of the portfolio. While we are currently unable to reasonably estimate the impact of adopting ASU 2016-13, we expect that the impact of adoption will be significantly influenced by the composition, characteristics and quality of our loan portfolio as well as the prevailing economic conditions and forecasts as of the adoption date.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test. In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting units fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. A public business entity that is a U.S. Securities and Exchange Commission (SEC) filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. This Update is not expected to have a significant impact on the Company’s consolidated financial statements.

In March 2017, the FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20). The amendments in this Update shorten the amortization period for certain callable debt securities held at a premium. Specifically, the amendments require the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. This Update is not expected to have a significant impact on the Company’s financial statements.

ASU 2018-05, Income Taxes (Topic 740)—Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 118, ASU 2018-05 amends the Accounting Standards Codification to incorporate various SEC paragraphs pursuant to the issuance of SAB 118. SAB 118 addresses the application of generally accepted accounting principles in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Cuts and Jobs Act. See Note 12—Income Taxes.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes the Disclosure Requirements for Fair Value Measurements. The Update removes the requirement to disclose the amount of and reasons for transfers between Level I and Level II of the fair value hierarchy; the policy for timing of transfers between levels; and the valuation processes for Level III fair value measurements. The Update requires disclosure of changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level III fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level III fair value measurements. This Update is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. This Update is not expected to have a significant impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-14, Compensation – Retirement Benefits (Topic 715-20). This Update amends ASC 715 to add, remove and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The Update eliminates the requirement to disclose the amounts in accumulated other comprehensive income expected to be recognized as part of net periodic benefit cost over the next year. The Update also removes the disclosure requirements for the effects of a one-percentage-point change on the assumed health care costs and the effect of this change in rates on service cost, interest cost and the benefit obligation for postretirement health care benefits. This Update is effective for public business entities for fiscal years ending after December 15, 2020, and must be applied on a retrospective basis. For all other entities, this Update is effective for fiscal years ending after December 15, 2021. This Update is not expected to have a significant impact on the Company’s consolidated financial statements.

Treasury Stock

The purchase of the Company’s common stock is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a last-in-first-out basis.

Cash Flows

The Company utilizes the net reporting of cash receipts and cash payments for deposit, short-term borrowing and lending activities. The Company considers amounts due from banks and interest-bearing deposits in banks as cash equivalents.

Trust Assets and Income

Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the consolidated financial statements since such items are not assets of the Company.

Earnings Per Share

The following table sets forth the computation of earnings per share. Earnings per share calculations give retroactive effect to stock dividends declared by the Company.

	2018	2017	2016
Basic earnings per share computation:
Net income applicable to common stock	$18,034,000	$13,025,000	$12,638,000

Weighted average common shares outstanding	3,505,218	3,515,638	3,541,769

Earnings per share—basic	$5.14	$3.70	$3.57

Diluted earnings per share computation:
Net income applicable to common stock	$18,034,000	$13,025,000	$12,638,000

Weighted average common shares outstanding for basic earnings per share	3,505,218	3,515,638	3,541,769
Add: Dilutive effects of restricted stock	1,988	1,724	1,556

Weighted average common shares outstanding for dilutive earnings per share	3,507,206	3,517,362	3,543,325

Earnings per share—dilutive	$5.14	$3.70	$3.57

Nonvested shares of restricted stock totaling 3,201, 3,403 and 3,087 were outstanding during 2018, 2017 and 2016, respectively, but were not included in the computation of diluted earnings per common share because to do so would be anti-dilutive. These anti-dilutive shares had per share prices ranging from $47.81-$61.04, $46.69-$53.15 and $46.69-$53.15 for 2018, 2017 and 2016, respectively.

Reclassification

Certain of the prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no effect on net income or stockholders’ equity.

2. REVENUE RECOGNITION

Effective January 1, 2018, the Company adopted Accounting Standards Update ASU 2014-09 Revenue from Contracts with Customers – Topic 606 and all subsequent ASUs that modified ASC 606. The Company has elected to apply the standard to all prior periods presented utilizing the full retrospective approach. The implementation of the new standard had no material impact to the measurement or recognition of revenue of prior periods. Management determined that the primary sources of revenue emanating from interest and dividend income on loans and investments along with noninterest revenue resulting from investment security gains, loan servicing, gains on loans sold and earnings on bank owned life insurances are not within the scope of ASC 606. As a result, no changes were made during the period related to these sources of revenue, which cumulatively comprise 89.9% of the total revenue of the Company for the year ended December 31, 2018, respectively. The main types of noninterest income within the scope of the standard are as follows:

•

Service charges on deposit accounts – The Company has contracts with its deposit customers where fees are charged if certain parameters are not met. These agreements can be cancelled at any time by either the Company or the deposit customer. Revenue from these transactions is recognized on a monthly basis as the Company has an unconditional right to the fee consideration. The Company also has transaction fees related to specific transactions or activities resulting from a customer request or activity that include overdraft fees, online banking fees, interchange fees, ATM fees and other transaction fees. All of these fees are attributable to specific performance obligations of the Company where the revenue is recognized at a defined point in time upon the completion of the requested service/transaction.

•

Trust fees – Typical contracts for trust services are based on a fixed percentage of the assets earned ratably over a defined period and billed on a monthly basis. Fees charged to customers’ accounts are recognized as revenue over the period during which the Company fulfills its performance obligation under the contract (i.e., holding client asset in a managed fiduciary trust account). For these accounts, the performance obligation of the Company is typically satisfied by holding and managing the customer’s assets over time. Other fees related to specific customer requests are attributable to specific performance obligations of the Company where the revenue is recognized at a defined point in time, upon completion of the requested service/transaction.

•

Gains (losses) on sale of other real estate owned – Gains and losses are recognized at the completion of the property sale when the buyer obtains control of the real estate and all of the performance obligations of the Company have been satisfied. Evidence of the buyer obtaining control of the asset include transfer of the property title, physical possession of the asset, and the buyer obtaining control of the risks and rewards related to the asset. In situations where the Company agrees to provide financing to facilitate the sale, additional analysis is performed to ensure that the contract for sale identifies the buyer and seller, the asset to be transferred, payment terms, and that the contract has a true commercial substance and that collection of amounts due from the buyer are reasonable. In situations where financing terms are not reflective of current market terms, the transaction price is discounted impacting the gain/loss and the carrying value of the asset.

•

Brokerage and insurance – Fees includes commissions from the sales of investments and insurance products recognized on a trade date basis as the performance obligation is satisfied at the point in time in which the trade is processed. Additional fees are based on a percentage of the market value of customer accounts and billed on a monthly or quarterly basis. The Company’s performance obligation under the contracts with certain customers is generally satisfied through the passage of time as the Company monitors and manages the assets in the customer’s portfolio and is not dependent on certain return or performance level of the customer’s portfolio. Fees for these services are billed monthly and are recorded as revenue at the end of the month for which the wealth management service has been performed. Other performance obligations (such as the delivery of account statements to customers) are generally considered immaterial to the overall transaction price.

The following table depicts the disaggregation of revenue derived from contracts with customers to depict the nature, amount, timing, and uncertainty of revenue and cash flows for the year ended December 31, 2018 (in thousands). All revenue in the table below relates to goods and services transferred at a point in time.

Revenue stream
Service charges on deposit accounts
Overdraft fees	$1,551
Statement fees	206
Interchange revenue	2,259
ATM income	400
Other service charges	251

Total Service Charges	4,667

Trust	705
Brokerage and insurance	790
Other	350

Total	$6,512

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserves, in the form of cash balances with the Federal Reserve Bank, against its deposit liabilities. The amount of such reserves was $2,751,000 and $2,645,000 at December 31, 2018 and 2017, respectively.

Non-retirement account deposits with one financial institution are insured up to $250,000. At times, the Company maintains cash and cash equivalents with other financial institutions in excess of the insured amount.

4. INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and fair value of investment securities at December 31, 2018 and 2017 were as follows (in thousands):

December 31, 2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. Agency securities	$106,516	$509	$(640)	$106,385
U.S. Treasuries	33,813	—	(455)	33,358
Obligations of state and political subdivisions	52,074	150	(177)	52,047
Corporate obligations	3,000	34	—	3,034
Mortgage-backed securities in government sponsored entities	46,839	59	(712)	46,186

Total available-for-sale securities	$242,242	$752	$(1,984)	$241,010

2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
U.S. Agency securities	$99,454	$26	$(593)	$98,887
U.S. Treasuries	28,782	—	(178)	28,604
Obligations of state and political subdivisions	78,409	820	(139)	79,090
Corporate obligations	3,000	83	—	3,083
Mortgage-backed securities in government sponsored entities	45,385	19	(377)	45,027
Equity securities in financial institutions	92	—	(1)	91

Total available-for-sale securities	$255,122	$948	$(1,288)	$254,782

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, that the individual securities have been in a continuous unrealized loss position, at December 31, 2018 and 2017 (in thousands). As of December 31, 2018, the Company owned 110 securities each of whose fair value was less than its cost basis.

	Less than Twelve Months		Twelve Months or Greater		Total
2018	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. agency securities	$5,981	$(5)	$52,673	$(635)	$58,654	$(640)
U.S. Treasuries	4,948	(31)	28,410	(424)	33,358	(455)
Obligations of states and political subdivisions	8,979	(22)	12,441	(155)	21,420	(177)
Mortgage-backed securities in government sponsored entities	5,272	(18)	32,570	(694)	37,842	(712)

Total securities	$25,180	$(76)	$126,094	$(1,908)	$151,274	$(1,984)

2017
U.S. agency securities	$74,952	$(421)	$16,928	$(172)	$91,880	$(593)
U.S. Treasuries	28,604	(178)	—	—	28,604	(178)
Obligations of states and political subdivisions	14,885	(85)	5,958	(54)	20,843	(139)
Mortgage-backed securities in government sponsored entities	27,154	(190)	13,822	(187)	40,976	(377)
Equity securities in financial institutions	91	(1)	—	—	91	(1)

Total securities	$145,686	$(875)	$36,708	$(413)	$182,394	$(1,288)

As of December 31, 2018, the Company’s investment securities portfolio contained unrealized losses on agency securities issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government, U.S Treasury securities, obligations of states and political subdivisions and mortgage backed securities in government sponsored entities. For fixed maturity available for sale investments management considers whether the present value of cash flows expected to be collected are less than the security’s amortized cost basis (the difference defined as the credit loss), the magnitude and duration of the decline, the reasons underlying the decline and the Company’s intent to sell the security or whether it is more likely than not that the Company would be required to sell the security before its anticipated recovery in market value, to determine whether the loss in value is other than temporary. Once a decline in value is determined to be other than temporary, if the Company does not intend to sell the security, and it is more-likely-than-not that it will not be required to sell the security, before recovery of the security’s amortized cost basis, the charge to earnings is limited to the amount of credit loss. Any remaining difference between fair value and amortized cost (the difference defined as the non-credit portion) is recognized in other comprehensive income, net of applicable taxes. Otherwise, the entire difference between fair value and amortized cost is charged to earnings. As of December 31, 2018 and 2017, the Company had concluded that any impairment of its investment securities portfolio outlined in the above table is not other than temporary and is the result of interest rate changes, sector credit rating changes, or company-specific rating changes that are not expected to result in the non-collection of principal and interest during the period.

Proceeds from sales of securities available-for-sale during 2018, 2017 and 2016 were $27,149,000, $58,177,000, and $22,372,000, respectively. The gross gains realized during 2018 consisted of $160,000 from the sale of fourteen municipal securities. The gross losses realized during 2018 consisted of $179,000 from the sale of seven agency securities. The gross gains realized during 2017 consisted of $23,000, $20,000, $13,000 and $1,149,000 from the sales of ten agency securities, one mortgage backed security, thirteen interest bearing time deposits with other banks and five equity security positions. The gross losses realized during 2017 consisted of $170,000 from the sale of fourteen agency securities. The gross gains realized during 2016 consisted of $72,000, $27,000, $80,000 and $133,000 from the sales of four agency securities, two US treasury notes, four municipal securities and portions of three equity security positions, respectively. The gross losses realized during 2016 consisted of $22,000 and $35,000 from the sales of four agency securities and six corporate securities. Gross gains and gross losses were realized as follows on available for sale securities (in thousands):

	2018	2017	2016
Gross gains	$160	$1,205	$312
Gross losses	(179)	(170)	(57)

Net (losses) gains	$(19)	$1,035	$255

The Company’s portfolio of equity securities experienced no net gain or loss during the year.

Investment securities with an approximate carrying value of $221,191,000 and $243,382,000 at December 31, 2018 and 2017, respectively, were pledged to secure public funds and certain other deposits as provided by law and certain borrowing arrangements of the Company.

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The amortized cost and fair value of debt securities at December 31, 2018, by contractual maturity are shown below (in thousands). Municipal securities that have been refunded and will therefore pay-off on the call date are reflected in the table below utilizing the call date as the date of repayment as payment is guaranteed on that day:

	Amortized Cost	Fair Value
Available-for-sale securities:
Due in one year or less	$23,212	$23,138
Due after one year through five years	111,439	110,666
Due after five years through ten years	55,904	55,838
Due after ten years	51,687	51,368

Total	$242,242	$241,010

5. LOANS AND RELATED ALLOWANCE FOR LOAN LOSSES

The Company grants commercial, industrial, agricultural, residential, and consumer loans primarily to customers throughout north central and south central Pennsylvania and southern New York. Although the Company has a diversified loan portfolio at December 31, 2018 and 2017, a substantial portion of its debtors’ ability to honor their contracts is dependent on the economic conditions within these regions. The following table summarizes the primary segments of the loan portfolio, as well as how those segments are analyzed within the allowance for loan losses as of December 31, 2018 and 2017 (in thousands):

2018	Total Loans	Individually evaluated for impairment	Loans acquired with deteriorated credit quality	Collectively evaluated for impairment
Real estate loans:
Residential	$215,305	$890	$28	$214,387
Commercial	319,265	13,327	1,321	304,617
Agricultural	284,520	5,592	—	278,928
Construction	33,913	—	—	33,913
Consumer	9,858	—	—	9,858
Other commercial loans	74,118	2,206	510	71,402
Other agricultural loans	42,186	1,435	—	40,751
State and political subdivision loans	102,718	—	—	102,718

Total	1,081,883	23,450	1,859	1,056,574
Allowance for loan losses	12,884	676	—	12,208

Net loans	$1,068,999	$22,774	$1,859	$1,044,366

2017	Total Loans	Individually evaluated for impairment	Loans acquired with deteriorated credit quality	Collectively evaluated for impairment
Real estate loans:
Residential	$214,479	$1,065	$33	$213,381
Commercial	308,084	13,864	1,460	292,760
Agricultural	239,957	3,901	702	235,354
Construction	13,502	—	—	13,502
Consumer	9,944	8	—	9,936
Other commercial loans	72,013	4,197	443	67,373
Other agricultural loans	37,809	1,363	—	36,446
State and political subdivision loans	104,737	—	—	104,737

Total	1,000,525	24,398	2,638	973,489
Allowance for loan losses	11,190	410	—	10,780

Net loans	$989,335	$23,988	$2,638	$962,709

As of December 31, 2018 and 2017, net unamortized loan fees and costs of $918,000 and $794,000, respectively, were included in the carrying value of loans. Purchased loans acquired in connection with the FNB acquisition and the State College branch acquisition were recorded at fair value on their purchase date without a carryover of the related allowance for loan losses.

Upon acquisition, the Company evaluated whether an acquired loan was within the scope of ASC 310-30, Receivables-Loans and Debt Securities Acquired with Deteriorated Credit Quality. Purchased credit-impaired (“PCI”) loans are loans that have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments. The fair value of PCI loans, on the acquisition date, was determined, primarily based on the fair value of the loans’ collateral. The carrying value of PCI loans was $1,859,000 and $2,638,000 at December 31, 2018 and December 31, 2017, respectively. The carrying value of the PCI loans was determined by projected discounted contractual cash flows.

On the acquisition date, the unpaid principal balance for all PCI loans was $6,969,000 and the estimated fair value of the loans was $3,809,000. Total contractually required payments on these loans, including interest, at the acquisition date was $9,913,000. However, the Company’s preliminary estimate of expected cash flows was $4,474,000. At such date, the

Company established a credit risk related non-accretable discount (a discount representing amounts which are not expected to be collected from the customer nor liquidation of collateral) of $5,439,000 relating to these PCI loans, reflected in the recorded net fair value. Such amount is reflected as a non-accretable fair value adjustment to loans. The Company further estimated the timing and amount of expected cash flows and established an accretable discount of $665,000 on the acquisition date relating to these PCI loans.

Changes in the amortizable yield for PCI loans were as follows for the years ended December 31, 2018 and 2017 (in thousands):

	December 31, 2018	December 31, 2017
Balance at beginning of period	$106	$389
Accretion	(95)	(632)
Reclassification of non-accretable discount	93	349

Balance at end of period	$104	$106

The following table presents additional information regarding PCI loans (in thousands):

	December 31, 2018	December 31, 2017
Outstanding balance	$4,529	$5,295
Carrying amount	1,859	2,638

Real estate loans serviced for Freddie Mac, Fannie Mae and the FHLB, which are not included in the Consolidated Balance Sheet, totaled $147,072,000 and $142,972,000 at December 31, 2018 and 2017, respectively. Loans sold to Freddie Mac and Fannie Mae were sold without recourse and total $122,219,000 and $114,643,000 at December 31, 2018 and 2017, respectively. Additionally, the Bank acquired a portfolio of loans sold to the FHLB during the acquisition of FNB, which were sold under the Mortgage Partnership Finance Program (“MPF”). The Bank was not an active participant in the MPF program in 2018 or 2017. The MPF portfolio balance was $24,853,000 and $28,329,000 at December 31, 2018 and 2017, respectively. The FHLB maintains a first-loss position for the MPF portfolio that totals $133,000. Should the FHLB exhaust its first-loss position, recourse to the Bank’s credit enhancement would be up to the next $856,000 of losses. The Bank did not experience any losses for the MPF portfolio during 2018, 2017 or 2016.

The segments of the Bank’s loan portfolio are disaggregated into classes to a level that allows management to monitor risk and performance. Residential real estate mortgages consists of 15 to 30 year first mortgages on residential real estate, while residential real estate home equities are consumer purpose installment loans or lines of credit secured by a mortgage which is often a second lien on residential real estate with terms of 15 years or less. Commercial real estate are business purpose loans secured by a mortgage on commercial real estate. Agricultural real estate are loans secured by a mortgage on real estate used in agriculture production. Construction real estate are loans secured by residential or commercial real estate used during the construction phase of residential and commercial projects. Consumer loans are typically unsecured or primarily secured by collateral other than real estate and overdraft lines of credit connected with customer deposit accounts. Other commercial loans are loans for commercial purposes primarily secured by non-real estate collateral. Other agricultural loans are loans for agricultural purposes primarily secured by non-real estate collateral. State and political subdivisions are loans for state and local municipalities for capital and operating expenses or tax free loans used to finance commercial development.

Management considers other commercial loans, other agricultural loans, commercial and agricultural real estate loans and state and political subdivision loans which are 90 days or more past due to be impaired. Certain residential mortgages, home equity and consumer loans that are cross collateralized with commercial relationships determined to be impaired may be classified as impaired as well. These loans are analyzed to determine if it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance allocation or a charge-off to the allowance.

The following table includes the recorded investment and unpaid principal balances for impaired loans by class, with the associated allowance amount as of December 31, 2018 and 2017, if applicable (in thousands):

2018	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Real estate loans:
Mortgages	$932	$515	$288	$803	$10
Home Equity	106	12	75	87	14
Commercial	16,326	11,933	1,394	13,327	216
Agricultural	5,598	2,386	3,206	5,592	84
Other commercial loans	2,711	1,836	370	2,206	193
Other agricultural loans	1,487	120	1,315	1,435	159

Total	$27,160	$16,802	$6,648	$23,450	$676

2017	Unpaid Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Real estate loans:
Mortgages	$1,055	$273	$700	$973	$47
Home Equity	92	40	52	92	9
Commercial	16,363	13,154	710	13,864	94
Agricultural	5,231	3,283	618	3,901	3
Consumer	10	2	6	8	—
Other commercial loans	4,739	3,766	431	4,197	231
Other agricultural loans	1,397	1,238	125	1,363	26

Total	$28,887	$21,756	$2,642	$24,398	$410

The following table includes the average investment in impaired loans and the income recognized on impaired loans for 2018, 2017 and 2016 (in thousands):

2018	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis
Real estate loans:
Mortgages	$944	$13	$—
Home Equity	95	4	—
Commercial	13,907	506	20
Agricultural	4,736	151	—
Consumer	1	—	—
Other commercial loans	3,659	89	—
Other agricultural loans	1,401	23	—

Total	$24,743	$786	$20

2017	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis
Real estate loans:
Mortgages	$900	$13	$—
Home Equity	67	4	—
Commercial	11,567	385	7
Agricultural	3,574	131	—
Consumer	3	—	—
Other commercial loans	4,790	152	52
Other agricultural loans	1,491	65	—

Total	$22,392	$750	$59

2016	Average Recorded Investment	Interest Income Recognized	Interest Income Recognized Cash Basis
Real estate loans:
Mortgages	$590	$13	$—
Home Equity	59	4	—
Commercial	5,959	69	1
Agricultural	361	17	—
Consumer	—	—	—
Other commercial loans	5,715	87	6
Other agricultural loans	190	11	—

Total	$12,874	$201	$7

Credit Quality Information

For commercial real estate, agricultural real estate, construction, other commercial, other agricultural loans and state and political subdivision loans, management uses a nine point internal risk rating system to monitor the credit quality. The first five categories are considered not criticized and are aggregated as “Pass” rated. The criticized rating categories utilized by management generally follow bank regulatory definitions. The definitions of each rating are defined below:

•

Pass (Grades 1-5) – These loans are to customers with credit quality ranging from an acceptable to very high quality and are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral.

•

Special Mention (Grade 6) – This loan grade is in accordance with regulatory guidance and includes loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

•

Substandard (Grade 7) – This loan grade is in accordance with regulatory guidance and includes loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•

Doubtful (Grade 8) – This loan grade is in accordance with regulatory guidance and includes loans that have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

•	Loss (Grade 9) – This loan grade is in accordance with regulatory guidance and includes loans that are considered uncollectible, or of such value that continuance as an asset is not warranted.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay the loan as agreed, the Bank’s loan rating process includes several layers of internal and external oversight. The Company’s loan officers are responsible for the timely and accurate risk rating of the loans in each of their portfolios at origination and on an ongoing basis under the supervision of management. All commercial and agricultural loans are reviewed annually to ensure the appropriateness of the loan grade. In addition, the Bank engages an external consultant on at least an annual basis. The external consultant is engaged to 1) review a minimum of 50% of the dollar volume of the commercial loan portfolio on an annual basis, 2) review new loans originated over $1.0 million in the last years, 3) review a majority of borrowers with commitments greater than or equal to $1.0 million, 4) review selected loan relationships over $750,000 which are over 30 days past due, or classified Special Mention, Substandard, Doubtful, or Loss, and 5) such other loans which management or the consultant deems appropriate.

The following tables represent credit exposures by internally assigned grades as of December 31, 2018 and 2017 (in thousands):

	Pass	Special Mention	Substandard	Doubtful	Loss	Ending Balance
2018
Real estate loans:
Commercial	$297,690	$10,792	$10,743	$40	$—	$319,265
Agricultural	264,732	10,017	9,771	—	—	284,520
Construction	33,913	—	—	—	—	33,913
Other commercial loans	70,425	777	2,800	116	—	74,118
Other agricultural loans	38,628	1,724	1,834	—	—	42,186
State and political subdivision loans	92,666	9,481	571	—	—	102,718

Total	$798,054	$32,791	$25,719	$156	$—	$856,720

2017	Pass	Special Mention	Substandard	Doubtful	Loss	Ending Balance
Real estate loans:
Commercial	$281,742	$15,029	$11,271	$42	$—	$308,084
Agricultural	222,198	11,538	6,221	—	—	239,957
Construction	13,364	—	138	—	—	13,502
Other commercial loans	67,706	615	3,567	125	—	72,013
Other agricultural loans	34,914	1,325	1,570	—	—	37,809
State and political subdivision loans	94,125	—	10,612	—	—	104,737

Total	$714,049	$28,507	$33,379	$167	$—	$776,102

For residential real estate mortgages, home equities and consumer loans, credit quality is monitored based on whether the loan is performing or non-performing, which is typically based on the aging status of the loan and payment activity, unless a specific action, such as bankruptcy, repossession, death or significant delay in payment occurs to raise awareness of a possible credit event. Non-performing loans include those loans that are considered nonaccrual, described in more detail below and all loans past due 90 or more days. The following table presents the recorded investment in those loan classes based on payment activity as of December 31, 2018 and 2017 (in thousands):

2018	Performing	Non-performing	PCI	Total
Real estate loans:
Mortgages	$155,360	$1,099	$28	$156,487
Home Equity	58,736	82	—	58,818
Consumer	9,832	26	—	9,858

Total	$223,928	$1,207	$28	$225,163

2017	Performing	Non-performing	PCI	Total
Real estate loans:
Mortgages	$152,820	$1,492	$33	$154,345
Home Equity	60,022	112	—	60,134
Consumer	9,895	49	—	9,944

Total	$222,737	$1,653	$33	$224,423

Aging Analysis of Past Due Loans by Class

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The following table includes an aging analysis of the recorded investment of past due loans as of December 31, 2018 and 2017 (in thousands):

2018	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	PCI	Total Financing Receivables	90 Days Past Due And Accruing
Real estate loans:
Mortgages	$483	$789	$686	$1,958	$154,501	$28	$156,487	$20
Home Equity	257	108	63	428	58,390	—	58,818	—
Commercial	999	631	4,706	6,336	311,608	1,321	319,265	36
Agricultural	121	—	3,184	3,305	281,215	—	284,520	—
Construction	—	—	—	—	33,913	—	33,913	—
Consumer	37	14	12	63	9,795	—	9,858	12
Other commercial loans	141	53	2,061	2,255	71,353	510	74,118	—
Other agricultural loans	—	—	1,201	1,201	40,985	—	42,186	—
State and political subdivision loans	—	—	—	—	102,718	—	102,718	—

Total	$2,038	$1,595	$11,913	$15,546	$1,064,478	$1,859	$1,081,883	$68

Loans considered non-accrual	$72	$253	$11,845	$12,170	$1,554	$—	$13,724
Loans still accruing	1,966	1,342	68	3,376	1,062,924	1,859	1,068,159

Total	$2,038	$1,595	$11,913	$15,546	$1,064,478	$1,859	$1,081,883

2017	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	PCI	Total Financing Receivables	90 Days Past Due and Accruing
Real estate loans:
Mortgages	$996	$362	$810	$2,168	$152,144	$33	$154,345	$218
Home Equity	277	86	78	441	59,693	—	60,134	—
Commercial	1,353	1,010	3,865	6,228	300,396	1,460	308,084	162
Agricultural	242	—	205	447	238,808	702	239,957	30
Construction	—	—	133	133	13,369	—	13,502	—
Consumer	53	33	49	135	9,809	—	9,944	7
Other commercial loans	132	—	2,372	2,504	69,066	443	72,013	32
Other agricultural loans	—	42	106	148	37,661	—	37,809	106
State and political subdivision loans	—	—	—	—	104,737	—	104,737	—

Total	$3,053	$1,533	$7,618	$12,204	$985,683	$2,638	$1,000,525	$555

Loans considered non-accrual	$816	$281	$7,063	$8,160	$2,011	$—	$10,171
Loans still accruing	2,237	1,252	555	4,044	983,672	2,638	990,354

Total	$3,053	$1,533	$7,618	$12,204	$985,683	$2,638	$1,000,525

Nonaccrual Loans

Loans are considered for nonaccrual status upon reaching 90 days delinquency, unless the loan is well secured and in the process of collection, although the Company may be receiving partial payments of interest and partial repayments of principal on such loans or if full payment of principal and interest is not expected.

The following table reflects the loans on nonaccrual status as of December 31, 2018 and 2017, respectively. The balances are presented by class of loan (in thousands):

	2018	2017
Real estate loans:
Mortgages	$1,079	$1,274
Home Equity	82	112
Commercial	5,957	5,192
Agricultural	3,206	175
Construction	—	133
Consumer	14	42
Other commercial loans	2,185	2,637
Other agricultural loans	1,201	606

	$13,724	$10,171

Interest income on loans would have increased by approximately $961,000, $709,000 and $603,000 during 2018. 2017 and 2016, respectively, if these loans had performed in accordance with their terms.

Troubled Debt Restructurings (TDR)

In situations where, for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a TDR. Management strives to identify borrowers in financial difficulty early and work with them to modify more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring by calculating the present value of the revised loan terms and comparing this balance to the Company’s investment in the loan prior to the restructuring. As these loans are individually evaluated, they are excluded from pooled portfolios when calculating the allowance for loan and lease losses and a separate allocation within the allowance for loan and lease losses is provided. Management continually evaluates loans that are considered TDRs, including payment history under the modified loan terms, the borrower’s ability to continue to repay the loan based on continued evaluation of their operating results and cash flows from operations. Based on this evaluation management would no longer consider a loan to be a TDR when the relevant facts support such a conclusion. As of December 31, 2018, 2017 and 2016, included within the allowance for loan losses are reserves of $255,000, $41,000 and $29,000, respectively, that are associated with loans modified as TDRs.

Loan modifications that are considered TDRs completed during the years ended December 31, 2018, 2017 and 2016 were as follows (dollars in thousands):

	Number of contracts		Pre-modification Outstanding Recorded Investment		Post-Modification Outstanding Recorded Investment
2018	Interest Modification	Term Modification	Interest Modification	Term Modification	Interest Modification	Term Modification
Real estate loans:
Mortgages	—	1	$—	$7	$—	$7
Home Equity	—	1	—	1	—	1
Commercial	—	2	—	683	—	683
Agricultural	—	5	—	3,209	—	3,209
Other agricultural loans	—	4	—	176	—	176

Total	—	13	$—	$4,076	$—	$4,076

2017
Real estate loans:
Home Equity	—	1	$—	$25	$—	$25
Commercial	—	5	—	7,021	—	7,021
Agricultural	—	4	—	1,475	—	1,475
Other commercial loans	—	1	—	9	—	9
Other agricultural loans	—	1	—	161	—	161

Total	—	12	$—	$8,691	$—	$8,691

2016
Real estate loans:
Commercial	—	4	$—	$1,188	$—	$1,188
Agricultural	—	5	—	1,956	—	1,956
Other commercial loans	—	3	—	3,076	—	3,076
Other agricultural loans	—	7	—	1,558	—	1,558

Total	—	19	$—	$7,778	$—	$7,778

Recidivism, or the borrower defaulting on its obligation pursuant to a modified loan, results in the loan once again becoming a non-accrual loan. Recidivism occurs at a notably higher rate than do defaults on new origination loans, so modified loans present a higher risk of loss than do new origination loans. The following table presents the recorded investment in loans that were modified as TDRs during each 12-month period prior to the current reporting periods, which begin January 1, 2018, 2017 and 2016, respectively, and that subsequently defaulted during these reporting periods (dollars in thousands):

	December 31, 2018		December 31, 2017		December 31, 2016
	Number of contracts	Recorded investment	Number of contracts	Recorded investment	Number of contracts	Recorded investment
Real estate loans:
Commercial	2	$683	—	$—	—	$—
Agricultural	2	1,325	—	—	—	—
Other agricultural loans	1	161	2	632	—	—

Total recidivism	5	$2,169	2	$632	—	$—

Foreclosed Assets Held For Sale

Foreclosed assets acquired in settlement of loans are carried at fair value, less estimated costs to sell, and are included in other assets on the Consolidated Balance Sheet. As of December 31, 2018 and 2017 included with other assets are $601,000, and $1,119,000, respectively, of foreclosed assets. As of December 31, 2018, included within the foreclosed assets is $197,000 of consumer residential mortgages that were foreclosed on or received via a deed in lieu transaction prior to the period end. As of December 31, 2018, the Company has initiated formal foreclosure proceedings on $2,635,000 of consumer residential mortgages, which have not yet been transferred into foreclosed assets.

Allowance for Loan Losses

The following tables roll forward the balance of the allowance for loan and lease losses for the years ended December 31, 2018, 2017 and 2016 and is segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of December 31, 2018, 2017 and 2016 (in thousands):

	Balance at December 31, 2017	Charge-offs	Recoveries	Provision	Balance at December 31, 2018	Individually evaluated for impairment	Collectively evaluated for impairment
Real estate loans:
Residential	$1,049	$(118)	$69	$105	$1,105	$24	$1,081
Commercial	3,867	(66)	3	311	4,115	216	3,899
Agricultural	3,143	—	—	1,121	4,264	84	4,180
Construction	23	—	—	35	58	—	58
Consumer	124	(40)	31	5	120	—	120
Other commercial loans	1,272	(91)	30	143	1,354	193	1,161
Other agricultural loans	492	(50)	1	309	752	159	593
State and political subdivision loans	816	—	—	(54)	762	—	762
Unallocated	404	—	—	(50)	354	—	354

Total	$11,190	$(365)	$134	$1,925	$12,884	$676	$12,208

	Balance at December 31, 2016	Charge-offs	Recoveries	Provision	Balance at December 31, 2017	Individually evaluated for impairment	Collectively evaluated for impairment
Real estate loans:
Residential	$1,064	$(107)	$—	$92	$1,049	$56	$993
Commercial	3,589	(41)	11	308	3,867	94	3,773
Agricultural	1,494	(30)	—	1,679	3,143	3	3,140
Construction	47	—	—	(24)	23	—	23
Consumer	122	(130)	49	83	124	—	124
Other commercial loans	1,327	—	16	(71)	1,272	231	1,041
Other agricultural loans	312	(5)	1	184	492	26	466
State and political subdivision loans	833	—	—	(17)	816	—	816
Unallocated	98	—	—	306	404	—	404

Total	$8,886	$(313)	$77	$2,540	$11,190	$410	$10,780

	Balance at December 31, 2015	Charge-offs	Recoveries	Provision	Balance at December 31, 2016	Individually evaluated for impairment	Collectively evaluated for impairment
Real estate loans:
Residential	$905	$(85)	$—	$244	$1,064	$32	$1,032
Commercial	3,376	(100)	479	(166)	3,589	45	3,544
Agricultural	409	—	—	1,085	1,494	54	1,440
Construction	24	—	—	23	47	—	47
Consumer	102	(100)	88	32	122	—	122
Other commercial loans	1,183	(55)	33	166	1,327	326	1,001
Other agricultural loans	122	—	—	190	312	30	282
State and political subdivision loans	593	—	—	240	833	—	833
Unallocated	392	—	—	(294)	98	—	98

Total	$7,106	$(340)	$600	$1,520	$8,886	$487	$8,399

As discussed in Footnote 1, management evaluates various qualitative factors on a quarterly basis. The following are explanations for the changes in the allowance by portfolio segments:

2018

Residential—There was a slight increase in the historical loss factor for residential loans when comparing 2017 and 2018. The specific reserve for residential loans decreased slightly between 2017 and 2018. The qualitative factor for national, state, regional and local economic trends and business conditions was decreased for residential loan categories due to a decrease in the unemployment rates in the local economy during 2018.

Commercial real estate—There was no change in the historical loss factor for commercial real estate loans from 2017 to 2018. The qualitative factor for national, state, regional and local economic trends and business conditions was decreased for all commercial real estate loans due to a decrease in the unemployment rates in the local economy during 2018. The qualitative factors for changes in the levels of and trends in delinquencies, impaired and classified loans was decreased due to a lower amount of substandard loans.

Agricultural real estate—There was no change in the historical loss factor for agricultural real estate loans from 2017 to 2018. The specific reserve for agricultural real estate loans increased from 2017 to 2018. The qualitative factors for changes in levels of and trends in delinquencies, impaired/classified loans was increased for agricultural real estate due to an increase in classified and past due loans. The qualitative factor for industry conditions, including the effects of external factors such as competition, legal, and regulatory requirements on the level of estimated credit losses, was increased for agricultural real estate due to the prices received for products sold in relation to costs to produce, specifically in the dairy economy in 2018 which negatively affected customer earnings. The qualitative factor for national, state, regional and local economic trends and business conditions was decreased for agricultural real estate loans due to a decrease in the unemployment rates in the local economy during 2018.

Other commercial—There was an increase in the historical loss factor for other commercial loans when comparing 2017 and 2018. The specific reserve for other commercial loans decreased from 2017 to 2018. The qualitative factor for national, state, regional and local economic trends and business conditions was decreased for other commercial loans due to a decrease in the unemployment rates in the local economy during 2018.

Other agricultural—There was an increase in the historical loss factor for other agricultural loans from 2017 to 2018. The specific reserve for other agricultural loans increased from 2017 to 2018. The qualitative factors for changes in levels of and trends in delinquencies, impaired/classified loans were increased for other agricultural loans due to an increase in past due loans. The qualitative factor for industry conditions, including the effects of external factors such as competition, legal, and regulatory requirements on the level of estimated credit losses, was increased for other agricultural loans due to the prices received for products sold in relation to costs to produce, specifically in the dairy economy in 2018 which negatively affected customer earnings. The qualitative factor for national, state, regional and local economic trends and business conditions was decreased for other agricultural loan categories due to a decrease in the unemployment rates in the local economy during 2018.

Municipal loans—There was no change in the historical loss factor or specific reserve for municipal loans from 2017 to 2018. The qualitative factor for national, state, regional and local economic trends and business conditions was decreased for municipal loans due to a decrease in the unemployment rates in the local economy during 2018.

2017

Residential—There was an increase in the historical loss factor for residential loans when comparing 2016 and 2017. The specific reserve for residential loans increased slightly between 2016 and 2017. The qualitative factors for changes in levels of and trends in delinquencies, impaired/classified loans were increased for residential loans due to an increase in past due. The qualitative factor for national, state, regional and local economic trends and business conditions was decreased for residential loan categories due to an decrease in the unemployment rates in the local economy during 2017.

Commercial real estate—There was a decrease in the historical loss factor for commercial real estate loans when comparing 2016 and 2017. The specific reserve for commercial real estate loans increased slightly between 2016 and 2017. The qualitative factor for national, state, regional and local economic trends and business conditions was decreased for all commercial real estate loans due to a decrease in the unemployment rates in the local economy during 2017. The qualitative factors for changes in the levels of and trends in delinquencies, impaired and classified loans was decreased due to a lower amount of substandard loans.

Agricultural real estate—There was an increase in the historical loss factor for agricultural real estate loans from 2016 to 2017. The specific reserve for agricultural real estate loans decreased from 2016 to 2017. The qualitative factors for changes in levels of and trends in delinquencies, impaired/classified loans was increased for agricultural real estate due to an increase in classified loans. The qualitative factor for national, state, regional and local economic trends and business conditions was decreased for agricultural real estate loans due to a decrease in the unemployment rates in the local economy during 2017. The qualitative factors for existence of credit concentrations and changes in the level of concentrations were increased for agricultural real estate loans due to growth in these loan categories.

Other commercial—There was a decrease in the historical loss factor for other commercial loans when comparing 2016 and 2017. The specific reserve for other commercial loans decreased from 2016 to 2017. The qualitative factors for changes in levels of and trends in delinquencies, impaired/classified loans was decreased due to the decrease in non-accrual loans and past due loans. The qualitative factor for national, state, regional and local economic trends and business conditions was decreased for other commercial loans due to a decrease in the unemployment rates in the local economy during 2017. The qualitative factors for existence of credit concentrations and changes in the level of concentrations were decreased for other commercial loans due to limited organic growth in these loan categories.

Other agricultural—There was an increase in the historical loss factor for other agricultural loans from 2016 to 2017. The specific reserve for other agricultural loans decreased slightly from 2016 to 2017. The qualitative factors for changes in levels of and trends in delinquencies, impaired/classified loans were increased for other agricultural loans due to an increase in past due, non-accrual and substandard loans. The qualitative factor for national, state, regional and local economic trends and business conditions was decreased for other agricultural loan categories due to a decrease in the unemployment rates in the local economy during 2017. The qualitative factors for existence of credit concentrations and changes in the level of concentrations were increased for other agricultural loans due to growth in these loan categories.

Municipal loans—There was no change in the historical loss factor or specific reserve for municipal loans from 2016 to 2017. The qualitative factor for national, state, regional and local economic trends and business conditions was decreased for municipal loans due to a decrease in the unemployment rates in the local economy during 2017.

2016

Residential—There was an increase in the historical loss factor for residential loans when comparing 2015 and 2016. The specific reserve for residential loans decreased slightly between 2015 and 2016. The qualitative factors for changes in levels of and trends in delinquencies, impaired/classified loans were increased for residential loans due to an increase in past due, non-accrual and classified loans. The qualitative factor for national, state, regional and local economic trends and business conditions was increased for residential loan categories due to an increase in the unemployment rates in the local economy during 2016.

Commercial real estate—There was a decrease in the historical loss factor for commercial real estate loans when comparing 2015 and 2016. The specific reserve for commercial real estate loans decreased slightly between 2015 and 2016. The qualitative factor for national, state, regional and local economic trends and business conditions was increased for all commercial real estate loans due to an increase in the unemployment rates in the local economy during 2016. The qualitative factors for changes in quality of the institutions loan review system were increased for commercial real estate loans due to the addition of new staff and processes.

Agricultural real estate—There was no change in the historical loss factor for agricultural real estate loans from 2015 to 2016. The specific reserve for agricultural real estate loans increased from 2015 to 2016. The qualitative factors for changes in levels of and trends in delinquencies, impaired/classified loans was increased for agricultural real estate due to an increase in past due, non-accrual and classified loans. The qualitative factor for industry conditions, including the effects of external factors such as competition, legal, and regulatory requirements on the level of estimated credit losses, was increased for agricultural real estate due to the decrease in the price received for product sold and the increase in feed costs that has occurred in 2016, which negatively affected customer earnings. The qualitative factor for national, state, regional and local economic trends and business conditions was increased for agricultural real estate loans due to an increase in the unemployment rates in the local economy during 2016. The qualitative factors for changes in quality of the institutions loan review system were increased for agricultural real estate due to the addition of new staff and processes. The qualitative factors for trends in volume, terms and nature of the loan portfolio were increased for agricultural real estate loans due to growth in these loan categories.

Other commercial—There was an increase in the historical loss factor for other commercial loans when comparing 2015 and 2016. The specific reserve for other commercial loans increased from 2015 to 2016. The qualitative factors for changes in levels of and trends in delinquencies, impaired/classified loans was not increased due to the increase being caused by one relationship instead of a larger trend. The qualitative factor for national, state, regional and local economic trends and business conditions was increased for other commercial loans due to an increase in the unemployment rates in the local economy during 2016. The qualitative factors for changes in quality of the institutions loan review system were increased for other commercial due to the addition of new staff and processes.

Other agricultural—There was no change in the historical loss factor for other agricultural loans from 2015 to 2016. The specific reserve for other agricultural loans increased from 2015 to 2016. The qualitative factors for changes in levels of and trends in delinquencies, impaired/classified loans were increased for other agricultural loans due to an increase in past due, non-accrual and classified loans The qualitative factor for industry conditions, including the effects of external factors such as competition, legal, and regulatory requirements on the level of estimated credit losses, was increased for other agricultural loans due to the decrease in the price received for product sold and the increase in feed costs that has occurred in 2016, which negatively affected customer earnings. The qualitative factor for national, state, regional and local economic trends and business conditions was increased for other agricultural loan categories due to an increase in the unemployment rates in the local economy during 2016. The qualitative factors for changes in quality of the institutions loan review system were increased for other agricultural loans due to the addition of new staff and processes. The qualitative factors for trends in volume, terms and nature of the loan portfolio were increased for other agricultural loans due to growth in these loan categories.

Municipal loans—There was no change in the historical loss factor or the specific reserve for municipal loans from 2015 to 2016. The qualitative factors for changes in levels of and trends in delinquencies, impaired/classified loans were increased for municipal loans due to an increase in classified loans. The qualitative factor for national, state, regional and local economic trends and business conditions was increased for municipal loans due to an increase in the unemployment rates in the local economy during 2016. The qualitative factors for trends in volume, terms and nature of the loan portfolio were decreased for municipal loans due to this loan segment making up a smaller portion of the Bank’s overall loan portfolio as we continue to grow commercial and agricultural loans. The qualitative factors for experience, ability, and depth of lending management was decreased for municipal loans due to employees gaining additional experience and the use of a third party in reviewing loan information.

6. PREMISES & EQUIPMENT

Premises and equipment at December 31, 2018 and 2017 are summarized as follows (in thousands):

	December 31,
	2018	2017
Land	$5,110	$5,110
Buildings	17,496	17,402
Furniture, fixtures and equipment	6,798	6,698
Construction in process	300	16

	29,704	29,226
Less: accumulated depreciation	13,431	12,703

Premises and equipment, net	$16,273	$16,523

Depreciation expense amounted to $751,000, $776,000 and $763,000 for 2018, 2017 and 2016, respectively.

7. GOODWILL AND OTHER INTANGIBLE ASSETS

The following table provides the gross carrying value and accumulated amortization of intangible assets as of December 31, 2018 and 2017 (in thousands):

	December 31, 2018			December 31, 2017
	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
Amortized intangible assets (1):
MSRs	$1,725	$(1,066)	$659	$1,605	$(912)	$693
Core deposit intangibles	1,786	(851)	935	1,786	(586)	1,200
Covenant not to compete	125	(96)	29	125	(65)	60

Total amortized intangible assets	$3,636	$(2,013)	$1,623	$3,516	$(1,563)	$1,953

Unamortized intangible assets:
Goodwill	$23,296			$23,296

(1)	Excludes fully amortized intangible assets

The following table provides the current year and estimated future amortization expense for the next five years of amortized intangible assets (in thousands). We based our projections of amortization expense shown below on existing asset balances at December 31, 2018. Future amortization expense may vary from these projections:

	MSRs	Core deposit intangibles	Covenant not to compete	Total
Year ended December 31, 2018 (actual)	$184	$265	$31	$480

Estimate for year ending December 31,
2019	181	230	29	440
2020	143	197	—	340
2021	111	165	—	276
2022	83	133	—	216
2023	60	100	—	160

8. FEDERAL HOME LOAN BANK (FHLB) STOCK

As a member of the FHLB of Pittsburgh, the Bank is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. As of December 31, 2018 and 2017, the Bank held $5,348,000 and $6,021,000, respectively, of FHLB stock. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated by management. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) A significant decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance (c) the impact of legislative and regulatory changes on the customer base of the FHLB and (d) the liquidity position of the FHLB. Management evaluated the stock and concluded that the stock was not impaired for the periods presented herein. Management considered that the FHLB’s regulatory capital ratios have improved, liquidity appears adequate, new shares of FHLB stock continue to exchange hands at the $100 par value and the FHLB has repurchased shares of excess capital stock from its members and has paid a quarterly cash dividend.

9. DEPOSITS

The following table shows the breakdown of deposits as of December 31, 2018 and 2017, by deposit type (in thousands):

	2018	2017
Non-interest-bearing deposits	$179,971	$171,840
NOW accounts	336,756	337,307
Savings deposits	205,334	184,057
Money market deposit accounts	164,625	145,287
Certificates of deposit	298,470	266,452

Total	$1,185,156	$1,104,943

Certificates of deposit of $250,000 or more amounted to $67,191,000 and $62,561,000 at December 31, 2018 and 2017, respectively.

Following are maturities of certificates of deposit as of December 31, 2018 (in thousands):

2019	$135,301
2020	64,136
2021	44,387
2022	34,410
2023	17,332
Thereafter	2,904

Total certificates of deposit	$298,470

10. BORROWED FUNDS AND REPURCHASE AGREEMENTS

The following table shows the breakdown of borrowed funds as of December 31, 2018 and 2017 (dollars in thousands):

	Securities Sold Under Agreements to Repurchase(a)	FHLB Advances(b)	Federal Funds Lines (c)	FRB BIC Line (d)	Notes Payable(e)	Term Loans(f)	Total Borrowed Funds
2018
Balance at December 31	$17,983	$52,186	$—	$—	$7,500	$13,525	$91,194
Highest balance at any month-end	17,983	114,817	—	—	7,500	14,525	154,825
Average balance	15,226	81,123	—	12	7,500	14,051	117,912
Weighted average interest rate:
Paid during the year	1.77%	2.06%	2.38%	2.47%	5.03%	2.44%	2.26%
As of year-end	2.19%	2.62%	0.00%	0.00%	5.56%	2.40%	2.74%
2017
Balance at December 31	$14,989	$77,650	$—	$—	$7,500	$14,525	$114,664
Highest balance at any month-end	16,643	78,858	—	—	7,500	16,525	119,526
Average balance	15,598	29,409	1	2	7,500	16,026	68,536
Weighted average interest rate:
Paid during the year	0.97%	1.25%	1.52%	1.75%	4.06%	2.44%	1.77%
As of year-end	1.37%	1.54%	0.00%	0.00%	4.40%	2.42%	1.82%

(a)

We utilize securities sold under agreements to repurchase to facilitate the needs of our customers and to facilitate secured short-term funding needs. Securities sold under agreements to repurchase are stated at the amount of cash received in connection with the transaction. We monitor collateral levels on a continuous basis. We may be required to provide additional collateral based on the fair value of the underlying securities. Securities pledged as collateral under repurchase agreements are maintained with our safekeeping agents. The collateral pledged on the repurchase agreements by the remaining contractual maturity of the repurchase agreements in the Consolidated Balance Sheets as of December 31, 2018 and December 31, 2017 is presented in the following tables (in thousands).

	Remaining Contractual Maturity of the Agreements
2018	Overnight and Continuous	Up to 30 Days	30 - 90 Days	Greater than 90 days	Total
Repurchase Agreements:
U.S. agency securities	$18,970	$—	$—	$2,008	$20,978

Total carrying value of collateral pledged	$18,970	$—	$—	$2,008	$20,978

Total liability recognized for repurchase agreements					$17,983

2017
Repurchase Agreements:
U.S. agency securities	$16,027	$—	$—	$2,035	$18,062

Total carrying value of collateral pledged	$16,027	$—	$—	$2,035	$18,062

Total liability recognized for repurchase agreements					$14,989

(b)

FHLB Advances consist of an “Open RepoPlus” agreement with the FHLB of Pittsburgh. FHLB “Open RepoPlus” advances are short-term borrowings that bear interest based on the FHLB discount rate or Federal Funds rate, whichever is higher. The Company has a borrowing limit of $518,353,000, inclusive of any outstanding advances and letters of credit. FHLB advances are secured by a blanket security agreement that includes the Company’s FHLB stock, as well as certain investment and mortgage-backed securities held in safekeeping at the FHLB and certain residential and commercial mortgage loans.

(c)

The federal funds lines consist of unsecured lines from two third party banks at market rates. The Company has a borrowing limit totaling $34,000,000, inclusive of any outstanding balances. No specific collateral is required to be pledged for these borrowings.

(d)

The Federal Reserve Bank Borrower in Custody (FRB BIC) Line consists of a borrower in custody in agreement open in January 2010 with the Federal Reserve Bank of Philadelphia secured by municipal loans maintained in the Company’s possession. As of December 31, 2018 and 2017, the Company has a borrowing limit of $9,797,000 and $4,400,000, respectively, inclusive of any outstanding advances. The approximate carrying value of the municipal loan collateral was $28,784,000 and $14,590,000 as of December 31, 2018 and 2017, respectively.

(e)

In December 2003, the Company formed a special purpose entity (“Entity”) to issue $7,500,000 of floating rate obligated mandatory redeemable trust preferred securities as part of a pooled offering. The rate was determined quarterly and floated based on the 3 month LIBOR plus 2.80 percent. The Entity may redeem them, in whole or in part, at face value after December 17, 2008, and on a quarterly basis thereafter. The Company borrowed the proceeds of the issuance from the Entity in December 2003 in the form of a $7,500,000 note payable. Debt issue costs of $75,000 have been capitalized and fully amortized as of December 31, 2008. Under current accounting rules, the Company’s minority interest in the Entity was recorded at the initial investment amount and is included in the other assets section of the balance sheet. The Entity is not consolidated as part of the Company’s consolidated financial statements.

(f)	Term Loans consist of separate loans with the FHLB of Pittsburgh as follows (dollars in thousands):

Interest Rate Fixed:	Maturity	December 31, 2018	December 31, 2017
2.72%	July 12, 2018	—	1,000
1.87%	February 4, 2019	2,000	2,000
2.61%	February 3, 2021	2,000	2,000
3.52%	July 12, 2021	2,000	2,000
2.37%	August 20, 2021	2,800	2,800
2.08%	January 6, 2022	4,725	4,725

Total term loans		$13,525	$14,525

Following are maturities of borrowed funds as of December 31, 2018 (in thousands):

2019	$78,546
2020	589
2021	7,334
2022	4,725
2023	—
Thereafter	—

Total borrowed funds	$91,194

11. EMPLOYEE BENEFIT PLANS

Noncontributory Defined Benefit Pension Plan

The Bank sponsors a trusteed, noncontributory defined benefit pension plan covering substantially all employees and officers hired prior to January 1, 2007. Additionally, the Bank assumed the noncontributory defined benefit pension plan of FNB when it was acquired during 2015. The FNB plan was frozen prior to the acquisition and therefore, no additional benefits will accrue for employees covered under that plan. These two plans are collectively referred to herein as “the Plans”. The pension plans call for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates during employment. Upon retirement or other termination of employment, employees can elect either an annuity benefit or a lump sum distribution of vested benefits in the pension plan. The Bank’s funding policy is to make annual contributions, if needed, based upon the funding formula developed by the pension plans’ actuary. For the years ended December 31, 2018, 2017 and 2016, contributions to the pension plans totaled $0, $3,000,000 and $818,000, respectively. The Board of Directors in 2018 voted to terminate the plan acquired as part of the FNB acquisition, which is expected to be completed in 2019.

In lieu of the pension plan, employees with a hire date of January 1, 2007 or later are eligible to receive, after meeting length of service requirements, an annual discretionary 401(k) plan contribution from the Bank equal to a percentage of an employee’s base compensation. The contribution amount is placed in a separate account within the 401(k) plan and is subject to a vesting requirement. Contributions by the Company totaled $151,000, $133,000 and $82,000 for 2018, 2017 and 2016, respectively.

The following table sets forth the obligation and funded status of the Plans as of December 31 (in thousands):

	2018	2017
Change in benefit obligation
Benefit obligation at beginning of year	$19,833	$18,603
Service cost	359	349
Interest cost	652	671
Actuarial (Gain) / Loss	(1,693)	1,015
Benefits paid	(1,256)	(805)

Benefit obligation at end of year	17,895	19,833

Change in plan assets
Fair value of plan assets at beginning of year	19,992	15,786
Actual return (loss) on plan assets	(524)	2,011
Employer contribution	—	3,000
Benefits paid	(1,256)	(805)

Fair value of plan assets at end of year	18,212	19,992

Funded status	$317	$159

Amounts not yet recognized as a component of net periodic pension cost as of December 31 (in thousands):

Amounts recognized in accumulated other comprehensive loss consists of:	2018	2017
Net loss	$3,811	$4,088
Prior service cost	(80)	(127)

Total	$3,731	$3,961

The accumulated benefit obligation for the defined benefit pension plan was $17,895,000 and $19,833,000 at December 31, 2018 and 2017, respectively.

The components of net periodic benefit costs for the years ended December 31 are as follows (in thousands):

	2018	2017	2016	Affected line item on the Consolidated Statement of Income
Service cost	$359	$349	$345	Salary and Employee Benefits
Interest cost	652	671	692	Other Expenses
Return on plan assets	(1,126)	(1,094)	(1,034)	Other Expenses
Net amortization and deferral	186	224	219	Other Expenses

Net periodic benefit cost	$71	$150	$222

The estimated net loss and prior service cost that will be amortized from accumulated other comprehensive loss into the net periodic benefit cost (income) in 2019 is $290,000 and $(48,000), respectively.

The weighted-average assumptions used to determine benefit obligations at December 31, 2018 and 2017 is summarized in the following table. Due to the decision to terminate the pension plan acquired as part of the FNB acquisition, the discount rate for the plans will be separated for the 2018 disclosure. The rate for 2017 represents a combined rate of the plans. The change in the discount rate is the primary driver of the actuarial gain that occurred in 2018 of $1,693,000.

	2018	2017
Discount rate FCCB Plan	4.00%	3.35%
Discount rate FNB Plan	3.49%	3.35%
Rate of compensation increase	3.00%	3.00%

The weighted-average assumptions used to determine net periodic benefit cost (income) for the year ended December 31:

	2018	2017	2016
Discount rate	3.35%	3.78%	3.94%
Expected long-term return on plan assets FCCB plan	7.00%	7.00%	7.00%
Expected long-term return on plan assets FNB plan	3.00%	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%	3.00%

The long-term rate of return on plan assets gives consideration to returns currently being earned on plan assets as well as future rates expected to be earned. The investment objective is to maximize total return consistent with the interests of the participants and beneficiaries, and prudent investment management. The allocation of the pension plan assets is determined on the basis of sound economic principles and is continually reviewed in light of changes in market conditions. Asset allocation favors equity securities, with a target allocation of 50-70%. The target allocation for debt securities is 30-50%. At December 31, 2018, the pension plan had a sufficient cash and money market position in order to re-allocate the equity portfolio for diversification purposes and reduce risk in the total portfolio. The following table sets forth by level, within the fair value hierarchy as defined in footnote 18, the Plan’s assets at fair value as of December 31, 2018 and 2017 (dollars in thousands):

2018	Level I	Level II	Level III	Total	Allocation
Assets
Cash and cash equivalents	$5,057	$—	$—	$5,057	27.8%
Equity Securities	4,891	—	—	4,815	26.8%
Mutual Funds and ETF’s	5,114	—	—	5,114	28.1%
Corporate Bonds	—	3,150	—	3,150	17.3%
Municipal Bonds		—		—	0.0%
U.S. Agency Securities	—	—	—	—	0.0%
Certificate of deposit	—	—	—	—	0.0%

Total	$15,062	$3,150	$—	$18,212	100.0%

2017	Level I	Level II	Level III	Total	Allocation
Assets
Cash and cash equivalents	$3,827	$—	$—	$3,827	19.1%
Equity Securities	6,018	—	—	6,018	30.1%
Mutual Funds and ETF’s	6,090	—	—	6,090	30.5%
Corporate Bonds	—	3,469	—	3,469	17.4%
Municipal Bonds		105		105	0.5%
U.S. Agency Securities	—	483	—	483	2.4%
Certificate of deposit	—	—	—	—	0.0%

Total	$15,935	$4,057	$—	$19,992	100.0%

Equity securities include the Company’s common stock in the amounts of $610,000 (3.4% of total plan assets) and $684,000 (3.4% of total plan assets) at December 31, 2018 and 2017, respectively.

The Bank expects to contribute $500,000 to its pension plans in 2019. Expected future benefit payments that the Bank estimates from its pension plan are as follows (in thousands):

2019	$7,863
2020	1,238
2021	1,080
2022	531
2023	559
2024 - 2028	5,907

Defined Contribution Plan

The Company sponsors a voluntary 401(k) savings plan which eligible employees can elect to contribute up to the maximum amount allowable not to exceed the limits of IRS Code Sections 401(k). Under the plan, the Company also makes required contributions on behalf of the eligible employees. The Company’s contributions vest immediately. Contributions by the Company totaled $433,000, $388,000 and $351,000 for 2018, 2017 and 2016, respectively.

Directors’ Deferred Compensation Plan

The Company’s directors may elect to defer all or portions of their fees until their retirement or termination from service. Amounts deferred under the deferred compensation plan earn interest based upon the highest current rate offered to certificate of deposit customers. Amounts deferred under the deferred compensation plan are not guaranteed and represent a general liability of the Company. As of December 31, 2018 and 2017, an obligation of $921,000 and $928,000, respectively, was included in other liabilities for this plan in the Consolidated Balance Sheet. Amounts included in interest expense on the deferred amounts totaled $22,000, $19,000 and $15,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

Restricted Stock Plan

The Company maintains a Restricted Stock Plan (the Plan) whereby employees and non-employee corporate directors are eligible to receive awards of restricted stock based upon performance related requirements. Awards granted under the Plan are in the form of the Company’s common stock and maybe subject to certain vesting requirements including in the case of employees, continuous employment or service with the Company. In April of 2016, the Company’s shareholders authorized a total of 150,000 shares of the Company’s common stock to be made available under the Plan. As of December 31, 2018, 135,582 shares remain available to be issued under the Plan. The Plan assists the Company in attracting, retaining and motivating employees to make substantial contributions to the success of the Company and to increase the emphasis on the use of equity as a key component of compensation. The following table details the vesting, awarding and forfeiting of restricted shares during 2018:

	2018
	Shares	Weighted Average Market Price
Outstanding, beginning of year	8,783	$51.20
Granted	5,826	62.74
Vested	(4,845)	50.94

Outstanding, end of year	9,764	$58.21

Compensation cost related to restricted stock is recognized based on the market price of the stock at the grant date over the vesting period. Compensation expense related to restricted stock was $256,000, $214,000 and $193,000 for the years ended December 31, 2018, 2017 and 2016, respectively. The per share weighted-average grant-date fair value of restricted shares granted during 2017, 2016 and 2015 was $62.74, $53.84 and $48.13, respectively. At December 31, 2018, the total compensation cost related to nonvested awards that has not yet been recognized was $568,000, which is expected to be recognized over the next 3 years.

Supplemental Executive Retirement Plan

The Company maintains a non-qualified supplemental executive retirement plan (“SERP”) for certain executives to compensate those executive participants in the Company’s noncontributory defined benefit pension plan whose benefits are limited by compensation limitations under current tax law. At December 31, 2018 and 2017, an obligation of $1,751,000 and $1,571,000, respectively, was included in other liabilities for the SERP in the Consolidated Balance Sheet. Expenses related to the SERP totaled $180,000, $111,000 and $121,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

Deferred Compensation Plan

The Company in 2018 initiated a non-qualified executive deferred compensation plan for eligible employees designated by the Board of Directors. At December 31, 2018 and 2017, an obligation of $95,000 and $0, respectively, was included in other liabilities for the deferred compensation plan in the Consolidated Balance Sheet. Expenses related to the deferred compensation plan totaled $95,000, $0 and $0 for the years ended December 31, 2018, 2017 and 2016, respectively.

Salary Continuation Plan

The Company maintains a salary continuation plan for certain employees acquired through the acquisition of the FNB. At December 31, 2018 and 2017 an obligation of $704,000 and $716,000, respectively, was included in other liabilities for this plan in the Consolidated Balance Sheet. Expenses related to the salary continuation plan totaled $53,000, $54,000 and $62,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

Continuation of Life Insurance Plan

The Company, as part of the acquisition of FNB, has promised a continuation of life insurance coverage to certain persons post-retirement. GAAP requires the recording of post-retirement costs and a liability equal to the present value of the cost of post-retirement insurance during the person’s term of service. The estimated present value of future benefits to be paid totaled $648,000 and $578,000 at December 31, 2018 and 2017, respectively, which is included in other liabilities in the Consolidated Balance Sheet. Expenses for the plan total $70,000 and $9,000 for the years ended December 31, 2018 and 2017, respectively. There were no expenses related to this plan during the year ended December 31, 2016.

12. INCOME TAXES

The provision for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2018	2017	2016
Currently payable	$3,838	$4,583	$2,672
Change in corporate tax rate	—	1,531	—
Deferred	(435)	(83)	362

Provision for income taxes	$3,403	$6,031	$3,034

The following temporary differences gave rise to the net deferred tax asset and liabilities at December 31, 2018 and 2017, respectively (in thousands):

	2018	2017
Deferred tax assets:
Allowance for loan losses	$3,323	$3,058
Deferred compensation	479	464
Merger & acquisition costs	5	7
Allowance for losses on available-for-sale securities	5	6
Pension and other retirement obligation	301	297
Interest on non-accrual loans	1,126	917
Incentive plan accruals	361	324
Other real estate owned	1	108
Unrealized losses on available-for-sale securities	259	71
Low income housing tax credits	139	64
NOL carry forward	212	339
Other	134	125

Total	$6,345	$5,780

Deferred tax liabilities:
Premises and equipment	$(612)	$(623)
Investment securities accretion	(53)	(66)
Loan fees and costs	(253)	(257)
Goodwill and core deposit intangibles	(2,229)	(2,200)
Mortgage servicing rights	(139)	(146)
Other	(4)	(7)

Total	(3,290)	(3,299)

Deferred tax asset, net	$3,055	$2,481

No valuation allowance was established at December 31, 2018 and 2017, due to the Company’s ability to carryback to taxes paid in previous years and certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.

The total provision for income taxes is different from that computed at the statutory rates due to the following items (dollars in thousands):

	Year Ended December 31,
	2018	2017	2016
Provision at statutory rates on pre-tax income	$4,502	$6,505	$5,328
Effect of tax-exempt income	(955)	(1,710)	(1,943)
Low income housing tax credits	(141)	(141)	(198)
Bank owned life insurance	(131)	(225)	(234)
Nondeductible interest	41	54	55
Nondeductible merger and acquisition expenses	—	—	—
Change in tax rate	—	1,531	—
Other items	87	17	26

Provision for income taxes	$3,403	$6,031	$3,034

Statutory tax rates	21%	35%	35%
Effective tax rates	15.9%	31.6%	19.4%

The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. With limited exception, the Company’s federal and state income tax returns for taxable years through 2014 have been closed for purposes of examination by the federal and state taxing authorities.

Investments in Qualified Affordable Housing Projects

As of December 31, 2018 and 2017, the Company was invested in four partnerships that provide affordable housing. The balance of the investments, which is included within other assets in the Consolidated Balance Sheet, was $433,000 and $541,000 as of December 31, 2018 and 2017, respectively. Investments purchased prior to January 1, 2015, are accounted for utilizing the effective yield method. As of December 31, 2018, the Company has $564,000 of tax credits remaining that will be recognized over four years. Tax credits of $141,000, $141,000 and $198,000 were recognized as a reduction of tax expense during 2018, 2017 and 2016, respectively. Included within other expenses on the Consolidated Statement of Income was $108,000, $159,000 and $259,000 of amortization of the investments in qualified affordable housing projects for 2018, 2017 and 2016, respectively.

13. OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive loss, net of tax, as of December 31, were as follows (in thousands):

	2018	2017
Net unrealized gain on securities available for sale	$(1,232)	$(340)
Tax effect	259	71

Net -of-tax amount	(973)	(269)

Unrecognized pension costs	(3,731)	(3,961)
Tax effect	783	832

Net -of-tax amount	(2,948)	(3,129)

Total accumulated other comprehensive income	$(3,921)	$(3,398)

The following tables present the changes in accumulated other comprehensive loss by component net of tax for the years ended December 31, 2018, 2017 and 2016 (in thousands):

	Unrealized gain (loss) on available for sale securities (a)	Defined Benefit Pension Items (a)	Total
Balance as of December 31, 2015	$2,204	$(2,440)	$(236)
Other comprehensive income (loss) before reclassifications (net of tax)	(730)	(403)	(1,133)
Amounts reclassified from accumulated other comprehensive income (loss) (net of tax)	(168)	145	(23)

Net current period other comprehensive income (loss)	(898)	(258)	(1,156)

Balance as of December 31, 2016	$1,306	$(2,698)	$(1,392)

Balance as of December 31, 2016	$1,306	$(2,698)	$(1,392)
Other comprehensive income (loss) before reclassifications (net of tax)	(847)	(65)	(912)
Amounts reclassified from accumulated other comprehensive income (loss) (net of tax)	(683)	148	(535)

Net current period other comprehensive income (loss)	(1,530)	83	(1,447)
Change in other comprehensive income due to change in the federal tax rate	(45)	(514)	(559)

Balance as of December 31, 2017	$(269)	$(3,129)	$(3,398)

Balance as of December 31, 2017	$(269)	$(3,129)	$(3,398)
Change in Accounting policy for equity securities	1		1
Other comprehensive income (loss) before reclassifications (net of tax)	(720)	34	(686)
Amounts reclassified from accumulated other comprehensive income (loss) (net of tax)	15	147	162

Net current period other comprehensive income (loss)	(705)	181	(524)

Balance as of December 31, 2018	$(973)	$(2,948)	$(3,921)

(a)	Amounts in parentheses indicate debits to stockholders equity

The following table presents the significant amounts reclassified out of each component of accumulated other comprehensive loss for the years ended December 31, 2018, 2017 and 2016 (in thousands):

Details about accumulated other comprehensive income (loss)	Amount reclassified from accumulated comprehensive income (loss) (a)			Affected line item in the Consolidated Statement of Income
	December 31,
	2018	2017	2016
Unrealized gains and losses on available for sale securities
	$(19)	$1,035	$255	Available for sale securities gains, net
	4	(352)	(87)	Provision for income taxes

	$(15)	$683	$168	Net of tax

Defined benefit pension items
	$(186)	$(225)	$(219)	Other expenses
	39	77	74	Provision for income taxes

	$(147)	$(148)	$(145)	Net of tax

Total reclassifications	$(162)	$535	$23

(a)	Amounts in parentheses indicate debits to the consolidated statement of income

14. RELATED PARTY TRANSACTIONS

Certain executive officers and directors of the Company, or companies in which they have 10 percent or more beneficial ownership, were indebted to the Bank. Such loans were made in the ordinary course of business at the Bank’s normal credit terms and do not present more than a normal risk of collection. A summary of loan activity for the years ended December 31, 2018 and 2017 with officers, directors, stockholders and associates of such persons is listed below (in thousands):

	Year Ended December 31,
	2018	2017
Balance, beginning of year	$4,585	$5,570
New loans	14,377	4,161
Repayments	(4,868)	(5,146)

Balance, end of year	$14,094	$4,585

15. REGULATORY MATTERS

Dividend Restrictions:

The approval of the Federal Reserve Board (FRB) is required for the Bank to pay dividends to the Company if the total of all dividends declared in any calendar year exceeds the Bank’s net income (as defined) for that year combined with its retained net income for the preceding two calendar years. Under this formula, the Bank can declare dividends in 2019 without approval of the FRB or Pennsylvania Department of Banking of approximately $15,681,000, plus the Bank’s 2019 year-to-date net income at the time of the dividend declaration.

Loans:

The Bank is subject to regulatory restrictions which limit its ability to loan funds to the Company. At December 31, 2018, the Bank’s regulatory lending limit amounted to approximately $21,191,000.

Regulatory Capital Requirements:

Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total, Tier I and Common Equity Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (FDICIA) established five capital categories ranging from “well capitalized” to “critically under-capitalized.” Should any institution fail to meet the requirements to be considered “adequately capitalized”, it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2018 and 2017, the FRB categorized the Company and the Bank as well capitalized, under the regulatory framework for prompt corrective action. To be categorized as a well capitalized financial institution, Total risk-based, Tier I risk-based, Common Equity Tier I risk based and Tier I leverage capital ratios must be at least 10%, 8%, 6.5% and 5%, respectively.

The Company and Bank’s computed risk-based capital ratios are as follows as of December 31, 2018 and 2017 (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
2018	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets):
Company	$141,272	13.42%	$84,227	8.00%	$105,284	10.00%
Bank	$134,841	12.82%	$84,141	8.00%	$105,176	10.00%
Tier 1 Capital (to Risk Weighted Assets):
Company	$128,224	12.18%	$63,171	6.00%	$84,227	8.00%
Bank	$121,792	11.58%	$63,106	6.00%	$84,141	8.00%
Common Equity Tier 1 Capital (to Risk Weighted Assets):
Company	$120,724	11.47%	$47,378	4.50%	$68,435	6.50%
Bank	$121,792	11.58%	$47,329	4.50%	$68,364	6.50%
Tier 1 Capital (to Average Assets):
Company	$128,224	9.15%	$56,041	4.00%	$70,051	5.00%
Bank	$121,792	8.70%	$56,018	4.00%	$70,023	5.00%

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
2017	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets):
Company	$128,578	13.20%	$77,906	8.00%	$97,383	10.00%
Bank	$122,469	12.58%	$77,852	8.00%	$97,315	10.00%
Tier 1 Capital (to Risk Weighted Assets):
Company	$117,224	12.04%	$58,430	6.00%	$77,906	8.00%
Bank	$111,114	11.42%	$58,389	6.00%	$77,852	8.00%
Common Equity Tier 1 Capital (to Risk Weighted Assets):
Company	$109,724	11.27%	$43,822	4.50%	$63,299	6.50%
Bank	$111,114	11.42%	$43,792	4.50%	$63,255	6.50%
Tier 1 Capital (to Average Assets):
Company	$117,224	9.18%	$51,085	4.00%	$63,857	5.00%
Bank	$111,114	8.71%	$51,023	4.00%	$63,778	5.00%

This annual report has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

16. COMMITMENTS AND CONTINGENT LIABILITIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate or liquidity risk in excess of the amount recognized in the consolidated balance sheet.

Credit Extension Commitments

The Company’s exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Financial instruments, whose contract amounts represent credit risk at December 31, 2018 and 2017, are as follows (in thousands):

	2018	2017
Commitments to extend credit	$199,183	$188,482
Standby letters of credit	16,311	15,244

	$215,494	$203,726

Commitments to extend credit are legally binding agreements to lend to customers. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company on extension of credit is based on management’s credit assessment of the counter party.

Standby letters of credit are conditional commitments issued by the Company to guarantee a financial agreement between a customer and a third party. Performance letters of credit represent conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized during the coverage period. For secured letters of credit, the collateral is typically Bank deposit instruments or customer business assets.

The Company also offers limited overdraft protection as a non-contractual courtesy which is available to demand deposit accounts in good standing for business, personal or household use. The non-contractual amount of financial instruments with off-balance sheet risk at December 31, 2018 was $11,855,000. The Company reserves the right to discontinue this service without prior notice.

Legal and Regulatory Proceedings

In the ordinary course of business, the Company is subject to legal proceedings, including claims, litigation, investigations and administrative proceedings, all of which are considered incidental to the normal conduct of business. Litigation may relate to lending, deposit and other customer relationships, vendor and contractual issues, employee matters, intellectual property matters, personal injuries and torts, regulatory and legal compliance, and other matters. The Company believes it has substantial defenses to the claims asserted against it in its currently outstanding legal proceedings and, with respect to such legal proceedings, intends to defend itself vigorously. Set forth below are descriptions of certain of the Company’s legal proceedings.

The Bank was named as a defendant in a lawsuit filed in the United States Bankruptcy Court for Western District of New York District, Arnold v. First Citizens National Bank, wherein the plaintiff is seeking avoid and recover various payments to First Citizens by Cornerstone Homes, Inc. and avoid or subordinate liens made in favor of First Citizens on property of Cornerstone on multiple grounds, including that the transfers constituted fraudulent conveyances under applicable law. The Bank and Arnold have agreed to a settlement of this matter (see Note 22 of the consolidated financial statements for additional information).

The Company assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. Where it is probable that the Company will incur a loss and the amount of the loss can be reasonably estimated, the Company records a liability in its consolidated financial statements. These legal reserves may be increased or decreased to reflect any relevant developments. Where a loss is not probable or the amount of a probable loss is not reasonably estimable, the Company does not accrue legal reserves. Additionally, for those matters where a loss is reasonably possible and the amount of loss is reasonably estimable, the Company estimates the amount of losses that it could incur beyond the accrued legal reserves. Under U.S. GAAP, an event is “reasonably possible” if “the chance of the future event or events occurring is more than remote but less than likely” and an event is “remote” if “the chance of the future event or events occurring is slight.”

While the outcome of legal proceedings and the timing of the ultimate resolution are inherently difficult to predict, based on information currently available, advice of counsel and available insurance coverage, the Company believes that it has established adequate legal reserves. Further, based upon available information, the Company is of the opinion that these legal proceedings, individually or in the aggregate, will not have a material adverse effect on the Company’s financial condition or results of operations. However, in the event of unexpected future developments, it is reasonably possible that an adverse outcome in any of the matters discussed above could be material to the Company’s business, consolidated financial position, results of operations or cash flows for any particular reporting period of occurrence.

17. OPERATING LEASES

The following schedule shows future minimum rental payments under operating leases with noncancellable terms in excess of one year as of December 31, 2018 (in thousands):

2019	388
2020	232
2021	184
2022	171
2023	81
Thereafter	72

Total	$1,128

The Company’s operating lease obligations represent short and long-term lease and rental payments for facilities. Total rental expense for all operating leases for the years ended December 31, 2018, 2017 and 2016 were $412,000, $351,000 and $289,000, respectively.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company established a hierarchal disclosure framework associated with the level of pricing observability utilized in measuring assets and liabilities at fair value. The three broad levels defined by this hierarchy are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities include items for which quoted prices are available but traded less frequently, and items that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the Company’s creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. Transfers between levels of the fair value hierarchy are recognized on the actual date of the event or circumstances that caused the transfer, which generally coincides with the Company’s monthly and/or quarterly valuation process.

Assets and Liabilities Required to be Measured at Fair Value on a Recurring Basis

The fair values of equity securities and securities available for sale are determined by quoted prices in active markets, when available, and classified as Level I. If quoted market prices are not available, the fair value is determined by a matrix pricing, which is a mathematical technique, widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities and classified as Level II. The fair values consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.

The following tables present the assets reported on the consolidated balance sheet at their fair value on a recurring basis as of December 31, 2018 and 2017 (in thousands) by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

2018	Level I	Level II	Level III	Total
Fair value measurements on a recurring basis:
Assets
Equity securities	$516	$—	$—	$516
Available for sale securities:
U.S. Agency securities	—	106,385	—	106,385
U.S. Treasuries securities	33,358	—	—	33,358
Obligations of state and political subdivisions	—	52,047	—	52,047
Corporate obligations	—	3,034	—	3,034
Mortgage-backed securities in government sponsored entities	—	46,186	—	46,186

2017	Level I	Level II	Level III	Total
Fair value measurements on a recurring basis:
Securities available for sale:
U.S. Agency securities	$—	$98,887	$—	$98,887
U.S. Treasuries securities	28,604	—	—	28,604
Obligations of state and political subdivisions	—	79,090	—	79,090
Corporate obligations	—	3,083	—	3,083
Mortgage-backed securities in government sponsored entities	—	45,027	—	45,027
Equity securities in financial institutions	91	—	—	91

Financial Instruments, Non-Financial Assets and Non-Financial Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain financial assets, financial liabilities, non-financial assets and non-financial liabilities at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market value that were recognized at fair value below cost at the end of the period. Certain non-financial assets measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment), non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, and intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment. Non-financial assets measured at fair value on a non-recurring basis during 2018 and 2017 include certain foreclosed assets which, upon initial recognition, were remeasured and reported at fair value through a charge-off to the allowance for possible loan losses and certain foreclosed assets which, subsequent to their initial recognition, were remeasured at fair value through a write-down included in other non-interest expense.

Assets measured at fair value on a nonrecurring basis as of December 31, 2018 and 2017 (in thousands) are included in the table below:

2018	Level I	Level II	Level III	Total
Impaired Loans	$—	$—	$5,815	$5,815
Other real estate owned	—	—	532	532

2017	Level I	Level II	Level III	Total
Impaired Loans	$—	$—	$1,569	$1,569
Other real estate owned	—	—	1,024	1,024

•

Impaired Loans—The Company has measured impairment on impaired loans generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties. In some cases, management may adjust the appraised value due to the age of the appraisal, changes in market conditions, or observable deterioration of the property since the appraisal was completed. Additionally, management makes estimates about expected costs to sell the property which are also included in the net realizable value. If the fair value of the collateral dependent loan is less than the carrying amount of the loan a specific reserve for the loan is made in the allowance for loan losses or a charge-off is taken to reduce the loan to the fair value of the collateral (less estimated selling costs) and the loan is included in the table above as a Level III measurement. If the fair value of the collateral exceeds the carrying amount of the loan, then the loan is not included in the table above as it is not currently being carried at its fair value. The fair values above excluded estimated selling costs of $563,000 and $163,000 at December 31, 2018 and 2017, respectively.

•

Other Real Estate Owned—OREO is carried at the lower of cost or fair value, less estimated costs to sell, which is measured at the date of foreclosure. If the fair value of the collateral exceeds the carrying amount of the loan, no charge-off or adjustment is necessary, the loan is not considered to be carried at fair value, and is therefore not included in the table above. If the fair value of the collateral is less than the carrying amount of the loan, management will charge the loan down to its estimated realizable value. The fair value of OREO is based on the appraised value of the property, which is generally unadjusted by management and is based on comparable sales for similar properties in the same geographic region as the subject property, and is included in the above table as a Level II measurement. In some cases, management may adjust the appraised value due to the age of the appraisal, changes in market conditions, or observable deterioration of the property since the appraisal was completed. In these cases, the loans are categorized in the above table as a Level III measurement since these adjustments are considered to be unobservable inputs. Income and expenses from operations and further declines in the fair value of the collateral subsequent to foreclosure are included in net expenses from OREO.

The following table provides a listing of the significant unobservable inputs used in the fair value measurement process for items valued utilizing level III techniques (dollars in thousands).

	Quantitative Information about Level 3 Fair Value Measurements
2018	Fair Value	Valuation Technique(s)	Unobservable input	Range	Weighted average
Impaired Loans	5,815	Appraised Collateral Values	Discount for time since appraisal	0-100%	19.22%
			Selling costs	5%-12%	8.70%
			Holding period	6 - 12 months	11.61 months
Other real estate owned	532	Appraised Collateral Values	Discount for time since appraisal	20-55%	31.44%

2017	Fair Value	Valuation Technique(s)	Unobservable input	Range	Weighted average
Impaired Loans	1,569	Appraised Collateral Values	Discount for time since appraisal	0-100%	30.83%
			Selling costs	5%-9%	8.35%
			Holding period	6 - 12 months	11 months
Other real estate owned	1,024	Appraised Collateral Values	Discount for time since appraisal	15-65%	26.26%

Financial Instruments Not Required to be Measured or Reported at Fair Value

The carrying amount and fair value of the Company’s financial instruments that are not required to be measured or reported at fair value on a recurring basis are as follows (in thousands):

December 31, 2018	Carrying Amount	Fair Value	Level I	Level II	Level III
Financial assets:
Interest bearing time deposits with other banks	$15,498	$15,422	$—	$—	15,422
Loans held for sale	1,127	1,126	—	—	1,126
Net loans	1,068,999	1,062,645	—	—	1,062,645
Financial liabilities:
Deposits	$1,185,156	$1,180,694	$886,686	$—	$294,008
Borrowed funds	91,194	90,427	—	—	90,427

December 31, 2017	Carrying Amount	Fair Value	Level I	Level II	Level III
Financial assets:
Interest bearing time deposits with other banks	$10,283	$10,287	$—	$—	10,287
Loans held for sale	1,439	1,439	1,439
Net loans	989,335	981,238	—	—	981,238
Financial liabilities:
Deposits	$1,104,943	$1,101,583	$838,490	$—	$263,093
Borrowed funds	114,664	113,452	77,650	—	35,802

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions can significantly affect the estimates.

Estimated fair values have been determined by the Company using historical data, as generally provided in the Company’s regulatory reports, and an estimation methodology suitable for each category of financial instruments. The Company’s fair value estimates, methods and assumptions are set forth below for the Company’s other financial instruments.

The carrying amounts for cash and due from banks, bank owned life insurance, regulatory stock, accrued interest receivable and payable approximate fair value and are considered Level I measurements.

19. CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY

The following is condensed financial information for Citizens Financial Services, Inc.:

CITIZENS FINANCIAL SERVICES, INC.

CONDENSED BALANCE SHEET

	December 31,
(in thousands)	2018	2017
Assets:
Cash	$5,576	$6,238
Available-for-sale securities	516	91
Investment in subsidiary:
First Citizens Community Bank	140,298	130,402
Other assets	813	369

Total assets	$147,203	$137,100

Liabilities:
Other liabilities	$474	$589
Borrowed funds	7,500	7,500

Total liabilities	7,974	8,089
Stockholders’ equity	139,229	129,011

Total liabilities and stockholders’ equity	$147,203	$137,100

CITIZENS FINANCIAL SERVICES, INC.

CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
(in thousands)	2018	2017	2016
Dividends from:
Bank subsidiary	$8,248	$7,507	$5,842
Equity securities	7	60	92

Total income	8,255	7,567	5,934
Realized securities gains (losses)	—	1,021	31
Expenses	642	824	463

Income before equity in undistributed earnings of subsidiary	7,613	7,764	5,502
Equity in undistributed earnings—First Citizens Community Bank	10,421	5,261	7,136

Net income	$18,034	$13,025	$12,638

Comprehensive income	$17,510	$11,578	$11,482

CITIZENS FINANCIAL SERVICES, INC.

STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2018	2017	2016
Cash flows from operating activities:
Net income	$18,034	$13,025	$12,638
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(10,421)	(5,261)	(7,136)
Investment securities (gains) losses, net	—	(1,021)	(31)
Other, net	(251)	629	230

Net cash provided by operating activities	7,362	7,372	5,701

Cash flows from investing activities:
Purchases of equity securities	(425)	(94)	(1)
Proceeds from the sale of available-for-sale securities	—	2,828	201

Net cash provided by (used in) investing activities	(425)	2,734	200

Cash flows from financing activities:
Cash dividends paid	(6,116)	(5,177)	(5,081)
Purchase of treasury stock	(1,483)	(979)	(3,227)
Reissuance of treasury stock to employee stock purchase plan	—	43	59
Purchase of restricted stock	—	—	—

Net cash used in financing activities	(7,599)	(6,113)	(8,249)

Net (decrease) increase in cash	(662)	3,993	(2,348)
Cash at beginning of year	6,238	2,245	4,593

Cash at end of year	$5,576	$6,238	$2,245

20. CONSOLIDATED CONDENSED QUARTERLY DATA (UNAUDITED)

The following table presents summarized quarterly financial data for 2018 and 2017:

(in thousands, except per share data)	Three Months Ended,
2018	Mar 31	June 30	Sep 30	Dec 31
Interest income	$13,383	$14,028	$14,259	$15,088
Interest expense	1,963	2,277	2,489	2,845

Net interest income	11,420	11,751	11,770	12,243
Provision for loan losses	500	325	475	625
Non-interest income	1,900	1,835	2,022	1,997
Investment securities gains, net	6	7	(12)	(20)
Non-interest expenses	7,832	7,702	7,788	8,235

Income before provision for income taxes	4,994	5,566	5,517	5,360
Provision for income taxes	747	875	936	845

Net income	$4,247	$4,691	$4,581	$4,515

Earnings Per Share Basic	$1.20	$1.34	$1.31	$1.29

Earnings Per Share Diluted	$1.20	$1.34	$1.31	$1.29

(in thousands, except per share data)	Three Months Ended,
2017	Mar 31	June 30	Sep 30	Dec 31
Interest income	$11,300	$11,778	$12,120	$12,895
Interest expense	1,303	1,374	1,503	1,659

Net interest income	9,997	10,404	10,617	11,236
Provision for loan losses	615	625	500	800
Non-interest income	1,863	1,865	1,912	1,981
Investment securities gains, net	172	23	9	831
Non-interest expenses	7,191	7,166	7,247	7,710

Income before provision for income taxes	4,226	4,501	4,791	5,538
Provision for income taxes	923	1,033	1,141	2,934

Net income	$3,303	$3,468	$3,650	$2,604

Earnings Per Share Basic	$0.93	$0.99	$1.04	$0.74

Earnings Per Share Diluted	$0.93	$0.99	$1.04	$0.74

ACQUISITION OF STATE COLLEGE BRANCH

In the second quarter of 2017, the Company announced the signing of a purchase and assumption agreement to acquire the full service branch in State College of S&T Bank. The transaction closed on December 8, 2017, and the Bank paid consideration of $1,044,000, which was based on the average deposit balances for the 30 days prior to the closing date. The acquisition established the Company’s presence in the Centre County, Pennsylvania market.

The acquired assets and assumed liabilities were measured at estimated fair values. Management made significant estimates and exercised significant judgment in accounting for the acquisition. Management measured loan fair values based on loan file reviews, appraised collateral values, expected cash flows, and historical loss factors of S&T. The Bank also recorded an identifiable intangible asset representing the core deposit base of the branch based on management’s evaluation of the cost of such deposits relative to alternative funding sources.

The business combination resulted in the acquisition of loans without evidence of credit quality deterioration. Loans without evidence of credit deterioration were fair valued by discounting both expected principal and interest cash flows using an observable discount rate for similar instruments that a market participant would consider in determining fair value. Additionally, consideration was given to management’s best estimates of default rates and pre-payment speeds.

The following table summarizes the purchase of the branch as of December 7, 2017:

(In Thousands)
Purchase Price Consideration in cash		$1,044
Net Assets Acquired for cash
Loans, interest, PP&E less deposits, interest and escrow payable		3,509

Total cash consideration		4,553
Net Assets Acquired for cash	$3,509
Adjustments to reflect assets acquired at fair value:
Loans
Interest rate	(522)
General credit	(740)
Core deposit intangible	145
Adjustments to reflect liabilities acquired at fair value:
Time deposits	(46)

Acquired net assets at fair value		2,346

Goodwill resulting from acquisition		$2,207

The following condensed statement reflects the amounts recognized as of the acquisition date for each major class of asset acquired and liability assumed:

(In Thousands)
Total purchase price		$4,553
Net assets acquired:
Cash and cash equivalents	$154
Loans	39,847
Premises and equipment, net	86
Accrued interest receivable	74
Intangibles	145
Deposits	(37,880)
Accrued interest payable	(29)
Other liabilities	(51)

		2,346

Goodwill resulting from the branch acquisition		$2,207

The Company recorded goodwill and other intangibles associated with the purchase of the branch totaling $2,352,000. Goodwill is not amortized, but is periodically evaluated for impairment. The Company did not recognize any impairment from December 8, 2017 to December 31, 2018.

Identifiable intangibles are amortized to their estimated residual values over the expected useful lives. Such lives are also periodically reassessed to determine if any amortization period adjustments are required. For the period from December 8, 2017 to December 31, 2018, no such adjustments were recorded. The identifiable intangible assets consist of a core deposit intangible. See footnote 7 for additional information on the identifiable intangible assets.

SUBSEQUENT EVENTS

On March 1, 2019, the Judge presiding over the matter between Arnold v. First Citizens National Bank in the United States Bankruptcy Court for Western District of New York District approved the settlement between the Company and Arnold. This settlement provides for the Bank to receive titles to properties in lieu of additional payments related to the outstanding loans. This settlement will be effective March 15, 2019, at which time the Company will obtain clean title to the properties upon the payment of past due taxes owed on the properties. The Company is currently evaluating the fair value of the properties and the impact on the allowance for loan losses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Citizens Financial Services, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Citizens Financial Services, Inc. and subsidiaries (the “Company”) as of December 31, 2018 and 2017; the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018; and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 7, 2019, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 1994.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

March 7, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Citizens Financial Services, Inc.

Opinion on Internal Control over Financial Reporting

We have audited Citizens Financial Services, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018, of the Company and our report dated March 7, 2019, expressed an unqualified opinion.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

March 7, 2019

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CITIZENS FINANCIAL SERVICES, INC.,

AND

MIDCOAST COMMUNITY BANCORP, INC.

DATED AS OF SEPTEMBER 18, 2019

A-i

A-ii

Exhibit A – Form of Voting and Support Agreement

Exhibit B – Form of Agreement and Plan of Bank Merger

Exhibit C – Form of Joinder Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 18, 2019, is entered into by and between Citizens Financial Services, Inc. (“Citizens”), and MidCoast Community Bancorp, Inc. (“MidCoast”), each a Pennsylvania corporation.

Recitals

1.    The Board of Directors of each of Citizens and MidCoast (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective companies and their respective shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has unanimously approved this Agreement.

2.    As a condition to the willingness of Citizens to enter into this Agreement, each director of MidCoast has entered into a Voting and Support Agreement (the “Voting Agreement”), substantially in the form of Exhibit A hereto, dated as of the date hereof, with Citizens, pursuant to which each director has agreed, among other things, to vote all shares of MidCoast Common Stock owned by the director in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement.

3.    The parties intend for the Merger to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Code Sections 354 and 361.

4.    The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1    Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.

“Advisory Board” shall have the meaning set forth in Section 7.9.5.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person.

“Agreement” shall mean this agreement and plan of merger, the exhibits and schedules hereto, and any amendment hereto.

“Average Closing Price” shall have the meaning set forth in Section 10.1.9.

“Bank Merger” shall have the meaning set forth in Section 2.9.

“Bank Merger Agreement” shall mean the Agreement and Plan of Merger by and between FCCB and MCB, substantially in the form of Exhibit B hereto.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the PDOB, the FRB, the Commissioner’s Office and the FDIC, which regulates or has the statutory authority to regulate, Citizens, FCCB, MidCoast, MCB and their respective subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anti-competitive matters.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BOLI” shall have the meaning set forth in Section 4.27.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.2.2.

“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.

“Citizens” shall mean Citizens Financial Services, Inc., a Pennsylvania corporation with its principal offices located at 15 South Main Street, Mansfield, Pennsylvania 16993.

“Citizens Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“Citizens Common Stock” shall mean the common stock, par value $1.00 per share, of Citizens.

“Citizens Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Citizens to MidCoast pursuant to this Agreement.

“Citizens Financial Statements” shall mean the (i) the audited consolidated balance sheets of Citizens as of December 31, 2018 and 2017 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Citizens for the years ended December 31, 2018, 2017 and 2016, as filed in Citizens’ Form 10-K for the year ended December 31, 2018, and (ii) the unaudited interim consolidated financial statements of Citizens as of the end of each calendar quarter following December 31, 2018, and for the periods then ended, as filed by Citizens in the Citizens SEC Reports.

“Citizens 401(k) Plan” shall mean the First Citizens Community Bank 401(k) Profit Sharing Plan.

“Citizens Loan Property” shall have the meaning set forth in Section 5.14.2.

“Citizens Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“Citizens Ratio” shall have the meaning set forth in Section 10.1.9.

“Citizens Regulatory Reports” shall mean the Call Reports of FCCB, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FRB with respect to each calendar quarter beginning with the quarter ended December 31, 2018, through the Closing Date, and all Reports on Form FR Y-10 filed with the FRB by Citizens from December 31, 2018 through the Closing Date.

“Citizens SEC Reports” shall have the meaning set forth in Section 5.27.

“Citizens Stock” shall have the meaning set forth in Section 5.3.1.

“Citizens Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by Citizens, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of FCCB.

“Certificate” shall mean a certificate or book entry statement evidencing shares of MidCoast Common Stock.

“Claim” shall have the meaning set forth in Section 7.10.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall have the meaning set forth in the recitals.

“Commissioner’s Office” shall mean the Office of the State Bank Commissioner of the State of Delaware.

“Confidentiality Agreement” shall mean the confidentiality agreement dated as of April 18, 2019 by and between Citizens and MidCoast.

“Continuing Employees” shall have the meaning set forth in Section 7.9.1.

“Contribution” shall have the meaning set forth in Section 2.2.1

“CRA” shall have the meaning set forth in Section 4.12.1.

“Determination Date” shall have the meaning set forth in Section 10.1.9.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.5.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.5.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or before the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, as amended, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or before the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agent” shall mean Broadridge Corporate Issuer Solutions, Inc., or such other bank or trust company or other agent as mutually agreed upon by Citizens and MidCoast, which shall act as agent for Citizens in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FCCB” shall mean First Citizens Community Bank, a Pennsylvania-chartered commercial bank with its principal office located at 15 South Main Street, Mansfield, Pennsylvania 16933.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Final Index Price” shall have the meaning set forth in Section 10.1.9.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“FRB” shall mean the Board of Governors of the Federal Reserve System and any applicable Federal Reserve Bank.

“GAAP” shall mean accounting principles generally accepted in the United States of America, applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“IRS” shall mean the United States Internal Revenue Service.

“Indemnified Parties” shall have the meaning set forth in Section 7.10.2.

“Index Group” shall have the meaning set forth in Section 10.1.9.

“Index Price” shall have the meaning set forth in Section 10.1.9.

“Index Ratio” shall have the meaning set forth in Section 10.1.9.

“Joinder Agreement” shall mean the Joinder Agreement by and among, Newco, Citizens and MidCoast, substantially in the form of Exhibit C hereto.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the senior officers and directors of such Person after reasonable inquiry.

“MCB” shall mean MidCoast Community Bank, a Delaware-chartered commercial bank with its principal office located at 4900 Kirkwood Highway, Wilmington, Delaware 19808.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to Citizens or MidCoast, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of Citizens and the Citizens Subsidiaries, taken as a whole, or of MidCoast and the MidCoast Subsidiaries, taken as a whole, respectively, or (2) materially impairs the ability of either MidCoast or Citizens to perform its respective obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, a Material Adverse Effect: (i) the impact of (x) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to MidCoast and any MidCoast Subsidiary, on the one hand, or Citizens or any Citizens Subsidiary, on the other hand, (ii) the announcement of this Agreement or any action or omission of MidCoast or any MidCoast Subsidiary, on the one hand, or Citizens or any Citizens Subsidiary, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of Citizens or MidCoast, respectively, (iii) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (iv) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, and (v) any changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; except, with respect to subclauses (i), (iv), and (v), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations, or business of Citizens or MidCoast, as applicable, as compared to other companies in the industry in which such party operates.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.10.1.

“Merger” shall mean the merger of MidCoast with and into Newco pursuant to the terms hereof.

“Merger Consideration” shall have the meaning set forth in Section 3.1.3.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the shares of Citizens Common Stock to be offered to holders of MidCoast Common Stock in connection with the Merger, and the proxy statement for the meeting of MidCoast shareholders.

“MidCoast” shall mean MidCoast Community Bancorp, Inc., a Pennsylvania corporation with its principal office located at 1011 Centre Road, Suite 119, Wilmington, Delaware 19805.

“MidCoast Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“MidCoast Benefits Schedule” shall have the meaning set forth in Section 4.13.12.

“MidCoast Class A Common Stock” shall mean the Class A common stock, no par value, of MidCoast.

“MidCoast Class B Common Stock” shall mean the Class B common stock, no par value, of MidCoast.

“MidCoast Common Stock” shall mean the MidCoast Class A Common Stock and the MidCoast Class B Common Stock.

“MidCoast Disclosure Schedule” shall mean the collective written disclosure schedules delivered by MidCoast to Citizens pursuant to this Agreement.

“MidCoast Financial Statements” shall mean (i) the audited consolidated balance sheets of MidCoast as of December 31, 2018 and 2017 and the related statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of MidCoast for each of the years ended December 31, 2018, 2017 and 2016, and (ii) the unaudited interim consolidated financial statements of MidCoast as of the end of each calendar quarter following December 31, 2018, and for the periods then ended.

“MidCoast 401(k) Plan” shall mean the MidCoast Community Bank 401(k) Profit Sharing Plan or any successor thereto.

“MidCoast 401(k) Plan Termination Date” shall have the meaning set forth in Section 6.11.

“MidCoast Loan Property” shall have the meaning set forth in Section 4.15.2.

“MidCoast Regulatory Reports” shall mean the Call Reports of MCB, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended December 31, 2018, through the Closing Date, and all Reports on Form FR Y-10 filed with the FRB by MidCoast from December 31, 2018 through the Closing Date.

“MidCoast Shareholder Approval” shall have the meaning set forth in Section 4.4.1.

“MidCoast Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“MidCoast Stock Options” shall have the meaning set forth in Section 3.4.

“MidCoast Stock Incentive Plans” shall mean the MidCoast Community Bank 2007 Stock Incentive Plan, as amended, and the MidCoast Community Bancorp, Inc. 2017 Stock Incentive Plan.

“MidCoast Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, 10% or more of the equity securities or equity interests of which is owned, either directly or indirectly, by MidCoast or MidCoast Community, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of MCB.

“MidCoast Warrants” shall have the meaning set forth in Section 3.5.

“Newco” shall mean the corporation or other legal entity formed under the laws of the Commonwealth of Pennsylvania, with its principal office located at 15 South Main Street, Mansfield, Pennsylvania 16993, which will be formed as a wholly-owned subsidiary of Citizens.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Notice of Superior Proposal” shall have the meaning set forth in Section 10.1.8.

“PBC” shall mean the Pennsylvania Banking Code of 1965, as amended.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PDOB” shall mean the Pennsylvania Department of Banking and Securities.

“PSOS” shall mean the Office of the Pennsylvania Secretary of State.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Personal Information” shall mean the type of information regulated by Privacy Laws and collected, used, disclosed or retained by a party in its business including information regarding the customers, suppliers, employees and agents of such business, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

“Privacy Laws” shall mean all applicable federal, state, municipal or other legal requirements governing the collection, use, disclosure, and retention of Personal Information.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended, and, in each case, the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“SOX Act” shall have the meaning set forth in Section 5.24.

“Starting Date” shall have the meaning set forth in Section 10.1.9.

“Starting Price” shall have the meaning set forth in Section 10.1.9.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.

“Subsidiary(ies)” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Citizens or MidCoast, as applicable.

“Superior Proposal” shall have the meaning set forth in Section 6.10.

“Surviving Institution” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean June 30, 2020.

“Termination Fee” shall have the meaning set forth in Section 10.2.2.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

“Warrant Consideration” shall have the meaning set forth in Section 3.5.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1    Contribution and Merger.

2.1.1    Immediately before the Effective Time, Citizens shall form Newco and cause Newco to join in this Agreement, as though an original party hereto, by executing and delivering the Joinder Agreement. Immediately after Newco is formed, and before the Effective Time, Citizens shall contribute all of the common stock of FCCB owned by Citizens (which, for the avoidance of doubt, is 100% of the equity interests of FCCB) to Newco such that FCCB shall become the wholly-owned subsidiary of Newco (the “Contribution”).

2.1.2    Subject to the terms and conditions of this Agreement, in accordance with the PBCL, at the Effective Time: (a) MidCoast shall merge with and into Newco, with Newco as the resulting or surviving institution (the “Surviving Institution”) and a wholly-owned subsidiary of Citizens; and (b) the separate existence of MidCoast shall cease, and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of MidCoast shall be vested in and assumed by Newco.

2.2    Closing; Effective Time.

The closing of the Merger (the “Closing”) shall occur no later than the close of business on the 5th Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of a statement of merger with the PSOS, in accordance with the PBCL, on or before the day of the Closing (the “Closing Date”). The Merger shall be effective on the date and time specified in the statement of merger filed with the PSOS (the “Effective Time”). A pre-closing of the transactions contemplated hereby shall take place at 10:00 a.m., Eastern time, by mail or electronic delivery, or at the option of Citizens, at the offices of Luse Gorman, PC, on the day before the Closing Date.

2.3    Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Newco as in effect immediately before the Effective Time shall be the articles of incorporation and bylaws of the Surviving Institution, until thereafter amended as provided therein and by applicable law.

2.4    Officers and Directors of the Surviving Institution.

The officers of Newco serving immediately before the Effective Time shall be the initial officers of Surviving Institution, in each case until their respective successors are duly elected or appointed and qualified. The directors of Newco serving immediately before the Effective Time shall be the directors of the Surviving Institution, in each case until their respective successors are duly elected or appointed and qualified.

2.5    Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the PBCL.

2.6    Tax Consequences.

The parties hereto intend that the Merger shall constitute a “reorganization” within the meaning of Code Sections 368(a)(1)(A) and 368(a)(2)(D) and that this Agreement shall constitute a “plan of reorganization” as that term is used in Code Sections 354 and 361.

2.7    Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, and subject to the satisfaction of the conditions set forth in Article IX, before the Effective Time, Citizens may revise the structure for effecting the Merger described in Section 2.1 including, without limitation, by substituting for the surviving institution a wholly-owned subsidiary of Citizens or of FCCB, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) such modification shall not adversely affect the federal income tax consequences of the Merger to Citizens, FCCB, MidCoast, MCB or to the holders of MidCoast Common Stock or prevent the rendering of the opinions contemplated in Sections 9.2.4 and 9.3.4; (iii) the consideration to be paid to the holders of MidCoast Common Stock, MidCoast Stock Options and MidCoast Warrants under this Agreement is not thereby changed in kind or increased or decreased in value or amount; and (iv) such modification will not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise materially impede or delay consummation of the Merger or cause any condition to Closing set forth in Article IX incapable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents to reflect any such revised structure.

2.8    Absence of Control.

The parties hereto intend that, until the Effective Time, Citizens, by reason of this Agreement, shall not, and shall not be deemed to, control, directly or indirectly, MidCoast or any MidCoast Subsidiary or to exercise, directly or indirectly, a controlling influence over the management or policies of MidCoast or any MidCoast Subsidiary, including by virtue of the provisions stated in Section 6.2.1, which shall be interpreted consistent with this Section 2.8.

2.9    Bank Merger.

Concurrently with or as soon as practicable after the execution and delivery of this Agreement, MCB and FCCB shall enter into the Bank Merger Agreement, pursuant to which MCB will merge with and into FCCB, and FCCB shall be the surviving institution (the “Bank Merger”). Before the Effective Time, Citizens shall cause FCCB, and MidCoast shall cause MCB, to execute such certificates and articles of merger and such other documents as are necessary to effect the Bank Merger. The effective time of the Bank Merger shall occur simultaneously with or immediately following the Effective Time of the Merger, at which time the Bank Merger shall be consummated.

ARTICLE III

CONVERSION OF SHARES

3.1    Conversion of MidCoast Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Citizens, Newco or MidCoast or the holders of any of the shares of MidCoast Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1    Each share of Citizens Common Stock and each share of the common stock of Newco that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2    All shares of MidCoast Common Stock held in the treasury of MidCoast and each share of MidCoast Common Stock owned by Citizens before the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (the “Treasury Stock”) shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3    Each share of MidCoast Common Stock issued and outstanding immediately before the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $6.50 in cash, without interest (the “Cash Consideration”), or (ii) 0.1065 shares (the “Exchange Ratio”) of Citizens Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration”.

3.1.4    Except as set forth in Section 3.1.2 or 3.1.5, upon the Effective Time, outstanding shares of MidCoast Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date before the Effective Time that were declared or made by MidCoast on such shares of MidCoast Common Stock in accordance with the terms of this Agreement on or before the Effective Time and which remain unpaid at the Effective Time, or dividends on Citizens Common Stock with a record date after the Effective Time.

3.1.5    Each outstanding share of MidCoast Common Stock, the holder of which has perfected his right to dissent under the PBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. MidCoast shall give Citizens prompt notice upon receipt by MidCoast of any such demands for payment of the fair value of such shares of MidCoast Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Citizens shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. MidCoast shall not, except with the prior written consent of Citizens, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Institution.

3.1.6    If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or before the Effective Time, such holder’s shares of MidCoast Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of MidCoast Common Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.7    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Citizens Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Citizens Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Citizens. In lieu of the issuance of any such fractional share, Citizens shall pay to each former holder of MidCoast Common Stock who otherwise would be entitled to receive a fractional share of Citizens Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $6.50, without interest. For purposes of determining any fractional share interest, all shares of MidCoast Common Stock owned by a MidCoast Shareholder shall be combined so as to calculate the maximum number of whole shares of Citizens Common Stock issuable to such MidCoast Shareholder.

3.1.8    If Citizens changes (or the Citizens Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Citizens Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If MidCoast changes (or the MidCoast Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of MidCoast Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

3.2    Election Procedures.

3.2.1    Holders of MidCoast Common Stock may elect to receive Stock Consideration or Cash Consideration (in either case without interest) in exchange for their shares of MidCoast Common Stock in accordance with the following procedures, provided, however, that, in the aggregate, 75% of the total number of shares of MidCoast Common Stock issued and outstanding at the Effective Time, excluding any Treasury Stock and any Dissenting Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and 25% of the total number of shares of MidCoast Common Stock issued and outstanding at the Effective Time shall be converted into the Cash Consideration. Shares of MidCoast Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as (the “Cash Election Shares”). Shares of MidCoast Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as (the “Stock Election Shares”). Shares of MidCoast Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as (the “Non-Election Shares”). The aggregate number of shares of MidCoast Common Stock with respect to which a Stock Election has been made is referred to herein as (the “Stock Election Number”).

3.2.2    An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as the parties shall mutually agree (the “Election Form”), shall be mailed not less than twenty (20) Business Days before the anticipated Effective Time or on such earlier date as the parties shall mutually agree (the “Mailing Date”) to each holder of record of MidCoast Common Stock as of five Business Days before the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of MidCoast Common Stock held by such holder (a “Cash Election”) in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”) in accordance with Section 3.1.3, (iii) elect to receive the Stock Consideration for a part of such holder’s MidCoast Common Stock and the Cash Consideration for the remaining part of such holder’s MidCoast Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Citizens Common Stock for such shares (a “Non-Election”). A holder of record of shares of MidCoast Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of MidCoast Common Stock held by such Representative for a particular beneficial owner. Any shares of MidCoast Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

3.2.3    To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Eastern time, on the 20th day following the Mailing Date (or such other time and date as the parties may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Effective Time. MidCoast shall use its best efforts to mail or otherwise make available up to two separate Election Forms, or such additional Election Forms as Citizens may permit, to all persons who become holders (or beneficial owners) of MidCoast Common Stock between the Election Form Record Date and the close of business on the Business Day before the Election Deadline. MidCoast shall provide to the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. If a holder of MidCoast Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form before the Election Deadline, the shares of MidCoast Common Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or before the Election Deadline. Citizens shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. If Citizens or MidCoast receives notice from the Exchange Agent that it determines that any Election is not properly made, Citizens or MidCoast, as applicable, shall give prompt notice of such defect to the other party.

3.2.4    If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.6 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5     If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)    if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.6 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)    if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.2.6 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.3    Procedures for Exchange of MidCoast Common Stock.

3.3.1    Citizens to Make Merger Consideration Available. At least two (2) Business Days before the Effective Time, Citizens shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of MidCoast Common Stock, for exchange in accordance with this Section 3.3, an aggregate amount of cash and shares of Citizens common stock sufficient to pay the aggregate amount of cash payable, and to issue the Stock Consider issuable, pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of Citizens Common Stock for exchange in accordance with this Section 3.3 (such cash and shares of Citizens Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2    Exchange of Certificates. Citizens shall take all steps necessary to cause the Exchange Agent, not later than five Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates a mutually agreed-upon form of letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the MidCoast Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3    Rights of Certificate Holders after the Effective Time. The holder of a Certificate that before the Merger represented issued and outstanding MidCoast Common Stock shall have no rights, after the Effective Time, with respect to such MidCoast Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Citizens Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Citizens Common Stock represented by such Certificate.

3.3.4    Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5    Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of MidCoast of the MidCoast Common Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6    Return of Exchange Fund. At any time following the nine (9)-month period after the Effective Time, Citizens shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Citizens (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Citizens nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in good faith in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8    Withholding. Citizens or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of MidCoast Common Stock such amounts as Citizens (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Citizens or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the MidCoast Common Stock in respect of whom such deduction and withholding were made by Citizens or the Exchange Agent.

3.4    Treatment of MidCoast Stock Options.

Holders of all outstanding and unexercised options to acquire shares of MidCoast Common Stock (“MidCoast Stock Options”) under the MidCoast Stock Incentive Plans, whether or not vested as of the Effective Time will be entitled, subject to Citizens’ receipt of an option surrender agreement in form and substance reasonably acceptable to MidCoast, to receive a cash payment from Citizens (or at the request of Citizens, from MidCoast) equal to the product of (i) the number of shares of MidCoast Common Stock subject to such MidCoast Stock Option at the Effective Time and (ii) the amount by which $6.50 exceeds the exercise price per share of such MidCoast Stock Option (the “Option Consideration”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. If the exercise price of a MidCoast Stock Option is greater than or equal to $6.50, then the holder thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such MidCoast Stock Option shall be canceled without any payment made in exchange therefor. Subject to the foregoing, the MidCoast Stock Incentive Plans, including all underlying award agreements, and all MidCoast Stock Options issued thereunder, shall terminate at the Effective Time. Before the Effective Time, MidCoast shall use commercially reasonable efforts to take all actions as necessary to give effect to the prior sentence, including, without limitation, taking such actions as are necessary or required under the MidCoast Stock Incentive Plans.

3.5    Treatment of MidCoast Warrants.

At the Effective Time, all warrants to acquire shares of MidCoast Common Stock that are outstanding and unexercised immediately before the Effective Time (“MidCoast Warrants”) shall automatically become vested and shall be cancelled and converted into the right to receive from Citizens (or at the request of Citizens, from MidCoast) a cash payment in an amount, subject to any required withholding taxes, equal to the product of (i) the number of shares of MidCoast Common Stock subject to such MidCoast Warrants at the Effective Time and (ii) the amount by which $6.50 exceeds the exercise price per share of such MidCoast Warrant (the “Warrant Consideration”). If the exercise price of a MidCoast Warrant is greater than or equal to $6.50, then the holder thereof shall not be entitled to receive the Warrant Consideration, and at the Effective Time such MidCoast Warrant shall be canceled without any payment made in exchange therefor. Subject to the foregoing, the MidCoast Warrants, including all underlying award agreements, shall terminate at the Effective Time. Before the Effective Time, MidCoast shall use commercially reasonable efforts to take all actions as necessary to give effect to the prior sentence, including, without limitation, taking such actions as are necessary or required under the agreements relating to the MidCoast Warrants.

3.6    Reservation of Shares.

Citizens shall reserve for issuance a sufficient number of shares of the Citizens Common Stock for the purpose of issuing shares of Citizens Common Stock to the MidCoast Shareholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MIDCOAST

MidCoast represents and warrants to Citizens as set forth in this Article IV, subject to the standard set forth in Section 4.1 and except as set forth in the MidCoast Disclosure Schedule delivered by MidCoast to Citizens on the date hereof, provided, however, that disclosure in any section of such MidCoast Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. MidCoast has made a good faith, diligent effort to ensure that the disclosure on each schedule of the MidCoast Disclosure Schedule corresponds to the section referenced herein.

4.1    Standard.

Except as set forth in the following sentence, no representation or warranty of MidCoast contained in this Article IV shall be deemed untrue or incorrect, and MidCoast shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” or “Material Adverse Effect” in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Section 4.2, which shall be true and correct in all material respects, and Sections 4.3.1 and 4.3.2, which shall be true and correct in all respects.

4.2    Organization.

4.2.1    MidCoast is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. MidCoast has full corporate power and authority to carry on its business as now conducted. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MidCoast, MidCoast is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2    MCB is a commercial bank duly organized and validly existing under the laws of the State of Delaware. MCB has full corporate power and authority to carry on its business as now conducted. MCB is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits in MCB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. MCB is a member in good standing of the FHLB and owns the amount of FHLB stock required as a result of such membership.

4.2.3    MidCoast Disclosure Schedule 4.2.3 sets forth each MidCoast Subsidiary and its jurisdiction of incorporation or organization. Each MidCoast Subsidiary (other than MCB) is a corporation, limited liability company or other legal entity as set forth on MidCoast Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each MidCoast Subsidiary (other than MCB) has full corporate power and authority to carry on its business as now conducted. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on MidCoast, each MidCoast Subsidiary (other than MCB) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4    The respective minute books of MidCoast, MCB and each other MidCoast Subsidiary accurately record all material or required to be recorded corporate actions of their respective shareholders and Boards of Directors (including committees).

4.2.5    Before the date of this Agreement, MidCoast has made available to Citizens true and correct copies of the articles of incorporation, charter or certificate of incorporation, as applicable, and bylaws or other governing documents of MidCoast, MCB and each other MidCoast Subsidiary.

4.3    Capitalization.

4.3.1    The authorized capital stock of MidCoast consists solely of 14,000,000 shares of MidCoast Class A Common Stock, 200,000 shares of MidCoast Class B Common Stock and 1,000,000 shares of preferred stock, having such par value as the Board of Directors of MidCoast may determine. As of the date hereof, there are (i) 8,969,601 shares of MidCoast Class A Common Stock validly issued and outstanding, fully paid and non-assessable, and free of preemptive rights, (ii) 52,219 shares of MidCoast Common Stock held by MidCoast as Treasury Stock, (iii) 142,124 shares of MidCoast Class B Common Stock validly issued and outstanding, (iv) no shares of preferred stock of MidCoast outstanding, (v) 473,700 MidCoast Stock Options outstanding, and (vi) 80,736 MidCoast Warrants outstanding. MidCoast does not own, of record or beneficially, any shares of MidCoast Common Stock other than shares held as Treasury Stock or in a fiduciary capacity. Other than the MidCoast Stock Options and MidCoast Warrants, MidCoast does not have and is not bound by any

Rights or other arrangements of any character relating to the purchase, sale, award, issuance or voting of, or right to receive dividends or other distributions on, any capital stock of MidCoast, or any other security of MidCoast or any securities representing the right to vote, purchase or otherwise receive any capital stock of MidCoast or any other security of MidCoast.

4.3.2    Except as set forth on MidCoast Disclosure Schedule 4.3.2, MidCoast owns all of the capital stock of each MidCoast Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the MidCoast Subsidiaries and as set forth on MidCoast Disclosure Schedule 4.3.2, MidCoast does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of MidCoast or any MidCoast Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of MCB, including stock in the FHLB.

4.3.3    To MidCoast’s Knowledge, except as set disclosed in MidCoast Disclosure Schedule 4.3.3, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of MidCoast Common Stock.

4.3.4    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which MidCoast’s shareholders may vote have been issued by MidCoast and are outstanding.

4.4    Authority; No Violation.

4.4.1    MidCoast has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by the holders of MidCoast Common Stock (the “MidCoast Shareholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MidCoast and the completion by MidCoast of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of MidCoast. This Agreement has been duly and validly executed and delivered by MidCoast, and subject to MidCoast Shareholder Approval and the receipt of the Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by Citizens, constitutes the valid and binding obligation of MidCoast, enforceable against MidCoast in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2    Neither the execution and delivery of this Agreement by MidCoast, nor the consummation of the transactions contemplated hereby, nor compliance by MidCoast with the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and bylaws of MidCoast or any MidCoast Subsidiary; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MidCoast or any MidCoast Subsidiary or any of its properties or assets; or (iii) except as set forth in MidCoast Disclosure Schedule 4.4.2(iii), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of MidCoast or any MidCoast Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which MidCoast or any MidCoast Subsidiary is a party, or by which it or any of its properties or assets may be bound or affected.

4.5    Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the statement of merger with the PSOS, and (d) the receipt of MidCoast Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, except as set forth in MidCoast Disclosure Schedule 4.5, to the Knowledge of MidCoast, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by MidCoast, the completion by MidCoast of the Merger and the performance by MidCoast of its obligations hereunder. MidCoast has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by MidCoast to result in a Material Adverse Effect on MidCoast or Citizens, or that (ii) any public body or authority having jurisdiction over the affairs of MidCoast or any MidCoast Subsidiary, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6    Financial Statements.

4.6.1    The MidCoast Regulatory Reports heretofore filed with the FDIC and the Commissioner’s Office have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

4.6.2    MidCoast has previously made available to Citizens the MidCoast Financial Statements for the periods through June 30, 2019. Such MidCoast Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited consolidated interim statements to normal year-end adjustments) the financial position, results of operations and cash flows of MidCoast and the MidCoast Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

4.6.3    At the date of the most recent balance sheet included in the MidCoast Financial Statements or in the MidCoast Regulatory Reports, MidCoast did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such MidCoast Financial Statements or in the MidCoast Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7    Taxes.

MidCoast and the MidCoast Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). MidCoast, on behalf of itself and the MidCoast Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by MidCoast and the MidCoast Subsidiaries before the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. MidCoast and the MidCoast Subsidiaries have timely paid or, before the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity before the Effective Time other than Taxes which are being contested in good faith. MidCoast and the MidCoast Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Code Section 6662 (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of MidCoast and the MidCoast Subsidiaries did not, as of the most recent MidCoast Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent MidCoast balance sheet (rather than in any notes thereto). MidCoast and the MidCoast Subsidiaries are subject to Tax audits in the ordinary course of business. MidCoast management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on MidCoast. MidCoast and the MidCoast Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that MidCoast or any of the MidCoast Subsidiaries was required to file any Tax Return in such jurisdiction that was not filed. Neither MidCoast nor any of the MidCoast Subsidiaries (i) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was MidCoast; or (ii) has any liability for the Taxes of any Person (other than MidCoast or any of the MidCoast Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against MidCoast or any MidCoast Subsidiary for any alleged deficiency in any Tax due, and neither MidCoast nor any MidCoast Subsidiary has been notified in writing of any proposed Tax claims or assessments against MidCoast or any MidCoast Subsidiary. MidCoast and the MidCoast Subsidiaries have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. MidCoast and the MidCoast Subsidiaries have delivered to Citizens true and complete copies of all Tax Returns of MidCoast and the MidCoast Subsidiaries for taxable periods ending on or after December 31, 2015. Neither MidCoast nor any of the MidCoast Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Reg. 1.6011-4(b). Neither MidCoast nor any of the MidCoast Subsidiaries has distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361. Neither MidCoast nor any of the MidCoast Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

4.8    No Material Adverse Effect.

Since December 31, 2018, to MidCoast’s Knowledge, no event has occurred and no circumstance has arisen that has had or reasonably would be expected to have a Material Adverse Effect on MidCoast.

4.9    Material Contracts; Leases; Defaults.

4.9.1    Except as set forth on MidCoast Disclosure Schedule 4.9.1, neither MidCoast nor any MidCoast Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of MidCoast or any MidCoast Subsidiary; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, warrants, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of MidCoast or any MidCoast Subsidiary; (iii) any agreement which by its terms limits or affects the payment of dividends by MidCoast; (iv) any instrument evidencing or related to indebtedness for borrowed money in excess of $100,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which MidCoast or any MidCoast Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to MidCoast or any MidCoast Subsidiary; (v) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates MidCoast or any MidCoast Subsidiary for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by MidCoast.

4.9.2    Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed on MidCoast Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement listed in MidCoast Disclosure Schedule 4.4.2(iii), to MidCoast’s Knowledge MidCoast is not in material default under any contract of the type described in Section 4.9, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3    True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Citizens on or before the date hereof, and are in full force and effect on the date hereof. Except as set forth on MidCoast Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement: (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of MidCoast or any MidCoast Subsidiary or upon the occurrence of a subsequent event; (ii) requires MidCoast or any MidCoast Subsidiary to provide a benefit in the form of MidCoast Common Stock or determined by reference to the value of MidCoast Common Stock; or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.9.4    Since December 31, 2018, through and including the date of this Agreement, except as set forth on MidCoast Disclosure Schedule 4.9.4, MidCoast has not: (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans, and as previously disclosed by MidCoast), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice; (ii) granted any options or warrants to purchase shares of MidCoast Common Stock, or any right to acquire any shares of capital stock to any executive officer, director or employee of MidCoast or any MidCoast Subsidiary; (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan; (iv) made any material election for federal or state income tax purposes; (v) made any material change in the credit policies or procedures of MidCoast or any MidCoast Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments; (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice; (viii) changed any accounting methods, principles or practices of MidCoast or any MidCoast Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.10    Ownership of Property; Insurance Coverage.

4.10.1    Except as set forth on MidCoast Disclosure Schedule 4.10.1, MidCoast and each MidCoast Subsidiary has good and, as to real property, marketable, title to all assets and properties owned by MidCoast or such MidCoast Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet condition contained in the MidCoast Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by MidCoast or any MidCoast Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. MidCoast and each MidCoast Subsidiary, as lessee, has the right under valid and existing leases of real and personal properties used by MidCoast or such MidCoast Subsidiary in the conduct of its businesses to occupy or use all such properties as presently occupied and used by it. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the MidCoast Financial Statements.

4.10.2    With respect to all material agreements pursuant to which MidCoast or any MidCoast Subsidiary has purchased securities subject to an agreement to resell, if any, MidCoast has a lien or security interest (which to MidCoast’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3    MidCoast and each MidCoast Subsidiary currently maintains insurance considered by it to be reasonable for its operations. MidCoast has not received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on MidCoast Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by MidCoast under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years MidCoast and each MidCoast Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. MidCoast Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by MidCoast and each MidCoast Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. MidCoast has made available to Citizens copies of all of the policies listed on MidCoast Disclosure Schedule 4.10.3.

4.11    Legal Proceedings.

Except as disclosed on MidCoast Disclosure Schedule 4.11, neither MidCoast nor any MidCoast Subsidiary is a party to any, and there are no pending or, to MidCoast’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against MidCoast or any MidCoast Subsidiary, (ii) to which MidCoast’s or any MidCoast Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which reasonably could be expected to adversely affect the ability of MidCoast or any MidCoast Subsidiary to perform under this Agreement.

4.12    Compliance with Applicable Law.

Except as set forth on MidCoast Disclosure Schedule 4.12 and in Section 4.15:

4.12.1    To MidCoast’s Knowledge, MidCoast and each MidCoast Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit

Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (the “CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither MidCoast nor any MidCoast Subsidiary has received any written notice to the contrary.

4.12.2    MidCoast and each MidCoast Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of MidCoast, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3    Since January 1, 2016, neither MidCoast nor any MidCoast Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that MidCoast or any MidCoast Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require MidCoast or any MidCoast Subsidiary, or indicating that MidCoast or any MidCoast Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding, written recommendation or matter requiring attention, or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of MidCoast or any MidCoast Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of MidCoast or any MidCoast Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as (a “Regulatory Agreement”). Neither MidCoast nor any MidCoast Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect.

4.13    Employee Benefit Plans.

4.13.1    MidCoast Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in ERISA Section 3(3), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by MidCoast, any MidCoast Subsidiary or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to MidCoast or any MidCoast Subsidiary and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of MidCoast or any MidCoast Subsidiary are eligible to participate (collectively, the “MidCoast Benefit Plans”). Neither MidCoast nor any MidCoast Subsidiary has any written or oral commitment to create any additional MidCoast Benefit Plan or to materially modify, change or renew any existing MidCoast Benefit Plan (any modification or change that increases the cost of such plan would be deemed material), except as required to maintain the qualified status thereof. MidCoast has made available to Citizens true and correct copies of each MidCoast Benefit Plan.

4.13.2    All MidCoast Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on MidCoast Disclosure Schedule 4.13.2, each MidCoast Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Code Section 401(a) has either: (i) received a favorable determination letter from the IRS (and MidCoast is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of MidCoast, there exists no fact which would adversely affect the qualification of any of the MidCoast Benefit Plans intended to be qualified under Code Section 401(a), or any threatened or pending claim against any of the MidCoast Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits). Neither MidCoast nor any MidCoast Subsidiary has engaged in a transaction, or omitted to take any action with respect to any MidCoast Benefit Plan that would reasonably be expected to subject MidCoast or any MidCoast Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Code or ERISA Sections 409 or 502.

4.13.3    No MidCoast Benefit Plan is a single employer pension plan (within the meaning of ERISA Section 4001(a)(15)) for which MidCoast or any ERISA Affiliate could incur liability under ERISA Sections 4063 or 4064 or a plan maintained by more than one employer as described in Code Section 413(c). Except as set forth on MidCoast Disclosure Schedule 4.13.3, neither MidCoast nor any ERISA Affiliate has ever maintained or contributed to any MidCoast Benefit Plan that is or was subject to Title IV of ERISA, Code Section 412, ERISA Section 302 or is a multiemployer plan (as defined in ERISA Section 3(37)) and neither MidCoast nor any ERISA Affiliate, nor any trust created thereunder, nor any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to ERISA Sections 409 or 502 or a tax imposed pursuant to Chapter 43 of the Code.

4.13.4    All material contributions required to be made under the terms of any MidCoast Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on MidCoast’s consolidated financial statements to the extent required by GAAP and Code Section 412. MidCoast or a MidCoast Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable MidCoast Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.13.5    MidCoast and each MidCoast Subsidiary has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Code Section 4980B (the “COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to MidCoast Benefit Plans have been timely furnished, filed or both in accordance with ERISA Sections 101 through 105 and Code Sections 6057 through 6059, and they are true, correct and complete. To MidCoast’s Knowledge, records with respect to MidCoast Benefit Plans have been maintained in compliance with ERISA Section 107. To MidCoast’s Knowledge, neither MidCoast nor any other fiduciary (as that term is defined in ERISA Section 3(21)) with respect to any MidCoast Benefit Plan has any liability for any breach of any fiduciary duties under ERISA Sections 404, 405 or 409. No MidCoast Benefit Plan fails to meet the applicable requirements of Code Section 105(h)(2) (determined without regard to whether such MidCoast Benefit Plan is self-insured).

4.13.6    MidCoast has furnished or otherwise made available to Citizens true and complete copies of: (i) the plan documents, summary plan descriptions, underlying participant distribution election forms, loan documents, loan amortization schedules and benefit schedules (as applicable) for each written MidCoast Benefit Plan; (ii) a summary of each unwritten MidCoast Benefit Plan (if applicable); (iii) the annual report (Form 5500 series) for the three (3) most recent years for each MidCoast Benefit Plan (if applicable); (iv) the actuarial valuation reports and financial statements as of the most recently completed plan year for each MidCoast Benefit Plan, including the total accrued and vested liabilities, all contributions made by MidCoast and assumptions on which the calculations are based; (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the MidCoast Benefit Plans (if applicable); (vi) the most recent IRS determination letter with respect to each tax-qualified MidCoast Benefit Plan (or, for a MidCoast Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan); and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any MidCoast Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.

4.13.7    Except as set forth on MidCoast Disclosure Schedule 4.13.7, MidCoast has no liability for retiree health, life or disability insurance, or any retiree death benefits under any MidCoast Benefit Plan other than any benefits required under COBRA or similar state laws. There has been no communication to employees by MidCoast that would reasonably be expected to promise or guarantee such employees retiree health, life or disability insurance, or any retiree death benefits.

4.13.8    Except as set forth on MidCoast Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including severance) becoming due to any director or any employee of MidCoast or any MidCoast Subsidiary from MidCoast under any MidCoast Benefit Plan; (ii) increase any benefits otherwise payable under any MidCoast Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on MidCoast Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any MidCoast Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Code Section 280G on which an excise tax under Code Section 4999 is payable or will or could, either individually or collectively, provide for any payment by MidCoast that would not be deductible under Code Section 162(m).

4.13.9    Except as disclosed in MidCoast Disclosure Schedule 4.13.9, all “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Code Section 409A) of MidCoast or any MidCoast Subsidiary have been in material compliance (both written and operational) with Code Section 409A and IRS regulations and guidance thereunder. All MidCoast Stock Options and MidCoast Warrants granted by MidCoast to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or warrant was granted, within the meaning of Code Section 409A and associated guidance, and the expiration date of any such option or warrant (except as provided in Section 6.1.2(C)) has not been extended beyond its initial term established at the date of grant.

4.13.10    There is not, and has not been, any trust or fund maintained by or contributed to by MidCoast or any MidCoast Subsidiary or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Code Section 419(a).

4.13.11    No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of MidCoast, has been threatened or is anticipated, against any MidCoast Benefit Plan (other than routine claims for benefits and appeals of such claims), MidCoast or any director, officer or employee thereof, or any of the assets of any trust of any MidCoast Benefit Plan.

4.13.12    MidCoast Disclosure Schedule 4.13.12 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon under any employment agreement, change in control agreement, severance arrangements or policies, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by MidCoast or any MidCoast Subsidiary for the benefit of officers, employees or directors of MidCoast or any MidCoast Subsidiary (the “MidCoast Benefits Schedule”), assuming their employment or service is terminated without cause as of December 31, 2019 and the Effective Time occurs on such date and based on other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.13.13    Except as disclosed in MidCoast Disclosure Schedule 4.9.1, there are no MidCoast Stock Options or MidCoast Warrants or similar rights, earned dividends or dividend equivalents, stock appreciation rights or shares of restricted stock outstanding under any of the MidCoast Benefit Plans as of the date hereof. In addition, MidCoast Disclosure Schedule 4.9.1 sets forth each MidCoast Stock Option, MidCoast Warrant and any other outstanding equity award as of the date of this Agreement, which schedule includes the name of the individual grantee, the date of grant, the vesting schedule, the exercise price and the expiration date.

4.14    Brokers, Finders and Financial Advisors.

Neither MidCoast nor any MidCoast Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Boenning & Scattergood, Inc. by MidCoast and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Boenning & Scattergood, Inc., setting forth the fee payable to Boenning & Scattergood, Inc. for its services rendered to MidCoast in connection with the Merger and transactions contemplated by this Agreement, is attached to MidCoast Disclosure Schedule 4.14.

4.15    Environmental Matters.

4.15.1    Except as set forth on MidCoast Disclosure Schedule 4.15, with respect to MidCoast:

(A)    To the Knowledge of MidCoast, MCB and the MidCoast Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)    Neither MidCoast nor any MidCoast Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of MidCoast, no such action is threatened, before any court, governmental agency or other forum against MidCoast, any MidCoast Subsidiary or any MidCoast Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by MidCoast or any MidCoast Subsidiary;

(C)    To the Knowledge of MidCoast, the properties currently owned or operated by MidCoast or any MidCoast Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)    To the Knowledge of MidCoast, there are no underground storage tanks on, in or under any properties owned or operated by MidCoast or any MidCoast Subsidiary, and no underground storage tanks have been closed or removed from any properties owned or operated by MidCoast or any MidCoast Subsidiary except as in compliance with Environmental Laws; and

(E)    During the period of (a) MidCoast’s or any MidCoast Subsidiary’s ownership or operation of any of its current properties or (b) MidCoast’s or any MidCoast Subsidiary’s participation in the management of any MidCoast Loan Property, to the Knowledge of MidCoast, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of MidCoast, before the period of (x) MidCoast’s or any MidCoast Subsidiary’s ownership or operation of any of its current properties or (y) MidCoast’s or any MidCoast Subsidiary’s participation in the management of any MidCoast Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)    Neither MidCoast nor any MidCoast Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it, or with respect to any MidCoast Loan Property.

4.15.2    For purposes of this Section 4.15, “MidCoast Loan Property” means any property in which MidCoast or any MidCoast Subsidiary presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by MidCoast or any MidCoast Subsidiary.

4.16    Loan Portfolio.

4.16.1    The allowances for loan losses reflected in the notes to MidCoast’s audited consolidated balance sheet at December 31, 2018 and 2017 were, and the allowance for loan losses shown in the notes to the unaudited financial statements for periods ending after December 31, 2018 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2    MidCoast Disclosure Schedule 4.16.2 sets forth a listing, as of August 31, 2019, by account, of: (A) each borrower, customer or other party which has notified MidCoast or any MidCoast Subsidiary during the past twelve (12) months of, or has asserted against MidCoast or any MidCoast Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of MidCoast, each borrower, customer or other party which has given MidCoast or any MidCoast Subsidiary any oral notification of, or orally asserted to or against MidCoast or any MidCoast Subsidiary, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of August 31, 2019 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended after the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by MidCoast or any MidCoast Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3    All loans receivable (including discounts) and accrued interest entered on the books of MidCoast or any MidCoast Subsidiary arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of MidCoast’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of MidCoast or any MidCoast Subsidiary are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by MidCoast or any MidCoast Subsidiary free and clear of any liens.

4.16.4    The notes and other evidences of indebtedness evidencing the loans described in Section 4.16.2 and 4.16.3, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17    Related Party Transactions.

Neither MidCoast nor any MidCoast Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of MidCoast, except as set forth on MidCoast Disclosure Schedule 4.17. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of MidCoast or a MidCoast Subsidiary is presently in default or, during the three (3)-year period before the date of this Agreement, has been in default or has been restructured, modified or extended. Neither MidCoast nor any MidCoast Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18    Deposits.

Except as disclosed on MidCoast Disclosure Schedule 4.18, none of the deposits of MidCoast or any MidCoast Subsidiary as of August 31, 2019 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19    Board Approval.

The Board of Directors of MidCoast has determined that the Merger is in the best interests of MidCoast and the holders of MidCoast Common Stock, approved this Agreement, the Merger, and the other transactions contemplated hereby, resolved to recommend approval of this Agreement to the holders of MidCoast Common Stock, and directed that this Agreement be submitted to the holders of MidCoast Common Stock for their approval.

4.20    Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MidCoast’s own account, or for the account of one or more of MidCoast’s Subsidiaries or their customers, in force and effect as of August 31, 2019, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of MidCoast, with counterparties believed to be financially responsible at the time; and to the Knowledge of MidCoast each of them constitutes the valid and legally binding obligation of MidCoast or such MidCoast Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither MidCoast nor any MidCoast Subsidiary nor, to its Knowledge, any other party thereto is in breach of any of its obligations under any such agreement or arrangement.

4.21    Fairness Opinion.

The Board of Directors of MidCoast has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from Boenning & Scattergood, Inc. to the effect that, subject to the terms, conditions, assumptions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of MidCoast pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22    Intellectual Property.

MidCoast or a MidCoast Subsidiary owns or, to MidCoast’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its business, and neither MidCoast nor any MidCoast Subsidiary has received any written notice of breach or conflict with respect thereto that asserts the rights of others. MidCoast and each MidCoast Subsidiary has performed all the obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.23    Duties as Fiduciary.

MidCoast and each MidCoast Subsidiary has performed all of its duties in any line of business which requires it to act in a “fiduciary capacity” to any other Person in a fashion that complies with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. MidCoast has not received written notice of any claim, allegation, or complaint from any Person that MidCoast or any MidCoast Subsidiary failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved, and any cost of such resolution is reflected in MidCoast’s Financial Statements. For purposes of this Section 4.23, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude MidCoast’s or any MidCoast Subsidiary’s capacity with respect to individual retirement accounts or the MidCoast Benefit Plans.

4.24    Employees; Labor Matters.

4.24.1    MidCoast Disclosure Schedule 4.24.1 sets forth the following information with respect to each employee of MidCoast as of August 31, 2019: job location, job title, current annual base salary, most recent cash bonus and year of hire.

4.24.2    There are no labor or collective bargaining agreements to which MidCoast or any MidCoast Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of MidCoast, threatened against MidCoast. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of MidCoast, threatened against MidCoast or any MidCoast Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of MidCoast, threatened against MidCoast or any MidCoast Subsidiary (other than routine employee grievances that are not related to union employees). MidCoast and each MidCoast Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. MidCoast is not a party to, or bound by, any agreement for the leasing of employees.

4.24.3    To MidCoast’s Knowledge, all Persons who have been treated as independent contractors by MidCoast or any MidCoast Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.25    MidCoast Information Supplied.

The information relating to MidCoast to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26    Internal Controls.

4.26.1    The records, systems, controls, data and information of MidCoast and the MidCoast Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MidCoast, any MidCoast Subsidiary or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls.

4.26.2    MidCoast has previously disclosed, based on its most recent evaluation before the date hereof, to its auditors and the audit committee of the Board of Directors of MidCoast (or, if there is no audit committee, to the full Board of Directors of MidCoast): (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.26.3    Since December 31, 2018, (i) neither MidCoast nor any MidCoast Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of MidCoast or any MidCoast Subsidiary, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing MidCoast, whether or not employed by it, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by MidCoast, any MidCoast Subsidiary or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

4.27    Bank Owned Life Insurance.

MidCoast or a MidCoast Subsidiary has obtained the written consent of each employee on whose behalf MidCoast (or any MidCoast Subsidiary) has purchased bank owned life insurance (“BOLI”). MidCoast (or any MidCoast Subsidiary) has taken all actions necessary to comply with applicable law and regulation in connection with its purchase and maintenance of BOLI.

4.28    Anti-Takeover Provisions Inapplicable.

MidCoast and its Subsidiaries have taken all actions required to exempt Citizens and FCCB, this Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations. The MidCoast Board of Directors has taken action, in accordance with the provisions of MidCoast’s articles of incorporation, to render Article Tenth of MidCoast’s articles of incorporation inapplicable and of no further force or effect.

4.29    Privacy.

MidCoast and each MidCoast Subsidiary (i) has collected Personal Information in material compliance with all applicable Privacy Laws; (ii) has the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted and (iii) has taken all steps in accordance with normal industry practices to secure the business data related to MidCoast’s business from unauthorized access or unauthorized use by any Person. No communication from any Governmental Entity with respect to or alleging non-compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by MidCoast or any of its Subsidiaries. A copy of all internally or externally prepared reports or audits that describe or evaluate the information security procedures of MidCoast, all material policies related thereto and any failures to comply therewith have been provided to the Citizens. To MidCoast’s Knowledge, there has been no unauthorized access gained by any Person to Personal Information held or collected by MidCoast, its employees, or third party contractors in the course of conducting MidCoast’s business.

4.30    Required Vote.

The affirmative vote of a majority of the votes cast by the holders of MidCoast Class A Common Stock entitled to vote on this Agreement and the Merger is required to approve this Agreement and the Merger. The holders of MidCoast Class B Common Stock are not entitled to vote on this Agreement and the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CITIZENS

Citizens represents and warrants to MidCoast as set forth in this Article V, subject to the standard set forth in Section 5.1 and except as (i) set forth in the Citizens Disclosure Schedule delivered by Citizens to MidCoast on the date hereof; provided, however, that disclosure in any section of such Citizens Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. Citizens has made a good faith, diligent effort to ensure that the disclosure on each schedule of the Citizens Disclosure Schedule corresponds to the Section referenced herein. References to the Knowledge of Citizens shall include the Knowledge of FCCB.

5.1    Standard.

Except as set forth in the following sentence, no representation or warranty of Citizens contained in this Article V shall be deemed untrue or incorrect, and Citizens shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” or “Material Adverse Effect” in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the second and third sentences of Section 5.2.3, Section 5.2.4, Section 5.2.5, and the first and second sentences of Sections 5.2.1 and 5.2.2), 5.3, 5.4 and 5.5, which shall be true and correct in all material respects.

5.2    Organization.

5.2.1    Citizens is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. Citizens has full corporate power and authority to carry on its business as now conducted. Citizens is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2    FCCB is a commercial bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. FCCB has full corporate power and authority to carry on its business as now conducted. FCCB is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits in FCCB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. FCCB is a member in good standing of the FHLB and the FRB and owns the requisite amount of FHLB stock and FRB stock.

5.2.3    Citizens Disclosure Schedule 5.2.3 sets forth each Citizens Subsidiary and its jurisdiction of incorporation or organization. Each Citizens Subsidiary (other than FCCB) is a corporation, limited liability company or other legal entity as set forth on Citizens Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Citizens Subsidiary (other than FCCB) has full corporate power and authority to carry on its business as now conducted. Each Citizens Subsidiary (other than FCCB) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4    The respective minute books of Citizens, FCCB and each other Citizens subsidiary accurately record all corporate actions of their respective shareholders and Boards of Directors (including committees).

5.2.5    Before the date of this Agreement, Citizens has made available to MidCoast true and correct copies of the articles of incorporation, charter or certificate of incorporation, as applicable, and bylaws or other governing documents of Citizens and FCCB and each other Citizens Subsidiary.

5.3    Capitalization.

5.3.1    The authorized capital stock of Citizens consists of (i) 25,000,000 shares of Citizens Common Stock and (ii) 3,000,000 shares of preferred stock, $1.00 par value per share (the “Citizens Preferred Stock” and collectively with the Citizens Common Stock, the “Citizens Stock”). As of the date hereof, there are (i) 3,525,315 shares of Citizens Common Stock validly issued and outstanding, fully paid and non-assessable, (ii) 413,353 shares of Citizens Common Stock held by Citizens in its treasury, (iii) no shares of Citizens Preferred Stock outstanding, and (iv) no shares of Citizens Common Stock reserved for issuance upon the exercise of outstanding stock options. Citizens does not own, of record or beneficially, any shares of Citizens Stock, other than shares held as treasury stock or in a fiduciary capacity. Neither Citizens nor any Citizens Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Citizens, or any other security of Citizens or any Citizens Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of Citizens or any Citizens Subsidiary or any other security of Citizens or any Citizens Subsidiary, other than shares of Citizens Common Stock underlying the options granted pursuant to benefit plans maintained by Citizens. All shares of Citizens Common Stock issuable pursuant to option plans maintained by Citizens are or will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2    Citizens owns all of the capital stock of each Citizens Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Citizens

Subsidiaries and as set forth on Citizens Disclosure Schedule 5.3.2, Citizens does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of Citizens or any Citizens Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of FCCB, including stock in the FHLB.

5.3.3    To Citizens’ Knowledge, except as set on Citizens Disclosure Schedule 5.3.3, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Citizens Common Stock.

5.3.4    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Citizens’ shareholders may vote have been issued by Citizens and are outstanding.

5.4    Authority; No Violation.

5.4.1    Citizens has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Citizens and the completion by Citizens of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Citizens. This Agreement has been duly and validly executed and delivered by Citizens, and subject to MidCoast Shareholder Approval and the receipt of the Regulatory Approval, and assuming due and valid execution and delivery of this Agreement by MidCoast, constitutes the valid and binding obligation of Citizens, enforceable against Citizens in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2    Neither the execution and delivery of this Agreement by Citizens nor the consummation of the transactions contemplated hereby, nor compliance by Citizens with, the terms and provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and bylaws of Citizens or any Citizens Subsidiary; (ii) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Citizens or any Citizens Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Citizens or any Citizens Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Citizens or any Citizens Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5    Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the statement of merger with the PSOS, (d) the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, and (e) the receipt of the MidCoast Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Citizens, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by Citizens, the completion of the Merger by Citizens and the performance by Citizens of its obligations hereunder. Citizens has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by Citizens to result in a Material Adverse Effect on Citizens and FCCB, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of Citizens, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6    Financial Statements.

5.6.1    The Citizens Regulatory Reports heretofore filed with the PDOB and the FRB, as the case may be, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports.

5.6.2    Citizens has previously made available to MidCoast the Citizens Financial Statements for the periods through June 30, 2019. Such Citizens Financial Statements fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Citizens and the Citizens Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by GAAP.

5.6.3    At the date of the most recent consolidated statement of financial condition included in the Citizens Financial Statements or in the Citizens Regulatory Reports, Citizens did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Citizens Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7    Taxes.

5.7.1    Citizens and the Citizens Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Citizens, on behalf of itself and the Citizens Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Citizens and the Citizens Subsidiaries before the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. Citizens and the Citizens Subsidiaries have timely paid or, before the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity before the Effective Time other than Taxes which are being contested in good faith. Citizens and the Citizens Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Code Section 6662 (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of Citizens and the Citizens Subsidiaries did not, as of the most recent Citizens Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Citizens balance sheet (rather than in any notes thereto). Citizens and the Citizens Subsidiaries are subject to Tax audits in the ordinary course of business. Citizens’ management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Citizens. Citizens and the Citizens Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that Citizens or any of the Citizens Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither Citizens nor any of the Citizens Subsidiaries: (i) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Citizens; or (ii) has any liability for the Taxes of any Person (other than Citizens or any of the Citizens Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against Citizens or any Citizens Subsidiary for any alleged deficiency in any Tax, and neither Citizens nor any Citizens Subsidiary has been notified in writing of any proposed Tax claims or assessments against Citizens or any Citizens Subsidiary. Citizens and the Citizens Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. Citizens and the Citizens Subsidiaries have delivered to MidCoast true and complete copies of all Tax Returns of Citizens and the Citizens Subsidiaries for taxable periods ending on or after December 31, 2015. Neither Citizens nor any of the Citizens Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Reg. 1.6011-4(b). Neither Citizens nor any of the Citizens Subsidiaries has distributed stock of another Person, nor has either had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361. Neither Citizens nor any of the Citizens Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

5.7.2    Neither Citizens nor any of the Citizens Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Code Section 368(a).

5.8    No Material Adverse Effect.

Since December 31, 2018, to Citizens’ Knowledge, no event has occurred and no circumstance has arisen that has had or reasonably would be expected to have a Material Adverse Effect on Citizens.

5.9    Material Contracts; Leases; Defaults.

5.9.1    Except as set forth on Citizens Disclosure Schedule 5.9, neither Citizens nor FCCB is a party or subject to any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by Citizens or FCCB, including but not limited to, (i) any agreement which by its terms limits or affects the payment of dividends by Citizens; or (ii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by Citizens. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement listed on Citizens Disclosure Schedule 5.9, to Citizens’ Knowledge, neither Citizens or FCCB is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time, the giving of notice or both, would constitute such a default. Since December 31, 2018, through and including the date of this Agreement, except as set forth on Citizens Disclosure Schedule 5.9, neither Citizens or FCCB has (i) made any material acquisition or disposition of assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ii) suffered any strike, work stoppage, slow down, or other labor disturbance.

5.9.2    True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 5.9.1 have been made available to MidCoast, if requested by MidCoast, on or before the date hereof, and are in full force and effect on the date hereof.

5.10    Ownership of Property; Insurance Coverage.

5.10.1    Citizens and each Citizens Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Citizens or such Citizens Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Citizens Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except: (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an Citizens Subsidiary acting in a fiduciary capacity; and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Citizens and the Citizens Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Citizens and the Citizens Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute capital leases for both tax and financial accounting under GAAP and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Citizens Financial Statements.

5.10.2    With respect to all material agreements pursuant to which Citizens or any Citizens Subsidiary has purchased securities subject to an agreement to resell, if any, Citizens or such Citizens Subsidiary, as the case may be, has a lien or security interest (which to Citizens’ Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.10.3    Citizens and each Citizens Subsidiary currently maintain (and have continuously maintained during the past six (6) years) insurance considered by each of them to be reasonable for their respective operations. Neither Citizens nor any Citizens Subsidiary has received notice from any insurance carrier on or before the date hereof that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on Citizens Disclosure Schedule 5.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by Citizens or any Citizens Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years Citizens and each Citizens Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. Citizens Disclosure Schedule 5.10.3 identifies all policies of insurance maintained by Citizens and each Citizens Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.10.3. Citizens has made available to MidCoast copies of all of the policies listed on Citizens Disclosure Schedule 5.10.3.

5.11    Legal Proceedings.

Except as disclosed on Citizens Disclosure Schedule 5.11, neither Citizens nor any Citizens Subsidiary is a party to any, and there are no pending or, to the Knowledge of Citizens, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Citizens or any Citizens Subsidiary, (ii) to which Citizens or any Citizens Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which reasonably could be expected to adversely affect the ability of Citizens or any Citizens Subsidiary to perform under this Agreement.

5.12    Compliance with Applicable Law.

Except as set forth on Citizens Disclosure Schedule 5.12:

5.12.1    To Citizens’ Knowledge, Citizens and each Citizens Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Citizens nor any Citizens Subsidiary has received any written notice to the contrary.

5.12.2    Citizens and each Citizens Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Citizens, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.12.3    Since January 1, 2016, neither Citizens nor any Citizens Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Citizens or any Citizens Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Citizens or any Citizens Subsidiary, or indicating that Citizens or any Citizens Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or bank holding companies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Citizens or any Citizens Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Citizens or any Citizens Subsidiary. Neither Citizens nor any Citizens Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to FCCB as to compliance with the CRA is “Satisfactory” or better.

5.13    Employee Benefit Plans.

5.13.1    Citizens Disclosure Schedule 5.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in ERISA Section 3(3), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Citizens, any Citizens Subsidiary or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to Citizens and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Citizens are eligible to participate (collectively, the “Citizens Benefit Plans”). Citizens has no written or oral commitment to materially modify, change or revise any existing Citizens Benefit Plan, except as required to maintain the qualified status thereof. Citizens has made available to MidCoast true and correct copies of each Citizens Benefit Plan.

5.13.2    All Citizens Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on Citizens Disclosure Schedule 5.13.2, each Citizens Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Code Section 401(a) has either: (i) received a favorable determination letter from the IRS (and Citizens is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor; or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Citizens, there exists no fact which would adversely affect the qualification of any of the Citizens Benefit Plans intended to be qualified under Code Section 401(a), or any threatened or pending claim against any of the Citizens Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits). Neither Citizens nor any Citizens Subsidiary has engaged in a transaction, or omitted to take any action with respect to any Citizens Benefit Plan that would reasonably be expected to subject Citizens or any Citizens Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Code or ERISA Sections 409 or 502.

5.13.3    No Citizens Benefit Plan is a single employer pension plan (within the meaning of ERISA Section 4001(a)(15)) for which MidCoast or any ERISA Affiliate could incur liability under ERISA Sections 4063 or 4064 or a plan maintained by more than one employer as described in Code Section 413(c). Except as set forth on Citizens Disclosure Schedule 5.13.3, neither Citizens nor any ERISA Affiliate has ever maintained or contributed to any Citizens Benefit Plan that is or was subject to Title IV of ERISA, Code Section 412, ERISA Section 302 or is a multiemployer plan (as defined in ERISA Section 3(37)) and neither Citizens nor any ERISA Affiliate, nor any trust created thereunder, nor any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to ERISA Sections 409 or 502 or a tax imposed pursuant to Chapter 43 of the Code.

5.13.4    All material contributions required to be made under the terms of any Citizens Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Citizens’ consolidated financial statements to the extent required by GAAP and Code Section 412. Citizens and each Citizens Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Citizens Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.13.5    Citizens has complied in all material respects with the notice and continuation requirements of COBRA, and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Citizens Benefit Plans have been timely furnished, filed or both in accordance with ERISA Sections 101 through 105 and Code Sections 6057 through 6059, and they are true, correct and complete. To Citizens’ Knowledge, records with respect to Citizens Benefit Plans have been maintained in compliance with ERISA Section 107. To Citizens’ Knowledge, neither Citizens nor any other fiduciary (as that term is defined in ERISA Section 3(21)) with respect to any of Citizens Benefit Plans has any liability for any breach of any fiduciary duties under ERISA Sections 404, 405 or 409. No Citizens Benefit Plan fails to meet the applicable requirements of Code Section 105(h)(2) (determined without regard to whether such Citizens Benefit Plan is self-insured).

5.13.6    Citizens has furnished or otherwise made available to MidCoast true and complete copies of: (i) the plan documents, summary plan descriptions, underlying participant distribution election forms, loan documents, loan amortization schedules and benefit schedules (as applicable) for each written Citizens Benefit Plan; (ii) a summary of each unwritten Citizens Benefit Plan (if applicable); (iii) the annual report (Form 5500 series) for the three (3) most recent years for each Citizens Benefit Plan (if applicable); (iv) the actuarial valuation reports and financial statements as of the most recently completed plan year for each Citizens Benefit Plan, including the total accrued and vested liabilities, all contributions made by Citizens and assumptions on which the calculations are based; (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the Citizens Benefit Plans (if applicable); (vi) the most recent IRS determination letter with respect to each tax-qualified Citizens Benefit Plan (or, for a Citizens Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan); and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any Citizens Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years.

5.13.7    Except as set forth on Citizens Disclosure Schedule 5.13.7, Citizens has no liability for retiree health, life or disability insurance, or any retiree death benefits under any Citizens Benefit Plan other than any benefits required under COBRA or similar state laws. There has been no communication to employees by Citizens that would reasonably be expected to promise or guarantee such employees retiree health, life or disability insurance, or any retiree death benefits.

5.13.8    No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Citizens, has been threatened or is anticipated, against any Citizens Benefit Plan (other than routine claims for benefits and appeals of such claims), Citizens or any Citizens Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any Citizens Benefit Plan.

5.14    Brokers, Finders and Financial Advisors.

Neither Citizens nor any Citizens Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Janney Montgomery Scott LLC by Citizens and the fee payable pursuant thereto.

5.15    Environmental Matters.

5.15.1    Except as set forth on Citizens Disclosure Schedule 5.15, with respect to Citizens and each Citizens Subsidiary:

(A)    To the Knowledge of Citizens, each of Citizens and the Citizens Subsidiaries, and the Citizens Loan Properties (as defined in Section 5.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)    Neither Citizens nor any Citizens Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of Citizens, no such action is threatened, before any court, governmental agency or other forum against them or any Citizens Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Citizens, or any of the Citizens Subsidiaries;

(C)    To the Knowledge of Citizens, the properties currently owned or operated by Citizens or any Citizens Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)    To the Knowledge of Citizens, there are no underground storage tanks on, in or under any properties owned or operated by Citizens or any of the Citizens Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by Citizens or any of the Citizens Subsidiaries except as in compliance with Environmental Laws; and

(E)    During the period of (a) Citizens’ or any of the Citizens Subsidiaries’ ownership or operation of any of their respective current properties or (b) Citizens’ or any of the Citizens Subsidiaries’ participation in the management of any Citizens Loan Property, to the Knowledge of Citizens, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of Citizens, before the period of (x) Citizens’ or any of the Citizens Subsidiaries’ ownership or operation of any of their respective current properties or (y) Citizens’ or any of the Citizens Subsidiaries’ participation in the management of any Citizens Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)    Neither Citizens nor any other Citizens Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of the Citizens Subsidiaries, or with respect to any Citizens Loan Property.

5.15.2    For purposes of this Section 5.15, “Citizens Loan Property” means any property in which Citizens or a Citizens Subsidiary presently holds a direct or indirect security interest securing a loan or other extension of credit made by them, including through a participation interest in a loan or other extension of credit other than by Citizens or a Citizens Subsidiary.

5.16    Loan Portfolio.

5.16.1    The allowances for loan losses reflected in the notes to Citizens’ audited consolidated statements of financial condition at December 31, 2018 and 2017 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2018 were, or will be, adequate, as of the dates thereof, under GAAP.

5.16.2    Citizens Disclosure Schedule 5.16.2 sets forth a listing, as of August 31, 2019, by account, of: (A) each borrower, customer or other party which has notified Citizens during the past twelve (12) months of, or has asserted against Citizens or FCCB, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Citizens, each borrower, customer or other party which has given Citizens or Community oral notification of, or orally asserted to or against Citizens or Community, any such claim; and (B) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of August 31, 2019 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where the interest rate terms have been reduced and/or the maturity dates have been extended after the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by Citizens or FCCB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.16.3    All loans receivable (including discounts) and accrued interest entered on the books of Citizens and FCCB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Citizens’ and FCCB’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Citizens and FCCB are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Citizens or FCCB free and clear of any liens.

5.16.4    The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

5.17    Related Party Transactions.

Neither Citizens nor any Citizens Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Citizens or any Citizens Subsidiary, except as set forth on Citizens Disclosure Schedule 5.17. Except as described on Citizens Disclosure Schedule 5.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Citizens or any Citizens Subsidiary is presently in default or, during the three (3)-year period before the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Citizens nor any Citizens Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

5.18    Board Approval.

The Board of Directors of Citizens has determined that the Merger is in the best interests of Citizens and its shareholders, approved this Agreement, the Merger, and the other transactions contemplated hereby. The Board of Directors of Citizens has taken all action so that Citizens will not be prohibited from entering into or consummating a business combination with MidCoast as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby pursuant to any anti-takeover laws.

5.19    Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Citizens’ own account, or for the account of one or more of Citizens’ Subsidiaries or their customers, in force and effect as of August 31, 2019, were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Citizens, with counterparties believed to be financially responsible at the time; and to Citizens’ and each Citizens Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Citizens or such Citizens Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Citizens nor any Citizens Subsidiary, nor, to its Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

5.20    Intellectual Property.

Citizens or FCCB, as the case may be, owns or, to Citizens’ Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, and Citizens has not received any notice of breach or conflict with respect thereto that asserts the rights of others. Citizens has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

5.21    Duties as Fiduciary.

FCCB has performed all of its duties in any line of business which requires it to act in a “fiduciary capacity” to any other Person in a fashion that complies with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. FCCB has not received notice of any claim, allegation, or complaint from any Person that FCCB failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Citizens’ Financial Statements. For purposes of this Section 5.20 the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude FCCB’s capacity with respect to individual retirement accounts or the Citizens Benefit Plans.

5.22    Employees; Labor Matters.

5.22.1    There are no labor or collective bargaining agreements to which Citizens or any Citizens Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of Citizens, threatened against Citizens or any Citizens Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Citizens, threatened against Citizens or any Citizens Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Citizens, threatened against Citizens or any Citizens Subsidiary (other than routine employee grievances that are not related to union employees). Citizens and each Citizens Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither Citizens nor any Citizens Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

5.22.2    To Citizens’ Knowledge, all Persons who have been treated as independent contractors by Citizens or any Citizens Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

5.23    Citizens Information Supplied.

The information relating to Citizens and any Citizens Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.24    Internal Controls.

The records, systems, controls, data and information of Citizens and the Citizens Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Citizens or the Citizens Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Citizens and the Citizens Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Citizens (i) has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and the Citizens Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (the “SOX Act”).

5.24.1    Citizens has previously disclosed, based on its most recent evaluation before the date hereof, to its auditors and the audit committee of the Board of Directors of Citizens; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Citizens’ ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. These disclosures were made in writing by management to Citizens’ auditors and audit committee and a copy has been previously made available to MidCoast. To the Knowledge of Citizens, there is no reason to believe that Citizens’ outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the SOX Act, without qualification, when next due.

5.24.2    Since December 31, 2018, (i) neither Citizens nor any of the Citizens Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Citizens or any of the Citizens Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Citizens or any of the Citizens Subsidiaries, whether or not employed by it or any of the Citizens Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Citizens or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any of its directors or officers.

5.25    Citizens Common Stock.

The shares of Citizens Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

5.26    Available Funds; Authorized Common Stock.

Immediately before the Effective Time, Citizens will have sufficient cash and authorized common stock reserved to pay the aggregate Merger Consideration as required by Section 3.3.

5.27    Securities Documents.

Citizens has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“Citizens SEC Reports”) required to be filed by it with the SEC since January 1, 2016. As of their respective dates, the Citizens SEC Reports complied with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder, in all material respects. As of their respective dates and as of the date any information from the Citizens SEC Reports has been incorporated by reference into any SEC Report, the Citizens SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. Citizens has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the Citizens SEC Reports. As of the date of this Agreement, no executive officer of Citizens has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Citizens SEC Reports.

5.28    Privacy.

Citizens and each of its Subsidiaries (i) has collected Personal Information in material compliance with all applicable Privacy Laws; (ii) has the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted and (iii) has taken all steps in accordance with normal industry practices to secure the business data related to Citizens’ business from unauthorized access or unauthorized use by any Person. No communication from any Governmental Entity with respect to or alleging non-compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by Citizens or any of its Subsidiaries. A copy of all internally or externally prepared reports or audits that describe or evaluate the information security procedures of Citizens, all material policies related thereto and any failures to comply therewith have been provided to MidCoast. To Citizens’ Knowledge, there has been no unauthorized access gained by any Person to Personal Information held or collected by Citizens, its employees, or third party contractors in the course of conducting Citizens’ business.

5.29    Interim Operations of Newco.

Newco will be formed immediately before the Effective Time as a corporation or other legal entity under the laws of the Commonwealth of Pennsylvania solely for the purpose of engaging in the transactions contemplated by this Agreement and will not engage in any business activities or conduct any operations other than in connection with the transactions contemplated hereby. The execution and delivery of the Joinder Agreement by Newco, and the completion by Newco of the transactions contemplated hereby, including the Merger, shall have been duly and validly approved by the Board of Directors of Newco and by Citizens in its capacity as the sole shareholder of Newco. Upon execution and delivery of the Joinder Agreement, this Agreement will have been duly and validly executed and delivered by Newco, and subject to MidCoast Shareholder Approval and the receipt of the Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by MidCoast, shall constitute the valid and binding obligation of Newco, enforceable against Newco in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

ARTICLE VI

COVENANTS OF MIDCOAST

6.1    Conduct of Business.

6.1.1    Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Citizens, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed, MidCoast will: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or before the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2    Negative Covenants. MidCoast agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Citizens in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed, it will not:

(A)    take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Code Section 368(a);

(B)    change or waive any provision of its articles of incorporation (or equivalent governing document) or bylaws, except as required by law;

(C)    issue any shares of capital stock, including MidCoast Common Stock (other than pursuant to the issuance of shares upon the exercise of MidCoast Stock Options or MidCoast Warrants outstanding as of the date hereof), or issue, grant or modify any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock (except that, with respect only to the MidCoast Warrants outstanding as of the date hereof, MidCoast may extend the expiration date of such MidCoast Warrants to a date that is after the Closing Date), or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock of MidCoast;

(D)    enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $25,000, except as contemplated by this Agreement;

(E)    apply to open or close any, or open or close any, branch or automated banking facility;

(F)    increase salary or wages, grant or agree to pay any bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except: (i) as may be required pursuant to commitments existing on the date hereof and set forth on MidCoast Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to this Agreement; (ii) for bonuses, incentive payments and salary adjustments in the ordinary course of business consistent with past practice; or (iii) as otherwise contemplated by this Agreement. MidCoast shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $40,000; provided, however, that MidCoast may hire at-will, non-officer employees at an annual compensation rate not to exceed $30,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that MidCoast shall not hire any new employee without first seeking to fill any position internally;

(G)    enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practice;

(H)    merge or consolidate MidCoast with any other Person; sell or lease all or any substantial portion of the assets or business of MidCoast; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between MidCoast and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by MidCoast of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(I)    except for transactions with the FHLB, subject any asset of MidCoast to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J)    change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating MidCoast;

(K)    waive, release, grant or transfer any rights of value or modify or change any existing indebtedness to which MidCoast is a party other than in the ordinary course of business consistent with past practice;

(L)    increase its investment securities portfolio above the amount set forth in its fiscal year 2019 budget provided to Citizens;

(M)    subject to subsection (L), purchase any securities except securities: (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, and (ii) having a duration of not more than three (3) years;

(N)    except for commitments issued before the date of this Agreement which have not yet expired and which have been disclosed on MidCoast Disclosure Schedule 6.1.2(N), and except for the renewal of existing lines of credit and existing term loans, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in excess of $500,000 or (ii) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) in any amount that would result in a lending relationship to a borrower or an affiliated group of borrowers in excess of $500,000;

(O)    enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(P)    enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(Q)    except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(R)    make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(S)    except for the execution of this Agreement, and the transactions contemplated hereby and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any MidCoast Benefit Plan;

(T)    make any capital expenditures in excess of $15,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and as set forth on MidCoast Disclosure Schedule 6.1.2(T).

(U)    purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(V)    except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Citizens has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Citizens;

(W)    undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by MidCoast of more than $35,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(X)    pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(Y)    except as set forth in MidCoast Disclosure Schedule 6.1.2(Y), foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, if such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to Citizens thereof before final sale;

(Z)    purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(AA)    issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Citizens and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Citizens (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Citizens (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(BB)    make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(CC)    enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2    Current Information.

6.2.1    During the period from the date of this Agreement to the Effective Time, MidCoast will cause one or more of its representatives to confer with representatives of Citizens to inform Citizens regarding MidCoast’s operations at such times as Citizens may reasonably request. MidCoast will promptly notify Citizens of any material change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving MidCoast. Without limiting the foregoing, senior officers of Citizens and MidCoast shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of MidCoast, and MidCoast shall give due consideration to Citizens’ input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, Citizens shall not under any circumstance be permitted to exercise control of MidCoast or any MidCoast Subsidiary before the Effective Time.

6.2.2    MidCoast and Citizens shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of MidCoast to those used by Citizens, which planning shall include, but not be limited to, discussion of the possible termination by MidCoast of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by MidCoast in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that MidCoast shall not be obligated to take any such action before the Effective Time and, unless MidCoast otherwise agrees and provided it is permitted by applicable law, no conversion shall take place before the Effective Time. Citizens shall indemnify MidCoast for any reasonable out-of-pocket fees, expenses, or charges that MidCoast or any MidCoast Subsidiary may incur as a result of taking, at the request of Citizens or any Citizens Subsidiary, any action to facilitate the conversion.

6.2.3    MidCoast shall provide Citizens, within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans thirty (30) days or more past due as to principal and interest as of the end of such month and (v) and impaired loans. On a monthly basis, MidCoast shall provide Citizens with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. MidCoast will promptly prepare and provide Citizens with the minutes of all MidCoast officer and director loan committee meetings.

6.2.4    MidCoast shall promptly inform Citizens, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of MidCoast under any labor or employment law.

6.3    Access to Properties and Records.

Subject to Section 11.1, MidCoast shall permit Citizens access upon reasonable notice and at reasonable times to its properties, and shall disclose and make available to Citizens during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that MidCoast reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Citizens may have a reasonable interest; provided, however, that MidCoast shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in MidCoast’s reasonable judgment, would interfere with the normal conduct of MidCoast’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. MidCoast shall provide and shall request its auditors to provide Citizens with such historical financial information regarding it (and related audit reports and consents) as Citizens may reasonably request for Securities Law disclosure purposes. Citizens shall use commercially reasonable efforts to minimize any interference with MidCoast’s regular business operations during any such access to MidCoast’s property, books and records. MidCoast shall permit Citizens, at Citizens’ expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by MidCoast and (ii) cause an appraisal to be performed in respect of any real property owned by MidCoast.

6.4    Financial and Other Statements.

6.4.1    Promptly upon receipt thereof, MidCoast will furnish to Citizens copies of each annual, interim or special audit of the financial statements of MidCoast made by its independent certified public accountants and copies of all internal control reports submitted to MidCoast by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of MidCoast made by such accountants.

6.4.2    As soon as reasonably available, but in no event later than the date such documents are filed with the FDIC or the Commissioner’s Office, MidCoast will deliver to Citizens the MidCoast Regulatory Report filed by MidCoast. Within twenty-five (25) days after the end of each month, MidCoast will deliver to Citizens a balance sheet and a statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.4.3    With reasonable promptness, MidCoast will furnish to Citizens such additional financial data that MidCoast possesses and as Citizens may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.5    Maintenance of Insurance.

MidCoast shall use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by MidCoast as of the date of this Agreement and set forth on MidCoast Disclosure Schedule 4.10.3. MidCoast will promptly inform Citizens if MidCoast receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.6    Disclosure Supplements.

From time to time before the Effective Time, MidCoast will promptly supplement or amend the MidCoast Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such MidCoast Disclosure Schedule or which is necessary to correct any information in such MidCoast Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such MidCoast Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7    Consents and Approvals of Third Parties.

MidCoast shall use its commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.8    All Reasonable Efforts.

Subject to the terms and conditions herein provided, MidCoast agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.9    Failure to Fulfill Conditions.

If MidCoast determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Citizens.

6.10    No Solicitation.

From and after the date hereof until the termination of this Agreement, MidCoast shall not, and shall not authorize or permit any of its officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by MidCoast), directly or indirectly, to initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or agree to or endorse any Acquisition Proposal; provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of MidCoast from (i) complying with its disclosure obligations under federal or state law; or (ii) before the time that the MidCoast Shareholders Meeting has occurred, furnishing information to, or engaging in discussions or negotiations with, any Person that makes an Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of MidCoast determines in good faith (after consultation with its financial and legal advisors), taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, that such proposal, if consummated, is reasonably likely to result in a transaction more favorable to MidCoast’s shareholders from a financial point of view than the Merger; and (B) such Acquisition Proposal was not solicited by MidCoast and did not otherwise result from a breach of this Section 6.10 by MidCoast (such proposal that satisfies clauses (A) and (B) being referred to herein as a “Superior Proposal”); and provided, further, nothing contained in this Agreement shall prohibit MidCoast from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its shareholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its shareholders that the Board of Directors of MidCoast determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to MidCoast’s shareholders under applicable law, subject to compliance with the requirements of this Section 6.10. MidCoast shall promptly, but in no event later than two (2) Business Days after receipt, notify Citizens of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with MidCoast or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. In addition, before furnishing any information to, or engaging in discussions or negotiations with, any such Person, MidCoast shall receive from such Person an executed confidentiality agreement in form and substance identical, in all material respects, to the Confidentiality Agreement. For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving MidCoast: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of MidCoast in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of MidCoast or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11    MidCoast 401(k) Plan Termination.

The MidCoast 401(k) Plan shall be terminated immediately before the Effective Time (the “MidCoast 401(k) Plan Termination Date”). As soon as practicable, MidCoast shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Plan as of the 401(k) Plan Termination Date will not adversely affect the MidCoast 401(k) Plan’s qualified status. As soon as practicable following receipt of a favorable determination letter from the IRS regarding the qualified status of the MidCoast 401(k) Plan upon termination, but in no event prior to the effective date of termination of the Plan, the account balances in the MidCoast 401(k) Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified plan or individual retirement account as a participant or beneficiary may direct. MidCoast shall adopt the necessary amendments and board resolutions to effect the provisions of this Section 6.11.

6.12    Shareholder Litigation.

MidCoast shall promptly notify Citizens of any shareholder litigation against MidCoast and/or its directors or Affiliates relating to the transactions contemplated by this Agreement and shall give Citizens the opportunity to participate at its own expense in the defense or settlement of any such litigation. No such settlement shall be agreed to without Citizens’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.13    Fiserv Contract Termination.

MidCoast shall terminate the Fiserv contract to which it is a party immediately before the Closing Date, unless Citizens directs otherwise in writing.

6.14    Bylaw Amendment.

Before the mailing date of the Proxy Statement-Prospectus, the MidCoast Board of Directors shall amend Section 1.06(b) of MidCoast’s Bylaws, relating to the quorum requirement for a special meeting of shareholders, to substitute fifty percent (50%) for the existing sixty percent (60%); it being understood that the remainder of said Section 1.06(b) shall remain unchanged in every other respect.

ARTICLE VII

COVENANTS OF CITIZENS

7.1    Conduct of Business.

7.1.1    Covenants of Citizens.

(A)    During the period from the date of this Agreement to the Effective Time, except with the written consent of MidCoast, which consent will not be unreasonably withheld, conditioned or delayed, Citizens will, and it will cause each Citizens Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) change or waive any provision of its articles of incorporation or bylaws in any way adverse to the rights of MidCoast shareholders, except as required by law; (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals or consummate the Merger; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or before the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; or (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Code Section 368(a).

(B)    Before the Effective Time, Citizens shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

(C)    Citizens agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by MidCoast in writing, which consent (which may include consent via electronic mail) will not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the Citizens Subsidiaries not to issue any shares of Citizens Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, except that Citizens may issue shares of Citizens Common Stock (i) upon the valid exercise of presently outstanding options to acquire Citizens Common Stock and options that may be granted, (ii) to fund dividend reinvestment, (iii) to fund purchases under its employee stock purchase plan, and (iv) to grant restricted stock awards.

(D)    Citizens will promptly notify MidCoast of any material change in the ordinary course of its business or in the operations of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating the same may be contemplated), or the institution or the threat of material litigation involving Citizens or any Citizens Subsidiary.

(E)    Citizens shall provide MidCoast, upon request and within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans thirty (30) days or more past due as to principal and interest as of the end of such month and (v) and impaired loans.

(F)    Before the Effective Time, Citizens shall cause Newco to be duly formed and make the Contribution.

7.2    Access to Properties and Records.

Subject to Section 11.1, Citizens shall permit MidCoast access upon reasonable notice and at reasonable times to its properties and those of the Citizens Subsidiaries, and shall disclose and make available to MidCoast during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that Citizens reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which MidCoast may have a reasonable interest; provided, however, that Citizens shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Citizens’ reasonable judgment, would interfere with the normal conduct of Citizens’ business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law.

7.3    Financial and Other Statements.

7.3.1    Promptly upon receipt thereof, Citizens will furnish to MidCoast copies of each annual, interim or special audit of the financial statements of Citizens and the Citizens Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to Citizens by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of Citizens and the Citizens Subsidiaries made by such accountants.

7.3.2    As soon as reasonably available, but in no event later than the date such documents are filed with the PDOB, FDIC or FRB, Citizens will deliver to MidCoast the Citizens Regulatory Report filed by Citizens or FCCB. Within twenty-five (25) days after the end of each month, Citizens will deliver to MidCoast a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

7.3.3    With reasonable promptness, Citizens will furnish to MidCoast such additional financial data that Citizens possesses and as MidCoast may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

7.4    Maintenance of Insurance.

Citizens shall use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by Citizens as of the date of this Agreement and set forth on Citizens Disclosure Schedule 5.10.3. Citizens will promptly inform MidCoast if Citizens receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

7.5    Disclosure Supplements.

From time to time before the Effective Time, Citizens will promptly supplement or amend the Citizens Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Citizens Disclosure Schedule or which is necessary to correct any information in such Citizens Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Citizens Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.6    Consents and Approvals of Third Parties.

Citizens shall use its commercially reasonable efforts, and shall cause each Citizens Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.7    All Reasonable Efforts.

Subject to the terms and conditions herein provided, Citizens agrees to use and agrees to cause each Citizens Subsidiary to use its best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.8    Failure to Fulfill Conditions.

If Citizens determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify MidCoast.

7.9    Employee Matters.

7.9.1    Except as otherwise provided in this Agreement, Citizens will review all the MidCoast Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. If reasonably requested by Citizens in writing not later than ten (10) days before the Closing Date and provided that Citizens has indicated in writing that the conditions to its obligations set forth in Section 9.2 hereof have been satisfied or waived, MidCoast shall take such steps within its power to effectuate or initiate a freeze or termination of any MidCoast Benefit Plan as of the Effective Time. If any MidCoast Benefit Plan is frozen or terminated at the request of Citizens, Citizens will use best efforts so that the former employees of MidCoast who become employees of Citizens or FCCB after the Effective Time (the “Continuing Employees”) will become eligible to participate in any Citizens Benefit Plan of similar character available to new employees of Citizens or FCCB, to extent one exists (other than the First Citizens Community Bank Account Balance Pension Plan, as amended and restated, and other than any Citizens or Citizens Subsidiary nonqualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement). Continuing Employees who become participants in a Citizens Benefits Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of MidCoast before the Effective Time. This Agreement shall not be construed to limit the ability of Citizens or FCCB from and after the Effective Time to terminate the employment of any employee of MidCoast or to review any MidCoast Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by Citizens hereunder or by operation of law, Citizens or any Citizens Subsidiary shall have no obligation arising from and after the Effective Time to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of MidCoast as of the Effective Time.

7.9.2    Citizens shall honor the terms of the employment and change in control severance agreements listed on MidCoast Disclosure Schedule 4.13.1 unless superseded by an agreement entered into with Citizens or any Citizens Subsidiary. The estimated amounts payable under such employment and change in control severance agreements are provided in MidCoast Disclosure Schedule 4.13.1. The amounts payable under such employment and change in control severance agreements shall be paid by MidCoast immediately before the Effective Time as directed by Citizens.

7.9.3    Citizens agrees to cause Citizens or MidCoast to provide severance pay, as set forth below, to any current employee of MidCoast or any MidCoast Subsidiary (excluding any employee of MidCoast or MidCoast Subsidiary who is a party to an employment agreement, change-in-control agreement or any other agreement that provides for severance payments) whose employment is terminated by MidCoast before the Effective Time at the request of Citizens or by Citizens within one year beyond the Effective Time because the employee’s position is eliminated or the employee is not offered or retained in comparable employment (i.e., a position with no reduction in base pay, or scheduled hours, and where the employee is not required to commute more than 30 additional miles than the employee’s present commute), excluding any employee who has accepted an offer from Citizens of noncomparable employment and also excluding any employee whose employment is terminated for “cause” (as defined below). The severance pay to be provided by MidCoast or Citizens under this provision shall equal two weeks “base pay” (as defined below) for each full year of service (including service with MidCoast and Citizens and any subsidiary of each), with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks of base pay. For purposes of this provision, the term “base pay” means (A) with respect to a salaried employee, the employee’s annual base salary before any pre-tax deductions, and (B) with respect to an hourly employee, the employee’s total scheduled hours (prorated, as appropriate) before any pre-tax deductions for the twelve (12) full calendar months preceding the month in which the Effective Time occurs, including base salary and overtime pay. Also, for purposes of this provision, the term “cause” means termination because of material neglect of or material refusal to perform, other than as a result of sickness, accident or similar cause beyond an employee’s reasonable control, any duty or responsibility as an employee of MidCoast or Citizens; dishonesty with respect to MidCoast or Citizens or the commission of any crime (other than minor traffic violations); or any material misconduct or material neglect of duties by the employee in connection with the business or affairs of MidCoast or Citizens. The foregoing definition of “cause” is in no way intended to limit or qualify the right of MidCoast or Citizens to terminate any person’s employment for any reason. Employees receiving severance payments will be required to execute appropriate release of claims documents.

7.9.4    In the event of any termination of any MidCoast health plan or consolidation of any such plan with any Citizens or FCCB health plan, Citizens shall make available to Continuing Employees and their dependents employer-provided health coverage on the same or similar basis as it provides such coverage to Citizens and FCCB employees. Unless a Continuing Employee affirmatively terminates coverage under a MidCoast health plan before the time that such Continuing Employee becomes eligible to participate in the Citizens health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the MidCoast health plans before the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Citizens or FCCB and their dependents. In the event of a termination or consolidation of any MidCoast health plan, terminated employees of MidCoast and qualified beneficiaries will have the right to continued coverage under group health plans of Citizens in accordance with COBRA.

7.9.5    Advisory Board. Citizens (or FCCB) will establish a regional corporate board for MidCoast’s market area (the “Advisory Board”), which will include an invitation for a majority of the members of the Board of Directors of MidCoast serving immediately before the Effective Time. Citizens will consult with the MidCoast Board of Directors about the composition of the Advisory Board. Citizens will evaluate the members of the Advisory Board and may consider one of its members for appointment to the Citizens Board of Directors after the first anniversary of the Closing Date.

7.9.6    Retention Agreements. Concurrently with the execution of this Agreement, FCCB has entered into retention agreements with each of William J. Lattanzio, Jeremy J. Abelson, José Colon, Kevin Esslinger and Jeffrey Flanders, to be effective as of the Effective Time, in the forms set forth in Citizens Disclosure Schedule 7.9.6.

7.9.7    Consulting Agreement. Concurrently with the execution of this Agreement, FCCB has entered into a settlement and consulting agreement with Eric G. Hoerner, to be effective as of the Effective Time, in the form set forth in Citizens Disclosure Schedule 7.9.7.

7.10    Directors and Officers Indemnification and Insurance.

7.10.1    For six (6) years following the Effective Time, Citizens shall maintain directors’ and officers’ liability insurance covering the persons who are presently covered by MidCoast’s current directors’ and officers’ liability insurance policy with respect to actions, omissions, events or matters occurring before the Effective Time on terms which are at least substantially equivalent to the terms of said current policy; provided, however, that in no event shall Citizens be required to expend annually pursuant to this Section 7.10.1 more than an amount equal to 250% of the current annual amount expended by MidCoast with respect to such insurance, as set forth on MidCoast Disclosure Schedule 7.10.1 (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Citizens shall maintain the most advantageous policies of directors and officers insurance obtainable for an annual premium equal to the Maximum Amount. In lieu of the foregoing, Citizens, or MidCoast upon the consent of Citizens, which consent will not be unreasonably withheld, may obtain at or before the Effective Time a prepaid “tail” policy providing single limit equivalent coverage to that described in the preceding sentence for a premium cost not to exceed 250% of the annual premium most recently paid by MidCoast. In connection with the foregoing, MidCoast agrees in order for Citizens to fulfill its agreement to provide directors’ and officers’ liability insurance policies for six (6) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.10.2    In addition to Section 7.10.1, Citizens shall, from and for six (6) years following the Effective Time, to the fullest extent permitted under applicable law and the current provisions of the articles of incorporation and bylaws (or comparable organizational documents) of MidCoast (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of MidCoast (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Citizens, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an officer or director of MidCoast or was before the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another Person or benefit plan if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.10.2 upon learning of any Claim, shall notify Citizens (but the failure so to notify Citizens shall not relieve it from any liability which it may have under this Section 7.10.2, except to the extent such failure materially prejudices Citizens). In the event of any such Claim (whether arising before or after the Effective Time) (1) Citizens shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Citizens shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Citizens elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Citizens and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Citizens shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Citizens shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) Citizens shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Citizens shall also advance expenses as incurred in each case upon receipt of an undertaking from the Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

7.10.3    If either Citizens or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Citizens shall assume the obligations set forth in this Section 7.10.

7.10.4    The obligations of Citizens provided under this Section 7.10 are intended to be enforceable against Citizens directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Citizens.

7.11    Reservation of Stock.

Citizens agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Citizens Common Stock to fulfill its obligations under this Agreement.

7.12    Communications to MidCoast Employees; Training.

Citizens and MidCoast agree that as promptly as practicable following the execution of this Agreement, meetings with employees of MidCoast shall be held at such locations as Citizens and MidCoast shall mutually agree, provided that representatives of MidCoast shall be permitted to attend such meetings. Citizens and MidCoast shall mutually agree in advance as to the scope and content of all communications to the employees of MidCoast regarding this Agreement and the transactions contemplated thereunder. At mutually agreed upon times following execution of this Agreement, representatives of Citizens shall be permitted to meet with the employees of MidCoast to discuss employment opportunities with Citizens, provided that representatives of MidCoast shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the MidCoast Shareholder Approval (disregarding any waiting period) have been obtained, Citizens shall also be permitted to conduct training sessions outside of normal business hours or at other times as MidCoast may agree, with the employees of MidCoast and may conduct such training seminars at any branch location of MidCoast; provided that Citizens will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with MidCoast’s normal business operations.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1    Meeting of Shareholders.

MidCoast will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC for the purpose of considering this Agreement and the Merger (the “MidCoast Shareholders Meeting”), except as otherwise provided in this section, (ii) subject to the following sentence, in connection with the solicitation of proxies with respect to the MidCoast Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the holders of MidCoast Common Stock; and (iii) cooperate and consult with Citizens with respect to each of the foregoing matters. The Board of Directors of MidCoast may fail to make the recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would reasonably be likely to constitute a breach of the fiduciary duties of such directors under applicable law.

8.2    Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1    For the purposes of (i) registering Citizens Common Stock to be offered to holders of MidCoast Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) holding the MidCoast Shareholders Meeting, Citizens shall prepare, and MidCoast shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws and the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by MidCoast to the MidCoast Shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Citizens shall provide MidCoast and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, before the time it is initially filed with the SEC or any amendments are filed with the SEC. Each of Citizens and MidCoast shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and, in coordination with Citizens, MidCoast shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. The costs and expenses with respect to the registration statement filing fee, printing cost (including Edgarization), and mailing of the Proxy Statement-Prospectus shall be borne equally by Citizens and MidCoast. Citizens shall also use its best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and MidCoast shall furnish all information concerning MidCoast and the holders of MidCoast Common Stock as may be reasonably requested in connection with any such action.

8.2.2    Citizens shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Citizens will advise MidCoast promptly after Citizens receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of Citizens Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Citizens will provide MidCoast with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as MidCoast may reasonably request.

8.2.3    MidCoast and Citizens shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, MidCoast shall cooperate with Citizens in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Citizens shall file an amended Merger Registration Statement with the SEC, and MidCoast shall mail an amended Proxy Statement-Prospectus to its shareholders.

8.3    Regulatory Approvals.

Each of MidCoast and Citizens will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the Bank Regulators or any other third parties or Governmental Entities necessary to consummate the transactions contemplated by this Agreement. MidCoast and Citizens will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of MidCoast or Citizens to any Bank Regulator or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. MidCoast shall have the right to review and approve in advance all characterizations of the information relating to MidCoast which appears in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, MidCoast and Citizens shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity before its filing. MidCoast and Citizens will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement.

ARTICLE IX

CLOSING CONDITIONS

9.1    Conditions to Each Party’s Obligations Under this Agreement.

The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or before the Closing Date of the following conditions, none of which may be waived:

9.1.1    Shareholder Approval. This Agreement and each transaction contemplated hereby requiring shareholder approval shall have been approved by the requisite vote of the holders of MidCoast Common Stock.

9.1.2    Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3    Regulatory Approvals. All Regulatory Approvals required to complete the Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired and no such approval, authorization or consent shall include any condition or requirement that would result in a Material Adverse Effect on Citizens.

9.1.4    Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Citizens Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.2    Conditions to the Obligations of Citizens under this Agreement.

The obligations of Citizens to affect the Closing shall be further subject to the satisfaction of the following conditions at or before the Closing Date, unless waived by Citizens:

9.2.1    Representations and Warranties. Each of the representations and warranties of MidCoast set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and MidCoast shall have delivered to Citizens a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of MidCoast as of the Closing Date.

9.2.2    Agreements and Covenants. MidCoast shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or before the Effective Time, and Citizens shall have received a certificate signed on behalf of MidCoast by the Chief Executive Officer and Chief Financial Officer of MidCoast to such effect dated as of the Closing Date.

9.2.3    No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on MidCoast.

9.2.4    Tax Opinion. Citizens shall have received an opinion of Luse Gorman, PC, counsel to Citizens, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Code Section 368(a). In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Citizens and MidCoast, reasonably satisfactory in form and substance to such counsel.

9.2.5    Dissenting Shares. Dissenting Shares shall not constitute more than 10% of the outstanding shares of Citizens Class  A Common Stock.

9.3    Conditions to the Obligations of MidCoast under this Agreement.

The obligations of MidCoast to affect the Closing shall be further subject to the satisfaction of the following conditions at or before the Closing Date, unless waived by MidCoast:

9.3.1    Representations and Warranties. Each of the representations and warranties of Citizens set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and Citizens shall have delivered to MidCoast a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Citizens as of the Closing Date.

9.3.2    Agreements and Covenants. Citizens shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or before the Effective Time, and MidCoast shall have received a certificate signed on behalf of Citizens by the Chief Executive Officer and Chief Financial Officer of Citizens to such effect dated as of the Closing Date.

9.3.3    No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or circumstance that has had a Material Adverse Effect on Citizens.

9.3.4    Tax Opinion. MidCoast shall have received an opinion of Barley Snyder LLP, counsel to MidCoast, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Code Section 368(a). In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Citizens and MidCoast, reasonably satisfactory in form and substance to such counsel.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1    Termination.

This Agreement may be terminated at any time before the Closing Date, whether before or after approval of the Merger by the shareholders of MidCoast (except as otherwise indicated below):

10.1.1    By the mutual written agreement of Citizens and MidCoast;

10.1.2    By either Citizens, on the one hand, or MidCoast, on the other hand (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured before the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure the breach; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by MidCoast) or Section 9.3.1 (in the case of a breach of a representation or warranty by Citizens);

10.1.3    By either Citizens, on the one hand, or MidCoast, on the other hand (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured before the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the breaching party promptly commencing to cure the breach and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by MidCoast) or Section 9.3.2 (in the case of a breach of covenant by Citizens);

10.1.4    By either Citizens, on the one hand, or MidCoast, on the other hand, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Citizens, on the one hand, and MidCoast, on the other hand; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5    By either Citizens, on the one hand, or MidCoast, on the other hand, if the shareholders of MidCoast shall have voted at the MidCoast Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

10.1.6    By either Citizens, on the one hand, or MidCoast, on the other hand, if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7    By Citizens, if MidCoast has received a Superior Proposal and MidCoast has entered into an acquisition agreement with respect to the Superior Proposal or the Board of Directors of MidCoast has withdrawn its recommendation of this Agreement, has failed to make such recommendation, or has modified or qualified its recommendation in a manner adverse to Citizens.

10.1.8    By MidCoast, if MidCoast has received a Superior Proposal and the Board of Directors of MidCoast has made a determination to accept such Superior Proposal; provided that MidCoast shall not terminate this Agreement pursuant to this Section 10.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of five (5) Business Days following Citizens’ receipt of written notice advising Citizens that MidCoast has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether MidCoast intends to enter into a definitive agreement with respect to the Superior Proposal (a “Notice of Superior Proposal”). After providing such Notice of Superior Proposal, MidCoast shall provide a reasonable opportunity to Citizens during the five (5)-day period to make such adjustments in the terms and conditions of this Agreement as would enable MidCoast to proceed with the Merger on such adjusted terms. Any material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and MidCoast shall be required to comply again with the requirements of this Section 10.1.8; provided, however, that references to the five (5) Business Day period above shall be deemed to be references to a two (2) Business Day period.

10.1.9    By the Board of Directors of MidCoast if it so determines by a majority vote of the members of the entire Board of Directors of MidCoast, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date only if both of the following conditions are satisfied:

(A)    The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Citizens Ratio”) shall be less than 0.80; and

(B)    (x) the Citizens Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (B) (y) (such number in this clause (B) (y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences: If MidCoast elects to exercise its termination right pursuant to this Section 10.1.9, it shall give written notice to Citizens (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Citizens shall have the option to increase the consideration to be received by the holders of MidCoast Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth), or by providing, in whole or in part, the cash equivalent thereof (at the option of Citizens), to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Citizens Ratio. If Citizens so elects within such five-day period, it shall give prompt written notice to MidCoast of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1.9 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 10.1.9 the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily closing prices for the shares of Citizens Common Stock as reported on OTC Pink Market for the twenty (20) consecutive full trading days on which such shares are actually traded on the OTC Pink Market ending at the close of trading on the Determination Date.

“Determination Date” shall mean the later of (i) the first date on which all Requisite Regulatory Approvals (and waivers, if applicable, necessary for consummation of the Merger have been received (disregarding any waiting period), or (ii) the date of the MidCoast Shareholders Meeting.

“Final Index Price” means the sum of the Final Prices, as adjusted for the index weighting, of each company comprising the Index Group.

“Final Price” with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

“Index Group” means the KBW Nasdaq Banking Index.

“Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index Group, as adjusted for the index weighting.

“Starting Date” shall mean September 18, 2019.

“Starting Price” means $58.00, adjusted in the same manner provided for the Index Group in the penultimate sentence of this Section 10.1.9.

If any company belonging to the Index Group declares or affects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1.9. If a company belonging to the Index Group announces a sale between the date of this Agreement and the Determination Date, such company shall be removed from the Index Group and the relative weighting of the remaining companies in the Index Group shall be appropriately adjusted.

10.2    Effect of Termination.

10.2.1    If this Agreement is terminated pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

10.2.2    If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)    Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)    If this Agreement is terminated because of a willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)    As a condition to and in order to induce Citizens to enter into this Agreement, and to reimburse Citizens for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, MidCoast hereby agrees to pay Citizens, and Citizens shall be entitled to payment of, $1,200,000 (the

“Termination Fee”) by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by Citizens, as applicable, following the occurrence of any of the events set forth below:

(i)    MidCoast terminates this Agreement pursuant to Section 10.1.8 or Citizens terminates this Agreement pursuant to Section 10.1.7; or

(ii)    If (a) a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or Board of Directors of MidCoast, (b) thereafter, this Agreement is terminated (1) by Citizens pursuant to Section 10.1.2 or 10.1.3 because of a breach by MidCoast; (2) by Citizens pursuant to Section 10.1.4; or (3) by Citizens or MidCoast pursuant to Section 10.1.5 because of the failure of the shareholders of MidCoast to approve this Agreement at the MidCoast Shareholders Meeting and (c) within one (1) year after such termination, MidCoast enters into a definitive agreement relating to an Acquisition Proposal or consummates an Acquisition Proposal.

(D)    The parties acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by MidCoast pursuant to this Section 10.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy of Citizens if this Agreement is terminated on the bases specified in such section.

10.3    Amendment, Extension and Waiver.

Subject to applicable law, at any time before the Effective Time (whether before or after approval thereof by the shareholders of MidCoast), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of MidCoast, there may not be, without further approval of such shareholders, any amendment of this Agreement which decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to MidCoast’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XI

MISCELLANEOUS

11.1    Confidentiality.

Except as specifically set forth herein, Citizens and MidCoast mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with their terms, notwithstanding the termination of this Agreement.

11.2    Public Announcements.

MidCoast and Citizens shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither MidCoast nor Citizens shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto provided, however, that nothing in this Section 11.2 shall be deemed to prohibit any party from making any disclosure which it deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

11.3    Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

11.4    Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to MidCoast, to:	Eric G. Hoerner
Chief Executive Officer
MidCoast Community Bancorp, Inc.
1011 Centre Road, Suite 119
Wilmington, Delaware 19805

With required copy to:	Kimberly J. Decker, Esq.
Barley Snyder LLP
126 East King Street
Lancaster, Pennsylvania 17602

If to Citizens, to:	Randall E. Black
President and Chief Executive Officer
Citizens Financial Services, Inc.
15 South Main Street
Mansfield, Pennsylvania 16933

With required copy to:	Victor L. Cangelosi, Esq.
Thomas P. Hutton, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015

or such other address as shall be furnished in writing by any party.

11.5    Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Sections 7.9 and 7.10 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

11.6    Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

11.7    Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy of a signature page or e-mail delivery of a “.pdf” format data file of a signature page shall each be deemed to be an original signature page.

11.8    Severability.

If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.9    Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

11.10    Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11    Specific Performance.

The parties hereto agree that irreparable damage would occur if the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

11.12    Waiver of Trial by Jury.

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based on, or rising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

11.13    Obligations of Newco.

Whenever this Agreement or the consummation of the Merger requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Citizens to cause Newco to take such action and to guarantee of the performance thereof.

[Signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

CITIZENS FINANCIAL SERVICES, INC.

/s/ Randall E. Black
Randall E. Black
President and Chief Executive Officer

MIDCOAST COMMUNITY BANCORP, INC.

/s/ Eric G. Hoerner
Eric G. Hoerner
Chief Executive Officer

[Agreement and Plan of Merger]

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

Recitals

1. Citizens Financial Services, Inc. (“Citizens”) and MidCoast Community Bancorp, Inc. (“MidCoast”) are the parties to an Agreement and Plan of Merger dated as of September 18, 2019 (the “Agreement”); and

2. Citizens and MidCoast desire to amend Section 4.3.1 of the Agreement to correct inadvertent errors with respect to the authorized capital stock of MidCoast and the specific number of shares of MidCoast Class A Common Stock issued and outstanding as of the date of the Agreement; and

3. All other provisions of the Agreement are unaffected hereby and remain in full force and effect; and

4. All capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

First Amendment

In consideration of the mutual covenants, representations and warranties contained in the Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Citizens and MidCoast hereby agree that Section 4.3.1 of the Agreement be hereby amended in its entirety to read follows (amendatory text is double underlined and deleted text is stricken):

“4.3.1 The authorized capital stock of MidCoast consists solely of 13,000,000 ~~14,000,000~~ shares of MidCoast Class A Common Stock, 1,000,000 ~~200,000~~ shares of MidCoast Class B Common Stock and 1,000,000 shares of preferred stock, having such par value as the Board of Directors of MidCoast may determine. As of the date hereof, there are (i) 4,508,936 ~~8,969,601~~ shares of MidCoast Class A Common Stock validly issued and outstanding, fully paid and non-assessable, and free of preemptive rights, (ii) 52,219 shares of MidCoast Common Stock held by MidCoast as Treasury Stock, (iii) 142,124 shares of MidCoast Class B Common Stock validly issued and outstanding, (iv) no shares of preferred stock of MidCoast outstanding, (v) 473,700 MidCoast Stock Options outstanding, and (vi) 80,736 MidCoast Warrants outstanding. MidCoast does not own, of record or beneficially, any shares of MidCoast Common Stock other than shares held as Treasury Stock or in a fiduciary capacity. Other than the MidCoast Stock Options and MidCoast Warrants, MidCoast does not have and is not bound by any Rights or other arrangements of any character relating to the purchase, sale, award, issuance or voting of, or right to receive dividends or other distributions on, any capital stock of MidCoast, or any other security of MidCoast or any securities representing the right to vote, purchase or otherwise receive any capital stock of MidCoast or any other security of MidCoast.”

[Signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Agreement and Plan of Merger to be executed under seal by their duly authorized officers of as this 10th day of December 2019.

CITIZENS FINANCIAL SERVICES, INC.

/s/ Randall E. Black
Randall E. Black
President and Chief Executive Officer

MIDCOAST COMMUNITY BANCORP, INC.

/s/ Eric G. Hoerner
Eric G. Hoerner
Chief Executive Officer

Appendix B

August 30, 2019

Board of Directors

MidCoast Community Bancorp, Inc.

1011 Centre Road, Suite 119

Wilmington, Delaware 19805

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of issued and outstanding Class A common stock, no par value, and Class B common stock, no par value, (collectively, “MidCoast Common Stock”) of MidCoast Community Bancorp, Inc. (“MidCoast”), of the Merger Consideration (as defined below) to be received by such holders in the proposed merger (the “Proposed Merger”) by and between MidCoast and Citizens Financial Services, Inc., a Delaware Corporation (“Citizens”), as set forth in the draft Agreement and Plan of Merger dated August 30, 2019 (the “Merger Agreement”). As detailed in the Merger Agreement, MidCoast will merge with and into a newly formed subsidiary of Citizens, Citizens Acquisition Corp. (“Newco”), with Newco surviving, and each MidCoast common share issued and outstanding shall be cancelled and converted into the right to receive, at the election of the holder and subject to the election procedures in the Merger Agreement, $6.50 in cash (“Cash Consideration”), 0.1065 shares of common stock of Citizens (“Stock Consideration”), or a combination of the aforementioned (the “Merger Consideration”). Holders of MidCoast Common Stock may elect to receive Stock Consideration or Cash Consideration (in either case without interest) in exchange for their shares of MidCoast Common Stock, provided, however, that, in the aggregate, 75% of the total number of shares of MidCoast Common Stock issued and outstanding shall be converted into the Stock Consideration and 25% of the total number of shares of MidCoast Common Stock issued shall be converted into the Cash Consideration. In addition, the outstanding options and warrants to purchase MidCoast Common Stock will be redeemed for cash as set forth in the Merger Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of MidCoast and Citizens and reviewed certain internal financial analyses and forecasts prepared by the management of MidCoast and Citizens, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance and trading history of MidCoast and Citizens, (iv) studied and analyzed the consolidated financial and operating data of MidCoast and Citizens, (v) reviewed the pro forma financial impact of the Proposed Merger on MidCoast, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by senior management of MidCoast and Citizens, (vi) considered the financial terms of the Proposed Merger between MidCoast and Citizens as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and/or communicated with certain members of MidCoast’s and Citizens’s senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

We have acted as MidCoast’s financial advisor in connection with the Proposed Merger and will receive a fee for our service, a significant portion of which is contingent upon consummation of the Proposed Merger. We will also receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach. MidCoast has also agreed to indemnify us against certain liabilities arising out of our engagement.

Our opinion is given in reliance on information and representations made or given by MidCoast and Citizens, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by MidCoast and Citizens including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning MidCoast and Citizens or other data which we have considered in our review and, for purposes of the opinion set forth below, we have

4 Tower Bridge  ●  200 Barr Harbor Drive  ●  West Conshohocken  ●  PA    19428

phone (610) 832-1212  ●  fax (610) 832-5301

www.boenninginc.com  ●  Member FINRA/SIPC

MidCoast Community Bancorp, Inc.

August 30, 2019

assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of MidCoast and Citizens as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets, collateral securing such assets or liabilities (contingent or otherwise) of MidCoast or Citizens, nor have any such valuations or appraisals been provided to us. We express no opinion as to the collectability of any assets. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business, or prospects of either MidCoast or Citizens since the date of the last financial statements of each such entity that were made available to us.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of MidCoast and Citizens, we have assumed that such information, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgment of the management of MidCoast and Citizens as to their most likely future performance. We have further relied on the assurances of management of MidCoast and Citizens that they are not aware of any facts or circumstances that would make any of such information inaccurate, incomplete or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowances for loan losses indicated on the balance sheets of MidCoast and Citizens are adequate to cover such losses; we have not reviewed individual loans or credit files of MidCoast or Citizens. We have assumed that all of the representations and warranties of all parties contained in the Merger Agreement and all related agreements and documents are true and correct, that each party under the agreements and documents will perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents are not waived. We have assumed that the Merger Agreement represents the entire agreement between the parties, that it has not been modified or amended, and that its terms have not been superseded or supplemented by other agreements or documents. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger no conditions will be imposed that is reasonably expected to have a material adverse effect either MidCoast or Citizens, the combined entity or the contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger. We have also assumed, with your consent, that the Proposed Merger will be treated as a tax-free reorganization for federal income tax purposes.

Our opinion is based upon (i) information provided to us by MidCoast and Citizens and their respective officers, directors, auditors, counsel and other agents; (ii) filings, releases and other information issued by MidCoast and Citizens including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources; and (iii) market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and, accordingly, it speaks to no other period. Events occurring after the date hereof could materially affect our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Proposed Merger and the other business strategies that MidCoast’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of MidCoast’s Board of Directors to proceed with the Proposed Merger. We are expressing no opinion as to the prices at which MidCoast’s securities or Citizens’s securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that MidCoast has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of MidCoast’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to MidCoast’s Board of Directors in connection with the Proposed Merger or a recommendation to any shareholder of MidCoast as to how such shareholder should vote or act with respect to the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included, in its entirety, in any filing

MidCoast Community Bancorp, Inc.

August 30, 2019

made by MidCoast with the Securities and Exchange Commission with respect to the Proposed Merger; provided, however, that any description of, or reference to, our opinion, or to Boenning & Scattergood, Inc., shall be in a form reasonably acceptable to us and to our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, MidCoast and Citizens or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of MidCoast and Citizens for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

Boenning & Scattergood, Inc. has not had any material investment banking relationship with Citizens during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, Inc., on the one hand, and Citizens, on the other hand. In July 2017, Boenning & Scattergood, Inc. served as the sole placement agent in a private placement of $7.7 million of MidCoast’s common stock, for which Boenning & Scattergood, Inc. received compensation, but has not had any other material investment banking relationship with MidCoast during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, Inc., on the one hand, and MidCoast, on the other hand. Boenning & Scattergood, Inc. may provide investment banking services to Citizens in the future (and/or MidCoast if the Proposed Merger is not consummated), although as of the date of this opinion there is no agreement to do so nor any mutual understanding that such services are contemplated.

This opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee in accordance with our written procedures for approval of fairness opinions. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of MidCoast Common Stock in the Proposed Merger.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of MidCoast Common Stock pursuant to the Merger Agreement, is fair, from a financial point of view, to such holders.

Sincerely,

BOENNING & SCATTERGOOD, INC.

APPENDIX C

SUBCHAPTER D

DISSENTERS RIGHTS

Sec.

1571. Application and effect of subchapter.

1572. Definitions.

1573. Record and beneficial holders and owners.

1574. Notice of intention to dissent.

1575. Notice to demand payment.

1576. Failure to comply with notice to demand payment, etc.

1577. Release of restrictions or payment for shares.

1578. Estimate by dissenter of fair value of shares.

1579. Valuation proceedings generally.

1580. Costs and expenses of valuation proceedings.

§1571. Application and effect of subchapter.

(a) General rule. Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).

Section 333 (relating to approval of merger).

Section 343 (relating to approval of interest exchange).

Section 353 (relating to approval of conversion).

Section 363 (relating to approval of division).

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange registered under section 6 of the Exchange Act; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

(d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership. For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references. See:

Section 315 (relating to nature of transactions).

Section 1105 (relating to restriction on equitable relief).

Section 1763(c) (relating to determination of shareholders of record).

Section 2512 (relating to dissenters rights procedure).

§1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§1573. Record and beneficial holders and owners.

(a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§1575. Notice to demand payment.

(a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

§1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§1578. Estimate by dissenter of fair value of shares.

(a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§1579. Valuation proceedings generally.

(a) General rule. Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§1580. Costs and expenses of valuation proceedings.

(a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

#    #    #

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Citizens Financial Services, Inc. (“Citizens”), a Pennsylvania corporation, is subject to the applicable indemnification provisions of the Pennsylvania Business Corporation Law of the Commonwealth of Pennsylvania (the “PBCL”).

Section 1741 of the Pennsylvania Business Corporation Law (“PBCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification shall be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL provides, in general, that a corporation must indemnify any representative of a business corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred therein.

Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify him against that liability under the provisions of the PBCL.

The foregoing is only a general summary of certain aspects of Sections 1741, 1742 and 1743 of the PBCL, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of such Sections 1741, 1742 and 1743.

Article FIFTEENTH of the articles of incorporation of Citizens (referenced therein as the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of Citizens may be insured or indemnified against liability which they incur in their capacities as such:

FIFTEENTH. A. To the extent permitted by Section 410 of the Pennsylvania Business Corporation Law, and any amendment thereto, and sections related thereto, including the Directors’ Liability Act, subject to Federal regulatory restrictions, the Board of Directors of the Corporation shall cause the Corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed actions, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation against expenses (including attorney’s fees), judgments, fines and amount paid in settlement actually and reasonable incurred by him or her with such action, suit, or proceeding, including any amount paid to the institution itself as a result of an action or suit by or in the right of the Corporation.

To the extent permitted by law, the Board of Directors of the Corporation shall cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her in any such capacity, and arising out of his or her status as such.

B. A director of the Corporation shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless:

(i)	the director has breached or failed to perform the duties of his or her office under Section 8363 of the Directors’ Liability Act (relating to standard of care and justifiable reliance); and

(ii)	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Exception

The provisions of this section shall not apply to:

1.	the responsibility or liability of a director pursuant to any criminal statute; or

2.	the liability of a director for the payment of taxes pursuant to local, State or Federal law.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) A list of the exhibits included as part of this registration statement is as follows:

EXHIBIT LIST

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

2.1	Agreement and Plan of Merger by and between Citizens Financial Services, Inc. and MidCoast Community Bancorp, Inc., dated as of September 18, 2019 (included as Appendix A to the joint proxy statement/prospectus included in this registration statement). Certain schedules and exhibits have been omitted from the Agreement and Plan of Merger as filed with the SEC. The omitted information is considered immaterial from an investor’s perspective. The Registrant will furnish to the SEC supplementally a copy of any omitted schedule or exhibit upon request from the SEC. **

2.2	First Amendment to Agreement and Plan of Merger by and between Citizens Financial Services, Inc. and MidCoast Community Bancorp, Inc., dated as of December 10, 2019 **

3.1	Articles of Incorporation of Citizens Financial Services, Inc., as amended (incorporated by reference to Exhibit 3.1 to Citizens’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, as filed with the Commission on August 9, 2018)

3.2	Bylaws of Citizens Financial Services, Inc. (incorporated by reference to Exhibit 3.2 to Citizens’ Current Report on Form 8-K, as filed with the Commission on December 24, 2009)

4	Form of Common Stock Certificate of Citizens Financial Services, Inc. (incorporated by reference to Exhibit 4 to Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Commission on March 14, 2006)

5	Opinion of Luse Gorman, PC regarding the legality of the securities being registered **

8.1	Opinion of Luse Gorman, PC as to federal income tax matters

8.2	Opinion of Barley Snyder LLC as to federal income tax matters

10.1	Amended and Restated Executive Employment Agreement between Citizens Financial Services, Inc., First Community Bank and Randall E. Black (incorporated by reference to Exhibit 10.1 to Citizens’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as filed with the Commission on August 9, 2012) *

10.2	Citizens Financial Services, Inc. Directors’ Deferred Compensation Plan (incorporated by reference to Exhibit 10.2 to Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Commission on March 6, 2014) *

10.3	Citizens Financial Services, Inc. Directors’ Life Insurance Program (incorporated by reference to Exhibit 10.3 to Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Commission on March 14, 2005) *

10.4	Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.6 to Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Commission on March 7, 2013) *

10.5	Change in Control Agreement between First Citizens Community Bank, Citizens Financial Services, Inc. (as guarantor) and Terry B. Osborne (incorporated by reference to Exhibit 10.3 to Citizens’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as filed with the Commission on August 9, 2012) *

10.6	Change in Control Agreement between First Citizens Community Bank, Citizens Financial Services, Inc. (as guarantor) and Mickey L. Jones (incorporated by reference to Exhibit 10.4 to Citizens’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as filed with the Commission on August 9, 2012) *

10.7	First Citizens Community Bank Annual Incentive Plan (incorporated by reference to Exhibit 10.5 to Citizens’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as filed with the Commission on August 8, 2013) *

10.8	First Citizens Community Bank Endorsement Split-Dollar Life Insurance Plan (incorporated by reference to Exhibit 10.1 to Citizens’ Current Report on Form 8-K, filed with the Commission on January 7, 2015) *

10.9	Citizens Financial Services, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit A to Citizens’ definitive proxy statements for the 2016 Annual Meeting of Shareholders, as filed with the Commission on March 10, 2016) *

10.10	Change in Control Agreement, between First Citizens Community Bank, Citizens Financial Services, Inc. (as guarantor) and Jeffrey L. Wilson (incorporated by reference to Exhibit 99.1 to Citizens’ Form 8-K, as filed with the Commission on December 22, 2016) *

10.11	Change in Control Agreement, between First Citizens Community Bank, Citizens Financial Services, Inc. (as guarantor) and David Z. Richards, Jr. (incorporated by reference to Exhibit 10.1 to Citizens’ Form 8-K, as filed with the Commission on December 11, 2017) *

10.12	First Citizens Community Bank Executive Deferred Compensation Plan (incorporated by reference to Exhibit 10.12 to Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Commission on March 7, 2019) *

10.13	Citizens Financial Services, Inc. Directors Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 to Citizens’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, as filed with the Commission on August 8, 2019) *

21	List of Subsidiaries (incorporated by reference to Exhibit 21 to Citizens’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Commission on March 7, 2019)

23.1	Consent of Luse Gorman, PC (contained in Exhibits 5 and 8.1 hereto)

23.2	Consent of Barley Snyder LLC (contained in Exhibit 8.2 hereto)

23.3	Consent of S.R. Snodgrass, P.C.

23.4	Consent of Boenning & Scattergood, Inc.

24	Power of Attorney (included on signature page) **

99.1	Form of Proxy (MidCoast Community Bancorp, Inc.)

*	Management contract or compensatory plan, contract or arrangement.
**	Previously filed.

(b) All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.

(c) The opinion of Boenning & Scattergood, Inc. is included as Appendix B to the joint proxy statement/prospectus.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, in the Commonwealth of Pennsylvania, on January 16, 2020.

CITIZENS FINANCIAL SERVICES, INC.

By:	/s/ Randall E. Black
Randall E. Black
President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Randall E. Black Randall E. Black	President, Chief Executive Officer, and Director (Principal Executive Officer)	January 16, 2020

/s/ Stephen J. Guillaume Stephen J. Guillaume	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 16, 2020

/s/ R. Lowell Coolidge * R. Lowell Coolidge	Director	January 16, 2020

/s/ Robert W. Chappell * Robert W. Chappell	Director	January 16, 2020

/s/ Christopher W. Kunes * Christopher W. Kunes	Director	January 16, 2020

/s/ R. Joseph Landy * R. Joseph Landy	Director	January 16, 2020

/s/ Roger C. Graham, Jr. * Roger C. Graham, Jr.	Director	January 16, 2020

/s/ E. Gene Kosa * E. Gene Kosa	Director	January 16, 2020

/s/ Rinaldo A. DePaola * Rinaldo A. DePaola	Director	January 16, 2020

/s/ Thomas E. Freeman * Thomas E. Freeman	Director	January 16, 2020

/s/ David Z. Richards, Jr. * David Z. Richards, Jr.	Director	January 16, 2020

/s/ Alletta M. Schadler * Alletta M. Schadler	Director	January 16, 2020

*	Pursuant to the Power of Attorney contained in the signature page to the Registration Statement on Form S-4 of Citizens Financial Services, Inc., as filed on December 12, 2019.